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INDEX TO FINANCIAL STATEMENTS
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

As filed with the Securities and Exchange Commission on July 18, 2016

REGISTRATION NO. 333-210377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

Form S-1

on

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY EXPEDIA HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification code number)	81-1838757 (I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112, (720) 875-5300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Richard N. Baer
Liberty Expedia Holdings, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Renee L. Wilm
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
(212) 408-2503

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transactions described herein have been satisfied or waived, as applicable.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

         Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

         Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

Subject to completion, dated July 18, 2016

LIBERTY INTERACTIVE CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

Dear Stockholder:	[ ], 2016

           You are cordially invited to a special meeting of stockholders of Liberty Interactive Corporation (Liberty Interactive) Series A Liberty Ventures common stock, par value $0.01 per share (LVNTA), and Series B Liberty Ventures common stock, par value $0.01 per share (LVNTB), to be held at [    ] a.m. local time, on [    ], 2016, at [    ], telephone [    ]. A notice of the special meeting, a proxy card, and a proxy statement/prospectus containing important information about the matters to be acted on at the special meeting accompany this letter.

           Pursuant to the requirements of Liberty Interactive's restated certificate of incorporation, at the special meeting, holders of Liberty Ventures common stock will be asked to consider and vote on a proposal (the redemption proposal), to approve the redemption by Liberty Interactive of a portion of the outstanding shares of Liberty Ventures common stock for all of the outstanding shares of common stock of a wholly owned subsidiary of Liberty Interactive, Liberty Expedia Holdings, Inc. (Splitco), on a pro rata basis, amounting to a redemption on a per share basis as follows: (i) [    ] of each outstanding share of LVNTA for [    ] of a share of a new Series A common stock, par value $0.01 per share (LEXEA), of Splitco and (ii) [    ] of each outstanding share of LVNTB for [    ] of a share of a new Series B common stock, par value $0.01 per share (LEXEB), of Splitco. Cash will be paid in lieu of any fractional shares (after taking into account all of the shares of Liberty Ventures common stock and Splitco common stock owned by each holder thereof, as applicable). Splitco would hold Liberty Interactive's 15.8% ownership interest and 52.4% voting interest in Expedia, Inc. (Expedia) (as of March 31, 2016), Liberty Interactive's wholly owned subsidiary Bodybuilding.com, LLC (Bodybuilding), anticipated corporate level cash and cash equivalents of $100 million and $400 million in indebtedness. All of the businesses, assets and liabilities currently attributed to Liberty Interactive's Ventures Group that are not held by Splitco would remain with Liberty Interactive and continue to be attributed to the Ventures Group. We refer to the redemption and the resulting separation of Splitco from Liberty Interactive pursuant to the redemption as the Split-Off. The Split-Off is conditioned on the receipt of the requisite stockholder approval of the redemption proposal, among other things. Holders of Liberty Ventures common stock will also be asked to consider and vote on a proposal (the adjournment proposal, and together with the redemption proposal, the Split-Off Proposals) to authorize the adjournment of the special meeting by Liberty Interactive to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the special meeting to approve the redemption proposal. In connection with the Split-Off, no changes will be made to the assets and liabilities that are currently attributed to Liberty Interactive's other tracking stock group, the QVC Group. The holders of QVC Group common stock are not being asked to vote on the Split-Off Proposals.

           If all conditions to the Split-Off are satisfied or, where permissible, waived, on the date designated by the board (the redemption date), Liberty Interactive would redeem a portion of the outstanding shares of Liberty Ventures common stock for all of the outstanding shares of Splitco common stock, on a pro rata basis, amounting to a redemption on a per share basis as follows: (i) [    ] of each outstanding share of LVNTA for [    ] of a share of LEXEA, and (ii) [    ] of each outstanding share of LVNTB for [    ] of a share of LEXEB. After the redemption, [    ] of each share of LVNTA and [    ] of each share of LVNTB will remain outstanding as Liberty Ventures common stock. In each case, cash will be paid in lieu of any fractional shares (after taking into account all of the shares of Liberty Ventures common stock and Splitco common stock owned of record by each holder thereof, as applicable). Holders of Liberty Interactive's Series A QVC Group common stock (QVCA) or Series B QVC Group common stock (QVCB) will not receive any shares of Splitco common stock in the Split-Off.

           As of [    ], 2016, there were [    ] outstanding shares of LVNTA and [    ] outstanding shares of LVNTB (exclusive of stock options or restricted stock units). Based on these outstanding share numbers, Splitco expects to issue [    ] shares of LEXEA and [    ] shares of LEXEB, and Liberty Interactive expects up to [    ] shares of LVNTA and [    ] shares of LVNTB to remain outstanding, immediately following the Split-Off. Splitco expects to list its LEXEA and LEXEB on the Nasdaq Global Select Market under the symbols "LEXEA" and "LEXEB", respectively.

           The Liberty Interactive board has unanimously approved each of the Split-Off Proposals and unanimously recommends that the holders of Liberty Ventures common stock vote "FOR" each of the Split-Off Proposals.

           Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented.

           Thank you for your cooperation and continued support and interest in Liberty Interactive.

Very truly yours,
Gregory B. Maffei
President and Chief Executive Officer

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Split-Off Proposals or the securities being offered in the Split-Off or has passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

           Investing in the securities of Splitco involves risks. See "Risk Factors" beginning on page 17.

           The accompanying proxy statement/prospectus is dated [    ], 2016 and is first being mailed on or about [    ], 2016 to the stockholders of record as of 5:00 p.m., New York City time, on [    ], 2016.

HOW YOU CAN FIND ADDITIONAL INFORMATION

        Liberty Interactive is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act) and, in accordance with the Exchange Act, Liberty Interactive files periodic reports and other information with the Securities and Exchange Commission (SEC). In addition, this proxy statement/prospectus incorporates important business and financial information about Liberty Interactive from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of documents filed by Liberty Interactive with the SEC, including the documents incorporated by reference in this proxy statement/prospectus, through the SEC website at http://www.sec.gov or by contacting Liberty Interactive by writing or telephoning the office of Investor Relations:

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (877) 772-1518

        If you would like to request any documents from Liberty Interactive please do so by [            ], 2016 in order to receive them before the special meeting. If you request any documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

        See "Additional Information—Where You Can Find More Information" beginning on page 164.

LIBERTY INTERACTIVE CORPORATION

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on [                        ], 2016

        NOTICE IS HEREBY GIVEN of the special meeting of stockholders of Liberty Interactive Corporation (Liberty Interactive) to be held at [        ] a.m. local time, on [        ], 2016, at [        ], telephone [        ], to consider and vote on the following proposals (the Split-Off Proposals):

  1.
  A proposal (which we refer to as the redemption proposal) to approve the redemption by Liberty Interactive of a portion of the outstanding shares of Liberty Ventures common stock for all of the outstanding shares of Splitco, which would hold Liberty Interactive's ownership and voting interests in Expedia, Liberty Interactive's wholly owned subsidiary Bodybuilding, anticipated corporate level cash and cash equivalents of $100 million and $400 million in indebtedness.

  2.
  A proposal (which we refer to as the adjournment proposal) to authorize the adjournment of the special meeting by Liberty Interactive to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the special meeting to approve the redemption proposal.

        We refer to the redemption and the resulting separation of Splitco from Liberty Interactive pursuant to the redemption as the Split-Off.

        Liberty Interactive encourages you to read the accompanying proxy statement/prospectus in its entirety before voting. Splitco's charter (the Splitco charter) is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        Holders of record of LVNTA and LVNTB, in each case, outstanding as of 5:00 p.m., New York City time, on [                        ], 2016, the record date for the special meeting, will be entitled to notice of the special meeting and to vote on the Split-Off Proposals at the special meeting or any adjournment or postponement thereof. Holders of record of Liberty Interactive's Series A QVC Group common stock, par value $0.01 per share, and Series B QVC Group common stock, par value $0.01 per share, are not being asked to vote on the Split-Off Proposals, and thus will not be entitled to notice of the special meeting or to vote at the special meeting or any adjournment or postponement thereof. Liberty Interactive's restated certificate of incorporation does not require the approval of the holders of the QVC Group common stock to complete the Split-Off.

        Each of the Split-Off Proposals described above requires the approval of a majority of the aggregate voting power of the shares of Liberty Ventures common stock, outstanding on the record date, that are present in person or by proxy at the special meeting, voting together as a separate class.

        The Liberty Interactive board of directors has carefully considered and unanimously approved each of the Split-Off Proposals and recommends that the holders of Liberty Ventures common stock vote "FOR" each of the Split-Off Proposals.

        Votes may be cast in person or by proxy at the special meeting or prior to the meeting by telephone or through the Internet.

        A list of stockholders entitled to vote at the special meeting will be available at Liberty Interactive's offices in Englewood, Colorado for review by its stockholders for any purpose germane to the special meeting, for at least 10 days prior to the special meeting.

        YOUR VOTE IS IMPORTANT.    Liberty Interactive urges you to vote as soon as possible by telephone, Internet or mail.

By order of the board of directors,
Pamela L. Coe Senior Vice President, Secretary and Deputy General Counsel

Englewood, Colorado
[                        ], 2016

Please execute and return the enclosed proxy promptly, whether or not you intend to be present at the special meeting.

v

Independent Registered Public Accounting Firm	167
Stockholder Proposals	167
Where You Can Find More Information	168
INDEX TO FINANCIAL STATEMENTS	F-1

        This proxy statement/prospectus describes the businesses and assets of Splitco as though they were its businesses and assets for all historical periods described. However, Splitco is a newly formed entity that will not have conducted any operations prior to the Split-Off and instead will have had such businesses and assets transferred to it prior to the Split-Off. References in this proxy statement/prospectus to the historical assets, liabilities, businesses or activities of Splitco's businesses or the businesses in which it has interests are intended to refer to the historical assets, liabilities, businesses or activities as they were conducted or held by Liberty Interactive prior to the Split-Off. Upon completion of the Split-Off, Splitco will be an independent publicly traded company, and Liberty Interactive will have no continuing stock ownership in Splitco. The historical combined financial information of Splitco as part of Liberty Interactive contained in this proxy statement/prospectus is not necessarily indicative of Splitco's future financial position, future results of operations or future cash flows, nor does it reflect what the financial position, results of operations or cash flows of Splitco would have been had it been operated as a stand-alone company during the periods presented.

        You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date set forth on the cover page of this proxy statement/prospectus. Changes to the information contained herein may occur after that date and we do not undertake any obligation to update the information unless required to do so by law.

QUESTIONS AND ANSWERS

        The questions and answers below highlight only selected information about the special meeting and how to vote your shares. You should read carefully the entire proxy statement/prospectus, including the additional documents incorporated by reference herein, to fully understand the Split-Off Proposals.

Q:    When and where is the special meeting?

A:
The special meeting will be held at [    ] a.m. local time, on [                ], 2016 at [            ], telephone  [                ].

Q:    What is the record date for the special meeting?

A:
The record date for the special meeting is 5:00 p.m., New York City time, on [                ], 2016.

Q:    What is the purpose of the special meeting?

A:
To consider and vote on the Split-Off Proposals.

Q:    What stockholder vote is required to approve the Split-Off Proposals?

A:
Each of the Split-Off Proposals requires the approval of a majority of the aggregate voting power of the shares of Liberty Ventures common stock, outstanding on the record date, that are present in person or by proxy at the special meeting, voting together as a separate class.

  As of [                ], 2016, Liberty Interactive's directors and executive officers beneficially owned approximately [            ]% of the total voting power of the outstanding shares of Liberty Ventures common stock. Liberty Interactive has been informed that all of its executive officers and directors intend to vote "FOR" each of the Split-Off Proposals.

Q:    How many votes do stockholders have?

A:
At the special meeting:

•
holders of Series A Liberty Ventures common stock (LVNTA) have one vote per share; and

•
holders of Series B Liberty Ventures common stock (LVNTB) have ten votes per share.

  Only shares owned as of the record date are eligible to vote at the special meeting. Holders of Series A QVC Group common stock (QVCA) or Series B QVC Group common stock (QVCB) are not entitled to vote at the special meeting.

Q:    What if the redemption proposal is not approved?

A:
The redemption proposal must be approved for the Split-Off to be completed. If the redemption proposal is not approved, no shares of Liberty Ventures common stock will be redeemed for shares of Splitco common stock.

Q:    Why is Liberty Interactive seeking approval of the adjournment proposal?

A:
To ensure that a sufficient number of shares of Liberty Ventures common stock are present and entitled to vote at the special meeting on the redemption proposal, Liberty Interactive may need to adjourn the special meeting to solicit additional proxies. If no adjournment were effected and the redemption proposal did not receive the requisite approval at the special meeting because there were insufficient votes represented at the special meeting, Liberty Interactive would need to call a new special meeting at which it may again seek the approval of holders of Liberty Ventures common stock of the redemption proposal, which could significantly delay Liberty Interactive's ability to implement the Split-Off.

Q:    What do stockholders need to do to vote on the Split-Off Proposals?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, you should complete, sign, date and return the enclosed proxy card by mail, or vote by the telephone or through the Internet, in each case as soon as possible so that your shares are represented and voted at the special meeting. Instructions for voting by telephone or through the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, have your proxy card available so you can input the required information from the card, and log into the Internet website address shown on the proxy card. When you log on to the Internet website address, you will receive instructions on how to vote your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Alternatively, you may also vote in person at the special meeting.

  Stockholders who have shares registered in the name of a broker, bank or other nominee should follow the voting instruction card provided by their broker, bank or other nominee in instructing them how to vote their shares. We recommend that you vote by proxy even if you plan to attend the special meeting. You may change your vote at the special meeting.

  If a proxy is properly executed and submitted by a record holder without indicating any voting instructions, the shares of Liberty Ventures common stock represented by the proxy will be voted "FOR" the approval of each of the Split-Off Proposals.

Q:    If shares are held in "street name" by a broker, bank or other nominee, will the broker, bank or other nominee vote those shares for the beneficial owner on the Split-Off Proposals?

A:
If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on the Split-Off Proposals. Accordingly, your broker, bank or other nominee will vote your shares held in "street name" on the Split-Off Proposals only if you provide instructions on how to vote. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on the Split-Off Proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to the Split-Off Proposals, these shares are considered "broker non-votes" with respect to the Split-Off Proposals.

  Broker non-votes will not count as present and entitled to vote for purposes of determining a quorum, but they will have no effect (if a quorum is present) on the Split-Off Proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or when granting or revoking a proxy.

Q:    What if I do not vote on the Split-Off Proposals?

A:
If you do not submit a proxy or you do not vote in person at the special meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, but your failure to vote will have no effect on determining whether either of the Split-Off Proposals is approved (if a quorum is present). If you submit a proxy but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" each of the Split-Off Proposals.

Q:    What if a quorum is not present at the special meeting?

A:
In order to conduct the business of the special meeting, a quorum must be present. This means that at least a majority of the aggregate voting power represented by the shares of Liberty Ventures common stock outstanding on the record date must be represented at the special meeting either in person or by proxy. Because applicable New York Stock Exchange and Nasdaq Stock Market LLC rules do not permit discretionary voting by brokers with respect to the proposals to be acted upon at the special meeting, broker non-votes will not count as present and entitled to vote for purposes of determining a quorum. This may make it more difficult to establish a quorum at the special meeting. If a quorum is not present at the special meeting, we expect the chairman of the meeting to adjourn the meeting in accordance with the terms of Liberty Interactive's bylaws for the purpose of soliciting additional proxies.

Q:    What if I respond and indicate that I am abstaining from voting?

A:
If you submit a proxy in which you indicate that you are abstaining from voting, your shares will count as present for purposes of determining a quorum, but your proxy will have the same effect as a vote "AGAINST" each of the Split-Off Proposals.

Q:    May stockholders change their vote after returning a proxy card or voting by telephone or over the Internet?

A:
Yes. You may change your vote by voting in person at the special meeting or, before the start of the special meeting, by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Interactive Corporation, c/o Computershare Trust Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3023. Any proxy revocation or new proxy must be received before the start of the special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than [            ], New York City time, on [                ], 2016.

  Your attendance at the special meeting will not, by itself, revoke a prior vote or proxy from you.

  If your shares are held in an account by a broker, bank or other nominee who you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Q:    What do I do if I have additional questions?

A:
If you have any questions prior to the special meeting or if you would like copies of any document referred to or incorporated by reference in this document, please call Investor Relations at (877) 772-1518.

SUMMARY

        The following summary includes information contained elsewhere in this proxy statement/prospectus. This summary does not contain all of the important information that you should consider before voting on the Split-Off Proposals. You should read the entire proxy statement/prospectus, including the documents incorporated by reference herein, carefully.

Splitco

        Splitco is currently a wholly owned subsidiary of Liberty Interactive. Upon completion of the Split-Off, Splitco's principal businesses, assets and liabilities will consist of Liberty Interactive's 15.8% ownership interest and 52.4% voting interest in Expedia (as of March 31, 2016), Liberty Interactive's wholly owned subsidiary Bodybuilding, anticipated corporate level cash and cash equivalents of $100 million and $400 million in indebtedness. Upon completion of the Split-Off, Splitco will be an independent publicly traded company and Liberty Interactive will not retain any ownership interest in it. In connection with the Split-Off, Splitco expects to enter into certain agreements, including the reorganization agreement and the tax sharing agreement, with Liberty Interactive and/or Liberty Media Corporation (Liberty Media) (or certain of their subsidiaries), pursuant to which, among other things, Splitco and Liberty Interactive will indemnify each other against certain liabilities that may arise from their respective businesses. See "Certain Relationships and Related Party Transactions—Relationships Between Splitco and Liberty Interactive and/or Liberty Media." Currently, Liberty Interactive's ownership of shares of Expedia's common stock, par value $0.0001 per share (EXPE), and Expedia's Class B common stock, par value $0.0001 per share (the Expedia class B common stock and together with EXPE, the Expedia Common Shares) is governed by a Governance Agreement with Barry Diller (Diller) and Expedia and a Stockholders Agreement with Diller, each of which will be assigned to Splitco in connection with the Split-Off. In connection with the Split-Off, Splitco has entered into a Transaction Agreement (the Transaction Agreement) with Liberty Interactive, John C. Malone (Malone), Leslie Malone (Mrs. Malone and together with Malone, the Malone Group) and Diller, as well as a letter agreement with Expedia, and, prior to the completion of the Split-Off, Splitco expects to enter into certain agreements with Diller and Expedia regarding the governance of Splitco and its interest in Expedia and Splitco expects the Malone Group to grant Diller a proxy over their Splitco shares for up to eighteen months, each of which will become effective immediately following the completion of the Split-Off (the proxy arrangements). See "Certain Relationships and Related Party Transactions—Relationships Among Splitco, the Malone Group, Diller and Expedia—Proxy Arrangements." As a result of these arrangements, upon completion of the Split-Off, Expedia will become a consolidated operating subsidiary of Splitco.

        Expedia is an online travel company, empowering business and leisure travelers through technology with the tools and information they need to efficiently research, plan, book and experience travel. Expedia seeks to grow its business through a dynamic portfolio of travel brands, including its majority-owned subsidiaries that feature a broad supply portfolio—including more than 282,000 properties and over 1.2 million live vacation rental listings in 200 countries, 475 airlines, packages, rental cars and cruises, as well as destination services and activities. Travel suppliers distribute and market products via Expedia's traditional desktop offerings, as well as through alternative distribution channels including media and social media, Expedia's private label business and its call centers in order to reach its extensive, global audience.

        Upon completion of the Split-Off, Bodybuilding will be Splitco's wholly owned subsidiary. Bodybuilding is an internet retailer of sports and fitness products, dietary supplements and a digital media publisher featuring health-and-fitness content, workout programs, video trainers, recipes, health advice and motivational stories. The online and mobile application e-retail model combines detailed product information and real-time user reviews for more than 15,000 dietary supplements and accessories to help consumers achieve their health, fitness and appearance goals. Beyond the e-retail model, Bodybuilding's website provides the technology and tools needed for personal training, nutrition, supplement expertise and support groups.

        References to "our business" in this proxy statement/prospectus refer to Splitco's businesses following the Split-Off, consisting of the businesses of Expedia, Bodybuilding and their respective subsidiaries and affiliates.

        Splitco is a Delaware corporation that was incorporated on March 15, 2016. Splitco's principal executive offices are located at 12300 Liberty Blvd., Englewood, Colorado 80112 and its main telephone number is (720) 875-5300.

Liberty Interactive's Corporate Structure

        The QVC Group common stock and Liberty Ventures common stock are intended to track and reflect the economic performance of the QVC Group and the Ventures Group, respectively. Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the QVC Group and the Ventures Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's stock or assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation. The Ventures Group is comprised primarily of Liberty Interactive's operating subsidiaries Bodybuilding and Commerce Technologies, Inc. (d/b/a CommerceHub) (CommerceHub) and Liberty Interactive's interests in Expedia, FTD Companies, Inc. (FTD), Interval Leisure Group, Inc. (Interval) and LendingTree, Inc. (LendingTree), along with investments in Time Warner Inc. (TWX), Charter Communications, Inc. (Charter) and Liberty Broadband Corporation (Liberty Broadband), cash, certain liabilities related to exchangeable debentures of Liberty Interactive LLC (Liberty LLC) and certain deferred tax liabilities. The QVC Group is primarily focused on Liberty Interactive's merchandise-focused televised-shopping programs, Internet and mobile application businesses and has attributed to it Liberty Interactive's wholly owned subsidiaries QVC, Inc. (QVC) and zulily, llc (zulily), and Liberty Interactive's interest in HSN, Inc. (HSN), along with cash and certain liabilities that reside with QVC and the other attributed entities, as well as outstanding senior notes and one series of Liberty LLC's exchangeable debentures and certain deferred tax liabilities. At present, Liberty intends to pursue a plan to spin-off a newly formed company, CommerceHub, Inc., comprised of Liberty Interactive's CommerceHub business. In the event such spin-off occurs, CommerceHub will no longer be attributed to the Ventures Group. Similarly, upon completion of the Split-Off, Liberty Interactive's entire ownership interest in Expedia and Bodybuilding will no longer be attributed to the Ventures Group.

        Pursuant to an irrevocable proxy (the Diller Proxy) granted to Diller by Liberty Interactive pursuant to the Stockholders Agreement, Diller generally controls the vote of the Expedia Common Shares beneficially owned by Liberty Interactive. In connection with the completion of the Split-Off, Diller will cease to directly control a majority voting interest in Expedia by irrevocably assigning the Diller Proxy to Splitco for a period of time up to 18 months following completion of the Split-Off, subject to certain termination events as further described in this proxy statement/prospectus. By virtue of (i) certain governance rights with respect to Splitco as set forth in the form of Splitco's restated charter and amendments to the Stockholders Agreement and Transaction Agreement and (ii) the grant by the Malone Group of an irrevocable proxy to vote, subject to certain exceptions, shares of Splitco's common stock beneficially owned by the Malone Group upon the completion of the Split-Off or thereafter for a period of time ending upon termination of Diller's assignment of the Diller Proxy, Diller will indirectly control our majority voting interest in Expedia. See "Certain Relationships and Related Party Transactions—Relationships Among Splitco, the Malone Group, Diller and Expedia—

Proxy Arrangements." Following the assignment of the Diller Proxy to Splitco, based on publicly available information, other than the Expedia Common Shares that are subject to the terms of the Diller Proxy and the Diller Assignment of which Diller and Splitco will continue to share beneficial ownership, Diller is expected to beneficially own approximately 5,777,586 shares of EXPE, representing approximately 2.2% of the outstanding voting power of the Expedia Common Shares. Following the completion of the Split-Off, the voting of the Expedia Common Shares beneficially owned by Diller which Diller will be entitled to vote will be subject to certain terms contained in an amendment to the Stockholders Agreement and the voting of the Expedia Common Shares beneficially owned by Splitco, which Splitco will be entitled to vote and as to which Splitco and Diller will continue to share beneficial ownership, will be subject to certain terms contained in Splitco's restated charter, its bylaws, an amendment to the Stockholders Agreement, the agreement assigning the Diller Proxy to Splitco and the Transaction Agreement. Decisions relating to the voting of Expedia Common Shares in the election of the board of directors of Expedia will be made in accordance with resolutions adopted by the board of directors of Splitco pursuant to the terms of the restated charter. See "Description of Splitco Capital Stock and Comparison of Stockholder Rights—Other Provisions of Splitco's Charter and Bylaws—Board of Directors." With respect to other matters to be presented for approval at any meeting of Expedia stockholders, subject to certain exceptions including matters relating to certain fundamental corporate actions as further described in this proxy statement/prospectus, Diller and Splitco will use their reasonable best efforts to agree on a common position for such matters and, if they so agree, will each vote all Expedia Common Shares which they have the power to vote as so agreed. If Diller and Splitco are unable to agree as to how their respective Expedia Common Shares will be voted on such matter, each may vote their Expedia Common Shares which it has the power to vote in their sole discretion. See "Certain Relationships and Related Party Transactions—Relationships Among Splitco, the Malone Group, Diller and Expedia—Proxy Arrangements."

The Split-Off Proposals

        Liberty Interactive currently has two tracking stocks: the QVC Group common stock and the Liberty Ventures common stock, which track the QVC Group and the Ventures Group, respectively. A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole.

        While the QVC Group and the Ventures Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stock have no direct claim to the group's stock or assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporations.

        In accordance with the terms of Liberty Interactive's charter, the Liberty Interactive board has determined to seek the approval of the holders of Liberty Ventures common stock to redeem a portion of the outstanding shares of Series A Liberty Ventures common stock and Series B Liberty Ventures common stock, for all of the outstanding shares of common stock of Splitco, a wholly owned subsidiary of Liberty Interactive. The redemption is summarized under "The Split-Off and Redemption Proposal" below. In connection with the Split-Off, no changes will be made to the assets and liabilities that are currently attributed to the QVC Group.

        Pursuant to the redemption proposal, holders of Liberty Ventures common stock are being asked to approve the redemption by Liberty Interactive of a portion of the outstanding shares of Liberty Ventures common stock for all of the outstanding shares of Splitco common stock, on a pro rata basis, amounting to a redemption on a per share basis as follows: (i) [            ] of each outstanding share of Series A Liberty Ventures common stock and (ii) [            ] of each outstanding share of Series B

Liberty Ventures common stock for shares (or a fraction thereof) of the corresponding series of Splitco common stock in accordance with paragraph (f)(i) of Section A.2. of Liberty Interactive's charter. As described herein, cash will be paid in lieu of fractional shares.

        Pursuant to the adjournment proposal, holders of Liberty Ventures common stock are also being asked to approve the authorization of the adjournment of the special meeting by Liberty Interactive to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the special meeting to approve the redemption proposal.

        The following is a brief summary of the terms of the Split-Off Proposals and the Split-Off. Please see "The Split-Off and Redemption Proposal" and "Adjournment Proposal" for a more detailed description of the matters described below.

Q:
What is the Split-Off?

A:
If all conditions to the Split-Off are satisfied or, where permissible, waived, Liberty Interactive will redeem [            ]% of the shares of each of the Series A Liberty Ventures common stock and the Series B Liberty Ventures common stock outstanding on the redemption date for 100% of the outstanding shares of the corresponding series of Splitco common stock. Shares of QVCA and QVCB will not be redeemed and holders of Liberty Interactive's Series A QVC Group common stock and Series B QVC Group common stock will not receive shares of Splitco common stock in the Split-Off. Upon completion of the Split-Off, we will be a separate company from Liberty Interactive, and Liberty Interactive will not have any ownership interest in us.

From and after the redemption effective time (as defined below), holders of Liberty Ventures common stock will no longer have any rights with respect to their shares of Liberty Ventures common stock that are redeemed, except for the right to receive the applicable series and whole number of shares of Splitco common stock to which such holders are entitled, and any payments of cash in lieu of fractional shares. Holders of Liberty Ventures common stock will, however, retain all rights of ownership with respect to the whole number of shares of Liberty Ventures common stock that are not redeemed. The number of shares of QVC Group common stock held by stockholders of Liberty Interactive will not change as a result of the Split-Off.

Q:
Can Liberty Interactive decide not to complete the Split-Off?

A:
Yes. Liberty Interactive's board of directors has reserved the right, in its sole discretion, to amend, modify, delay or abandon the Split-Off and related transactions at any time prior to the redemption date. In addition, the Split-Off is subject to the satisfaction of certain conditions, some of which may be waived by the Liberty Interactive board of directors in its sole discretion. See "The Split-Off and Redemption Proposal—Conditions to the Split-Off." In the event the Liberty Interactive board of directors amends, modifies, delays or abandons the Split-Off, Liberty Interactive intends to promptly issue a press release and file a Current Report on Form 8-K to report such event.

Q:
What will I receive in the Split-Off?

A:
On the redemption date, (i) [            ] of each outstanding share of LVNTA will be redeemed for [            ] of a share of LEXEA, and [            ] of each share of LVNTA will remain outstanding as Liberty Ventures common stock, and (ii) [            ] of each outstanding share of LVNTB will be redeemed for [            ] of a share of LEXEB, and [            ] of each share of LVNTB will remain outstanding as Liberty Ventures common stock, subject, in each case, to the payment of cash in lieu of any fractional shares. By way of example, a holder of [            ] shares of LVNTA would receive [            ] shares of LEXEA in redemption for [            ] shares of LVNTA and would retain the remaining [            ] shares of LVNTA, while a holder of [            ] shares of LVNTB would

  receive [            ] shares of LEXEB in redemption for [            ] shares of LVNTB and would retain the remaining [            ] shares of LVNTB. These redemption ratios were determined by the board of directors of Liberty Interactive, in accordance with the Liberty Interactive restated charter, based on their good faith determination of the percentage of the fair value of Liberty Ventures that is to be represented by Splitco.

Any holder which would otherwise receive a fraction of a share of Splitco common stock or retain a fraction of a share of Liberty Ventures common stock will instead receive cash in lieu of any fractional shares.

Q:
Is the completion of the Split-Off subject to any conditions?

A:
The completion of the Split-Off and related transactions are subject to the satisfaction (as determined by the Liberty Interactive board of directors in its sole discretion) of the following conditions, certain of which may be waived by the Liberty Interactive board of directors in its sole discretion:

•
the receipt of the requisite stockholder approval of the redemption proposal at the special meeting;

•
Liberty Interactive's receipt of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (Skadden Arps) to the effect that the Split-Off will qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Internal Revenue Code of 1986, as amended (the Code), and that, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty Interactive upon the distribution of Splitco's common stock in the Split-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of Splitco's common stock in the Split-Off (except with respect to the receipt of cash in lieu of fractional shares);

•
the effectiveness under the Securities Act of 1933, as amended (the Securities Act), of the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, and the effectiveness of the registration of the Splitco common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

•
the execution of the proxy arrangements;

•
the approval of the Nasdaq Stock Market LLC (Nasdaq) for the listing of the Splitco common stock;

•
the entry into a margin loan arrangement by Splitco and one or more of its subsidiaries in a principal amount of $400 million; and

•
the receipt of any material regulatory or contractual consents or approvals that the Liberty Interactive board determines to obtain.

The conditions set forth in the first, second, third, fourth and fifth bullet points are non-waivable. The Liberty Interactive board of directors may, however, waive the conditions set forth in the sixth and seventh bullet points. In the event the Liberty Interactive board of directors waives a material condition to the Split-Off, Liberty Interactive intends to promptly issue a press release and file a Current Report on Form 8-K to report such event. See "The Split-Off and Redemption Proposal—Conditions to the Split-Off."

Q:
What is being distributed in the Split-Off?

A:
Approximately [            ] shares of Splitco's Series A common stock and [            ] shares of its Series B common stock will be distributed in the Split-Off, based on the number of shares of LVNTA and LVNTB outstanding on [            ], 2016. The shares of Splitco common stock to be distributed by Liberty Interactive will constitute all the issued and outstanding shares of Splitco common stock immediately after the redemption. The exact number of shares to be distributed in the Split-Off will not be known until the redemption effective time.

Q:
When will the Split-Off be effective?

A:
Liberty Interactive intends to effect the Split-Off on the redemption date, which will be determined by the board of directors of Liberty Interactive following the satisfaction or, where permissible, waiver of the conditions to the Split-Off (other than those which by their terms can only be satisfied concurrently with the completion of the Split-Off). Liberty Interactive will issue a press release announcing the redemption date once established. The redemption will be at 5:00 p.m., New York City time, on [            ], 2016 (the redemption effective time). At such time, each holder of Liberty Ventures common stock will cease to own a portion of its Liberty Ventures shares but will receive shares of Splitco.

Q:
What transactions are occurring in connection with the Split-Off other than those involved in the internal restructuring?

A:
In connection with the Split-Off, a bankruptcy remote wholly owned subsidiary of Splitco (SplitSPV) intends to borrow up to $400 million in cash in a margin loan (the Margin Loan), secured by all of the shares of EXPE owned by Splitco, which will be held through SplitSPV and which will be guaranteed solely by Splitco, from one or more third parties (the proceeds from such borrowing, the Loan Proceeds). As part of the internal restructuring, approximately $300 million of the Loan Proceeds will be distributed from Splitco to Liberty Interactive, and Liberty Interactive, within 12 months following the completion of such distribution, will use all of the distributed portion of the Loan Proceeds received from Splitco to repurchase shares of Liberty Interactive's common stock under its share repurchase program pursuant to a special authorization by Liberty Interactive's board of directors. Liberty Interactive's board of directors will determine, in its sole discretion, the number and series of any shares of Liberty Interactive's common stock which it will repurchase under its share repurchase program, which may include shares of QVC Group common stock and/or Liberty Ventures common stock. See "Description of Certain Indebtedness."

Costs associated with the proposed transactions will be paid by Liberty Interactive and are expected to be approximately $[            ] million. Please see "The Split-Off and Redemption Proposal—Amount and Source of Funds and Financing of the Transaction; Expenses."

Q:
What will the relationship be between Splitco and Liberty Interactive after the Split-Off?

A:
Upon completion of the Split-Off, Splitco and Liberty Interactive will operate independently, and neither will have any ownership interest in the other. In connection with the Split-Off, however, Splitco and Liberty Interactive and/or Liberty Media (or certain of their subsidiaries) are entering into certain agreements in order to govern the ongoing relationships between Splitco and Liberty Interactive after the Split-Off and to provide for an orderly transition. Such agreements will include (i) a reorganization agreement with Liberty Interactive to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between Splitco and Liberty Interactive with respect to and resulting from the Split-Off; (ii) a tax sharing agreement with Liberty Interactive that governs Liberty Interactive's and Splitco's respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters; (iii) a services agreement with Liberty Media, pursuant to which, for [                        ] years following the Split-Off, Liberty Media will provide Splitco with specified services, including insurance administration and risk management services, other services typically performed by Liberty Media's legal, investor relations, tax, accounting, and internal audit departments, and such other services as Liberty Media may obtain from its officers, employees and consultants in the management of its own operations that Splitco may from time to time request or require; (iv) a facilities sharing agreement with a wholly owned subsidiary of Liberty Media, pursuant to which, for [                        ] years following the Split-Off, Splitco will share office facilities with Liberty Interactive and Liberty Media; and (v) aircraft time sharing agreements with Liberty Media or one of its wholly owned subsidiaries, pursuant to which Liberty Media or its subsidiary will lease the aircraft to Splitco and provide a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis. See "Certain Relationships and Related Party Transactions—Relationships Between Splitco and Liberty Interactive and/or Liberty Media."

Q:
Does the Split-Off create any conflicts of interest for Splitco's board of directors or management?

A:
Those persons who are on the board of directors or management teams of both Liberty Interactive and Splitco may be presented with business opportunities that may be suitable for both companies. Splitco' charter acknowledges that it may have overlapping directors and officers with other entities that compete with its businesses and that Splitco may engage in material business transactions with such entities. Splitco has renounced its rights to certain business opportunities and its charter provides that no director or officer of Splitco will breach their fiduciary duty and therefore be liable to Splitco or its stockholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity (including Liberty Interactive or Liberty Media) instead of Splitco, or does not refer or communicate information regarding such corporate opportunity to Splitco, unless (x) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of Splitco or as a director or officer of any of Splitco's subsidiaries, and (y) such opportunity relates to a line of business in which Splitco or any of its subsidiaries is then directly engaged. See "Risk Factors—Our company has overlapping directors and officers with Liberty Interactive and Liberty Media, which may lead to conflicting interests," and "The Split-Off and Redemption Proposal—Interests of Certain Persons."

Q:
Which businesses, assets and liabilities currently attributed to Liberty Ventures Group will remain attributed to Liberty Ventures Group after consummation of the Split-Off?

A:
The Ventures Group is comprised of the following assets:

Bodybuilding.com, LLC	Expedia, Inc. (NASDAQ: EXPE)	LendingTree, Inc. (NASDAQ: TREE)
Brit Media, Inc. (Brit + Co)	FTD Companies, Inc. (NASDAQ: FTD)	Liberty Israel Venture Fund II, LLC
Charter Communications, Inc. (NYSE: CHTR)	giggle, Inc.	Quid, Inc.
Commerce Technologies, Inc. (CommerceHub)	Interval Leisure Group, Inc. (NASDAQ: IILG)	Time Inc. (NYSE: TIME)
Evite, Inc.	Liberty Broadband Corporation (NASDAQ: LBRDK)	Time Warner Inc. (NYSE: TWX)

  The Ventures Group is also comprised of cash and cash equivalents of approximately $2,303 million at March 31, 2016. The Ventures Group also has attributed to it certain liabilities related to Liberty Interactive LLC's 4% Exchangeable Senior Debentures due 2029, 3.75% Exchangeable Senior Debentures due 2030, 3.5% Exchangeable Senior Debentures due 2031 and 0.75% Exchangeable Senior Debentures due 2043 and certain deferred tax liabilities.

  Liberty Interactive is proceeding with plans to spin-off the CommerceHub business, with an anticipated distribution date of July 22, 2016. Assuming the completion of the spin-off of the CommerceHub business and the completion of the Split-Off, the Ventures Group will be comprised of the assets set forth above, other than CommerceHub, Expedia and Bodybuilding, as well as certain cash and cash equivalents. The Ventures Group will also retain certain liabilities related to Liberty Interactive LLC's exchangeable debentures and certain deferred tax liabilities.

Q:
What are the reasons for the Split-Off?

A:
In 2012, Liberty Interactive recapitalized its common stock into two new tracking stock groups: the Interactive Group (which, in 2015, was renamed the QVC Group) and the Ventures Group, for the purpose of creating greater transparency for the assets and liabilities attributed to each group, among other reasons. For a description of the QVC Group and Ventures Group tracking stocks, see "The Split-Off and Redemption Proposal—Background for the Split-Off." Although the public markets have responded favorably to these two tracking stocks, Liberty Interactive believes that a meaningful trading discount continues to apply to the underlying value of the businesses and assets attributed to its Ventures Group. Although there can be no assurance, Liberty Interactive believes that the Split-Off will result in a higher aggregate trading value for Splitco common stock and the Liberty Ventures common stock as compared to the trading price of Liberty Ventures common stock in the absence of the Split-Off. Splitco stock is expected to provide greater transparency for investors with respect to its dominant business, its investment in Expedia, which should result in greater focus and attention by the investment community on this business. Moreover, the Split-Off will advance Liberty Interactive's long-term objective of rationalizing its portfolio of assets and tracking stock groups, and is expected to allow Liberty Interactive's management to focus more exclusively on its core strategies. The Split-Off is also expected to enhance Splitco's ability to issue equity for strategic acquisitions and other business combinations by creating a more efficiently priced equity security for Splitco and to enable it and Liberty Interactive to more effectively tailor equity incentives for their respective management and employees with less dilution to public stockholders. In addition, Liberty Interactive believes that separating Splitco from Liberty Interactive's other businesses could help facilitate a potential combination of Splitco with Expedia by substantially eliminating the need for negotiations regarding the valuation of Liberty Interactive's other businesses, thereby increasing Splitco's flexibility to pursue such a transaction in the future. Liberty Interactive believes that a combination of Splitco with Expedia could be beneficial for its stockholders, on the one hand, and Expedia, on the other hand, by eliminating the overhang associated with the current dual-public company structure. No assurance can be given, however, that any investment, acquisition or other strategic opportunities will become available following the Split-Off on terms that Splitco finds favorable or at all, nor can any assurance be given that a combination of Splitco and Expedia will ever occur.

For a discussion of additional reasons, factors, costs and risks associated with the Split-Off considered by the Liberty Interactive board of directors, see "The Split-Off and Redemption Proposal—Reasons for the Split-Off."

Q:
What do I have to do to participate in the Split-Off?

A:
Liberty Interactive will deliver or make available to all holders of certificated Liberty Ventures shares, from and after the redemption date, a letter of transmittal with which to surrender the portion of their shares that are subject to redemption. These holders must surrender their stock certificates together with the letter of transmittal (and any other documentation required thereby) in order to receive their Splitco shares of the applicable series and number in the Split-Off. Holders who properly surrender their certificates with a duly completed letter of transmittal following the Split-Off will receive shares in book-entry form representing the portion of their Liberty Ventures shares that were not redeemed in the Split-Off. See "Q: Will I receive certificates representing shares of Splitco common stock following the redemption?" below.

  Accounts holding shares of Liberty Ventures common stock in book-entry form will be debited as of the redemption effective time, and promptly thereafter credited with the applicable series and number of shares of Splitco common stock. Holders of Liberty Ventures shares held in book-entry form will not need to take any action to receive their Splitco shares in the Split-Off.

Q:
Will I receive certificates representing shares of Splitco common stock following the redemption?

A:
No. In the redemption, no physical certificates representing shares of Splitco common stock will be delivered to stockholders. Instead, Liberty Interactive, with the assistance of Computershare, the exchange agent, will electronically distribute shares of Splitco common stock in book-entry form to you or your bank or brokerage firm on your behalf. If you are a record holder of Liberty Ventures common stock on the redemption date, Computershare will mail you a book-entry account statement that reflects your shares of Splitco common stock. If you are a beneficial owner of Liberty Ventures common stock (but not a record holder) on the redemption date, your bank or brokerage firm will credit your account with the shares of Splitco common stock that you are entitled to receive.

Q:
How will outstanding Liberty Ventures equity awards be treated?

A:
Options to purchase shares of Liberty Ventures common stock, restricted stock units with respect to shares of Liberty Ventures common stock and restricted shares of Liberty Ventures common stock have been granted to various directors, officers and employees and consultants of Liberty Interactive and certain of its subsidiaries pursuant to the various stock incentive plans administered by the Liberty Interactive board of directors or the compensation committee thereof. As a result of the Split-Off, these options, restricted stock units and restricted shares will be split into Splitco stock awards and adjusted Liberty Ventures stock awards. See "The Split-Off and Redemption Proposal—Effect of the Split-Off on Outstanding Ventures Group Incentive Awards."

Q:
What are the terms of the Splitco common stock?

A:
Each series of Splitco common stock is identical in all respects, except that:

•
each LEXEA share entitles its holder to one vote per share and each LEXEB share entitles its holder to ten votes per share (other than the election or removal of Common Stock Directors prior to the Series B Director Termination Time, in which case each LEXEA share entitles its holder to one vote per share and each LEXEB share entitles its holder to two votes per share); and

•
each LEXEB share is convertible, at the option of the holder, into one LEXEA share. LEXEA and Series C Splitco shares are not convertible at the option of the holder.

No Series C Splitco shares will be distributed in connection with or will be outstanding immediately following the Split-Off. For information regarding these provisions, including the reasons for and effects of these provisions, see "Description of Splitco Capital Stock and Comparison of Stockholder Rights."

Q:
How do shares of Liberty Ventures common stock compare to shares of Splitco common stock?

A:
The Liberty Ventures common stock is a tracking stock of Liberty Interactive. Accordingly, the Liberty Ventures common stock includes terms that are specific to a tracking stock and would not typically apply to a regular common stock, such as conversion at the option of the company, redemption for stock of a subsidiary and mandatory conversion, redemption or dividend provisions upon an asset disposition. None of these tracking stock-specific terms will apply to the Splitco common stock.

Please see "Description of Splitco Capital Stock and Comparison of Stockholder Rights" for more information.

Q:
What are the U.S. federal income tax consequences of the Split-Off?

A:
The Split-Off is conditioned upon the receipt by Liberty Interactive of the opinion of Skadden Arps to the effect that the Split-Off will qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code and that, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty Interactive upon the distribution of Splitco common stock in the Split-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of Splitco common stock in the Split-Off (except with respect to the receipt of cash in lieu of fractional shares). The receipt of the opinion, as well as certain other conditions to the Split-Off, may not be waived by the Liberty Interactive board of directors.

Please see "The Split-Off and Redemption Proposal—U.S. Federal Income Tax Consequences of the Split-Off" and "Risk Factors—Factors Relating to the Split-Off and the Split-Off Proposals—The Split-Off could result in a significant tax liability to Liberty Interactive and holders of Liberty Ventures common stock" and "—We may have a significant indemnity obligation to Liberty Interactive, which is not limited in amount or subject to any cap, if the Split-Off is treated as a taxable transaction" for more information regarding the opinion of Skadden Arps and the potential tax consequences to you of the Split-Off.

Q:
Does Splitco intend to pay cash dividends?

A:
No. Splitco currently intends to retain future earnings, if any, following the Split-Off to finance the expansion of its businesses. As a result, Splitco does not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by Splitco will be made by its board of directors, from time to time, in accordance with applicable law.

Q:
Where will Splitco common stock trade?

A:
Currently, there is no public market for Splitco common stock. Subject to the consummation of the Split-Off, Splitco expects to list its Series A common stock and Series B common stock on the Nasdaq Global Select Market under the symbols "LEXEA" and "LEXEB," respectively.

Splitco expects that its common stock will begin trading on the first trading day following the redemption date. Splitco cannot predict the trading prices for its common stock when such trading begins.

Q:
What costs and risks were considered by the board of directors of Liberty Interactive in determining whether to effect the Split-Off?

A:
Liberty Interactive's board considered a number of costs and risks associated with the Split-Off, including:

•
after the Split-Off, the Liberty Ventures common stock and Splitco common stock will have smaller market capitalizations than the current market capitalization of the Ventures Group, and their stock prices may be more volatile than the Liberty Ventures common stock trading price prior to the Split-Off. The combined market values of the Liberty Ventures common stock and Splitco common stock may be lower than the market value of the Liberty Ventures common stock prior to the Split-Off;

•
the risk of being unable to achieve the benefits expected from the Split-Off;

•
in connection with the Split-Off, SplitSPV intends to borrow up to $400 million of Loan Proceeds. As part of the internal restructuring, approximately $300 million of the Loan Proceeds will be distributed from Splitco to Liberty Interactive, and Liberty Interactive will use all of the distributed portion of the Loan Proceeds received from Splitco to repurchase shares of Liberty Interactive's common stock under its share repurchase program pursuant to a special authorization by Liberty Interactive's board of directors. These transactions will increase Splitco's leverage, potentially leading to increased stock price volatility, in addition to Splitco incurring higher interest payments to service the Margin Loan;

•
the loss of synergies from operating as one company;

•
the potential disruption to the businesses of Liberty Interactive;

•
the substantial costs of effecting the Split-Off, and of continued compliance with legal and other requirements applicable to two separate public reporting companies;

•
the potential for having to register as an investment company under the Investment Company Act of 1940 in the future, such as in the event the proxy arrangements terminate and there is no exemption or grace period available to us at that time; and

•
the potential tax liabilities that could arise from the Split-Off.

Liberty Interactive's board of directors concluded that the potential benefits of the Split-Off outweighed its potential costs. The Liberty Interactive board of directors did not consider alternatives to the Split-Off due to the nature of the particular assets and businesses to be held by Splitco following the Split-Off, in particular the ownership interest in Expedia. Please see "The Split-Off and Redemption Proposal—Reasons for the Split-Off" for more information regarding the costs and risks associated with the Split-Off.

Q:
What will happen to the listing of Liberty Interactive common stock?

A:
The Series A and Series B Liberty Ventures common stock and Series A and Series B QVC Group common stock will continue to trade on the Nasdaq Global Select Market following the Split-Off.

Q:
Will I have appraisal rights in connection with the Split-Off?

A:
No. Holders of Liberty Ventures common stock are not entitled to appraisal rights in connection with the Split-Off.

Q:
Who is the transfer agent and registrar for Splitco common stock?

A:
Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, telephone: (866) 367-6355.

Q:
Who is the exchange agent for the Split-Off?

A:
Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, telephone: (866) 367-6355.

Q:
What is the recommendation of the Liberty Interactive board of directors on the Split-Off Proposals?

A:
The Liberty Interactive board of directors has unanimously approved each of the Split-Off Proposals and unanimously recommends that holders of Liberty Ventures common stock vote "FOR" each of the Split-Off Proposals.

Q:
Whom can I contact for more information?

A:
If you have questions relating to the mechanics of the redemption, you should contact the exchange agent. Before the Split-Off, if you have questions relating to the Split-Off, you should contact the office of Investor Relations of Liberty Interactive, 12300 Liberty Blvd., Englewood, CO 80112, telephone: (720) 875-5408.

Pursuant to a services agreement to be entered into between Splitco and Liberty Media, Liberty Media will provide Splitco with investor relations assistance for a period following the Split-Off. Accordingly, if you have questions relating to Splitco following the Split-Off, you should contact the office of Investor Relations of Liberty Media, 12300 Liberty Blvd., Englewood, Colorado 80112, telephone: (877) 772-1518.

Comparative Per Share Market Price and Dividend Information

  Market Price

        In order to bring Liberty Interactive into compliance with a Nasdaq listing requirement regarding the minimum number of publicly held shares of the Series B Liberty Ventures common stock, on April 11, 2014, a two-for-one stock split of Series A and Series B Liberty Ventures common stock was effected by means of a dividend that was paid on April 11, 2014 of one share of Series A or Series B Liberty Ventures common stock to holders of each share of Series A or Series B Liberty Ventures common stock, respectively, held by them as of 5:00 pm, New York City time, on April 4, 2014. Accordingly, the high and low sales prices of LVNTA and LVNTB common stock have been retroactively restated in the table below. On October 3, 2014, Liberty reattributed from the Interactive Group to the Ventures Group approximately $1 billion in cash and its digital commerce companies. Subsequent to the reattribution, the Interactive Group is now referred to as the QVC Group. In connection with the reattribution, the Liberty Interactive tracking stock trading symbol "LINTA" was changed to "QVCA" and the "LINTB" trading symbol to "QVCB," effective October 7, 2014. Effective June 4, 2015, the name of the "Liberty Interactive common stock" was changed to the "QVC Group common stock." Each series of Liberty Ventures common stock trades on the Nasdaq Global Select Market. The following table sets forth the range of high and low sales prices of shares of Liberty Ventures common stock for the quarters listed below.

		Liberty Ventures
		Series A (LVNTA)		Series B (LVNTB)
		High	Low	High	Low
2014:
	First quarter	$74.21	$55.63	$74.66	$60.65
	Second quarter (April 1 - April 11)	$68.66	$56.06	$71.93	$58.02
	Second quarter (April 12 - June 30)(1)	$73.96	$54.67	$67.03	$56.24
	Third quarter (July 1 - August 27)(2)	$75.95	$68.45	$80.02	$71.72
	Third quarter (August 28 - September 30)(2)	$39.95	$36.40	$42.66	$39.50
	Fourth quarter	$38.32	$25.12	$39.80	$29.12
2015:
	First quarter	$42.39	$35.01	$40.63	$36.04
	Second quarter	$45.43	$38.87	$43.57	$36.92
	Third quarter	$43.78	$35.49	$43.65	$38.03
	Fourth quarter	$45.39	$39.79	$45.31	$40.27
2016:
	First quarter	$44.50	$32.35	$45.31	$35.55
	Second quarter	$40.44	$34.26	$39.39	$36.85
	July 1 through July 15, 2016	$40.99	$36.24	$40.62	$36.87

(1)
As discussed above, Liberty Interactive completed a two-for-one stock split on April 11, 2014 on its Series A and Series B Liberty Ventures common stock.

(2)
On August 27, 2014, Liberty Interactive completed the spin-off to holders of its Liberty Ventures common stock shares of its former wholly owned subsidiary, Liberty TripAdvisor Holdings, Inc. (TripAdvisor Holdings) as a pro-rata dividend of shares of TripAdvisor Holdings to the stockholders of Liberty Interactive's Series A and Series B Liberty Ventures common stock (TripAdvisor Holdings Spin-Off).

        As of November 11, 2015, the last trading day prior to the public announcement of the Liberty Interactive board's intention to distribute its interest in Expedia and its wholly owned subsidiary Bodybuilding to Splitco, LVNTA closed at $42.10 and LVNTB closed at $42.00. As of [            ], 2016, the most recent practicable date prior to the mailing of this proxy statement/prospectus, LVNTA closed at $[            ] and LVNTB closed at $[            ].

  Dividends

        Liberty Interactive.    Liberty Interactive has never paid cash dividends on any series of its common stock. All decisions regarding payment of dividends by Liberty Interactive are made by its board of directors, from time to time, in accordance with applicable law after taking into account various factors, including its earnings, financial condition and other relevant considerations.

        Splitco.    Splitco currently intends to retain future earnings, if any, following the Split-Off to finance the expansion of its businesses. As a result, Splitco does not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by Splitco will be made by its board of directors, from time to time, in accordance with applicable law.

RISK FACTORS

        An investment in Splitco common stock involves risks. You should consider carefully the risks described below together with all of the other information included in this proxy statement/prospectus in deciding whether to vote to approve the Split-Off Proposals. Any of the following risks, if realized, could have a material adverse effect on the value of Splitco's common stock. The risks described below and elsewhere in this proxy statement/prospectus are not the only ones that relate to Splitco's businesses, its capitalization or the Split-Off. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on Splitco's businesses. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of the events below were to occur, Splitco's businesses, prospects, financial condition, results of operations and/or cash flows could be materially adversely affected. This proxy statement/prospectus contains forward-looking statements that contain risks and uncertainties. Please refer to the section entitled "Cautionary Statements Concerning Forward Looking Statements" on page 55 of this proxy statement/prospectus in connection with your consideration of the risk factors and other important factors that may affect future results described below.

        For purposes of these risk factors, unless the context otherwise indicates, we have assumed that the redemption proposal has been approved and that the Split-Off has occurred. References in this section to "our company," "our business," "us," "we" and words of similar effect refer to Splitco.

Factors Relating to Splitco's Corporate History and Structure

         The combined financial information of Splitco included in this proxy statement/prospectus is not necessarily representative of Splitco's future financial position, future results of operations or future cash flows, nor does it reflect what Splitco's financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

        Because the historical combined financial information of Liberty Interactive included in this proxy statement/prospectus includes the results of the legacy Splitco business and because such financial information largely reflects the historical results of Bodybuilding, it is not representative of Splitco's future financial position, future results of operations or future cash flows, nor does it reflect what Splitco's financial position, results of operations or cash flows would have been as a stand-alone company, pursuing independent strategies, during the periods presented, especially in light of the fact that the future results of operations will be significantly comprised of the results of Expedia.

         We are a holding company, and we could be unable in the future to obtain cash in amounts sufficient to service our financial obligations or meet our other commitments.

        Our ability to meet our financial obligations and other contractual commitments, including to make debt service payments under SplitSPV's Margin Loan and any other credit facilities that we may obtain in the future, depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from the operating activities of our wholly owned subsidiary Bodybuilding, any dividends and interest we may receive from our investments (including Expedia) and proceeds from any asset sales we may undertake in the future. See "—We do not have direct access to the cash that Expedia generates from its operating activities" for more information regarding potential dividend payments. We currently have no plans with respect to any asset sales. The ability of our existing operating subsidiary Bodybuilding or Expedia, which will become an operating subsidiary of our company following the completion of the proxy arrangements, to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject.

         We do not have direct access to the cash that Expedia generates from its operating activities.

        Expedia generated approximately $1,368 million, $1,367 million, and $763 million of cash from its operations during the years ended December 31, 2015, 2014 and 2013 respectively. Expedia uses the cash it generates from its operations to fund its investing activities and to service its debt and other financing obligations. We do not have access to the cash that Expedia generates unless Expedia declares a dividend on its capital stock payable in cash, repurchases any or all of its outstanding shares of capital stock for cash (to the extent we were to participate in such repurchase) or otherwise distributes or makes payments to its stockholders, including us.

        Although during the years ended December 31, 2015, 2014 and 2013, Expedia repurchased 0.5 million shares, 7.0 million shares and 9.3 million shares, respectively, spending $45 million, $537 million and $515 million, respectively, we have not participated in these stock repurchases. Further, for the years ended December 31, 2015, 2014 and 2013, Expedia declared aggregate dividends of $0.84 per share, $0.66 per share and $0.56 per share, respectively. Although we have participated, pro rata, in these dividends, no assurance can be given that Expedia will continue to pay cash dividends at the same rate or at all.

         Our company may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        In connection with the Split-Off, we will have outstanding borrowings of $400 million under a margin loan agreement (the Margin Loan Agreement) entered into by SplitSPV, the payment of which borrowings are guaranteed solely by our company and secured by all of the shares of EXPE owned by our company. SplitSPV will hold all of the shares of EXPE owned by our company. Because our most significant asset consists of our equity interests in Expedia and the Margin Loan Agreement prohibits, with limited exceptions, the incurrence of additional indebtedness by SplitSPV, our company will be very limited in its ability to incur additional financing, and our cash reserves and limited operating cash flow may be insufficient to satisfy our financial obligations. In addition, the Margin Loan Agreement provides that, among other triggering events, if at any time the closing price per share of EXPE falls below certain minimum values, a partial repayment of the Margin Loan will be due and payable with respect to each such circumstance, together with accrued and unpaid interest and, during approximately the first 2 years of the term of the Margin Loan, a prepayment premium. If the company or SplitSPV is unable to pay such amounts, the lenders may foreclose on the pledged shares of EXPE that SplitSPV holds and any other collateral that then secures SplitSPV's obligations under the Margin Loan Agreement, which would materially adversely affect our asset composition and financial condition as well as our access to capital on a going forward basis.

         We have no operating history as a separate company upon which you can evaluate our performance.

        We do not have an operating history as a separate public company. Accordingly, there can be no assurance that our business will be successful on a long-term basis. We may not be able to grow our businesses as planned and may not be profitable.

         We may become subject to the Investment Company Act of 1940.

        We do not believe that, upon completion of the Split-Off, we will be subject to regulation under the Investment Company Act of 1940 (the 40 Act). As a result of the proxy arrangements, Expedia will become a consolidated, operating subsidiary of our company. Following the Split-Off, we will own a 52.2% voting interest in Expedia. Further, upon completion of the Split-Off, we will assume Liberty Interactive's existing nomination rights under the terms of the amended and restated Governance Agreement among Expedia, Liberty Interactive and Mr. Diller (the Governance Agreement), which will allow us to nominate three of Expedia's fourteen current directors. If, at any time, our investment in

Expedia were deemed to become passive (such as in the event that the proxy arrangements terminated and there is no exemption or grace period available to us at that time), we could become subject to regulation under the 40 Act. The proxy arrangements will terminate no later than the 18 month anniversary of the completion of the Split-Off and upon the first to occur of certain events. For more information on the termination of the proxy arrangements, see "Certain Relationships and Related Party Transactions—Relationships Among Splitco, the Malone Group, Diller and Expedia—Proxy Arrangements." Following the termination of the proxy arrangements, and after giving effect to any applicable grace periods, we may be required to register as an investment company, which could result in significant registration and compliance costs, could require changes to our corporate governance structure and financial reporting, and could restrict our activities going forward. In addition, if we were to become inadvertently subject to the 40 Act, any violation of the 40 Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts would be deemed unenforceable.

Factors Relating to Splitco's Businesses

         Expedia operates in an increasingly competitive global environment.

        The market for the services that Expedia offers is increasingly and intensely competitive. Expedia competes with both established and emerging online and traditional sellers of travel-related services, including:

  •
  online and traditional travel agencies, wholesalers and tour operators;

  •
  travel suppliers, including hotels and airlines;

  •
  large online portal and search websites;

  •
  travel metasearch websites;

  •
  corporate travel management service providers;

  •
  mobile platform travel applications;

  •
  social media websites;

  •
  ecommerce websites and group buying websites; and

  •
  alternative accommodation websites.

        Online and traditional travel agencies:    Expedia faces increasing competition from other online travel agencies (OTAs) in many regions, such as The Priceline Group and its subsidiaries Booking.com and Agoda.com, as well as regional competitors such as Ctrip, which in some cases may have more favorable offerings for travelers or suppliers, including pricing and supply breadth. Expedia also competes with traditional travel agencies (operating both offline and online), wholesalers and tour operators for both travelers and the acquisition and retention of supply.

        Travel suppliers:    Some of Expedia's competitors, including travel suppliers such as airlines and hotels, may offer products and services on more favorable terms to consumers who transact directly with them, including lower prices, no fees or unique access to proprietary loyalty programs, such as points and miles. Many of these competitors, such as airlines, hotel and rental car companies, have been steadily focusing on increasing online demand on their own websites and mobile applications in lieu of third-party distributors such as the various Expedia sites. For instance, some low cost airlines, which are having increasing success in the marketplace, distribute their online supply exclusively through their own websites and several large hotel chains have combined to establish a single online hotels search platform with links directly to their own websites and mobile applications. Suppliers who sell on their own websites, in some instances, offer advantages such as favorable rates, increased or exclusive product availability, complimentary Wi-Fi, and their own bonus miles or loyalty points, or in the case of airlines, promote hotel supply at their websites, which could make their offerings more attractive to consumers than Expedia's.

        Search engines:    Expedia also faces increasing competition from search engines including Google. To the extent that these leading search engines that have a significant presence in Expedia's key markets disintermediate online travel agencies or travel content providers by offering comprehensive travel planning, shopping or booking capabilities, or increasingly refer those leads directly to suppliers or other favored partners, increase the cost of traffic directed to Expedia's websites, or offer the ability to transact on their own website, there could be a material adverse impact on Expedia's business and financial performance. For example, in recent years search engines have increased their focus on acquiring or launching flight and hotel search products that provide increasingly comprehensive travel planning content and direct booking capabilities, comparable to OTAs. To the extent these actions have a negative effect on Expedia's search traffic or the cost of acquiring such traffic, Expedia's business and financial performance could be adversely affected.

        In addition, Expedia's websites, or websites in which Expedia holds a significant ownership position, including trivago-branded websites, compete for advertising revenue with these search engines, as well as with large internet portal sites that offer advertising opportunities for travel-related companies. Several of these competitors have significantly greater financial, technical, marketing and other resources and larger client bases than Expedia. Expedia expects to face additional competition as other established and emerging companies enter the online advertising market. Competition could result in higher traffic acquisitions costs, reduced margins on Expedia's advertising services, loss of market share, reduced customer traffic to Expedia's websites and reduced advertising by travel companies on Expedia's websites.

        Travel metasearch engines:    Travel metasearch websites, including Kayak.com (a subsidiary of Priceline), trivago (a majority-owned subsidiary of Expedia), TripAdvisor, Inc. (TripAdvisor) and Qunar (a subsidiary of Ctrip), aggregate travel search results for a specific itinerary across supplier, travel agent and other websites. In addition, some metasearch sites have added or intend to add various forms of direct or assisted booking functionality to their sites in direct competition with certain of Expedia's brands. To the extent metasearch websites limit Expedia's participation within their search results, or consumers utilize the metasearch website for travel services and bookings instead of Expedia, Expedia's traffic-generating arrangements could be affected in a negative manner, or it may be required to increase its marketing costs to maintain market share, either of which could have an adverse effect on Expedia's business and results of operations. For example, during 2015 TripAdvisor continued to expand its instant book feature that allows visitors to book directly on the TripAdvisor website, which could have a negative impact on Expedia's unit volume growth in the future. In addition, as a result of Expedia's acquisition of a majority ownership interest in trivago, Expedia also now competes more directly with other metasearch engines and content aggregators for advertising revenue. To the extent that trivago's ability to aggregate travel search results for a specific itinerary across supplier, travel agent and other websites is hampered, whether due to its affiliation with Expedia or otherwise, trivago's business and results of operations could be adversely affected and the value of Expedia's investment in trivago could be negatively impacted.

        Corporate travel management service providers:    Egencia, Expedia's full-service corporate travel management company, competes with online and traditional corporate travel providers, including Carlson Wagonlit and American Express, as well as vendors of corporate travel and expense management software and services, including Concur. Some of these competitors may have more financial resources, greater name recognition, well-established client bases, differentiated business models, or a broader global presence, which may make it difficult for Expedia to retain or attract new corporate travel clients.

        Mobile platform travel applications:    Mobile platforms, including smartphones and tablet computers, have rapidly emerged and continue to grow significantly. The emergence and improved functionality of mobile platforms has led to an increased use by consumers of standalone applications to research and book travel. If Expedia is unable to offer innovative, user-friendly, feature-rich mobile applications for its travel services, along with effective marketing and advertising, or if its mobile applications are not used by consumers, Expedia could lose market share to existing competitors or new entrants and its future growth and results of operations could be adversely affected.

        Social media websites:    Social media websites, including Facebook, continue to develop search functionality for data included within their websites and mobile applications, which may in the future develop into an alternative research and booking resource for travelers, resulting in additional competition.

        Alternative accommodations:    Airbnb and similar websites that facilitate the short-term rental of homes and apartments from owners provide an alternative to hotel rooms and vacation rental properties available through Expedia websites, including HomeAway which was acquired by Expedia on December 15, 2015. The continued growth of alternative accommodation sources could affect overall travel patterns generally and the demand for Expedia's services specifically in facilitating reservations at hotel and vacation rentals.

        Other participants in the travel industry:    Traditional consumer ecommerce websites and group buying websites have periodically undertaken efforts to expand their local offerings into the travel market by adding hotel offers to their sites. To the extent such websites continue to expand these services over time, it may create additional competition. In addition, car rideshare services, such as Uber, increasingly compete with the traditional car rental services that Expedia offers on its retail websites and to its corporate clients, which may negatively affect its car-based and corporate travel businesses.

        We cannot assure you that Expedia will be able to compete successfully against any current, emerging and future competitors or on platforms that may emerge, or provide differentiated products and services to its traveler base. Increasing competition from current and emerging competitors, the introduction of new technologies and the continued expansion of existing technologies, such as metasearch and other search engine technologies, may force Expedia to make changes to its business models, which could affect its financial performance and liquidity. In general, increased competition has resulted in and may continue to result in reduced margins, as well as loss of travelers, transactions and brand recognition.

         The industry in which Expedia operates is dynamic.

        Expedia continues to adapt its business to remain competitive, including investing in evolving channels such as metasearch and mobile, as well as offering new consumer choices, including inventory types and transactional models, and increasing supplier inventory on its existing platforms through acquisitions and partnerships. If Expedia fails to appropriately adapt to competitive or consumer preference developments, its business could be adversely affected. Expedia's attempts to adapt its current business models or practices or adopt new business models and practices in order to compete may involve significant risks and uncertainties, including distraction of management from current operations, expenses associated with the initiatives, inadequate return on investments, difficulties and expenses associated with the integration of acquired brands and their inventory onto Expedia's platforms, as well as limiting its ability to develop new site innovations. In addition, adaptations to Expedia's business may require significant investments, including changes to its financial systems and processes, which could significantly increase its costs and increase the risk of payment delays and/or non-payments of amounts owed to it from its supplier partners and customers. In addition, these new initiatives may not be successful and may harm Expedia's financial condition and operating results.

         Expedia's business could be negatively affected by changes in search engine algorithms and dynamics or other traffic-generating arrangements.

        Expedia increasingly utilizes internet search engines such as Google, principally through the purchase of travel-related keywords, to generate a significant portion of the traffic to its websites and the websites of its affiliates. Search engines frequently update and change the logic that determines the placement and display of results of a user's search, such that the purchased or algorithmic placement of links to Expedia's websites and those of its affiliates can be negatively affected. In addition, a significant amount of traffic is directed to Expedia's websites and those of its affiliates through participation in pay-per-click and display advertising campaigns on search engines, including Google, and travel metasearch engines, including Kayak and TripAdvisor. Pricing and operating dynamics for these traffic sources can change rapidly, both technically and competitively. Moreover, a search or metasearch engine could, for competitive or other purposes, alter its search algorithms or results causing a website to place lower in search query results. If a major search engine changes its algorithms or results in a manner that negatively affects the search engine ranking, paid or unpaid, of Expedia's websites and the websites of its affiliates, or those of its third-party distribution partners, or if competitive dynamics impact the costs or effectiveness of search engine optimization, search engine marketing or other traffic-generating arrangements in a negative manner, Expedia's business and financial performance would be adversely affected, potentially to a material extent. In addition, certain metasearch companies have added or intend to add various forms of direct or assisted booking functionality to their sites. To the extent such functionality is promoted at the expense of traditional paid listings, this may reduce the amount of traffic to Expedia's websites or those of its affiliates.

         Expedia's business depends on its relationships with travel suppliers and travel distribution partners.

        An important component of Expedia's business success depends on its ability to maintain and expand relationships with travel suppliers and global distribution system (GDS) partners and owners and managers of vacation rental properties. A substantial portion of Expedia's revenue is derived from compensation negotiated with travel suppliers, in particular hotel suppliers, and GDS partners for bookings made through its websites. Each year Expedia typically negotiates or renegotiates numerous long-term hotel and airline contracts.

        No assurances can be given that Expedia's compensation, access to inventory, or access to inventory at competitive rates, will not be further reduced or eliminated in the future, or that travel suppliers will not reduce average daily rates (ADRs), attempt to implement costly direct connections, charge Expedia for or otherwise restrict access to content, increase credit card fees or fees for other services, fail to provide Expedia with accurate booking information or otherwise take actions that would increase Expedia's operating expenses. Any of these actions, or other similar actions, could reduce Expedia's revenue and margins thereby adversely affecting its business and financial performance.

         Expedia and Bodybuilding rely on the value of their brands, and the costs of maintaining and enhancing brand awareness are increasing.

        Expedia and Bodybuilding invest financial and human resources in their respective brands in order to retain and expand their customer bases. We expect that the cost of maintaining and enhancing these brands will continue to increase due to a variety of factors, including increased spending from competitors, promotional and discounting activities, the increasing costs of growing customer loyalty programs, the increasing costs of supporting multiple brands and the impact of competition among its multiple brands, expansion into geographies and products where its brands are less well known, inflation in media pricing including search engine keywords and the continued emergence and relative travel-related traffic share growth of search engines and metasearch engines. During 2015, certain online travel companies and metasearch sites continued to expand their offline and digital advertising campaigns globally, increasing competition for share of voice, and Expedia expects this activity to continue in the future. Expedia is also pursuing and expects to continue to pursue long-term growth opportunities, particularly in emerging markets, which have had and may continue to have a negative impact on its overall marketing efficiency. Bodybuilding's ability to maintain and enhance its brands will depend largely on its ability to continue to provide useful, reliable, trustworthy and innovative products, which it may not be able to do successfully. Bodybuilding may also introduce new products, terms of service or policies that users do not like, which may negatively affect its brand.

        Expedia's and Bodybuilding's efforts to preserve and enhance consumer awareness of their brands may not be successful, and, even if they are successful in their branding efforts, such efforts may not be cost-effective, or as efficient as they have been historically. Moreover, branding efforts with respect to some brands within the Expedia portfolio have in the past and may in the future result in marketing inefficiencies and negatively impact growth rates of other brands within its portfolio. If Expedia and Bodybuilding are unable to maintain or enhance consumer awareness of their brands and generate demand in a cost-effective manner, it would have a material adverse effect on their businesses and financial performance.

         Expedia and Bodybuilding rely on information technology to operate their businesses and maintain their competitiveness, and any failure to invest in and adapt to technological developments and industry trends could harm their businesses.

        Expedia depends on the use of sophisticated information technologies and systems, including technology and systems used for website and mobile applications, reservations, customer service, supplier connectivity, communications, procurement, payments, fraud detection and administration, while Bodybuilding relies extensively on information systems for its ecommerce business (which includes website, mobile applications, customer service, payment and fraud detection), supply chain, manufacturing operations, financial reporting, human resources and various other processes and transactions. As Expedia's and Bodybuilding's operations grow in size, scope and complexity, they must continuously improve and upgrade their systems and infrastructure to offer an increasing number of customers enhanced products, services, features and functionality, while maintaining or improving the reliability and integrity of their systems and infrastructure.

        Expedia's and Bodybuilding's future success also depends on their ability to adapt their services and infrastructure to meet rapidly evolving consumer trends and demands while continuing to improve the performance, features and reliability of their services in response to competitive service and product offerings. The emergence of alternative platforms such as smartphone and tablet computing devices and the emergence of niche competitors who may be able to optimize products, services or strategies for such platforms have, and will continue to, require new and costly investments in technology. Expedia and Bodybuilding may not be successful, or may be less successful than their current or new competitors, in developing technology that operates effectively across multiple devices and platforms and that is appealing to consumers, either of which would negatively impact their business and financial performance. New developments in other areas, such as cloud computing and software as a service provider, could also make it easier for competition to enter Expedia's markets due to lower up-front technology costs. In addition, Expedia and Bodybuilding may not be able to maintain their existing systems or replace or introduce new technologies and systems as quickly as they would like or in a cost-effective manner.

        Expedia has been engaged in a multi-year effort to migrate key portions of its consumer, affiliate, and corporate travel sites and back office application functionality to new technology platforms to enable it to improve conversion, innovate more rapidly, achieve better search engine optimization and improve its site merchandising and transaction processing capabilities, among other anticipated benefits. During the migration process the sites have in the past, and may continue in the future, to experience reduced functionality and decreases in conversion rates. Expedia is also in the early stages of a multi-year effort to increase its utilization of cloud computing services. Bodybuilding also continually adds software and hardware, effectively upgrading its systems and network infrastructure, as well as taking other steps to improve the efficiency of its systems. Implementations and system enhancements such as these have been in the past, and may continue to be in the future, more time consuming and expensive than originally anticipated, and the resources devoted to those efforts have adversely affected, and may continue to adversely affect, Expedia's and Bodybuilding's ability to develop new site innovations. Expedia and Bodybuilding may be unable to devote financial resources to new technologies and systems, or enhancements to existing infrastructure, technologies and systems, in the future. Overall, these implementations and systems enhancements may not achieve the desired results in a timely manner, to the extent anticipated, or at all. If any of these events occur, Expedia's and Bodybuilding's respective business and financial performance could suffer.

         Acquisitions, investments or significant commercial arrangements could result in operating and financial difficulties.

        Expedia has acquired, invested in or entered into significant commercial arrangements with a number of businesses in the past, and its future growth may depend, in part, on future acquisitions, investments or significant commercial arrangements, any of which could be material to its financial condition and results of operations. Certain financial and operational risks related to acquisitions, investments or significant commercial arrangements that may have a material impact on Expedia's business are:

  •
  Use of cash resources and incurrence of debt and contingent liabilities in funding acquisitions, including with regard to future payment obligations in connection with put/call rights, may limit other potential uses of Expedia's cash, including stock repurchases, dividend payments and retirement of outstanding indebtedness;

  •
  Amortization expenses related to acquired intangible assets and other adverse accounting consequences, including changes in fair value of contingent consideration;

  •
  Expected and unexpected costs incurred in pursuing acquisitions, including identifying and performing due diligence on potential acquisition targets that may or may not be successful, if unsuccessful could result in unexpected litigation or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on Expedia's business, operating results or financial condition;

  •
  Diversion of management's attention or other resources from Expedia's existing businesses;

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  Difficulties and expenses in assimilating the operations, products, technology, privacy protection systems, information systems or personnel of the acquired company;

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  Impairment of relationships with employees, suppliers, customers, vendors and affiliates of Expedia's business and the acquired business;

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  The assumption of known and unknown debt and liabilities of the acquired company;

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  Failure of the acquired company to achieve anticipated traffic, transactions, revenues, earnings or cash flows or to retain key management or employees;

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  Failure to generate adequate returns on Expedia's acquisitions and investments, or returns in excess of alternative uses of capital;

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  Failure to properly and timely integrate acquired companies and their operations, reducing Expedia's ability to achieve, among other things, anticipated returns on its acquisitions through cost savings and other synergies;

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  Entrance into markets in which Expedia has no direct prior experience and increased complexity in its business;

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  Challenges relating to the structure of an investment, such as governance, accountability and decision-making conflicts, that may arise in the context of a joint venture or majority ownership investment;

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  Impairment of goodwill or other intangible assets such as trademarks or other intellectual property arising from Expedia's acquisitions;

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  Costs associated with litigation or other claims arising in connection with the acquired company;

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  Increased or unexpected costs or delays to obtain governmental approvals for acquisitions;

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  Increased competition amongst potential acquirers for acquisition targets could result in a material increase in the purchase price for such targets or otherwise limit Expedia's ability to consummate acquisitions; and

  •
  Adverse market reaction to acquisitions or investments or failure to consummate such transactions.

        Moreover, Expedia relies heavily on the representations and warranties and related indemnities provided to it by the sellers of acquired companies, including as they relate to creation, ownership and rights in intellectual property and compliance with laws and contractual requirements. Expedia's failure to address these risks or other problems encountered in connection with past or future acquisitions and investments could cause it to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities and harm its business generally.

        For example during 2015, Expedia expended significant resources in acquiring, investing or otherwise entering into significant commercial arrangements with a number of companies, including Orbitz Worldwide, Inc., Decolar.com, Inc. and HomeAway and certain assets of Travelocity.com LP.

        In connection with Expedia's acquisition of HomeAway, Expedia is subject is subject to legal, financial and competitive risk associated with HomeAway's transition to a primarily transaction-based business. HomeAway historically has generated revenues primarily when owners or managers of vacation rentals pay HomeAway subscription fees for the listing of their properties on the HomeAway family of sites. While subscription fees are the predominant source of revenue for HomeAway today, a minority of HomeAway's revenue is generated from a commission-based business model, where the owner or manager of the property pays HomeAway a commission on a transactional basis for each booking of the property by a traveler and the traveler pays a service fee for the use of the HomeAway platform. HomeAway has announced its intention to transition to a business model where the primary source of its revenues would be generated on a per booking basis by instituting a service fee to the traveler each time a property is booked and expanding its practice of charging a commission to the owner or manager of such property in connection with such booking. This transition involves significant additional risks and potential costs for HomeAway, including:

  •
  Delays or unanticipated costs in implementing the transition, which may delay or negate any expected benefits;

  •
  Supplier or traveler disruption similar to or worse than disruptions associated with previous business model and platform migrations;

  •
  Market research that indicated higher than expected price elasticity for travelers in increasingly transparent markets such as HomeAway's market and for HomeAway's suppliers more broadly;

  •
  Suppliers and travelers may not adopt HomeAway's new payment structures as expected or at all, or may choose to transact with competitors;

  •
  Execution risk associated with launching a new business initiative that HomeAway did not have prior experience in;

  •
  Failure to implement or expand HomeAway's technology, systems and network infrastructure in light of additional payment processing and reporting complexity, or failure to do so at reasonable cost;

  •
  Search engine optimization risks;

  •
  Higher cost of traffic reducing cost per view effectiveness and reducing HomeAway's ability to spend at the desired return on investment;

  •
  Increased risk of fraud; and

  •
  Additional potential tax exposures.

        These risks could have a material adverse effect on HomeAway's business and results of operations, which in turn could have a material adverse effect on Expedia's operations and financial results.

         Expedia's and Bodybuilding's international operations involve additional risks and their exposure to these risks will increase as their businesses expand globally.

        A large portion of Expedia's revenue is derived from its international operations. Expedia operates in a number of jurisdictions outside of the United States and intends to continue to expand its international presence. As Expedia has expanded globally, its international (non-U.S.) revenue has increased from 39% in 2010 to 44% in 2015. In foreign jurisdictions, Expedia faces complex, dynamic and varied risk landscapes. As Expedia enters countries and markets that are new to it, it must tailor its services and business models to the unique circumstances of such countries and markets, which can be complex, difficult and costly and divert management and personnel resources. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses or Expedia's failure to adapt its practices, systems, processes and business models effectively to the traveler and supplier preferences of each country into which it expands, could slow its growth. For example, to compete in certain international markets Expedia has in the past, and may in the future, adopt locally-preferred payment methods, which has increased its costs and instances of fraud. Certain international markets in which Expedia operates have lower margins than more mature markets, which could have a negative impact on its overall margins as its revenues from these markets grow over time.

        Expedia also earns an increasing portion of its income, and accumulates a greater portion of its cash flow, in foreign jurisdictions. As a result, any repatriation of funds currently held by its subsidiaries in foreign jurisdictions may result in a higher effective tax rate and incremental cash tax payments.

        In addition to the risks outlined elsewhere in this section, Expedia's and Bodybuilding's international operations are also subject to a number of other risks, including:

  •
  Currency exchange restrictions or costs and exchange rate fluctuations, and the risks and costs inherent in hedging such exposures;

  •
  Exposure to local economic or political instability and threatened or actual acts of terrorism;

  •
  Compliance with U.S. and Non-U.S. regulatory laws and requirements relating to anti-corruption, antitrust or competition, economic sanctions, data content and privacy, consumer protection, employment and labor laws, health and safety, ecommerce and advertising and promotions;

  •
  Compliance with additional U.S. laws applicable to U.S. companies operating internationally;

  •
  Differences, inconsistent interpretations and changes in U.S. and non-U.S. laws and regulations, including international and local tax laws, tariffs and trade barriers;

  •
  Weaker enforcement of Expedia's and Bodybuilding's contractual and intellectual property rights;

  •
  Lower levels of credit card usage and increased payment and fraud risk;

  •
  Longer payment cycles, and difficulties in collecting accounts receivable;

  •
  Preferences by local populations for local providers;

  •
  Restrictions on, or adverse tax and other consequences related to, repatriation of cash and the withdrawal of non-U.S. investments, cash balances and earnings, as well as restrictions on the ability to invest operations in certain countries;

  •
  Financial risk arising from transactions in multiple currencies;

  •
  Slower adoption of the internet as an advertising, broadcast and commerce medium in those markets as compared to the United States;

  •
  Limited fulfillment and technology infrastructure;

  •
  Inconsistent product regulation or sudden policy changes by foreign agencies or governments;

  •
  Expedia's and Bodybuilding's ability to support new technologies, including mobile devices, that may be more prevalent in international markets;

  •
  Difficulties in attracting and retaining qualified employees in international markets, as well as managing staffing and operations due to increased complexity, distance, time zones, language and cultural differences; and

  •
  Uncertainty regarding liability for products, services and content, including uncertainty as a result of local laws and lack of precedent.

        The China travel market in particular is significant and has grown significantly in recent years. Prior to May 2015, Expedia conducted its operations in China primarily through its majority ownership interest in eLong, Inc., a leading online travel service provider in China. Following the sale of its eLong ownership stake in May 2015 to a group of China-based purchasers, including to a subsidiary of Ctrip International, Ltd., Expedia has conducted its business in China through localized websites and commercial arrangements with local partners, including Ctrip. There can be no guarantee that Expedia will be able to grow or even maintain market share and brand awareness in the highly dynamic and intensely competitive market in China and its failure to do so could significantly impacts its ability to grow its overall business.

         A failure to comply with current laws, rules and regulations or changes to such laws, rules and regulations and other legal uncertainties may adversely affect Expedia's and Bodybuilding's businesses, financial performance, results of operations or business growth.

        Expedia's and Bodybuilding's businesses and financial performance could be adversely affected by unfavorable changes in or interpretations of existing laws, rules and regulations or the promulgation of new laws, rules and regulations applicable to Expedia and Bodybuilding and their businesses, including those relating to travel and vacation rental licensing and listing requirements, the sale and advertising of substances regulated by the Food and Drug Administration (the FDA) and other government agencies, the internet and online commerce, internet advertising and price display, consumer protection, anti-corruption, anti-trust and competition, economic and trade sanctions, tax, banking, data security and privacy, as applicable. As a result, regulatory authorities could prevent or temporarily suspend Expedia or Bodybuilding from carrying on some or all of its activities or otherwise penalize Expedia or Bodybuilding if its practices were found not to comply with applicable regulatory or licensing requirements or any binding interpretation of such requirements. Unfavorable changes or interpretations could decrease demand for Expedia's and Bodybuilding's products and services, limit marketing methods and capabilities, affect their margins, increase costs and/or subject them to additional liabilities.

        For example, there are, and will likely continue to be, an increasing number of laws and regulations pertaining to the internet and online commerce that may relate to liability for information retrieved from or transmitted over the internet, display of certain taxes and fees, online editorial and user-generated content, user privacy, behavioral targeting and online advertising, taxation, liability for third-party activities and the quality of products and services. Furthermore, the growth and development of online commerce may prompt calls for more stringent consumer protection laws and more aggressive enforcement efforts, which may impose additional burdens on online businesses generally.

        Likewise, the SEC, Department of Justice and Office of Foreign Assets Controls (OFAC), as well as foreign regulatory authorities, have continued to increase the enforcement of economic and trade regulations and anti-corruption laws across industries. U.S. trade sanctions relate to transactions with designated foreign countries, including Cuba, Iran, Sudan and Syria, and nationals and others of those countries, as well as certain specifically targeted individuals and entities. Expedia and Bodybuilding believe that their respective activities comply with OFAC trade regulations and anti-corruption regulations, including the Foreign Corrupt Practices Act and the UK Bribery Act. As regulations continue to evolve and regulatory oversight continues to increase, Expedia and Bodybuilding cannot guarantee that their respective programs and policies will be deemed compliant by all applicable regulatory authorities. In the event their controls should fail or are found to be out of compliance for other reasons, they could be subject to monetary damages, civil and criminal money penalties, litigation and damage to their reputation and the value of their brands.

        Expedia also has been subject, and it will likely be subject in the future, to inquiries from time to time from regulatory bodies concerning compliance with consumer protection, competition, tax and travel industry-specific laws and regulations, including but not limited to investigations and legal proceedings relating to the travel industry and, in particular, parity provisions in contracts between hotels and online travel companies. The failure of Expedia's businesses to comply with these laws and regulations could result in fines and/or proceedings against it by governmental agencies and/or consumers, which if material, could adversely affect its business, financial condition and results of operations. Further, if such laws and regulations are not enforced equally against other competitors in a particular market, Expedia's compliance with such laws may put it at a competitive disadvantage vis-à-vis competitors who do not comply with such requirements. Expedia is unable at this time to predict the timing or outcome of these various investigations and lawsuits or similar future investigations or lawsuits, and their impact, if any, on its business and results of operations.

        In addition, HomeAway has been and continues to be, subject to regulatory developments that affect the vacation rental industry and the ability of companies like Expedia to list those vacation rentals online. For example, some states and local jurisdictions have adopted or are considering statutes or ordinances that prohibit property owners and managers from renting certain properties for fewer than 30 consecutive days or otherwise limit their ability to do so, and other states and local jurisdictions may adopt similar regulations. Some states and local jurisdictions also have fair housing or other laws governing whether and how properties may be rented, which they assert apply to vacation rentals. Many homeowners, condominium and neighborhood associations have adopted rules that prohibit or restrict short-term vacation rentals. In addition, many of the fundamental statutes and ordinances that impose taxes or other obligations on travel and lodging companies were established before the growth of the Internet and ecommerce, which creates a risk of these laws being used in ways not originally intended that could burden property owners and managers or otherwise harm Expedia's business.

        The promulgation of new laws, rules and regulations, or the new interpretation of existing laws, rules and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which Expedia provides travel services could require it to change certain aspects of its business, operations and commercial relationships to ensure compliance, which could decrease demand for services, reduce revenues, increase costs and/or subject the company to additional liabilities.

        From time to time, Congress, the FDA, the Federal Trade Commission (the FTC) or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to Bodybuilding, repeal laws or regulations that Bodybuilding considers favorable to it or impose more stringent interpretations of current laws or regulations. Such developments could require formulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling and advertising, additional scientific substantiation, adverse event reporting or other new requirements.

        Furthermore, Expedia's and Bodybuilding's future growth may be limited by anti-trust or competition laws. For example, Expedia's business has grown and continues to expand, and, as a consequence, increases in its size and market share may negatively affect its ability to obtain regulatory approval of proposed acquisitions, investments or significant commercial arrangements, any of which could adversely affect Expedia's ability to grow and compete.

         Application of existing tax laws, rules or regulations are subject to interpretation by taxing authorities.

        The application of various domestic and international income and non-income tax laws, rules and regulations to Expedia's historical and new products and services is subject to interpretation by the applicable taxing authorities. These taxing authorities have become more aggressive in their interpretation and/or enforcement of such laws, rules and regulations over time, as governments are increasingly focused on ways to increase revenues. This has contributed to an increase in audit activity and harsher stances by tax authorities. As such, additional taxes or other assessments may be in excess of Expedia's current tax reserves or may require Expedia to modify its business practices to reduce its exposure to additional taxes going forward, any of which could have a material adverse effect on its business, results of operations and financial condition.

        A number of taxing authorities have made inquiries, brought lawsuits and have levied assessments asserting that Expedia is required to collect and remit hotel occupancy or other taxes. Expedia is also in various stages of inquiry or audit with multiple European Union jurisdictions regarding the application of value added tax to its European Union transactions. While Expedia believes it complies with applicable tax laws, rules and regulations in the jurisdictions in which it operates, tax authorities may determine that it owes additional taxes. Expedia has in the past and may in the future be required in certain domestic and foreign jurisdictions to pay any such tax assessments prior to contesting their validity, which payments may be substantial. This requirement is commonly referred to as "pay-to-play." Payment of these amounts is not an admission that the taxpayer believes it is subject to such taxes. For example, as a pre-condition to challenging the assessments, on January 9, 2015, Expedia paid $2.3 million under protest to the city of Portland, Oregon and Multnomah County, Oregon; during 2009, Expedia paid $48 million under protest to the city of San Francisco and an additional $25.5 million under protest on May 26, 2014 in connection with additional assessments; and during 2013, Expedia paid $171 million to the state of Hawaii. The state of Hawaii has also issued additional assessments for general excise tax, penalties and interest against Expedia, Hotels.com and Hotwire, including: an assessment of $20.5 million for 2012 tax year non-commissioned hotel reservations, an assessment of $29.2 million (including a duplicative assessment) for tax years 2000 through 2012 non-commissioned travel agency services relating to rental cars, and an assessment of $28.5 million for non-commissioned travel agency services relating to hotel reservations and car rental for the tax year

2013 and for which Expedia has requested additional support from the state of Hawaii but has not received any response to date.

        Significant judgment and estimation is required in determining Expedia's worldwide tax liabilities. In the ordinary course of Expedia's business, there are transactions and calculations, including intercompany transactions and cross-jurisdictional transfer pricing, for which the ultimate tax determination is uncertain or otherwise subject to interpretation. Tax authorities may disagree with Expedia's intercompany charges, including the amount of or basis for such charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. Although Expedia believes its tax estimates are reasonable, the final determination of tax audits could be materially different from its historical income tax provisions and accruals in which case it may be subject to additional tax liabilities, possibly including interest and penalties, which could have a material adverse effect on its cash flows, financial condition and results of operations.

         Amendments to existing tax laws, rules or regulations or enactment of new unfavorable tax laws, rules or regulations could have an adverse effect on Expedia's and Bodybuilding's businesses and financial performance.

        Many of the underlying laws, rules or regulations imposing taxes and other obligations were established before the growth of the internet and ecommerce. If the tax or other laws, rules or regulations were amended, or if new unfavorable laws, rules or regulations were enacted, particularly with respect to occupancy, sales, value-added taxes (VAT), or unclaimed property, the results could increase Expedia's and Bodybuilding's tax payments or other obligations, prospectively or retrospectively, subject them to interest and penalties, decrease the demand for their products and services if they pass on such costs to their consumers, result in increased costs to update or expand their technical or administrative infrastructure or effectively limit the scope of their business activities if they decided not to conduct business in particular jurisdictions. As a result, these changes could have an adverse effect on Expedia's and Bodybuilding's businesses or financial performance.

        Taxing authorities may also successfully assert that Bodybuilding should have collected or in the future should collect sales and use, commercial activity, VAT or similar taxes, and it could be subject to liability with respect to past or future sales. Bodybuilding does not collect sales and use, commercial activity, VAT or similar taxes in all jurisdictions in which it has sales, based on its belief that such taxes are not applicable. Several states have presented Bodybuilding with tax assessments, alleging that it is required to collect and remit sales and other similar taxes. Such tax assessments, penalties and interest or future requirements could have an adverse effect on Bodybuilding's business or financial performance.

        In addition, in the past U.S. and foreign governments have introduced proposals for tax legislation, or have adopted tax laws, that could have a significant adverse effect on Expedia's and Bodybuilding's tax rates, or increase their tax liabilities, the carrying value of deferred tax assets, or their deferred tax liabilities. For example, in October 2015, the Organization for Economic Co-Operation and Development released a final package of measures to be implemented by member nations in response to a 2013 action plan calling for a coordinated multi-jurisdictional approach to "base erosion and profit shifting" by multinational companies. Multiple member jurisdictions, including the United States, have begun implementing recommended changes such as proposed country by country reporting beginning as early as 2016. Additional multilateral changes are anticipated in upcoming years. Any changes to national or international tax laws could impact the tax treatment of Expedia's and Bodybuilding's foreign earnings and adversely affect their profitability. Expedia's and Bodybuilding's effective tax rates in the future could also be adversely affected by changes to their operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or the discontinuance of beneficial tax arrangements in certain jurisdictions.

        Expedia and Bodybuilding continue to work with relevant authorities and legislators to clarify their obligations under existing, new and emerging tax laws and regulations.

         Expedia and Bodybuilding are involved in various legal proceedings and may experience unfavorable outcomes, which could adversely affect their businesses and financial condition.

        Expedia is involved in various legal proceedings and claims involving taxes, property, personal injury, contract, alleged infringement of third-party intellectual property rights, antitrust, consumer protection, securities laws, and other claims. Bodybuilding may be subject to intellectual property litigation and infringement claims initiated by others, other competitors or entities may assert rights in, or ownership of, its trademarks and other intellectual property rights or in marks that are similar to Bodybuilding's, and it may not be able to successfully resolve these types of conflicts to its satisfaction. These matters may involve claims for substantial amounts of money or for other relief that might necessitate changes to Expedia's or Bodybuilding's business or operations. The defense of these actions is and will likely continue to be both time consuming and expensive and their outcomes cannot be predicted with certainty. Determining reserves for pending litigation is a complex, fact-intensive process that requires significant legal judgment. It is possible that unfavorable outcomes in one or more such proceedings could result in substantial payments that could adversely affect Expedia's or Bodybuilding's business, consolidated financial position, results of operations, or cash flows in a particular period.

         Uncertainties in global economic conditions and their impact on consumer spending patterns, particularly in the travel industry and in the sports nutrition segment, could materially and adversely impact Expedia's and Bodybuilding's operating results.

        Consumers may view a substantial portion of their spending on travel and Bodybuilding's product offerings as discretionary items rather than necessities. As a result, travel expenditures and sports nutrition expenditures are sensitive to personal and business-related discretionary spending levels and tend to decline or grow more slowly during economic downturns. Decreased travel expenditures and sports nutrition expenditures could reduce the demand for Expedia's and Bodybuilding's services, respectively, thereby causing a reduction in their revenue.

        For example, during regional or global recessions, domestic and global economic conditions can deteriorate rapidly, resulting in increased unemployment and a reduction in available budgets for both business and leisure travelers, which slows spending on the services Expedia provides and has a negative impact on its revenue growth. Additionally, if individual countries or regions experience deteriorating credit and economic conditions, and/or significant fluctuations of currency values relative to other currencies such as the U.S. dollar, it can lead to a negative impact on Expedia's foreign denominated net assets, gross bookings, revenues, operating expenses, and net income as expressed in U.S. dollars. Further economic weakness and uncertainty may result in significantly decreased spending on Expedia's services by both business and leisure travelers and on Bodybuilding's products by all consumers, which may have a material adverse impact on their businesses and financial performance. Geopolitical conflicts, significant fluctuations in currency values, sovereign debt issues and macroeconomic concerns are examples of events that contribute to a somewhat uncertain economic environment, which could have a negative impact on consumer spending in the future.

        Expedia's business is also sensitive to fluctuations in hotel supply, occupancy and ADRs, decreases in airline capacity, periodically rising airline ticket prices, or the imposition of taxes or surcharges by regulatory authorities, all of which Expedia has experienced historically.

        Other factors that could negatively affect Expedia's and Bodybuilding's businesses include:

  •
  Significant changes in oil prices;

  •
  Levels of unemployment;

  •
  Home foreclosures and changes in home values;

  •
  Continued air carrier and hotel chain consolidation;

  •
  Reduced access to discount airfares;

  •
  Travel-related strikes or labor unrest, bankruptcies or liquidations;

  •
  Incidents of actual or threatened terrorism;

  •
  Periods of political instability or geopolitical conflict in which travelers become concerned about safety issues;

  •
  Natural disasters or events such as severe weather conditions, volcanic eruptions, hurricanes or earthquakes;

  •
  Travel-related accidents or the grounding of aircraft due to safety concerns; and

  •
  Health-related risks, such as the Ebola, H1N1, SARs and avian flu outbreaks.

        Such concerns could result in a protracted decrease in demand for Expedia's travel services and Bodybuilding's products and services. This decrease in demand, depending on its scope and duration, together with any future issues affecting travel and food safety, could significantly and adversely affect Expedia's and Bodybuilding's respective businesses, working capital and financial performance over the short and long-term. In addition, the disruption of the existing travel plans of a significant number of travelers upon the occurrence of certain events, such as severe weather conditions, actual or threatened terrorist activity or war, could result in the incurrence of significant additional costs and decrease Expedia's revenues leading to constrained liquidity if Expedia, as it has done historically in the case of severe weather conditions, provides relief to affected travelers by refunding the price or fees associated with airline tickets, hotel reservations and other travel products and services.

         Expedia and Bodybuilding are subject to payments-related and fraud risks.

        Expedia has agreements with companies that process customer credit and debit card transactions, the volume of which are very large and continue to grow, for the facilitation of customer bookings of travel services from Expedia's travel suppliers. These agreements allow these processing companies, under certain conditions, to hold an amount of Expedia's cash (referred to as a holdback) or require Expedia to otherwise post security equal to a portion of bookings that have been processed by that company. These processing companies may be entitled to a holdback or suspension of processing services upon the occurrence of specified events, including material adverse changes in Expedia's financial condition. An imposition of a holdback or suspension of processing services by one or more of Expedia's processing companies could materially reduce Expedia's liquidity. Moreover, there can be no assurances that the rates Expedia and Bodybuilding pay for the processing of customer credit and debit card transactions will not increase which could reduce Expedia's and Bodybuilding's revenue, thereby adversely affecting their businesses and financial performance.

        In addition, credit card networks, such as Visa, MasterCard and American Express, have adopted rules and regulations that apply to all merchants who process and accept credit cards and include the Payment Card Industry Data Security Standards (PCI DSS). Under these rules, Expedia and Bodybuilding are required to adopt and implement internal controls over the use, storage and security of card data. Expedia and Bodybuilding assess their compliance with the PCI DSS rules on a periodic basis and make necessary improvements to their internal controls. Failure to comply may subject Expedia and Bodybuilding to fines, penalties, damages and civil liability and could prevent them from processing or accepting credit cards.

        Expedia's and Bodybuilding's results of operations and financial positions have been negatively affected by their acceptance of fraudulent bookings made using credit and debit cards or fraudulently obtained loyalty points. Expedia and Bodybuilding are sometimes held liable for accepting fraudulent orders on their websites or other orders for which payment is subsequently disputed by their customers, both of which lead to the reversal of payments received by Expedia or Bodybuilding, as applicable, for such orders (referred to as a charge back). Accordingly, Expedia and Bodybuilding calculate and record allowances for the resulting credit and debit card charge backs. Expedia's and Bodybuilding's abilities to detect and combat fraudulent schemes, which have become increasingly common and sophisticated, may be negatively impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including smartphones and tablet computers, and global expansion, including into markets with a history of elevated fraudulent activity. If Expedia and Bodybuilding are unable to effectively combat fraudulent orders on their websites or mobile applications or if they otherwise experience increased levels of charge backs, Expedia's and Bodybuilding's respective results of operations and financial positions could be materially adversely affected.

        In addition, when onboarding suppliers to Expedia's websites, Expedia may fail to identify falsified or stolen supplier credentials, which may result in fraudulent bookings or unauthorized access to personal or confidential information of users of its websites and mobile applications. A fraudulent supplier scheme could also result in negative publicity, damage to Expedia's reputation, and could cause users of its websites and mobile applications to lose confidence in the quality of its services. Any of these events would have a negative effect on the value of Expedia's brands, which could have an adverse impact on its financial performance.

         Expedia has foreign exchange risk.

        Expedia conducts a significant and growing portion of its business outside the United States. As a result, it faces exposure to movements in currency exchange rates, particularly those related to the British pound sterling, euro, Canadian dollar, Australian dollar, Thai baht, Brazilian real, and Nordic currencies.

        These exposures include but are not limited to re-measurement gains and losses from changes in the value of foreign denominated monetary assets and liabilities; translation gains and losses on foreign subsidiary financial results that are translated into U.S. dollars upon consolidation; fluctuations in hotel revenue due to relative currency movements from the time of booking to the time of stay; planning risk related to changes in exchange rates between the time Expedia prepares its annual and quarterly forecasts and when actual results occur; and the impact of relative exchange rate movements on cross-border travel such as from Europe to the United States and the United States to Europe.

        Depending on the size of the exposures and the relative movements of exchange rates, if Expedia chooses not to hedge or fails to hedge effectively its exposure, it could experience a material adverse effect on its financial statements and financial condition. As seen in some recent periods, in the event of severe volatility in exchange rates these exposures can increase, and the impact on Expedia's results of operations can be more pronounced. In addition, the current environment and the increasingly global nature of Expedia's business have made hedging these exposures more complex. Expedia has increased and plans to continue increasing the scope, complexity and duration of its foreign exchange risk management. Expedia makes a number of estimates in conducting hedging activities including in some cases cancellations and payments in foreign currencies. In addition, an effective exchange rate hedging program is dependent upon effective systems, accurate and reliable data sources, controls and change management procedures. In the event Expedia's estimates differ significantly from actual results or if it fails to adopt effective hedging processes, Expedia could experience greater volatility as a result of its hedging activities.

         Expedia's stock price is highly volatile.

        The market price of Expedia's common stock is highly volatile and could continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond its control:

  •
  Quarterly variations in its operating and financial results;

  •
  Operating and financial results that vary from the expectations of securities analysts and investors, including failure to deliver returns on technology or emerging market marketing investments;

  •
  Changes in expectations as to Expedia's future financial performance, including financial estimates by securities analysts and investors;

  •
  Rating agency credit rating actions or pronouncements;

  •
  Reaction to Expedia's earnings releases and conference calls, or presentations by executives at investor and industry conferences;

  •
  Worldwide macro-economic conditions and fluctuations in currency exchange rates;

  •
  Changes in Expedia's capital or governance structure;

  •
  Changes in market valuations of other internet or online service companies;

  •
  Changes in search industry dynamics, such as key word pricing and traffic, or other changes that negatively affect Expedia's ability to generate traffic to its websites;

  •
  Announcements of dividends or changes in the amount or frequency of Expedia's dividends;

  •
  Announcements of technological innovations or new services by Expedia or its competitors;

  •
  Announcements by Expedia or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  Loss of a major travel supplier, such as an airline, hotel or car rental chain;

  •
  Changes in the status of Expedia's intellectual property rights;

  •
  Lack of success in the expansion of Expedia's business model geographically;

  •
  Significant claims or proceedings against Expedia or adverse developments or decisions in pending proceedings;

  •
  Significant security breaches;

  •
  Additions or departures of key personnel;

  •
  Rumors or public speculation about any of the above factors; and

  •
  Price and volume fluctuations in the stock markets in general.

        Volatility in Expedia's stock price could also make it less attractive to certain investors, and/or invite speculative trading in its common stock or debt instruments.

         Expedia may experience constraints in its liquidity and may be unable to access capital when necessary or desirable, either of which could harm its financial position.

        Expedia is accumulating a greater portion of its cash flows in foreign jurisdictions than previously and any repatriation of such funds for use in the United States, including for corporate purposes such as acquisitions, stock repurchases, dividends or debt refinancings, would likely result in additional U.S. income tax expense. In addition, Expedia has experienced, and may experience in the future, declines in seasonal liquidity and capital provided by its merchant hotel business, which has historically provided a meaningful portion of its operating cash flow and is dependent on several factors, including the rate of growth of Expedia's merchant hotel business and the relative growth of businesses which consume rather than generate working capital, such as its agency hotel, advertising and managed corporate travel businesses and payment terms with suppliers. Expedia also continued to see growth in both its merchant and agency hotel products. To the extent its merchant hotel business stopped growing or began to decline, it would likely result in pressure on Expedia's working capital cash balances, cash flow over time and liquidity. Moreover, Expedia expended significant resources in 2015 in acquiring and investing in a number of companies, including Orbitz, Decolar.com and HomeAway and certain assets of Travelocity and it may be obligated to expend significant additional resources in 2016 in connection with certain "put" rights associated with its majority investment in trivago, which rights are exercisable by trivago's current shareholders in 2016.

        The availability of funds depends in significant measure on capital markets and liquidity factors over which Expedia exerts no control. In light of periodic uncertainty in the capital and credit markets, Expedia can provide no assurance that sufficient financing will be available on desirable or even any terms to fund investments, acquisitions, stock repurchases, dividends, debt refinancing or extraordinary actions or that its counterparties in any such financings would honor their contractual commitments. In addition, any downgrade of Expedia's debt ratings by Standard & Poor's, Moody's Investor Service, Fitch or similar ratings agencies, increases in general interest rate levels and credit spreads or overall weakening in the credit markets could increase its cost of capital.

         System interruptions, security breaches and the lack of redundancy in Expedia's and Bodybuilding's respective information systems may harm their businesses.

        Expedia and Bodybuilding rely on information technology systems, including the Internet and third-party hosted services, to support a variety of business processes and activities and to store sensitive data, including booking and purchase transactions, intellectual property, proprietary business information and that of its suppliers and business partners, personally identifiable information of its customers and employees, and data with respect to invoicing and the collection of payments, accounting, procurement, and supply chain activities. In addition, Expedia relies on its information technology systems to process financial information and results of operations for internal reporting purposes and to comply with financial reporting, legal, and tax requirements. Bodybuilding relies extensively on information systems for its ecommerce business, supply chain, manufacturing operations, financial reporting, human resources and various other processes and transactions.

        The risk of a cybersecurity-related attack, intrusion, or disruption, including by criminal organizations, hacktivists, foreign governments, and terrorists, is persistent. Additionally, as Expedia continues to integrate its acquired companies, such as Orbitz, into its information technology systems, it may increase the risk of these system interruptions. Expedia and Bodybuilding have experienced and may in the future experience system interruptions that make some or all of these systems unavailable or prevent them from efficiently fulfilling orders or providing services to third parties. These interruptions could include security intrusions, attacks on systems for fraud or service interruption, computer and telecommunications failures and natural events. Significant interruptions, outages or delays in their internal systems, or systems of third parties that they rely upon, and network access, or deterioration in the performance of such systems, would impair their ability to process transactions, decrease the quality of service that they can offer to customers, damage their reputation and brands, increase their costs and/or cause losses.

        Potential security breaches to Expedia's or Bodybuilding's systems or the systems of their service providers, whether resulting from internal or external sources, could significantly harm their respective businesses. Both Expedia and Bodybuilding devote resources to network security, monitoring and testing, employee training and other security measures, but there can be no guarantee that these security measures will prevent all possible security breaches or attacks. A party, whether internal or external, that is able to circumvent Expedia's or Bodybuilding's security systems could misappropriate customer or employee information, intellectual property, proprietary information or other business and financial data or cause significant interruptions in their operations. Expedia and Bodybuilding may need to expend significant resources to protect against security breaches or to address problems caused by breaches, and reductions in website availability could cause a loss of substantial business volume during the occurrence of any such incident. Because the techniques used to sabotage security change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, Expedia and Bodybuilding may be unable to proactively address these techniques or to implement adequate preventive measures. Security breaches could result in negative publicity, damage to reputation, exposure to risk of loss or litigation and possible liability due to regulatory penalties and sanctions or pursuant to contractual arrangements with payment card processors for associated expenses and penalties. Security breaches could also cause customers and potential users of Expedia and Bodybuilding and their respective business partners to lose confidence in their security, which would have a negative effect on the value of their brands. Failure to adequately protect against attacks or intrusions, whether for Expedia's or Bodybuilding's own systems or systems of vendors, could expose them to security breaches that could have an adverse impact on financial performance.

        In addition, no assurance can be given that Expedia's or Bodybuilding's backup systems or contingency plans will sustain critical aspects of their operations or business processes in all circumstances, many other systems are not fully redundant and their disaster recovery or business continuity planning may not be sufficient. Fire, flood, power loss, telecommunications failure, break-ins, earthquakes, acts of war or terrorism, acts of God, computer viruses, electronic intrusion attempts from both external and internal sources and similar events or disruptions may damage or impact or interrupt computer or communications systems or business processes at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent Expedia or Bodybuilding from providing services to their customers and/or third parties for a significant period of time. Remediation may be costly and Expedia and Bodybuilding may not have adequate insurance to cover such costs. Moreover, the costs of enhancing infrastructure to attain improved stability and redundancy may be time consuming and expensive and may require resources and expertise that are difficult to obtain.

         Expedia and Bodybuilding process, store and use personal information, payment card information and other consumer data, which subjects them to risks stemming from possible failure to comply with governmental regulation and other legal obligations.

        Expedia and Bodybuilding may acquire personal or confidential information from users of their websites and mobile applications. There are numerous laws, regulations and policies in the U.S. and foreign jurisdictions regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information, payment card information and other consumer data, the scope of which is changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. Expedia and Bodybuilding strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection. It is possible, however, that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or the practices of the companies. Any failure or perceived failure by Expedia, Bodybuilding or their service providers to comply with the privacy policies, privacy related obligations to users or other third parties, or privacy related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information, payment card information or other consumer data, may result in governmental enforcement actions, litigation or public statements against Expedia or Bodybuilding, as applicable, by consumer advocacy groups or others and could cause Expedia's and Bodybuilding's customers and members to lose trust in them, as well as subject them to bank fines, penalties or increased transaction costs, all of which could have an adverse effect on their respective businesses.

        The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the internet have recently come under increased public scrutiny. The U.S. Congress and federal agencies, including the FTC and the Department of Commerce, are reviewing the need for greater regulation for the collection and use of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. U.S. courts are also considering the applicability of existing federal and state statutes, including computer trespass and wiretapping laws, to the collection and exchange of information online. In addition, the European Court of Justice's invalidation of the U.S.-EU Safe Harbor Framework could make it more difficult for Expedia to transfer data outside of the European Union for processing and the European Union's reforms to its existing data protection legal framework, may result in a greater compliance burden for companies, including Expedia, with users in Europe and increased costs of compliance. European Union and U.S. authorities reached agreement on February 2, 2016 on a new data transfer framework called the EU-U.S. Privacy Shield, which was formally adopted by the European Commission on July 12, 2016. The European Union and the U.S. must implement the new framework, which may be subject to legal challenge. Finally, countries in other regions, most notably Asia, Eastern Europe and Latin America, are increasingly implementing new privacy regulations, resulting in additional compliance burdens and uncertainty as to how some of these laws will be interpreted.

         Expedia relies on the performance of highly skilled personnel and, if it is unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, its business would be harmed.

        Expedia's performance is largely dependent on the talents and efforts of highly skilled individuals. Expedia's future success depends on its continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of its organization. In particular, the contributions of Barry Diller, Expedia's Chairman and Senior Executive, and Dara Khosrowshahi, its Chief Executive Officer, are critical to the overall management of the company. Expedia's future success will depend on the performance of its senior management and key employees. Expedia cannot ensure that it will be able to retain the services of Mr. Diller, Mr. Khosrowshahi or any other member of its senior management or key employees, the loss of whom could seriously harm its business. Competition for well-qualified employees in certain aspects of Expedia's business, including software engineers, developers, product management personnel, development personnel, and other technology professionals, also remains intense.

        Expedia's continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees. If Expedia does not succeed in attracting well-qualified employees or retaining or motivating existing employees, its business would be adversely affected. Expedia does not maintain any key person life insurance policies.

        Expedia has in the past, and may again in the future, restructure portions of its global workforce to simplify and streamline its organization, improve its cost structure and strengthen its overall businesses. These changes could affect employee morale and productivity and be disruptive to Expedia's business and financial performance.

         Actual or potential conflicts of interest may develop between Expedia management and directors, on the one hand, and the management and directors of IAC/InterActiveCorp, on the other.

        Mr. Diller serves as Expedia's Chairman of the Board of Directors and Senior Executive, while retaining his role as Chairman of the Board of Directors and Senior Executive of IAC/InterActiveCorp

(IAC), and Mr. Victor Kaufman serves as Vice Chairman of both Expedia and IAC. The fact that Mr. Diller and Mr. Kaufman hold positions with and securities of both companies could create, or appear to create, potential conflicts of interest for them when facing decisions that may affect both IAC and Expedia. They may also face conflicts of interest with regard to the allocation of their time between the companies.

        Expedia's certificate of incorporation provides that no officer or director of Expedia who is also an officer or director of IAC be liable to Expedia or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to IAC instead of Expedia, or does not communicate information regarding a corporate opportunity to Expedia because the officer or director has directed the corporate opportunity to IAC. This corporate opportunity provision may have the effect of exacerbating the risk of conflicts of interest between the companies because the provision effectively shields an overlapping director/executive officer from liability for breach of fiduciary duty in the event that such director or officer chooses to direct a corporate opportunity to IAC instead of Expedia.

         Expedia and Bodybuilding work closely with various business partners and rely on third-parties for many systems and services, and therefore could be harmed by their activities.

        Expedia and Bodybuilding could be harmed by the activities of third parties that they do not control. Expedia and Bodybuilding work closely with business partners, including in connection with significant commercial arrangements and joint ventures, and, in the case of Expedia, through its Expedia Affiliate Network business. Expedia and Bodybuilding also rely on third-party service providers for certain customer care, fulfillment, processing, systems development, technology and other services, including, increasingly, travel care (in the case of Expedia) and information technology services. If these partners or third-party service providers experience difficulty or fail to meet Expedia's or Bodybuilding's respective requirements or standards or the requirements or standards of governmental authorities, it could damage Expedia's and Bodybuilding's respective reputations, make it difficult for them to operate some aspects of their respective businesses, or expose Expedia and Bodybuilding to liability for their actions which could have an adverse impact on Expedia's and Bodybuilding's respective business and financial performance. Likewise, if the third-party service providers on which Expedia and Bodybuilding rely were to cease operations, temporarily or permanently, face financial distress or other business disruption, Expedia and Bodybuilding could suffer increased costs and delays in their ability to provide similar services until an equivalent service provider could be found or Expedia and Bodybuilding could develop replacement technology or operations, any of which could also have an adverse impact on Expedia's and Bodybuilding's respective business and financial performance.

         Expedia is exposed to various counterparty risks.

        Expedia is exposed to the risk that various counterparties, including financial entities, will fail to perform. This creates risk in a number of areas, including with respect to Expedia's bank deposits and investments, foreign exchange risk management, insurance coverages, and letters of credit. As it relates to deposits, as of December 31, 2015, Expedia held cash in bank depository accounts of approximately $1.6 billion (primarily in Bank of America, BNP Paribas, HSBC, JPMorgan Chase, Royal Bank of Canada and Standard Chartered Bank) and held time deposits of approximately $29 million at financial institutions including, JPMorgan Chase and Nordea. Additionally, majority-owned subsidiaries of Expedia held cash of approximately $71 million (primarily in Deutsche Bank and Citibank). As it relates to foreign exchange, as of December 31, 2015, Expedia was party to forward contracts with a notional value of approximately $1.9 billion, the fair value of which was approximately $8 million. The counterparties to these contracts were Credit Suisse International, Standard Chartered Bank, Goldman Sachs Bank, JPMorgan Chase, Bank of America, US Bank, Barclays Bank PLC, BNP Paribas, Wells

Fargo, Royal Bank of Canada, Societe Generale, Bank of Tokyo-Mitsubishi, Citibank and HSBC. Expedia employs forward contracts to hedge a portion of its exposure to foreign currency exchange rate fluctuations. At the end of the deposit term or upon the maturity of the forward contracts, the counterparties are obligated, or potentially obligated in the case of forward contracts, to return Expedia's funds or pay Expedia net settlement values. If any of these counterparties were to liquidate, declare bankruptcy or otherwise cease operations, it may not be able to satisfy its obligations under these time deposits or forward contracts.

        In addition, due to instability in the economy Expedia also faces increased credit risk and payment delays from its non-financial contract counterparties.

         Expedia has significant indebtedness, which could adversely affect its business and financial condition

        Expedia has outstanding long-term indebtedness with a face value of $3.2 billion, and it has a $1.5 billion unsecured revolving credit facility. Risks relating to Expedia's indebtedness include:

  •
  Increasing Expedia's vulnerability to general adverse economic and industry conditions;

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  Requiring Expedia to dedicate a portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

  •
  Making it difficult for Expedia to optimally capitalize and manage the cash flow for its businesses;

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  Limiting Expedia's flexibility in planning for, or reacting to, changes in its businesses and the markets in which it operates;

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  Placing Expedia at a competitive disadvantage compared to its competitors that have less debt; and

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  Limiting Expedia's ability to borrow additional funds or to borrow funds at rates or on other terms we find acceptable.

        The agreements governing Expedia's indebtedness contain various covenants that may limit its ability to effectively operate its businesses, including those that restrict its ability to, among other things:

  •
  Borrow money, and guarantee or provide other support for indebtedness of third parties including guarantees;

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  Pay dividends on, redeem or repurchase Expedia's capital stock;

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  Enter into certain asset sale transactions, including partial or full spin-off transactions;

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  Enter into secured financing arrangements;

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  Enter into sale and leaseback transactions; and

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  Enter into unrelated businesses.

        In addition, Expedia's credit facility requires that it meet certain financial tests, including an interest coverage test and a leverage ratio test.

        Any failure to comply with the restrictions of Expedia's credit facility or any agreement governing its other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply Expedia with further funds (including periodic rollovers of existing borrowings). In addition, it is possible that Expedia may need to incur additional indebtedness in the future in the ordinary course of business. The terms of Expedia's credit facility and the indentures governing its outstanding senior notes allow it to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify.

         Expedia and Bodybuilding cannot be sure that their intellectual property and proprietary information is protected from copying or use by others, including potential competitors.

        Expedia's and Bodybuilding's websites and mobile applications rely on content, brands and technology, much of which is proprietary. Expedia and Bodybuilding establish and protect their intellectual property by relying on a combination of trademark, copyright, trade secret and patent laws in the U.S. and other jurisdictions, license and confidentiality agreements, and internal policies and procedures. In connection with Expedia's and Bodybuilding's license agreements with third parties, they seek to control access to, and the use and distribution of, their proprietary information and intellectual property. Even with these precautions, however, it may be possible for another party to copy or otherwise obtain and use Expedia's or Bodybuilding's intellectual property without their authorization or to develop similar intellectual property independently. Effective trademark, copyright, patent and trade secret protection may not be available in every jurisdiction in which Expedia's and Bodybuilding's services are made available, and policing unauthorized use of intellectual property is difficult and expensive. Expedia and Bodybuilding cannot be sure that the steps they have taken will prevent misappropriation or infringement of their respective intellectual property. Any misappropriation or violation of these rights could have a material adverse effect on Expedia's and Bodybuilding's respective businesses. Furthermore, Expedia or Bodybuilding may need to go to court or other tribunals to enforce their intellectual property rights, to protect their trade secrets or to determine the validity and scope of the proprietary rights of others. These proceedings might result in substantial costs and diversion of resources and management attention.

        Expedia currently licenses from third parties some of the technologies, content and brands incorporated into its websites. As it continues to introduce new services that incorporate new technologies, content and brands, Expedia may be required to license additional technology, content or brands. Expedia cannot be sure that such technology, content and brand licenses will be available on commercially reasonable terms, if at all.

         Bodybuilding operates in a highly competitive industry and its failure to compete effectively could materially and adversely affect its sales and growth prospects.

        Bodybuilding competes primarily against other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations and mail order companies. This market is sensitive to the introduction of new products, which may rapidly capture a significant share of the market. As certain products become more mainstream, Bodybuilding experiences increased competition for those products. For example, as the trend in favor of whey protein products developed, it experienced increased competition for whey protein products from supermarkets, drug stores, mass merchants and other food companies. Increased competition from companies that distribute through retail, e-commerce or wholesale channels could have a material adverse effect on Bodybuilding's financial condition and results of operations. Certain of Bodybuilding's competitors may have significantly greater financial, technical and marketing resources. In addition, Bodybuilding's competitors may be more effective and efficient in introducing new products. Bodybuilding may not be able to compete effectively, and any of the factors listed above may cause price reductions, reduced margins and losses of market share.

         Bodybuilding's failure to appropriately and timely respond to changing consumer preferences and demand for new products and services could significantly harm its customer relationships and its business, financial condition and results of operations.

        Bodybuilding's performance is affected by industry trends including, among others, demographic trends and health and lifestyle preferences, as well as other factors, such as industry media coverage and governmental actions. For example, this industry is subject to potential regulatory activity and other legal matters that could affect the credibility of a given product or category of products. Consumer trends and their overall impact on consumer spending and limited product innovation and introductions in the vitamin, mineral and supplement (VMS) industry can dramatically affect purchasing patterns. Additionally, Bodybuilding's performance is affected by competitive trends such as the entry of new competitors, changes in promotional strategies or expansion of product assortment by various competitors.

        Sales of sports nutrition products are generally more sensitive to consumer trends, such as increased demand for products recommended by the media, resulting in higher volatility than other products. Accordingly, Bodybuilding launches new sports nutrition products on an ongoing basis in response to prevailing market conditions and consumer demands.

        Bodybuilding relies on consumer perception regarding the safety, quality and effectiveness of the supplement products it sells, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by adverse publicity in the form of published scientific research, national media attention or other publicity, whether or not accurate, that associates consumption of Bodybuilding's products or any other similar products with illness or other adverse effects, or questions the benefits of Bodybuilding's products or other similar products or that claims that any such products are ineffective. Future scientific research or publicity could be unfavorable to the industry or any of Bodybuilding's specific products and may not be consistent with earlier favorable research or publicity. Unfavorable research or publicity could have a material adverse effect on Bodybuilding's ability to generate sales.

        Bodybuilding's business is subject to changing consumer trends and preferences. Any failure to accurately predict or react to these trends could negatively impact consumer opinion of Bodybuilding as a source for the latest products, which in turn could harm its customer relationships and cause it to lose market share. The success of Bodybuilding's product offerings depends upon a number of factors, including its ability to:

  •
  anticipate customer needs;

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  successfully introduce new products in a timely manner;

  •
  price its products competitively;

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  deliver its products in sufficient volumes and in a timely manner; and

  •
  differentiate its product offerings from those of its competitors.

         Bodybuilding may be subject to material product liability claims if people or property are harmed by the products it sells, which could increase its costs and adversely affect its reputation, revenues and operating income.

        Some of the products Bodybuilding sells, distributes or manufactures may expose it to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Bodybuilding's products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. These products could contain contaminated substances, and some of the products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

        In addition, third-party manufacturers produce many of the products Bodybuilding sells. Bodybuilding relies on these manufacturers to ensure the integrity of their ingredients and formulations. As a distributor of products manufactured by third parties, Bodybuilding may also be liable for various product liability claims for products it does not manufacture. Moreover, as a practical matter, indemnification from a product supplier is dependent on the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. Bodybuilding may be unable to obtain full recovery from the insurer or any indemnifying third-party in respect of any claims against it in connection with products manufactured by such third-party.

        Even with adequate insurance and indemnification, product liability claims could significantly damage Bodybuilding's reputation and consumer confidence in its products. Bodybuilding's litigation expenses could increase as well, which also could have a material adverse effect on its results of operations even if a product liability claim is unsuccessful or is not fully pursued.

         Bodybuilding may experience product recalls, withdrawals or seizures, which could materially and adversely affect its business, financial condition and results of operations.

        Bodybuilding may initiate or participate in product recalls, withdrawals or seizures if any of the products it sells are believed to cause injury or illness or if Bodybuilding is alleged to have violated governmental regulations in the labeling, promotion, sale or distribution of those products. A significant product recall, withdrawal or seizure may require significant management attention, would likely result in substantial and unexpected costs and may materially and adversely affect Bodybuilding's business, financial condition and results of operations. Furthermore, a significant product recall, withdrawal or seizure may adversely affect consumer confidence in its brands and third-party brands sold by Bodybuilding and thus decrease consumer demand for products sold by Bodybuilding.

        As is common in the VMS industry, Bodybuilding relies on its contract manufacturers and suppliers to ensure that the products they manufacture and sell to Bodybuilding comply with all applicable regulatory and legislative requirements. In general, Bodybuilding seeks representations and warranties, indemnification and insurance from its contract manufacturers and suppliers. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage Bodybuilding's reputation and consumer confidence in its products. In addition, if products offered for sale by Bodybuilding do not comply with applicable regulatory, statutory and legislative requirements, Bodybuilding cannot market such products and may be required to recall or remove such products from the market and may face lawsuits related to any alleged non-compliance, which in certain cases could materially and adversely affect Bodybuilding's business, financial condition and results of operations.

         Increases in the prices of key raw materials or shortages of such materials could materially and adversely affect Bodybuilding's business, financial condition and results of operations.

        Bodybuilding's products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase in the prices charged to Bodybuilding for its own branded products and third-party products. Raw material prices may increase in the future and Bodybuilding may not be able to pass on those increases to customers who purchase the products it sells. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on Bodybuilding's business, financial condition and results of operations.

        Bodybuilding expects supplies of raw materials to meet its specifications. If any raw material is adulterated or does not meet Bodybuilding's specifications, it could significantly impact Bodybuilding's contract manufacturers ability to produce products and could materially and adversely affect its business, financial condition and results of operations.

        In addition, if Bodybuilding is no longer able to obtain products from one or more of its suppliers on reasonable terms, its customer relationships could be materially and adversely affected. Events such as terrorist attacks, civil unrest or war, or the perceived threat thereof, may also have a significant adverse effect on the availability of raw materials essential to the manufacturing of Bodybuilding's products, which could have a material adverse effect on its business, financial condition and results of operations.

         Compliance with governmental regulations could increase Bodybuilding's costs significantly and adversely affect its operating income.

        The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of Bodybuilding's products and the products that it manufactures for third parties are subject to federal law and regulation by one or more federal agencies, including the FDA, FTC, U.S. Department of Agriculture and U.S. Environmental Protection Agency. These activities are also regulated by various state, local and international laws and authorities in the jurisdictions in which Bodybuilding's products and the products that it manufactures for third parties are sold. Regulatory authorities may prevent or delay the introduction of new products or require reformulation of existing products, which could result in lost sales and/or increased costs. A regulatory authority may determine that a Bodybuilding product or product ingredient presents an unacceptable health risk or may determine that a statement of nutritional support for its products, or third party products sold by Bodybuilding, is an unsubstantiated claim or an unauthorized food "health claim." Any such regulatory determination could adversely affect Bodybuilding's sales of those products.

         If Bodybuilding does not successfully optimize and operate its fulfillment centers, its business could be materially and adversely affected.

        If Bodybuilding does not adequately predict customer demand or otherwise optimize and operate its fulfillment centers successfully or efficiently, excess or insufficient fulfillment center capacity could result in increased costs, impairment charges, or both, or harm its business in other ways. In addition, a failure to optimize inventory in Bodybuilding's fulfillment centers could increase net shipping costs by requiring long-zone or partial shipments.

        Bodybuilding relies on a limited number of shipping companies to deliver inventory to it and ship orders to customers. If Bodybuilding is not able to negotiate acceptable terms with these companies or they experience performance problems or other difficulties, it could negatively impact Bodybuilding's operating results and customer experience. In addition, Bodybuilding's ability to receive inbound inventory efficiently and ship completed orders to customers also may be materially and adversely affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, acts of God and other similar factors.

         Bodybuilding faces significant inventory risk.

        Bodybuilding is exposed to significant inventory risks as a result of, among other factors, seasonality, new product launches, raw ingredient supply shortages, rapid changes in product cycles and pricing, defective merchandise, changes in consumer demand and consumer spending patterns and changes in consumer tastes with respect to its products, each of which may adversely affect its operating results. Bodybuilding endeavors to accurately predict these trends and avoid overstocking or understocking products it sells. Demand for products, however, can change significantly between the time inventory or components are ordered and the date of sale.

         A significant disruption to Bodybuilding's delivery network could adversely impact sales or increase its costs, which could decrease its profits.

        Because Bodybuilding relies on FedEx, DHL, the U.S. Postal Service and regional carriers such as OnTrac and LaserShip to deliver most of the small parcel products it offers on its sites, it is subject to shipping delays or disruptions caused by inclement weather, natural disasters, labor activism, health epidemics or bioterrorism. In addition, because it relies on such national and regional major transportation companies for the delivery of some of its other products, Bodybuilding is also subject to risks of breakage or other damage during delivery by any of these third parties. If Bodybuilding is not able to deliver products in a timely fashion or products are damaged during the delivery process, its customers could become dissatisfied and cease buying products through its sites, which would adversely affect its business, financial condition and results of operations.

         Bodybuilding's business relies on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could adversely affect its business, financial condition and results of operations.

        Bodybuilding's business is highly dependent upon email and other messaging services for promoting its sites and products. Bodybuilding provides emails and other "push" communications to customers and other visitors informing them of what is available for purchase on its site that day, and believes these messages are an important part of its marketing and generate a substantial portion of its revenue. If Bodybuilding is unable to successfully deliver emails or other messages to its subscribers, or if subscribers decline to open its emails or other messages, its revenue and profitability would be materially and adversely affected. Changes in how webmail applications organize and prioritize email may also reduce the number of subscribers opening its emails. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact Bodybuilding's business. From time to time, Internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in Bodybuilding's inability to successfully deliver emails or other messages to third parties. Changes in the laws or regulations that limit its ability to send such communications or impose additional requirements upon Bodybuilding in connection with sending such communications would also materially and adversely impact its business. Bodybuilding's use of email and other messaging services to send communications about its site or other matters may also result in legal claims against it, which may cause increased expenses, and if successful may result in fines and orders with costly reporting and compliance obligations or may limit or prohibit its ability to send emails or other messages. Bodybuilding also relies on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit Bodybuilding's ability or its customers' ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking may materially and adversely affect its business, financial condition and results of operations.

         Bodybuilding's user growth, engagement and monetization on mobile devices depends upon effective operation of mobile operating systems, networks and standards that it does not control.

        There is no guarantee that popular mobile devices will continue to feature Bodybuilding.com or Bodybuilding's other products, or that mobile device users will continue to use its products rather than competing products. Bodybuilding is dependent on the interoperability of Bodybuilding.com and its other products with popular mobile operating systems, networks, and standards that it does not control, such as the Android and iOS operating systems, and any changes in such systems, its relationships with mobile operating system partners, handset manufacturers, or mobile carriers, or in their terms of service or policies that degrade Bodybuilding's products' functionality, reduce or eliminate its ability to distribute its products, or give preferential treatment to competitive products, could adversely affect Bodybuilding.com usage and monetization on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that Bodybuilding's products work well with a range of mobile technologies, systems, networks, and standards that it does not control, and that it has good relationships with handset manufacturers and mobile carriers. Bodybuilding may not be successful in maintaining or developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards. In the event that it is more difficult for its users to access and use Bodybuilding.com or its other products on their mobile devices, or if Bodybuilding's users choose not to access or use Bodybuilding.com or its other products on their mobile devices or use mobile products that do not offer access to Bodybuilding.com or its other products, Bodybuilding's user growth and user engagement could be harmed. From time to time, Bodybuilding may also take actions regarding the distribution of its products or the operation of its business based on what it believes to be in its long-term best interests. Such actions may adversely affect its relationships with the operators of mobile operating systems, handset manufacturers, mobile carriers, or other business partners, and there is no assurance that these actions will result in the anticipated long-term benefits. In the event that Bodybuilding's relationships with such third parties deteriorate, its user growth, engagement, and monetization could be adversely affected and its business could be harmed.

        Bodybuilding believes that its ability to compete effectively through a mobile presence depends upon many factors both within and beyond its control, including:

  •
  the popularity, usefulness, ease of use, performance, and reliability of its products compared to its competitors' products, particularly with respect to mobile applications;

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  the size and composition of its user base;

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  the engagement of its users with its products and competing products;

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  the timing and market acceptance of products, including developments and enhancements to its or its competitors' products;

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  its ability to monetize its products;

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  customer service and support efforts;

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  changes mandated by legislation, regulatory authorities or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on Bodybuilding;

  •
  acquisitions or consolidation within its industry, which may result in more formidable competitors;

  •
  Bodybuilding's ability to attract, retain and motivate talented employees, particularly software engineers, designers and product managers;

  •
  its ability to cost-effectively manage and grow its operations; and

  •
  its reputation and brand strength relative to those of its competitors.

        If Bodybuilding is not able to compete effectively on mobile devices, its user base and level of user engagement may decrease, it may become less attractive to developers and marketers and its business, financial conditions and results of operations may be materially and adversely affected.

         If Bodybuilding fails to retain existing users or add new users, or if its users decrease their level of engagement with its products, Bodybuilding's business, financial condition and results of operations may be significantly harmed.

        The size of Bodybuilding's user base and its users' level of engagement are critical to its success. Bodybuilding's financial performance has been and will continue to be significantly determined by its success in adding, retaining and engaging active users. If people do not perceive its products to be useful, reliable and trustworthy, Bodybuilding may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. Bodybuilding's user engagement patterns have changed over time, and user engagement can be difficult to measure, particularly as users continue to engage increasingly via mobile devices and as Bodybuilding introduces new and different products and services. Any number of factors could potentially negatively affect user retention, growth and engagement, including if:

  •
  users increasingly engage with other products or services;

  •
  Bodybuilding fails to introduce new products or services that users find engaging or if it introduces new products or services that are not favorably received;

  •
  users have difficulty installing, updating or otherwise accessing its products on mobile devices;

  •
  user behavior on any of Bodybuilding's products changes, including decreases in the quality and frequency of content shared on its products and services;

  •
  Bodybuilding is unable to continue to develop products for mobile devices that users find engaging, that work with a variety of mobile operating systems and networks and that achieve a high level of market acceptance;

  •
  there are decreases in user sentiment about the quality or usefulness of its products or concerns related to privacy and sharing, safety, security or other factors;

  •
  Bodybuilding is unable to manage and prioritize information to ensure users are presented with content that is interesting, useful and relevant to them;

  •
  users adopt new technologies where its products may be displaced in favor of other products or services, or may not be featured or otherwise available;

  •
  there are adverse changes in Bodybuilding's products that are mandated by legislation, regulatory authorities or litigation, including settlements or consent decrees;

  •
  technical or other problems prevent Bodybuilding from delivering its products in a rapid and reliable manner or otherwise affect the user experience, such as security breaches or failure to prevent or limit spam or similar content;

  •
  Bodybuilding adopts policies or procedures related to areas such as sharing or user data that are perceived negatively by its users or the general public;

  •
  it elects to focus its user growth and engagement efforts more on longer-term initiatives, or if initiatives designed to attract and retain users and engagement are unsuccessful or discontinued, whether as a result of actions by Bodybuilding, third parties or otherwise;

  •
  Bodybuilding fails to provide adequate customer service to users, marketers or developers;

  •
  developers whose products are integrated with Bodybuilding.com or other companies in its industry are the subject of adverse media reports or other negative publicity; or

  •
  Bodybuilding's current or future products, such as its development tools and application programming interfaces that enable developers to build, grow and monetize mobile and web applications, reduce user activity on Bodybuilding.com by making it easier for its users to interact and share on third-party mobile and web applications.

        Any of the above factors could have a material and adverse effect on Bodybuilding's business, financial condition and results of operations.

         Bodybuilding's inability to acquire, use or maintain the marks and domain names for its sites could substantially harm its business and results of operations.

        Bodybuilding is currently the registrant of marks for its brands in numerous jurisdictions and is the registrant of the Internet domain name for the websites of Bodybuilding.com. However, it has not registered its marks or domain names in all major international jurisdictions. Domain names generally are regulated by Internet regulatory bodies. If Bodybuilding does not have or cannot obtain on reasonable terms the ability to use its marks in a particular country, or to use or register its domain name, it could be forced either to incur significant additional expenses to market its products within that country, including the development of a new brand and the creation of new promotional materials and packaging, or to elect not to sell products in that country. Either result could materially and adversely affect Bodybuilding's business, financial condition and results of operations.

        Furthermore, the regulations governing domain names and laws protecting marks and similar proprietary rights could change in ways that block or interfere with Bodybuilding's ability to use relevant domains or its current brand. Also, Bodybuilding might not be able to prevent third parties from registering, using or retaining domain names that interfere with its consumer communications or infringe or otherwise decrease the value of its marks, domain names and other proprietary rights. Regulatory bodies also may establish additional generic or country-code top-level domains or may allow modifications of the requirements for registering, holding or using domain names. As a result, Bodybuilding might not be able to register, use or maintain the domain names that utilize the name Bodybuilding or its other brands in all of the countries in which it currently or intends to conduct business.

         The seasonality of Bodybuilding's business places increased strain on its operations.

        Bodybuilding derives significant sales during the first quarter of each year. If it does not stock or restock popular products in sufficient amounts such that it fails to meet customer demand, it could significantly affect its revenue and future growth. If it overstocks products, it may be required to take significant inventory markdowns or write-offs and incur commitment costs, which could reduce profitability. If too many customers access Bodybuilding's websites within a short period of time due to increased demand, it may experience system interruptions or site performance slowdown that make its website unavailable or prevent it from efficiently fulfilling orders, which may reduce the volume of products it sells and the attractiveness of its products and services. In addition, Bodybuilding may be unable to adequately staff its fulfillment and customer service centers during these peak periods.

         Bodybuilding may be unable to accurately forecast revenue and appropriately plan its expenses in the future.

        Revenue and operating results are difficult to forecast because they generally depend on the volume, timing and type of the orders Bodybuilding receives, all of which are uncertain. Bodybuilding bases a significant portion of its expense levels and investment plans on its estimates of total revenue and gross margins. Bodybuilding's business is affected by general economic and business conditions in the United States and in international markets. A significant portion of its expenses are fixed, and as a result, it may be unable to adjust its spending in a timely manner to compensate for any unexpected shortfall in net revenue. Any failure to accurately predict net revenue or gross margins could cause

Bodybuilding's operating results to be lower than expected, which could materially and adversely affect its financial condition.

Factors Relating to the Split-Off and the Split-Off Proposals

         The Split-Off could result in a significant tax liability to Liberty Interactive and holders of Liberty Ventures common stock.

        It is a condition to the Split-Off that Liberty Interactive receive the opinion of Skadden Arps, in form and substance reasonably acceptable to Liberty Interactive, to the effect that, for U.S. federal income tax purposes, the Split-Off will qualify as a tax-free transaction to Liberty Interactive and holders of Liberty Ventures common stock under Section 355, Section 368(a)(1)(D) and related provisions of the Code (except with respect to the receipt of cash in lieu of fractional shares).

        The opinion of Skadden Arps will be based on the law in effect as of the date of the Split-Off and will rely upon certain assumptions, as well as statements, representations and certain undertakings made by officers of Liberty Interactive and Splitco and John C. Malone. These assumptions, statements, representations and undertakings are expected to relate to, among other things, Liberty Interactive's business reasons for engaging in the Split-Off, the conduct of certain business activities by Liberty Interactive and Splitco, and the plans and intentions of Liberty Interactive and Splitco to continue conducting those business activities and not to materially modify their ownership or capital structure following the Split-Off. If any of those statements, representations or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the facts that prevail at the time of the Split-Off, the conclusions reached in such opinion could be adversely affected.

        Liberty Interactive does not intend to seek a ruling from the Internal Revenue Service (the IRS) as to the U.S. federal income tax treatment of the Split-Off. The opinion of Skadden Arps will not be binding on the IRS or a court, and there can be no assurance that the IRS will not challenge the conclusions reached in the opinion or that a court would not sustain such a challenge.

        Even if the Split-Off otherwise qualifies under Section 355, Section 368(a)(1)(D) and related provisions of the Code, the Split-Off would result in a significant U.S. federal income tax liability to Liberty Interactive (but not to holders of Liberty Ventures common stock) under Section 355(e) of the Code if one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by either vote or value) in the stock of Liberty Interactive or in the stock of Splitco (excluding, for this purpose, the acquisition of Splitco common stock by holders of Liberty Ventures common stock in the Split-Off) as part of a plan or series of related transactions that includes the Split-Off. Any acquisition of the stock of Liberty Interactive or Splitco (or any successor corporation) within two years before or after the Split-Off generally would be presumed to be part of a plan that includes the Split-Off, although the parties may be able to rebut that presumption under certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the opinion of Skadden Arps described above, Liberty Interactive or Splitco might inadvertently cause or permit a prohibited change in ownership of Liberty Interactive or Splitco, thereby triggering tax liability to Liberty Interactive, which could have a material adverse effect.

        If, for any reason, it is subsequently determined that the Split-Off does not qualify for tax-free treatment (other than with respect to the receipt of cash in lieu of fractional shares), Liberty Interactive and/or holders of Liberty Ventures common stock could incur significant tax liabilities determined in the manner described in "The Split-Off and Redemption Proposal—U.S. Federal Income Tax Consequences of the Split-Off." As described further under "Certain Relationships and Related Party Transactions—Relationships Between Splitco and Liberty Interactive and/or Liberty Media—Tax

Sharing Agreement," in certain circumstances, Splitco will be required to indemnify Liberty Interactive, its subsidiaries and certain related persons for taxes and losses resulting from the Split-Off.

        For a more complete discussion of the opinion of Skadden Arps and the material U.S. federal income tax consequences of the Split-Off to Liberty Interactive and holders of Liberty Ventures common stock, please see "The Split-Off and Redemption Proposal—U.S. Federal Income Tax Consequences of the Split-Off."

         We may have a significant indemnity obligation to Liberty Interactive, which is not limited in amount or subject to any cap, if the Split-Off is treated as a taxable transaction.

        Pursuant to the tax sharing agreement that we will enter into with Liberty Interactive in connection with the Split-Off (the tax sharing agreement), we will be required to indemnify Liberty Interactive, its subsidiaries and certain related persons for taxes and losses resulting from the failure of the Split-Off to qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code to the extent that such taxes and losses (i) result primarily from, individually or in the aggregate, the breach of certain covenants made by our company (applicable to actions or failures to act by Splitco and its subsidiaries following the completion of the Split-Off) or (ii) result from the application of Section 355(e) of the Code to the Split-Off as a result of the treatment of the Split-Off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by vote or value) in the stock of Splitco (or any successor corporation).

        Our indemnification obligations to Liberty Interactive, its subsidiaries and certain related persons will not be limited in amount or subject to any cap. If we are required to indemnify Liberty Interactive, its subsidiaries or such related persons under the circumstances set forth in the tax sharing agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

        For a more detailed discussion of the tax sharing agreement, please see "Certain Relationships and Related Party Transactions—Relationships Between Splitco and Liberty Interactive and/or Liberty Media—Tax Sharing Agreement."

         In certain circumstances, we may have a significant reimbursement obligation to Expedia pursuant to the terms of the Reimbursement Agreement.

        We have entered into a reimbursement agreement (the Reimbursement Agreement, including any amendments thereto) with Liberty Interactive and Expedia in connection with the Split-Off, pursuant to which Liberty Interactive and Splitco have agreed to reimburse Expedia for certain costs and expenses resulting from the Split-Off and the proxy arrangements that may be incurred by Expedia with respect to its Amended and Restated Credit Agreement, dated as of September 5, 2014, as amended (the Expedia Credit Agreement), Expedia's 7.456% Senior Notes due 2018 (the 2018 Notes) and Expedia's 5.95% Senior Notes due 2020 (the 2020 Notes). These reimbursement obligations of Liberty Interactive and Splitco are capped at $45 million, subject to certain limited exceptions. For more information on the Reimbursement Agreement, see "Certain Relationships and Related Party Transactions—Relationships Among Splitco, the Malone Group, Diller and Expedia—Proxy Arrangements—Reimbursement Agreement." If we are required to provide reimbursements to Expedia pursuant to the Reimbursement Agreement, our cash position will be adversely affected.

         We may determine to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        Under the tax sharing agreement, we will covenant not to take any action, or fail to take any action, following the Split-Off, which action or failure to act is inconsistent with the Split-Off qualifying for tax-free treatment under Section 355, Section 368(a)(1)(D) and related provisions of the Code. Further, the tax sharing agreement will require that we generally indemnify Liberty Interactive for any taxes or losses incurred by Liberty Interactive (or its subsidiaries) resulting from breaches of such covenants or resulting from the application of Section 355(e) of the Code to the Split-Off as a result of the treatment of the Split-Off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by vote or value) in the stock of our company (or any successor corporation).

        Generally, under Section 355(e) of the Code, an acquisition of our stock will be presumed to be part of a plan (or series of related transactions) with the Split-Off if such acquisition occurs within two years after the Split-Off (or if such stock is received in the Split-Off in exchange for Liberty Ventures common stock that was acquired within the two years before the Split-Off). This presumption, however, may be rebutted based upon an analysis of the facts and circumstances related to the Split-Off and the particular acquisition in question, including a weighing of certain plan and non-plan factors set forth in Treasury regulations promulgated under Section 355(e) of the Code. Further, these Treasury regulations provide certain safe harbors under which an acquisition will be deemed not to be part of a plan (or series of related transactions) with the Split-Off for purposes of Section 355(e) of the Code.

        In light of the requirements under Section 355 of the Code, including the factors and safe harbors described above, we might determine to forgo certain transactions that might otherwise be advantageous. In particular, we might determine to continue to operate certain of our business operations for the foreseeable future even if a sale or discontinuance of such business might otherwise be advantageous. Moreover, in light of the requirements of Section 355(e) of the Code, we might determine to forgo certain transactions, including share repurchases, stock issuances, certain asset dispositions and other strategic transactions, for some period of time following the Split-Off. In addition, our indemnity obligation under the tax sharing agreement might discourage, delay or prevent our entering into a change of control transaction for some period of time following the Split-Off.

         We may incur material costs as a result of our separation from Liberty Interactive.

        We will incur costs and expenses not previously incurred as a result of our separation from Liberty Interactive. These increased costs and expenses may arise from various factors, including financial reporting, costs associated with complying with the federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley)), tax administration and human resources related functions. Although Liberty Media will continue to provide many of these services for us under the services agreement, we cannot assure you that the services agreement will continue or that these costs will not be material to our business.

         Prior to the Split-Off, we will not have been an independent company and we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

        Prior to the Split-Off, our business was operated by Liberty Interactive as part of its broader corporate organization, rather than as an independent company. Liberty Interactive's senior management oversaw the strategic direction of our businesses and Liberty Interactive (directly and through its services agreement with Liberty Media) performed various corporate functions for us, including, but not limited to:

  •
  selected human resources related functions;

  •
  tax administration;

  •
  selected legal functions (including compliance with Sarbanes-Oxley), as well as external reporting;

  •
  treasury administration, investor relations, internal audit and insurance functions; and

  •
  selected information technology and telecommunications services.

        Following the Split-Off, neither Liberty Interactive nor Liberty Media will have any obligation to provide these functions to us other than those services that will be provided by Liberty Media pursuant to the services agreement between us and Liberty Media. If, once our services agreement terminates, we do not have in place our own systems and business functions, we do not have agreements with other providers of these services or we are not able to make these changes cost effectively, we may not be able to operate our business effectively and our profitability may decline. If Liberty Media does not continue to perform effectively the services to be provided to us under the services agreement, we may not be able to operate our business effectively after the Split-Off.

         We may not realize the potential benefits from the Split-Off in the near term or at all.

        In this proxy statement/prospectus, we have described anticipated strategic and financial benefits we expect to realize as a result of our separation from Liberty Interactive. See "The Split-Off and Redemption Proposal—Reasons for the Split-Off." In particular, we believe that the Split-Off will better position us to take advantage of business opportunities, strategic alliances and other acquisitions through Splitco's enhanced acquisition currency, as well as increase our flexibility to pursue a potential combination of Splitco and Expedia. We also expect the Split-Off to enable Splitco to provide its employees with more attractive equity incentive awards. However, no assurance can be given that the market will react favorably to the Split-Off or that the current discount applied by the market to the Liberty Ventures common stock will not be applied to Splitco's common stock, thereby causing Splitco's equity to not be as attractive to its employees as well as any potential acquisition counterparties. In addition, no assurance can be given that any investment, acquisition or other strategic opportunities will become available following the Split-Off on terms that Splitco finds favorable or at all, nor can any assurance be given that a combination of Splitco and Expedia will ever occur. Given the added costs associated with the completion of the Split-Off, including the separate accounting, legal and other compliance costs of being a separate public company, our failure to realize the anticipated benefits of the Split-Off in the near term or at all could adversely affect our company.

         Our company has overlapping directors and officers with Liberty Interactive and Liberty Media, which may lead to conflicting interests.

        As a result of the Split-Off, the September 2011 separation of Starz from Liberty Interactive and the January 2013 spin-off of Liberty Media from Starz, most of the executive officers of Splitco also serve as executive officers of Liberty Interactive and Liberty Media and there are [some] overlapping directors. Following the Split-Off, John C. Malone will be the Chairman of the Board and a director of our company, Liberty Interactive and Liberty Media, and Christopher W. Shean will be the Chief Executive Officer[, President] and a director of our company, and Senior Vice President and Chief Financial Officer of Liberty Interactive and Liberty Media. None of these companies has any ownership interest in any of the others. Our executive officers and members of our company's board of directors have fiduciary duties to our stockholders. Likewise, any such persons who serve in similar capacities at Liberty Interactive or Liberty Media or any other public company have fiduciary duties to that company's stockholders. For example, there may be the potential for a conflict of interest when our company, Liberty Interactive or Liberty Media pursues corporate opportunities that may be suitable for each of them. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. Our company has renounced its rights to certain business opportunities and our restated charter will provide that no director or officer of our company will breach their fiduciary duty and therefore be liable to our company or its stockholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity (including Liberty Interactive and Liberty Media) instead of our company, or does not refer or communicate information regarding such corporate opportunity to our company, unless (x) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of our company or as a director or officer of any of our subsidiaries, and (y) such opportunity relates to a line of business in which our company or any of its subsidiaries is then directly engaged. In addition, any potential conflict that qualifies as a "related party transaction" (as defined in Item 404 of Regulation S-K) is subject to review by an independent committee of the applicable issuer's board of directors in accordance with its corporate governance guidelines. Any other potential conflicts that arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the executive officers and directors of each issuer. From time to time, we may enter into transactions with Liberty Interactive or Liberty Media and/or their respective subsidiaries or other affiliates. There can be no assurance that the terms of any such transactions will be as favorable to our company, Liberty Interactive, Liberty Media or any of their respective subsidiaries or affiliates as would be the case where there is no overlapping officer or director.

         Our inter-company agreements are being negotiated while we are a subsidiary of Liberty Interactive.

        We are entering into a number of inter-company agreements covering matters such as tax sharing and our responsibility for certain liabilities previously undertaken by Liberty Interactive for certain of our businesses. In addition, we are entering into a services agreement with Liberty Media pursuant to which it will provide to us certain management, administrative, financial, treasury, accounting, tax, legal and other services, for which we will pay Liberty Media a services fee. The terms of all of these agreements are being established while we are a wholly owned subsidiary of Liberty Interactive, and hence may not be the result of arms' length negotiations. Although we believe that the negotiations with Liberty Media will be at arms' length, the persons negotiating on behalf of Liberty Media also serve as officers of Liberty Interactive, as described above. We believe that the terms of these inter-company agreements are commercially reasonable and fair to all parties under the circumstances; however, conflicts could arise in the interpretation or any extension or renegotiation of the foregoing agreements after the Split-Off. See "Certain Relationships and Related Party Transactions."

         Liberty Interactive's board of directors may abandon the Split-Off at any time, or its board of directors may determine to amend the terms of any agreement we enter into relating to the Split-Off.

        No assurance can be given that the Split-Off will occur, or if it occurs that it will occur on the terms described in this proxy statement/prospectus. In addition to the conditions to the Split-Off described herein (certain of which may be waived by the Liberty Interactive board of directors in its sole discretion), the Liberty Interactive board of directors may abandon the Split-Off at any time prior to the redemption date for any reason or for no reason. Additionally, the agreements to be entered into by Splitco with Liberty Interactive and Liberty Media in connection with the Split-Off (including the reorganization agreement, the tax sharing agreement, the services agreement, the facilities sharing agreement and the aircraft time sharing agreements) may be amended or modified prior to the redemption date in the sole discretion of Liberty Interactive or Liberty Media, as applicable. If any condition to the Split-Off is waived or if any material amendments or modifications are made to the terms of the Split-Off or to such ancillary agreements prior to the Split-Off, Liberty Interactive intends to promptly issue a press release and file a Current Report on Form 8-K informing the market of the substance of such waiver, amendment or modification.

Factors Relating to Splitco's Common Stock and the Securities Market

         We cannot be certain that an active trading market will develop or be sustained after the Split-Off, and following the Split-Off, our stock price may fluctuate significantly.

        There can be no assurance that an active trading market will develop or be sustained for our common stock after the Split-Off. We cannot predict the prices at which either series of our common stock may trade after the Split-Off, the effect of the Split-Off on the trading prices of the Liberty Ventures common stock or whether the market value of the shares of a series of our common stock and the shares of the same series of the Liberty Ventures common stock held by a stockholder after the Split-Off will be less than, equal to or greater than the market value of a share of the corresponding series of Liberty Ventures common stock held by such stockholder prior to the Split-Off.

        The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

  •
  actual or anticipated fluctuations in our operating results;

  •
  changes in earnings estimated by securities analysts or our ability to meet those estimates;

  •
  the operating and stock price performance of comparable companies; and

  •
  domestic and foreign economic conditions.

        The fair value of Liberty Interactive's investment in Expedia, on an as-converted basis, was approximately $2,545 million as of March 31, 2016, which represents a large portion of the total market value of the Ventures Group tracking stock, as a whole, and will represent an even larger portion of Splitco's total market value following the Split-Off. As a result of the Split-Off, our stock price may move in tandem with the Expedia stock price to a greater degree than the Liberty Ventures common stock does today, with the result that our stock price may be disproportionately affected by the results of operations of Expedia and developments in its business.

         If, following the Split-Off, we are unable to satisfy the requirements of Section 404 of Sarbanes-Oxley, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

        Section 404 of Sarbanes-Oxley requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries' internal control over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on management's assessment of those matters. Our compliance with Section 404 of Sarbanes-Oxley will first be tested in connection with the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2017. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or significant deficiencies which may not be remedied in time to meet the deadline imposed by Sarbanes-Oxley. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

         It may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders.

        Certain provisions of our restated charter and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

  •
  prior to the Proxy Arrangement Termination Date (as defined in "Certain Relationships and Related Party Transactions—Relationships Among Splitco, the Malone Group, Diller and

    Expedia—Proxy Arrangements—Transaction Agreement—Proxy Arrangement Termination Date"):

    •
    having a board divided into Series B Directors and Common Stock Directors (each as defined in "Management of Splitco—Directors"), with the Series B Directors having certain powers with respect to the voting of our Expedia Common Shares in the election of Expedia directors;

    •
    requiring that a supermajority vote of our stockholders is necessary to sell or transfer any of the shares of Expedia class B common stock held by our company;

    •
    requiring stockholder approval by holders of at least 70% of our voting power or the approval by at least 80% of our board of directors with respect to certain extraordinary matters, such as a merger or consolidation of our company, a sale of all or substantially all of our assets or an amendment to our restated charter;

    •
    limiting the size of our board of directors to seven members;

    •
    having the proxy arrangements terminate upon a change in control of our company, with the voting power over our Expedia Common Shares reverting to Mr. Diller pursuant to his proxy over such shares;

  •
  prior to and following the Proxy Arrangement Termination Date:

  •
  authorizing a capital structure with multiple series of common stock: a Series B that entitles the holders to ten votes per share, except in the election of Common Stock Directors prior to the Proxy Arrangement Termination Date, a Series A that entitles the holders to one vote per share and a Series C that, except as otherwise required by applicable law, entitles the holders to no voting rights;

  •
  authorizing the issuance of "blank check" preferred stock, which could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  •
  providing that all legal actions with respect to derivative claims and fiduciary duty claims be brought exclusively in Delaware courts;

  •
  limiting who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent, other than in certain limited circumstances, thereby requiring all stockholder actions to be taken at a meeting of the stockholders;

  •
  establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

  •
  the existence of authorized and unissued stock which would allow our board of directors to issue shares to persons friendly to current management, thereby protecting the continuity of its management, or which could be used to dilute the stock ownership of persons seeking to obtain control of us; and

  •
  only following the Proxy Arrangement Termination Date:

  •
  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors; and

  •
  requiring stockholder approval by holders of at least 70% of our voting power or the approval by at least 75% of our board of directors with respect to certain extraordinary matters, such as a merger or consolidation of our company, a sale of all or substantially all of our assets or an amendment to our restated charter.

        Certain other provisions of the proxy arrangements may also have the effect of making an acquisition of our company more difficult. See "—After the Split-Off, Splitco may be controlled by one principal stockholder" for a description of these arrangements and their potential impact on any proposed acquisition transaction.

         After the Split-Off, Splitco may be controlled by one principal stockholder.

        Malone currently has beneficial ownership of shares of Liberty Ventures common stock representing approximately [            ]% of the aggregate voting power of the outstanding shares of Liberty Ventures common stock as of [                        ], 2016. Following the consummation of the Split-Off, Malone is expected to beneficially own shares of our common stock representing approximately [            ]% of Splitco's voting power, based upon the redemption ratios in the Split-Off and his beneficial ownership of LVNTA and LVNTB as of [                        ], 2016 (as reflected under "Security Ownership of Certain Beneficial Owners—Security Ownership of Management" below). Malone's rights to vote or dispose of his equity interest in Splitco will not be subject to any restrictions in favor of Splitco other than as may be required by applicable law and except for customary transfer restrictions pursuant to incentive award agreements. Malone's equity interest in Splitco will, however, be subject to restrictions pursuant to the terms of the proxy arrangements.

        Until the Proxy Arrangement Termination Date, Malone and his wife will grant Diller an irrevocable proxy over the shares of Splitco common stock beneficially owned by him and his wife (the Covered Shares). As a result, Diller will vote the Covered Shares in matters submitted to a vote of our stockholders, subject to limited exceptions. As a result of the voting power attributed to the Covered Shares, Diller will also effectively be able to block certain actions by Splitco prior to the Proxy Arrangement Termination Date, including, but not limited to, certain amendments to our restated charter and bylaws and the transfer of all or any portion of the shares of Expedia class B common stock owned by Splitco. Diller will also be able to remove and replace the Series B Directors. Following the Proxy Arrangement Termination Date, Malone and his wife will resume full voting control over the Covered Shares.

         Holders of a single series of our common stock may not have any remedies if an action by our directors has an adverse effect on only that series of our common stock.

        Principles of Delaware law and the provisions of our restated charter may protect decisions of our board of directors that have a disparate impact upon holders of any single series of our common stock. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our stockholders, including the holders of all series of our common stock. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. As a result, in some circumstances, our directors may be required to make a decision that is viewed as adverse to the holders of one series of our common stock. Under the principles of Delaware law and the business judgment rule, holders may not be able to successfully challenge decisions that they believe have a disparate impact upon the holders of one series of our stock if our board of directors is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the board is acting in the best interest of all of our stockholders.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

        Certain statements in this proxy statement/prospectus and in the documents incorporated by reference herein constitute forward-looking statements, including certain statements relating to the business strategies, market potential and future financial performance of Splitco and its subsidiaries, and other matters. In particular, information included under "The Split-Off and Redemption Proposal," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Splitco's Business" and "Financial Information" contain forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, Splitco or Liberty Interactive express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such statements necessarily involve risks and uncertainties and there can be no assurance that the expectation or belief will result or be achieved or accomplished. The use of words such as "anticipates," "estimates," "expects," "intends," "plans" and "believes," among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

        These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this proxy statement/prospectus, and Splitco and Liberty Interactive expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein or therein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

 THE SPECIAL MEETING

Time, Place and Date

        The special meeting of the stockholders is to be held at [    ] local time, on [    ], 2016, at [    ], telephone [    ].

Purpose

        At the special meeting, holders of Liberty Ventures common stock will be asked to consider and vote on (i) the redemption proposal, which would allow Liberty Ventures to redeem a portion of the outstanding shares of Liberty Ventures common stock for all of the outstanding shares of Splitco, and (ii) the adjournment proposal. Please see "The Split-Off and Redemption Proposal" and "Adjournment Proposal" for more information regarding the Split-Off Proposals.

Quorum

        In order to conduct the business of the special meeting, a quorum must be present. This means that at least a majority of the aggregate voting power represented by the shares of Liberty Ventures common stock outstanding on the record date must be represented at the special meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on any Split-Off Proposal, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (broker non-votes) will not be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below. Applicable New York Stock Exchange and Nasdaq Stock Market LLC rules that prohibit discretionary voting by brokers with respect to the Split-Off Proposals may make it more difficult to establish a quorum at the special meeting. If a quorum is not present at the special meeting, we expect the chairman of the meeting to adjourn the meeting in accordance with the terms of Liberty Interactive's bylaws for the purpose of soliciting additional proxies.

Who May Vote

        Holders of shares of LVNTA and LVNTB, as recorded in Liberty Interactive's stock register as of 5:00 p.m., New York City time, on [    ], 2016, the record date for the special meeting, may vote together, as a separate class, on the Split-Off Proposals at the special meeting or at any adjournment or postponement thereof. Holders of QVCA or QVCB are not entitled to vote at the special meeting.

Votes Required

        Each of the Split-Off Proposals requires the approval of a majority of the aggregate voting power of the shares of Liberty Ventures common stock, outstanding on the record date, that are present in person or by proxy at the special meeting, voting together as a separate class.

        As of [    ], 2016, Liberty Interactive's directors and executive officers beneficially owned approximately [    ]% of the total voting power of the outstanding shares of Liberty Ventures common stock. Liberty Interactive has been informed that all of its executive officers and directors intend to vote "FOR" each of the Split-Off Proposals.

Votes You Have

        At the special meeting:

  •
  holders of shares of LVNTA will have one vote per share; and

  •
  holders of shares of LVNTB will have ten votes per share;

in each case, for each share that Liberty Interactive's records show they owned as of the record date.

Shares Outstanding

        As of [    ], 2016, the record date for the special meeting, an aggregate of [    ] shares of LVNTA and [    ] shares of LVNTB were issued and outstanding and entitled to vote at the special meeting.

Number of Holders

        There were, as of the record date for the special meeting, approximately [    ] and [    ] record holders of LVNTA and LVNTB, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders

        Holders of record of Liberty Ventures common stock as of the record date for the special meeting may vote in person at the special meeting. Alternatively, they may give a proxy by completing, signing, dating and returning the enclosed proxy card by mail, or by voting by telephone or through the Internet. Instructions for voting by telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, holders should have their proxy cards available so they can input the required information from the card, and log onto the Internet website address shown on the proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of Liberty Ventures common stock represented by a proxy submitted as described herein and received at or before the special meeting will be voted in accordance with the instructions on the proxy.

        YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the special meeting. You may change your vote at the special meeting.

        If you submit a proxy but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" the approval of each of the Split-Off Proposals.

        If you submit a proxy in which you indicate that you abstain from voting, your shares will count as present for purposes of determining a quorum, but your proxy will have the same effect as a vote "AGAINST" each of the Split-Off Proposals.

        If you do not submit a proxy or you do not vote in person at the special meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum. Your failure to vote will have no effect on determining whether the Split-Off Proposals are approved (if a quorum is present), as those votes are based on the voting power of the shares of Liberty Ventures common stock present and entitled to vote at the special meeting.

Voting Procedures for Shares Held in Street Name

        General.    If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares of Liberty Ventures common stock or when granting or revoking a proxy.

        Effect of Broker Non-Votes.    As a result of applicable New York Stock Exchange and Nasdaq Stock Market LLC rules, broker non-votes will not count as shares of Liberty Ventures common stock present and entitled to vote for purposes of determining a quorum. In addition, they will have no effect on the Split-Off Proposals (if a quorum is present). You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or when granting or revoking a proxy.

Revoking a Proxy

        You may change your vote by voting in person at the special meeting or, before the start of the special meeting, by delivering a signed proxy revocation or a new, signed proxy with a later date to Liberty Interactive Corporation, c/o Computershare Trust Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3023. Any proxy revocation or new proxy must be received before the start of the special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than [    ], New York City time, on [    ], 2016.

        Your attendance at the special meeting will not, by itself, revoke your proxy.

        If your shares are held in an account by a broker, bank or other nominee who you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Solicitation of Proxies

        The accompanying proxy for the special meeting is being solicited on behalf of the Liberty Interactive board. In addition to this mailing, Liberty Interactive's employees may solicit proxies personally or by telephone. Liberty Interactive pays the cost of soliciting these proxies. Liberty Interactive also reimburses brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

 THE SPLIT-OFF AND REDEMPTION PROPOSAL

General

        Under the terms of the Liberty Interactive charter, the Liberty Interactive board may, subject to the approval of the holders of the Liberty Ventures common stock voting as a separate class, redeem all or a portion of the outstanding shares of Liberty Ventures common stock for all of the outstanding shares of Splitco common stock. The Liberty Interactive board has determined to redeem a portion of the outstanding shares of Liberty Ventures common stock for shares of common stock of Splitco, subject to the receipt of the requisite stockholder approval and the satisfaction or, where permissible, waiver of the other conditions described below.

        Accordingly, the Liberty Interactive board has determined to submit the redemption proposal for the approval of the Liberty Ventures stockholders.

Background for the Split-Off

        The board of directors of Liberty Interactive periodically reviews with management the strategic goals and prospects of its various businesses, equity affiliates and other investments. In 2012, Liberty Interactive recapitalized its common stock into two new tracking stocks, the Interactive Group (which, in 2015, was renamed the QVC Group) and the Ventures Group, for the purpose of creating greater transparency for the assets and liabilities attributed to each group, among other reasons. The QVC Group common stock and Liberty Ventures common stock are intended to track and reflect the economic performance of the QVC Group and the Ventures Group, respectively. Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the QVC Group and the Ventures Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore no group can own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's stock or assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation. The Ventures Group is comprised primarily of Liberty Interactive's operating subsidiaries Bodybuilding and CommerceHub and Liberty Interactive's interests in Expedia, FTD, Interval and LendingTree, along with investments in TWX, Charter and Liberty Broadband, cash, certain liabilities related to exchangeable debentures of Liberty LLC and certain deferred tax liabilities. The QVC Group is primarily focused on Liberty Interactive's merchandise-focused televised-shopping programs, Internet and mobile application businesses and has attributed to it Liberty Interactive's wholly owned subsidiaries QVC and zulily, and Liberty Interactive's interest in HSN, along with cash and certain liabilities that reside with QVC and the other attributed entities, as well as outstanding senior notes and one series of Liberty LLC's exchangeable debentures and certain deferred tax liabilities. At present, Liberty intends to pursue a plan to spin-off a newly formed company, CommerceHub, Inc., comprised of Liberty Interactive's CommerceHub business. In the event such spin-off occurs, CommerceHub will no longer be attributed to the Ventures Group. Similarly, upon completion of the Split-Off, Liberty Interactive's entire ownership interest in Expedia and Bodybuilding will no longer be attributed to the Ventures Group.

        Although the public markets have responded favorably to these two tracking stocks, Liberty Interactive believes that the public markets continue to apply a meaningful discount to the underlying value of the businesses and assets attributed to the Ventures Group tracking stock group in establishing the trading value of the Liberty Ventures common stock due to the interrelationships of the businesses of Liberty Interactive, the multiple layers of financial reporting and uncertainty surrounding the allocation of corporate opportunities and capital resources among Liberty Interactive's tracking stock groups. Accordingly, in November 2015, the Liberty Interactive board of directors determined to pursue the Split-Off, as described in more detail below, as well as the spin-off of CommerceHub, Inc. In the event such spin-off occurs, CommerceHub will no longer be attributed to the Ventures Group. Similarly, upon completion of the Split-Off, Liberty Interactive's entire ownership interest in Expedia and Bodybuilding will no longer be attributed to the Ventures Group.

        Our company is currently a wholly owned subsidiary of Liberty Interactive. Upon completion of the Split-Off, our principal businesses, assets and liabilities will consist of Liberty Interactive's approximate 15.8% ownership interest and 52.4% voting interest in Expedia (as of March 31, 2016), Liberty Interactive's wholly owned subsidiary Bodybuilding, anticipated corporate level cash and cash equivalents of $100 million and $400 million in indebtedness (such businesses and assets, as well as any related liabilities, including with respect to the Margin Loan, the Splitco Assets and Liabilities).

Reasons for the Split-Off

        In determining to approve the Split-Off, it was believed that the Split-Off would result in the creation of stockholder value because the aggregate trading value of Splitco's common stock and the Liberty Ventures common stock would exceed the aggregate trading value of the existing Liberty Ventures common stock, although there can be no assurance that this will occur. The Liberty Interactive board of directors took into account a number of factors approving the Split-Off, including the following:

  •
  Following the Split-Off, Splitco common stock is expected to provide greater transparency for investors with respect to Splitco's dominant business, Expedia, resulting in more focus and attention by the investment community on this business.

  •
  The Split-Off is expected to cause the trading discount applied to the Liberty Ventures common stock to be reduced, because separating Splitco will better highlight the discount at which the Liberty Ventures common stock historically has traded relative to the value of the underlying assets attributed to the Ventures Group. Such historical discount is due to the complexity of the Liberty Ventures capital structure, among other things, and by removing such complexity through the separation of Splitco, we believe the trading discount applied to Liberty Ventures common stock will be reduced, although there can be no assurance that this will occur. An increase in the aggregate trading prices of the Liberty Ventures common stock and the Splitco common stock would enhance the ability of Splitco to issue its equity for purposes of making strategic acquisitions with less dilution to its stockholder base (including in a potential future combination of Splitco with Expedia following the Split-Off, in which Splitco could issue its common stock as consideration).

  •
  By separating Liberty Interactive's interests in Expedia and Bodybuilding from its other businesses and assets, the Split-Off will advance Liberty Interactive's long-term objective of rationalizing its portfolio of assets and tracking stock groups.

  •
  By separating Splitco from Liberty Interactive, it is expected that complications in negotiations with Expedia regarding the valuation of Liberty Interactive's other businesses will be avoided, thus increasing Splitco's flexibility to pursue a potential combination with Expedia in the future.

  •
  The Split-Off is expected to enhance the ability of Liberty Interactive and Splitco to retain and attract qualified personnel, by enabling each company to grant equity incentive awards based on its own publicly traded equity with less dilution to its stockholders (as a result of the reduction in the discount associated with its equity), and will further enable each company to more effectively tailor employee benefit plans and retention programs and provide improved incentives to the management, employees and future hires of each company that will better and more directly align the incentives for each company's management and employees with their performance.

  •
  The proxy arrangements to be entered into among Liberty Interactive, Splitco, Diller and the Malone Group and the organizational documents of Splitco would provide Splitco with the ability to vote its Expedia Common Shares which were previously subject to the Diller Proxy, subject to the terms and conditions set forth therein.

        The Liberty Interactive board of directors also considered a number of costs and risks associated with the Split-Off in approving the Split-Off, including the following:

  •
  after the Split-Off, the Liberty Ventures common stock and Splitco will each have smaller individual market capitalizations than the current market capitalization of the Liberty Ventures common stock, and their trading prices may be more volatile than the trading price of the Liberty Ventures common stock prior to the Split-Off. The board also considered the possibility that the combined market values of the separate stocks may be lower than the market value of the Liberty Ventures common stock in the absence of the Split-Off;

  •
  the risk of being unable to achieve the benefits expected from the Split-Off;

  •
  the leverage to be incurred by Splitco as a result of obtaining the proceeds from the Margin Loan, a substantial portion of which will be distributed to Liberty Interactive by Splitco as part of the internal restructuring;

  •
  the loss of synergies from operating as one company, particularly in administrative and support functions;

  •
  the potential disruption of the businesses of Liberty Interactive, as its management and employees devote time and resources to completing the Split-Off;

  •
  the substantial costs of effecting the Split-Off and continued compliance with legal and other requirements applicable to two separate public reporting companies;

  •
  the potential tax liabilities that could arise from the Split-Off, including the possibility that the IRS could successfully assert that the Split-Off is taxable to holders of Liberty Ventures common stock and/or to Liberty Interactive. In the event such tax liabilities were to arise, Splitco's potential indemnity obligation to Liberty Interactive is not subject to a cap; and

  •
  the potential for having to register as an investment company under the Investment Company Act of 1940 in the future, such as in the event the proxy arrangements terminate and there is no exemption or grace period available to us at that time.

        Liberty Interactive's board of directors evaluated the costs and benefits of the transaction as a whole and did not find it necessary to assign relative weights to the specific factors considered. Liberty Interactive's board concluded, however, that the potential benefits of the Split-Off outweighed its potential costs, and that separating our company from Liberty Interactive through the Split-Off is appropriate, advisable and in the best interests of Liberty Interactive and its stockholders. The Liberty Interactive board did not consider alternatives to the Split-Off due to the nature of the particular assets and businesses to be held by Splitco upon completion of the Split-Off, in particular the ownership interest in Expedia.

Vote and Recommendation

        The approval of a majority of the aggregate voting power of the shares of Liberty Ventures common stock, outstanding on the record date, that are present in person or by proxy at the special meeting, voting together as a separate class, is required to approve the redemption proposal.

        Liberty Interactive's board of directors has unanimously approved the redemption proposal and believes that the adoption of the redemption proposal is in the best interests of Liberty Interactive and its stockholders. Accordingly, the Liberty Interactive board unanimously recommends that the holders of Liberty Ventures common stock vote in favor of the redemption proposal.

The Redemption; Redemption Ratio

        Pursuant to the redemption proposal, holders of Liberty Ventures common stock are being asked to approve the redemption of a portion of the outstanding shares of Liberty Ventures common stock for all outstanding shares of Splitco common stock. At the time of the redemption, Liberty Interactive's approximate 15.8% ownership interest and 52.4% voting interest in Expedia (as of March 31, 2016), Liberty Interactive's wholly owned subsidiary Bodybuilding, anticipated corporate level cash and cash equivalents of $100 million and $400 million in indebtedness would be attributed to Splitco. The assets and liabilities that are currently attributed to Liberty Interactive's other tracking stock group, the QVC Group, will not change as a result of the Split-Off.

        A more complete description of the businesses and assets that will be attributed to Splitco at the time of the Split-Off can be found in "Description of Splitco's Business" in this proxy statement/prospectus.

        Splitco common stock will be divided into three series with different voting rights; however, only Series A and Series B shares will be outstanding immediately following the Split-Off. Splitco common stock will not have the attributes of a tracking stock. Thus, Splitco's restated charter will contain many similar provisions to the Liberty Interactive charter; however, the Splitco restated charter will not contain any provisions specific to a tracking stock structure. For a comparison of rights of holders of Splitco common stock and Liberty Interactive common stock, please see "Description of Splitco Capital Stock and Comparison of Stockholder Rights."

        If all conditions to the Split-Off are satisfied or, where permissible, waived, Liberty Interactive will redeem, on a pro rata basis, [    ]% of the shares of each series of Liberty Ventures common stock outstanding on the redemption date for 100% of the outstanding shares of Splitco. Accordingly, on the redemption date, (i) [    ] of each outstanding share of LVNTA will be redeemed for [    ] of a share of LEXEA, and [    ] of each share of LVNTA will remain outstanding as Liberty Ventures common stock; and (ii) [    ] of each outstanding share of LVNTB will be redeemed for [    ] of a share of LEXEB, and [    ] of each share of LVNTB will remain outstanding as Liberty Ventures common stock, subject, in each case, to the payment of cash in lieu of any fractional shares. By way of example, a holder of 100 shares of LVNTA would receive [    ] shares of LEXEA in redemption for [    ] shares of LVNTA and would retain the remaining [    ] shares of LVNTA, while a holder of [    ] shares of LVNTB would receive [    ] shares of LEXEB in redemption for [    ] shares of LVNTB and would retain the remaining [    ] shares of LVNTB.

        As of [    ], 2016, there were outstanding [    ] shares of LVNTA and [    ] shares of LVNTB (exclusive of any stock options or restricted stock units). Based on the number of shares of Liberty Ventures common stock outstanding on [    ], 2016, Splitco expects to issue up to [    ] shares of its Series A common stock and [    ] shares of its Series B common stock in the Split-Off, and Liberty Interactive expects up to [    ] shares of LVNTA and [    ] shares of LVNTB to remain outstanding immediately following the Split-Off.

        The actual redemption date will be established by the Liberty Interactive board following the satisfaction or, where permissible, waiver of all conditions to the Split-Off (other than those which by their terms can only be satisfied concurrently with the redemption date). Once established, the redemption date will be publicly announced by Liberty Interactive. The redemption effective time would be 5:00 p.m., New York City time, on the redemption date.

Effect of the Redemption

        From and after the redemption effective time, holders of Liberty Ventures common stock will no longer have any rights with respect to those shares of Liberty Ventures common stock that are redeemed, except for the right to receive the applicable series and whole number of shares of Splitco common stock to which such holders are entitled, and any payments of cash in lieu of fractional shares. Holders of Liberty Ventures common stock will, however, retain all rights of ownership with respect to the whole number of shares of Liberty Ventures common stock that are not redeemed.

        Liberty Interactive will deliver or make available to all holders of certificated shares of Liberty Ventures common stock a letter of transmittal with which to surrender those of their certificated shares to be redeemed in exchange for shares of the series and number of shares of Splitco common stock in book-entry form. Holders of certificated shares of Liberty Ventures common must surrender their stock certificates together with a duly executed letter of transmittal (and any other documentation required thereby) in order to receive their Splitco shares in the Split-Off. Any shares of Liberty Ventures common stock not subject to redemption that are represented by a surrendered certificate will be exchanged for shares in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the Split-Off.

        Accounts holding shares of Liberty Ventures common stock in book-entry form will be debited for the applicable series and number of shares to be redeemed as of the redemption effective time, and promptly thereafter credited with the applicable series and number of shares of Splitco common stock. No letters of transmittal will be delivered to holders of shares in book-entry form, and holders of book-entry shares of Liberty Ventures common stock will not need to take any action to receive their Splitco shares in the Split-Off.

        After the redemption, an investment in Liberty Ventures common stock will continue to represent an ownership interest in Liberty Interactive as a whole. The number of shares of QVC Group common stock outstanding prior to the Split-Off will not change as a result of the Split-Off.

Interests of Certain Persons

        In considering the recommendation of the Liberty Interactive board to vote to approval the redemption proposal, holders of Liberty Ventures common stock should be aware that the executive officers and directors of Liberty Interactive will receive adjustments to their stock incentive awards with respect to Liberty Ventures common stock and stock incentive awards with respect to Splitco common stock. See "—Effect of the Split-Off on Outstanding Ventures Group Incentive Awards" below for more information.

        Holders of Liberty Ventures common stock should also be aware that certain current executive officers of Liberty Interactive will also serve as executive officers of Splitco immediately following the Split-Off. See "Risk Factors—Our company has overlapping directors and officers with Liberty Interactive and Liberty Media, which may lead to conflicting interests." Furthermore, the executive officers of Liberty Interactive and Splitco are entitled to indemnification with respect to actions taken by them in connection with the Split-Off under the organizational documents of Liberty Interactive and Splitco, as well as customary indemnification agreements to which Liberty Interactive and Splitco, on the one hand, and these persons, on the other hand, are parties.

        Additionally, pursuant to the Diller Proxy, Diller generally controls the vote of the Expedia Common Shares beneficially owned by Liberty Interactive. In connection with the completion of the Split-Off, Diller will cease to directly control a majority voting interest in Expedia by irrevocably assigning the Diller Proxy to Splitco for a period of time up to 18 months following completion of the Split-Off, subject to certain termination events as further described in this proxy statement/prospectus.

By virtue of (i) certain governance provisions with respect to Splitco as set forth in the form of Splitco's restated charter and an amendment to the Stockholders Agreement and (ii) the grant by the Malone Group of an irrevocable proxy to vote, subject to certain exceptions, shares of Splitco's common stock beneficially owned by the Malone Group upon the completion of the Split-Off or thereafter for a period of time ending upon termination of Diller's assignment of the Diller Proxy, Diller will indirectly control our majority voting interest in Expedia. See "Certain Relationships and Related Party Transactions—Relationships Among Splitco, the Malone Group, Diller and Expedia—Proxy Arrangements."

        As of [            ], 2016, Liberty Interactive's executive officers and directors beneficially owned shares of Liberty Ventures common stock representing in the aggregate approximately [            ]% of the aggregate voting power of the outstanding shares of Liberty Ventures common stock. Liberty Interactive has been informed that all of its executive officers and directors, including John C. Malone, intend to vote "FOR" the redemption proposal.

        The Liberty Interactive board of directors was aware of these interests and considered them when it approved the redemption proposal.

Conditions to the Split-Off

        Liberty Interactive's board of directors has reserved the right, in its sole discretion, to amend, modify, delay or abandon the Split-Off and the related transactions at any time prior to the redemption date. In addition, the completion of the Split-Off and related transactions are subject to the satisfaction (as determined by the Liberty Interactive board of directors in its sole discretion) of the following conditions, certain of which may be waived by the Liberty Interactive board of directors in its sole discretion:

  (1)
  the receipt of the requisite stockholder approval of the redemption proposal at the special meeting;

  (2)
  the opinion of Skadden Arps in form and substance reasonably acceptable to Liberty Interactive, providing to the effect that the Split-Off will qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code and that, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty Interactive upon the distribution of our common stock in the Split-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of our common stock in the Split-Off (except with respect to the receipt of cash in lieu of fractional shares);

  (3)
  the effectiveness under the Securities Act of the Splitco registration statement, of which this proxy statement/prospectus forms a part, and the effectiveness of the registration of the Splitco common stock under Section 12(b) of the Exchange Act;

  (4)
  the execution of the proxy arrangements;

  (5)
  the approval of Nasdaq for the listing of our common stock;

  (6)
  the entry into a margin loan arrangement by our company and one or more subsidiaries in a principal amount of $400 million; and

  (7)
  the receipt of any material regulatory or contractual consents or approvals that the Liberty Interactive board determines to obtain.

        The first five conditions set forth above are non-waivable. The Liberty Interactive board of directors may, however, waive the sixth and seventh conditions set forth above. In the event the Liberty

Interactive board of directors waives a material condition to the Split-Off, Liberty Interactive intends to promptly issue a press release and file a Current Report on Form 8-K to report such event.

Effect of the Split-Off on Outstanding Ventures Group Incentive Awards

        Options to purchase shares of Liberty Ventures common stock, restricted stock units with respect to shares of Liberty Ventures common stock and restricted shares of Liberty Ventures common stock have been granted to various directors, officers and employees and consultants of Liberty Interactive and certain of its subsidiaries pursuant to the various stock incentive plans administered by the Liberty Interactive board of directors or the compensation committee thereof. Below is a description of the effect of the Split-Off on these outstanding equity awards.

  Option Awards

        Each holder of an outstanding option to purchase shares of Liberty Ventures common stock on the redemption date (an original Ventures option award) who is a member of the Liberty Interactive board of directors or an officer of Liberty Interactive holding the position of Vice President or above will receive (i) an option to purchase shares of the corresponding series of our common stock (a new Splitco option award) and (ii) an adjustment to the exercise price of and the number of shares subject to the original Ventures option award (as so adjusted, an adjusted Ventures option award). The exercise prices of and the number of shares subject to the new Splitco option award and the related adjusted Ventures option award will be determined based on the exercise price of and the number of shares subject to the original Ventures option award, the redemption ratios being used in the Split-Off, the pre-Split-Off trading price of Liberty Ventures common stock (determined using the volume weighted average price of the applicable series of Liberty Ventures common stock over the three-consecutive trading days immediately preceding the Split-Off) and the relative post-Split-Off trading prices of Liberty Ventures common stock and Splitco common stock (determined using the volume weighted average price of the applicable series of common stock over the three-consecutive trading days beginning on the first trading day following the Split-Off on which both the Liberty Ventures common stock and the Splitco common stock trade in the "regular way" (meaning once the common stock trades using a standard settlement cycle)), such that the pre-Split-Off intrinsic value of the original Ventures option award is allocated between the new Splitco option award and the adjusted Ventures option award.

        All other holders of original Ventures option awards will not receive a new Splitco option award as a result of the redemption. Rather, his or her original Ventures option award will instead be adjusted so as to preserve the pre-Split-Off value of the original Ventures option award based on the exercise price of and number of shares subject to such original Ventures option award, the redemption ratios being used in the Split-Off, the pre-Split-Off trading price of Liberty Ventures common stock and the post-Split-Off trading price of Liberty Ventures common stock (determined as described above).

        Except as described above, all other terms of an adjusted Ventures option award and a new Splitco option award (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures option award. The terms of the adjusted Ventures option awards will be determined and the new Splitco option awards will be issued as soon as practicable following the determination of the pre- and post-Split-Off trading prices of Liberty Ventures common stock and Splitco common stock, as applicable.

  Restricted Stock Units

        Each holder of a restricted stock unit with respect to shares of Liberty Ventures common stock on the redemption date (an original Ventures restricted stock unit award) will receive in the redemption (i) an award of restricted stock units with respect to the corresponding series of shares of Splitco common stock (a new Splitco restricted stock unit award) and (ii) an adjustment to the number of restricted stock units with respect to shares of Liberty Ventures common stock held by such holder (as so adjusted, an adjusted Ventures restricted stock unit award). The number of shares of Splitco common stock or Liberty Ventures common stock subject to such new Splitco restricted stock unit award or adjusted Ventures restricted stock unit award, respectively, will be determined based on the redemption ratios being used in the Split-Off. Except as described above, all new Splitco restricted stock unit awards (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures restricted stock unit award

  Restricted Stock Awards

        As of the redemption effective time, (i) [            ] of each outstanding restricted share of LVNTA will be redeemed for [            ] of a restricted share of LEXEA and (ii) [            ] of each outstanding restricted share of LVNTB will be redeemed for [            ] of a restricted share of LEXEB, with cash paid in lieu of fractional shares. Except as described above, all new Splitco restricted shares (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures restricted shares.

  Transitional Plan

        All of the new Splitco equity incentive awards will be issued pursuant to the Splitco Transitional Stock Adjustment Plan (the transitional plan), a copy of which will be filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. The transitional plan will govern the terms and conditions of the foregoing Splitco incentive awards but will not be used to make any grants following the Split-Off.

U.S. Federal Income Tax Consequences of the Split-Off

        The following discussion summarizes the U.S. federal income tax consequences to holders of Liberty Ventures common stock that exchange shares of Liberty Ventures common stock for shares of Splitco common stock pursuant to the Split-Off. This discussion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date of this document, and all of which are subject to change at any time, possibly with retroactive effect. This discussion is limited to holders of Liberty Ventures common stock that are U.S. holders, as defined below, that hold their shares of Liberty Ventures common stock as capital assets, within the meaning of Section 1221 of the Code. Further, this discussion does not discuss all tax considerations that may be relevant to holders of Liberty Ventures common stock in light of their particular circumstances, nor does it address any tax consequences to holders of Liberty Ventures common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquired such shares of Liberty Ventures common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Liberty Ventures common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

        Holders of Liberty Ventures common stock are urged to consult with their tax advisors as to the particular tax consequences to them as a result of the Split-Off.

        For purposes of this section, a U.S. holder is a beneficial owner of Liberty Ventures common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

        If a partnership (including any entity treated as partnership for U.S. federal income tax purposes) holds shares of Liberty Ventures common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Liberty Ventures common stock should consult its tax advisor regarding the tax consequences of the Split-Off.

        The completion of the Split-Off is conditioned upon the receipt by Liberty Interactive of the opinion of Skadden Arps, dated as of the date of the Split-Off, to the effect that, under current U.S. federal income tax law, the Split-Off will qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code. The receipt of the opinion may not be waived by the Liberty Interactive board of directors as a condition to the Split-Off.

        The opinion of Skadden Arps will be based on the law in effect as of the date of the Split-Off and will rely upon certain assumptions, as well as statements, representations and certain undertakings made by officers of Liberty Interactive and Splitco and John C. Malone. These assumptions, statements, representations and undertakings are expected to relate to, among other things, Liberty Interactive's business reasons for engaging in the Split-Off, the conduct of certain business activities by Liberty Interactive and Splitco, and the plans and intentions of Liberty Interactive and Splitco to continue conducting those business activities and not to materially modify their ownership or capital structure following the Split-Off. If any of those statements, representations or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the facts that prevail at the time of the Split-Off, the conclusions reached in such opinion could be adversely affected.

        Stockholders should note that Liberty Interactive does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Split-Off. The legal authorities upon which the opinion of Skadden Arps will be based are subject to change or differing interpretations at any time, possibly with retroactive effect. The opinion of Skadden Arps will not be binding on the IRS or a court, and there can be no assurance that the IRS will not challenge the conclusions reached in the opinion or that a court would not sustain such a challenge.

        Assuming that the Split-Off qualifies as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code, then:

  •
  subject to the discussion below regarding Section 355(e) of the Code, no gain or loss will be recognized by Liberty Interactive upon the distribution of (a) shares of Splitco Series A common stock to holders of Series A Liberty Ventures common stock and (b) shares of Splitco Series B common stock to holders of Series B Liberty Ventures common stock;

  •
  except with respect to the receipt of cash in lieu of fractional shares, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Liberty Ventures common stock upon the receipt of shares of Splitco common stock pursuant to the Split-Off;

  •
  the aggregate tax basis of the shares of (i) Splitco Series A common stock received by holders of Series A Liberty Ventures common stock and (ii) Splitco Series B common stock received by holders of Series B Liberty Ventures common stock will in each case equal the aggregate tax basis of the shares of Series A Liberty Ventures common stock and Series B Liberty Ventures common stock, respectively, that are surrendered in exchange therefor; and

  •
  the holding period of the shares of Splitco common stock received in the Split-Off by a holder of Liberty Ventures common stock will include the holding period of the shares of Liberty Ventures common stock exchanged therefor.

        Stockholders who have acquired different blocks of Liberty Ventures common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, the shares of Splitco common stock received in exchange for such blocks of Liberty Ventures common stock.

        If a stockholder receives cash in lieu of fractional shares of Splitco common stock, the stockholder will be treated as receiving such fractional shares in the Split-Off and then selling such fractional shares for the amount of cash received. The sale will generally result in the recognition of capital gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received for such fractional shares and the stockholder's tax basis in such fractional shares (determined as described above). In addition, a stockholder who receives cash in lieu of retaining fractional shares of Liberty Ventures common stock will generally recognize capital gain or loss equal to the difference between the amount of cash received for such fractional shares and the stockholder's tax basis in such fractional shares.

        If the Split-Off does not qualify under Section 355, Section 368(a)(1)(D) and related provisions of the Code, Liberty Interactive would generally be subject to tax as if it sold the shares of Splitco common stock distributed in the Split-Off in a taxable transaction. Liberty Interactive would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of Splitco common stock distributed in the Split-Off over (ii) Liberty Interactive's aggregate tax basis in such shares of Splitco common stock. A stockholder who receives shares of Splitco common stock in the Split-Off would be treated as either (i) recognizing a capital gain or loss equal to the difference between the fair market value of the shares of Splitco common stock received and the stockholder's tax basis in the Liberty Ventures common stock exchanged therefor, or (ii) in certain circumstances, receiving a taxable distribution in an amount equal to the total fair market value of the shares of Splitco common stock received, which would generally be taxed (a) as a dividend to the extent of Liberty Interactive's current and accumulated earnings and profits, then (b) as a non-taxable return of capital to the extent of the stockholder's tax basis in its shares of Liberty Ventures common stock with respect to which the distribution was made (although there may be certain other alternatives for determining the amount of such non-taxable return of capital if the stockholder owns shares of Liberty Ventures common stock other than those upon which the distribution was made), and thereafter (c) as a capital gain with respect to the remaining value. A stockholder would have a tax basis in its shares of Splitco common stock following the Split-Off equal to the fair market value of such stock. Certain stockholders may be subject to special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends.

        Even if the Split-Off otherwise qualifies under Section 355, Section 368(a)(1)(D) and related provisions of the Code, the Split-Off would result in a significant U.S. federal income tax liability to Liberty Interactive (but not to holders of Liberty Ventures common stock) under Section 355(e) of the Code if one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by either vote or value) in the stock of Liberty Interactive or in the stock of Splitco (excluding, for this purpose, the acquisition of Splitco common stock by holders of Liberty Ventures common stock in the Split-Off) as part of a plan or series of related transactions that includes the Split-Off. Any acquisition of the stock of Liberty Interactive or Splitco (or any successor corporation) within two years before or after the Split-Off generally would be presumed to be part of a plan that includes the Split-Off, although the parties may be able to rebut that presumption under certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the opinion of Skadden Arps described above, Liberty Interactive or Splitco might inadvertently cause or permit a prohibited change in the ownership of Liberty Interactive or Splitco to occur. If the Split-Off were determined to be taxable to Liberty Interactive under Section 355(e) of the Code, Liberty Interactive would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of Splitco common stock distributed in the Split-Off over (ii) Liberty Interactive's aggregate tax basis in such shares of Splitco common stock.

        Pursuant to the tax sharing agreement, Splitco will be required to indemnify Liberty Interactive, its subsidiaries and certain related persons for taxes and losses resulting from the failure of the Split-Off to qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) and related provisions of the Code to the extent that such taxes and losses (i) result primarily from, individually or in the aggregate, the breach of certain covenants made by Splitco (applicable to actions or failures to act by Splitco and its subsidiaries following the completion of the Split-Off), or (ii) result from the application of Section 355(e) of the Code to the Split-Off as a result of the treatment of the Split-Off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by either vote or value) in the stock of Splitco (or any successor corporation). Please see "Certain Relationships and Related Party Transactions— Relationships Between Splitco and Liberty Interactive and/or Liberty Media—Tax Sharing Agreement" for a more detailed discussion of the tax sharing agreement between Splitco and Liberty Interactive.

  Information Reporting and Backup Withholding

        A stockholder may be subject to backup withholding (currently imposed at a rate of 28%) to the extent of any cash received in lieu of fractional shares of Splitco common stock or Liberty Ventures common stock in connection with the Split-Off, unless the stockholder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption. In addition, a stockholder who receives cash in lieu of fractional shares and fails to provide its correct taxpayer identification number or other adequate basis for exemption may be subject to certain penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a stockholder's U.S. federal income tax liability, provided that certain required information is furnished to the IRS on a timely basis.

  Net Investment Income

        Recently enacted legislation imposes a 3.8% tax on the net investment income of certain U.S. citizens and resident aliens and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income would generally include any capital gain recognized by a stockholder as a result of the receipt of cash in lieu of fractional shares pursuant to the Split-Off (net of certain capital losses).

Conduct of the Business of the Ventures Group if the Split-Off is Not Completed

        If the Split-Off is not completed, Liberty Interactive intends to continue to conduct the business of the Ventures Group substantially in the same manner as it is operated today. From time to time,

Liberty Interactive will evaluate and review its business operations, properties, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize stockholder value. In addition, it is anticipated that Liberty Interactive will continue to pursue its plan to spin-off a newly formed company comprised of its CommerceHub business whether or not the Split-Off is completed.

Amount and Source of Funds and Financing of the Transaction; Expenses

        It is expected that Liberty Interactive will incur an aggregate of $ [                        ] million in expenses in connection with the Split-Off. These expenses will be comprised of:

  •
  approximately $[            ] million in printing and mailing expenses associated with this proxy statement/prospectus;

  •
  approximately $[            ] million in legal fees and expenses;

  •
  approximately $[            ] million in accounting fees and expenses;

  •
  approximately $[            ] million in SEC filing fees; and

  •
  approximately $[            ] million in other miscellaneous expenses.

These expenses will be paid by Liberty Interactive from its existing cash balances. These fees and expenses, however, do not include the payment of cash in lieu of the issuance of fractional shares of our common stock. Computershare, as our company's transfer agent, will aggregate all fractional shares into whole shares and sell the whole shares at prevailing market prices on behalf of those holders who would have been entitled to receive a fractional share. The transfer agent will determine, in its sole discretion, when, how and through which broker-dealers such sales will be made without any influence by us. We anticipate that these sales will occur as soon as practicable after the Split-Off is completed. Neither we nor the transfer agent will guarantee any minimum sale price for any fractional shares.

Accounting Treatment

        The Split-Off will be accounted for at historical cost due to the fact that our common stock is to be distributed pro rata to holders of Liberty Ventures common stock.

No Appraisal Rights

        Under the General Corporation Law of the State of Delaware, holders of Liberty Ventures common stock will not have appraisal rights in connection with the Split-Off.

Results of the Split-Off

        Immediately following the Split-Off, we expect to have outstanding approximately [                        ] shares of our Series A common stock and [            ] shares of our Series B common stock, based upon the number of shares of LVNTA and LVNTB, respectively, outstanding as of [                ], 2016. The actual number of shares of our Series A common stock and our Series B common stock to be distributed in the Split-Off will depend upon the actual number of shares of LVNTA and LVNTB outstanding on the record date.

        Immediately following the Split-Off, we expect to have approximately [                ] holders of record of our Series A common stock and [                ] holders of record of our Series B common stock, based upon the number of holders of record of LVNTA and LVNTB, respectively, as of [                ], 2016 (which amount does not include the number of stockholders whose shares are held of record by banks, brokerage houses or other institutions, but includes each such institution as one stockholder).

Listing and Trading of our Common Stock

        On the date of this proxy statement/prospectus, we are a wholly owned subsidiary of Liberty Interactive. Accordingly, there is no public market for our common stock. We expect to list our Series A common stock and our Series B common stock on the Nasdaq Global Select Market under the symbols "LEXEA" and "LEXEB," respectively. Neither we nor Liberty Interactive can assure you as to the trading price of either series of our common stock after the Split-Off. The approval of Nasdaq for the listing of our common stock is a condition to the Split-Off, which may not be waived by the Liberty Interactive board of directors.

Stock Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for all series of Liberty Interactive common stock, including the Liberty Ventures common stock, and Splitco common stock.

 ADJOURNMENT PROPOSAL

        Liberty Interactive is seeking the approval of holders of Liberty Ventures common stock to adjourn the special meeting even if a quorum is present, if necessary and appropriate, to solicit additional proxies if there are not sufficient votes at the special meeting to determine if stockholders are in favor of the redemption proposal. If the special meeting is adjourned, and the adjournment is for a period of 30 days or less, no notice of the time or place of the reconvened meeting will be given to holders of Liberty Ventures common stock other than an announcement made at the special meeting. At the adjourned meeting any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than 30 days, however, a notice of the adjourned meeting shall be given to each holder of record of Liberty Ventures common stock entitled to vote at the original meeting. If after the adjournment a new record date is fixed for the adjourned meeting, the board of directors of Liberty Interactive shall fix a new record date for notice of such adjourned meeting in accordance with Delaware law, and shall give notice of the adjourned meeting to each holder of record of Liberty Ventures common stock entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Vote and Recommendation

        The approval of a majority of the aggregate voting power of the shares of Liberty Ventures common stock, outstanding on the record date, that are present in person or by proxy at the special meeting, voting together as a separate class, is required to approve the adjournment proposal.

        Liberty Interactive's board of directors has unanimously approved the adjournment proposal and believes that the adoption of the adjournment proposal is in the best interests of Liberty Interactive and its stockholders. Accordingly, the Liberty Interactive board unanimously recommends that the holders of Liberty Ventures common stock vote in favor of the adjournment proposal.

CAPITALIZATION

        The following table sets forth (i) Splitco's historical capitalization as of March 31, 2016 and (ii) Splitco's adjusted capitalization assuming the Split-Off was effective on March 31, 2016. The table below should be read in conjunction with the accompanying historical combined financial statements of Splitco, including the notes thereto.

	Historical 3/31/2016	As Adjusted 3/31/2016
	(amounts in thousands)
Assets
Cash and cash equivalents(1)	$561	100,561
Liabilities
Income taxes payable(2)	69,649	—
Debt
Long-term debt and capital lease obligations, net, including current portion	33,337	33,337
Margin loan(1)	—	400,000
Equity
Common stock(3)	—	710
Additional paid-in capital(3)	—	262,977
Parent's investment(3)	633,336	—
Accumulated other comprehensive earnings (loss), net of taxes	(32,900)	(32,900)
Retained earnings	51,844	51,844

Total equity	652,320	282,671

Total capitalization	$685,657	716,008

(1)
In connection with the Split-Off, Splitco expects to borrow $400 million under a margin loan agreement that will be entered into by a subsidiary of Splitco holding all the shares of EXPE that will be owned by Splitco. Pursuant to the internal restructuring, approximately $300 million will be distributed from Splitco to Liberty Interactive.

(2)
The income taxes payable allocated to Splitco by Liberty Interactive as of December 31, 2015 and 2014, respectively, will be treated as an equity contribution upon completion of the Split-Off.

(3)
Upon completion of the Split-Off, the shares outstanding will be reflected in equity and parent's investment will be reclassified to additional paid in capital. The amounts reflected are the shares outstanding as of March 31, 2016 based on an assumed redemption ratio of 0.5.

 SELECTED FINANCIAL DATA

Selected Historical Financial Data of Splitco

        The following tables present selected combined financial statement information of Splitco. The selected historical information relating to Splitco's combined financial condition and results of operations is presented for each of the years in the five-year period ended December 31, 2015 and the three months ended March 31, 2016 and 2015. The financial data for the three years ended December 31, 2015 has been derived from Splitco audited combined financial statements for the respective periods. Data for the other periods presented has been derived from unaudited information. The data should be read in conjunction with Splitco's combined financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

  Summary Balance Sheet Data:

		December 31,
	March 31, 2016
		2015	2014	2013	2012	2011
	(amounts in thousands)
Cash and cash equivalents	$561	2,243	1,631	3,072	2,545	2,731
Inventory	$52,159	53,194	48,961	58,452	33,798	24,530
Investment in Expedia, Inc.	$893,625	927,057	513,814	476,538	431,332	620,904
Property and equipment, net	$28,440	29,628	31,617	33,186	21,336	13,224
Intangible assets not subject to amortization	$77,634	77,364	77,364	77,364	77,364	77,364
Intangible assets subject to amortization, net	$24,011	24,142	22,298	22,081	22,057	18,188
Total assets	$1,086,796	1,125,593	705,786	677,937	593,985	761,032
Accounts payable	$24,590	22,505	25,823	32,569	18,163	13,539
Total related party notes payable(1)	$—	—	15,902	19,902	23,914	27,915
Total debt and capital lease obligations	$33,337	41,204	35,988	38,803	15,862	2,913
Deferred income tax liabilities, noncurrent	$290,655	304,483	156,150	147,848	141,731	114,787
Income taxes payable, noncurrent	$69,649	68,842	65,743	66,366	63,797	549
Total parent's investment	$652,320	672,119	387,236	354,721	314,935	589,158

  Summary Statement of Operations Data:

	Three months ended March 31,		Years ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(amounts in thousands, except per share amounts)
Revenue	$115,933	124,960	464,415	454,733	420,990	320,898	250,484
Gross profit	$27,442	27,383	112,825	100,911	92,744	75,873	61,584
Operating income	$2,716	3,222	10,276	9,837	9,405	8,787	9,753
Interest expense	$(304)	(295)	(1,218)	(1,214)	(734)	(253)	(22)
Related party interest expense(1)	$—	(397)	(1,240)	(1,867)	(2,258)	(2,684)	(3,008)
Share of earnings (losses) of Expedia, Inc.	$(23,757)	3,684	117,518	58,105	30,630	66,581	119,426
Realized and unrealized gains (losses) on financial instruments, net	$—	—	—	—	—	(269,808)	—
Gains (losses) on transactions, net	$—	—	—	—	—	442,972	—
Gain (loss) on dilution of investment in Expedia, Inc.	$(3,624)	1,446	319,587	2,768	(921)	790	(4,489)
Net earnings (loss) attributable to Liberty Expedia Holdings, Inc. shareholders	$(13,894)	5,607	280,915	45,198	25,497	157,371	76,319
Unaudited Pro Forma basic earnings (loss) per common share(2)	$(0.20)	0.08	3.96	0.64	0.56	2.22	1.07

(1)
As discussed in note 9 to the accompanying combined financial statements, as part of a contribution agreement entered into by Liberty Interactive and Bodybuilding on October 26, 2015, the balance of the related party note payable and accrued interest was contributed to equity.

(2)
Unaudited pro forma basic earnings (loss) per share was computed by dividing net earnings (loss) attributable to Splitco stockholders by 71 million common shares, which is the aggregate number of shares of Series A and Series B common stock that would have been issued if the Split-Off had occurred on December 31, 2015, assuming a redemption ratio of 0.5.

Selected Historical Financial Data of Liberty Interactive

        The following tables present selected historical information related to Liberty Interactive's financial condition and results of operations is presented for each of the years in the five year period ended December 31, 2015 and the three months ended March 31, 2016 and 2015. The following data should be read in conjunction with Liberty Interactive's consolidated financial statements.

  Summary Balance Sheet Data:

		December 31,
	March 31, 2016
		2015	2014	2013	2012	2011
	(amounts in millions)
Cash and cash equivalents	$2,743	2,449	2,306	902	2,291	846
Investments in available-for-sale securities and other cost investments	$1,482	1,353	1,224	1,313	1,720	1,168
Investment in affiliates.	$1,651	1,641	1,633	1,237	851	951
Intangibles not subject to amortization	$9,520	9,485	7,893	8,383	8,424	8,450
Assets of discontinued operations(1)(2)	$—	—	—	7,095	7,428	349
Total assets(2)	$20,958	21,180	18,598	24,642	26,223	17,309
Long-term debt, including current portion	$8,876	8,707	8,008	6,981	7,436	6,005
Deferred income tax liabilities	$3,454	3,502	2,821	2,926	2,935	2,897
Liabilities of discontinued operations(1)(2)	$—	—	—	1,452	1,748	19
Equity(2)	$6,748	6,875	5,780	11,435	12,051	6,627
Noncontrolling interest(1)	$82	88	107	4,499	4,489	134

  Summary Statement of Operations Data:

	Three months ended March 31,		Years ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(amounts in millions, except per share amounts)
Revenue	$2,510	2,214	9,989	10,499	10,219	9,888	9,461
Operating income (loss)	$189	236	1,116	1,188	1,136	1,163	1,133
Interest expense	$(93)	(95)	(360)	(387)	(380)	(466)	(426)
Share of earnings (losses) of affiliates	$(21)	3	(60)	39	33	47	139
Realized and unrealized gains (losses) on financial instruments, net	$(7)	(4)	114	(57)	(22)	(351)	84
Gains (losses) on transactions, net	$7	—	110	74	(1)	443	—
Gains (losses) on dilution of investments in affiliates	$15	—	314	(2)	1	(5)	9
Earnings (loss) from continuing operations(3):
Liberty Capital common stock	NA	NA	NA	NA	NA	NA	10
Liberty Interactive Corporation common stock	NA	NA	NA	NA	NA	33	576
QVC Group common stock	$98	160	674	575	500	291	NA
Liberty Ventures common stock	$(27)	(8)	237	3	54	281	NA

	$71	152	911	578	554	605	586

	Three months ended March 31,		Years ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(amounts in millions, except per share amounts)
Basic earnings (loss) from continuing operations attributable to Liberty Interactive Corporation stockholders per common share(4)
Series A and Series B Liberty Capital common stock	NA	NA	NA	NA	NA	NA	0.12
Series A and Series B Liberty Interactive Corporation common stock	NA	NA	NA	NA	NA	—	0.88
Series A and Series B QVC Group common stock	$0.19	0.32	1.35	1.10	0.88	0.48	NA
Series A and Series B Liberty Ventures common stock	$(0.19)	(0.06)	1.61	0.03	0.74	4.26	NA
Diluted earnings (loss) from continuing operations attributable to Liberty Interactive Corporation stockholders per common share(4)
Series A and Series B Liberty Capital common stock	NA	NA	NA	NA	NA	NA	0.12
Series A and Series B Liberty Interactive Corporation common stock	NA	NA	NA	NA	NA	—	0.87
Series A and Series B QVC Group common stock	$0.18	0.31	1.33	1.09	0.86	0.47	NA
Series A and Series B Liberty Ventures common stock	$(0.19)	(0.06)	1.60	0.03	0.73	4.19	NA

(1)
On December 11, 2012, Liberty Interactive acquired approximately 4.8 million additional shares of common stock of TripAdvisor (an additional 4% equity ownership interest), for $300 million, along with the right to control the vote of the shares of TripAdvisor's common stock and class B common stock Liberty Interactive owns. Following the transaction Liberty Interactive owned approximately 22% of the equity and 57% of the total votes of all classes of TripAdvisor common stock. On August 27, 2014, Liberty Interactive completed the TripAdvisor Holdings Spin-Off. TripAdvisor Holdings is comprised of Liberty Interactive's former interest in TripAdvisor as well as BuySeasons, Inc., Liberty Interactive's former wholly-owned subsidiary, and corporate level debt. Following the completion of the TripAdvisor Holdings Spin-Off, Liberty Interactive and TripAdvisor Holdings operate as separate, publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other. The consolidated financial statements of Liberty Interactive have been prepared to reflect TripAdvisor Holdings as discontinued operations. However, noncontrolling interest attributable to its former ownership interest in TripAdvisor is included in the noncontrolling interest line item in the consolidated balance sheet from the date of acquisition until the date of completion of the TripAdvisor Holdings Spin-Off.

(2)
On September 23, 2011, Liberty Interactive completed the split-off of Liberty Media to Liberty Interactive's stockholders (the LMC Split-Off). At the time of the LMC Split-Off, Liberty Media owned all the assets, businesses and liabilities previously attributed to the Capital and Starz tracking stock groups. The LMC Split-Off was effected by means of a redemption of all of the Liberty Capital common stock and Liberty Starz common stock of Liberty Interactive in exchange for the common stock of Liberty Media.

(3)
Includes earnings (losses) from continuing operations attributable to the noncontrolling interests of $42 million, $40 million, $45 million, $63 million and $53 million for the years ended December 31, 2015, 2014, 2013, 2012, and 2011, respectively.

(4)
Basic and diluted earnings per share have been calculated for Liberty Capital and Liberty Starz common stock for the period subsequent to March 3, 2008 through September 23, 2011. Basic and diluted EPS have been calculated for Liberty Interactive Corporation common stock for the periods from May 9, 2006 to August 9, 2012. Basic and diluted EPS have been calculated for QVC Group common stock and Liberty Ventures common stock subsequent to August 9, 2012.

Selected Unaudited Historical Attributed Financial Data of the Ventures Group

        The following tables present selected historical attributed financial information of the Ventures Group as of March 31, 2016 and December 31, 2015 and 2014 and for the three months ended March 31, 2016 and 2015 and each of the years in the three-year period ended December 31, 2015. The following data should be read in conjunction with Liberty Interactive's Attributed Financial Information.

  Summary Balance Sheet Data:

		December 31,
	March 31, 2016
		2015	2014
	(amounts in millions)
Cash and cash equivalents	$2,303	2,023	1,884
Short term marketable securities	$601	898	868
Investments in available-for-sale securities and other cost investments	$1,478	1,349	1,220
Investments in affiliates, accounted for using the equity method	$1,428	1,433	1,258
Intangible assets not subject to amortization, net	$129	127	259
Long-term debt, including current portion	$2,261	2,172	2,191
Deferred tax liabilities	$2,164	2,143	1,987
Attributed net assets (liabilities)	$1,568	1,592	1,393

  Summary Statement of Operations Data:

	Three months ended March 31,		Years ended December 31,
	2016	2015	2015	2014	2013
	(amounts in millions)
Revenue	$143	276	820	471	—
Cost of sales	$(91)	(194)	(546)	(306)	—
Operating expenses	$(17)	(22)	(79)	(37)	—
Selling, general and administrative expenses	$(44)	(45)	(203)	(127)	(19)
Depreciation and amortization	$(8)	(16)	(46)	(19)	—

Operating income (loss)	$(17)	(1)	(54)	(18)	(19)
Interest expense	$(17)	(20)	(77)	(75)	(90)
Share of earnings (losses) of affiliates, net	$(42)	(21)	(115)	(12)	(15)
Realized and unrealized gains (losses) on financial instruments, net	$(6)	6	72	(35)	(10)
Gains (losses) on transactions, net	$7	—	110	74	—
Gains (losses) on dilution of investments in affiliates	$15	—	314	—	(3)
Other, net	$7	7	25	22	28
Income tax benefit (expense)	$26	21	(38)	48	163

Earnings (loss) from continuing operations	$(27)	(8)	237	4	54
Earnings (loss) from discontinued operations, net of taxes	$—	—	—	63	43

Net earnings (loss)	$(27)	(8)	237	67	97
Less net earnings (loss) attributable to noncontrolling interests	$—	—	8	50	34
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$(27)	(8)	229	17	63

 UNAUDITED COMPARATIVE PER SHARE INFORMATION

        Presented below is per common share data regarding the income, cash dividends declared and book value of Liberty Ventures and Splitco on historical consolidated bases. You should read the information below in conjunction with the financial statements and accompanying notes included in this proxy statement/prospectus.

Liberty Ventures Common Stock Historical Per Share Data

        This table shows historical per share information for Liberty Ventures common stock.

	As of and for the three months ended March 31, 2016	As of and for the year ended December 31, 2015
Basic earnings per share attributable to the Liberty Ventures Group	$(0.19)	$1.61
Diluted earnings per share attributable to the Liberty Ventures Group	(0.19)	1.60
Cash dividends per share	—	—
Book value per share	11.04	11.21

Liberty Ventures Common Stock Pro Forma Per Share Data

        This table shows pro forma per share information for Liberty Ventures common stock after giving effect to the Split-Off.

	As of and for the three months ended March 31, 2016	As of and for the year ended December 31, 2015
Earnings per share from continuing operations	$(0.18)	$(0.75)
Cash dividends per share	—	—
Book value per share	12.90	12.96

Splitco Common Stock Pro Forma Per Share Data

        This table shows pro forma per share information for Splitco common stock after giving effect to the Split-Off.

	As of and for the three months ended March 31, 2016	As of and for the year ended December 31, 2015
Basic earnings per share attributable to common shareholders	$(0.20)	$3.96
Cash dividends per share	—	—
Book value per share	9.18	9.46

        The above pro forma earnings per share data was calculated by dividing net earnings (loss) attributable to Splitco stockholders by 71 million common shares, which is the aggregate number of shares of Series A and Series B common stock that would have been issued if the Split-Off had occurred on December 31, 2015, assuming a redemption ratio of 0.5. The pro forma book value per share information was calculated by dividing total equity by 71 million common shares outstanding.

DESCRIPTION OF SPLITCO'S BUSINESS

        For purposes of this description of Splitco's business, references in this section to "our company," "our business," "us," "we" and words of similar effect refer to Splitco.

Overview

        Splitco is currently a wholly owned subsidiary of Liberty Interactive. Upon completion of the Split-Off, we will be an independent, publicly traded company, and Liberty Interactive will not retain any ownership interest in us. Splitco is a holding company, engaged primarily in (1) the global travel industry and (2) the online commerce industry through our ownership of interests in our subsidiaries. Upon the completion of the Split-Off, our principal assets and businesses will consist of our consolidated subsidiary Expedia, in which we hold an approximate 15.8% equity interest and 52.4% voting interest (as of March 31, 2016), and our wholly owned subsidiary Bodybuilding.

        At present, Liberty Interactive's interest in Expedia and its wholly owned subsidiary Bodybuilding are attributed to its Ventures Group. Bodybuilding, as an operating company, has been included in the businesses and assets of Splitco in order to preserve the tax-free nature of the Split-Off to Liberty Interactive and to holders of Liberty Ventures common stock under applicable tax regulations. Bodybuilding was selected because it was no longer considered to be strategic to the continuing operations of Liberty Interactive and the Liberty Ventures Group.

Expedia, Inc.

        Expedia is an online travel company, empowering business and leisure travelers with the tools and information they need to efficiently research, plan, book and experience travel. Expedia seeks to grow its business through a dynamic portfolio of travel brands, including its majority owned subsidiaries that feature a broad supply portfolio—including more than 282,000 properties and 1.2 million live vacation rental listings in 200 countries, 475 airlines, packages, rental cars and cruises, as well as destination services and activities. Travel suppliers distribute and market products via its traditional desktop offerings, as well as through alternative distribution channels including mobile and social media, Expedia's private label business and its call centers in order to reach its extensive, global audience. In addition, its advertising and media businesses help other businesses, primarily travel providers, reach a large audience of travelers around the globe.

        Expedia is focused on revolutionizing travel through the power of technology. Expedia believes the strength of its brand portfolio as well as its enhanced product offerings and new channel penetration drives customer demand, which when combined with Expedia's global scale and broad based supply, gives Expedia a unique advantage in addressing the ongoing migration of travel bookings from offline to online around the world. With Expedia's unmatched global audience of travelers, and its deep and broad selection of travel products, there is a rich interplay between supply and demand in Expedia's global marketplace that helps it provide value to both travelers planning trips and supply partners wanting to grow their business through a better understanding of travel retailing and consumer demand in addition to reaching consumers in markets beyond their reach. Expedia's primary growth drivers are technology and product innovation, global expansion, and new channel penetration.

  Portfolio of Brands

        Expedia operates a strong brand portfolio with global reach, targeting a broad range of travelers, travel suppliers and advertisers. Expedia knows that consumers typically visit multiple travel sites prior to booking travel, and having a multi-brand strategy increases the likelihood that those consumers will visit one or more of its sites. Expedia also markets to consumers through a variety of channels, including internet search and metasearch sites, and having multiple brands appear in search results also increases the likelihood of attracting visitors. Expedia's brands tailor their product offerings and websites to particular traveler demographics. For example, Hotwire finds deep discount deals for the budget-minded travel shopper while the Classic Vacations brand targets high-end, luxury travelers. Brand Expedia spans the widest swath of potential customers with travel options across a broad value spectrum, while the Hotels.com brand focuses specifically on a hotel only product offering.

        Brand Expedia.    As one of the world's leading full-service online travel brands, Expedia-branded websites in 33 countries, including Expedia.com in the United States, make a large variety of travel products and services available directly to travelers. Brand Expedia aims to provide the latest technology and the widest selection of travel options for many different types of travelers, from families booking a summer vacation to individual travelers arranging a quick weekend getaway, as well as unmanaged business travelers. Travelers can search for, compare information about (including pricing, availability and verified traveler reviews) and book travel products and services on Expedia-branded websites and mobile apps, including airline tickets, lodging, car rentals, cruises, insurance and many local expert services—such as airport transfers, local attractions, activities and tours—from a large number of suppliers, on both a stand-alone and package basis.

        Hotels.com Worldwide.    Hotels.com is focused entirely on marketing and distributing lodging accommodations. Hotels.com, with 89 localized sites worldwide in 39 languages worldwide and market leading mobile apps on all major platforms, offers travelers a broad selection of lodging options. Because of its single product offering, Hotels.com is often Expedia's first entry point into a region, allowing Expedia to evaluate the market opportunity prior to adding additional brands and product offerings. Hotels.com Rewards®, the loyalty program established in 2008, offers travelers the ability to earn one free night for every ten nights stayed.

        Hotwire.    Hotwire offers a travel booking service that matches flexible, value-oriented travelers with suppliers who have excess seats, rooms and cars they offer at lower rates than retail. Hotwire's Hot Rate® Hotels, Hot Rate® Cars and Hot Rate® Flights offer travelers an extra low price but the supplier name is revealed after the traveler books and pays. With Hotwire's unique model, suppliers create value from excess availability without diluting their core, brand-loyal traveler base. Hotwire partners with leading hotel companies worldwide, brand-name domestic and international airlines, and major car rental companies in the United States.

        Orbitz.    In September 2015, Expedia acquired Orbitz Worldwide, Inc., including all of its brands and assets. Orbitz Worldwide is a global travel portfolio including Orbitz, ebookers, CheapTickets, Orbitz Partner Network and Orbitz for Business.

        Travelocity.    After entering into an exclusive, long-term strategic marketing agreement with Travelocity during the third quarter of 2013, under which Brand Expedia powered the technology platform, supply and customer service for Travelocity's existing websites in the United States and Canada, Expedia announced in January 2015 that it had acquired the Travelocity brand and associated assets from Sabre Corporation (Sabre) and had terminated the strategic marketing and other related agreements.

        HomeAway.    In December, 2015, Expedia acquired HomeAway, Inc. (HomeAway), which operates an online marketplace for the vacation rental industry. The HomeAway portfolio includes the vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and Stayz.com.au in Australia; and travelmob.com in Singapore. HomeAway also owns a majority interest in Bookabach.com.nz, a vacation rental site in New Zealand, and operates BedandBreakfast.com, a comprehensive global site for finding bed-and-breakfast properties. In addition to its online marketplace, HomeAway also offers software solutions to property managers through its HomeAway Software for Professionals and Glad to Have You products.

        Expedia Affiliate Network.    Expedia's private label, business-to-business brand Expedia Affiliate Network (EAN) makes hotel bookings available to travelers through third-party branded websites, call centers and in-person locations. Some of EAN's largest partners include airline suppliers, loyalty programs, leading regional online travel companies and major retailers. EAN offers an Application Programming Interface and template solution and generally compensates partners on a gross profit-share basis.

        Egencia.    Expedia's full-service travel management company offers travel products and services to businesses and their corporate travelers. Egencia maintains a global presence in 65 countries across North America, Europe and Asia Pacific. Egencia provides, among other things, a global technology platform coupled with local telephone assistance with expert travel consultants, unique supply targeted at business travelers and consolidated reporting for its clients. Egencia charges its corporate clients account management fees, as well as transactional fees for various contacts made as part of the travel process. In addition, Egencia provides on-site agents to some corporate clients to provide in-house, seamless support. Egencia also offers consulting and meeting management services as well as advertising opportunities. Expedia believes the corporate travel sector represents a significant opportunity for Expedia through Egencia's compelling technology solution for businesses seeking to improve employees' travel experiences and optimize travel costs by moving the focus of the corporate travel program to online and mobile services versus the traditional call center approach.

        trivago.    trivago is Expedia's majority-owned hotel metasearch company, based in Dusseldorf, Germany, featuring price comparison from more than one million hotels. Officially launched in 2005, trivago is one of the best known travel brands in Europe and is expanding globally with sites in 55 countries.

        Wotif Group.    In November 2014, Expedia completed the acquisition of Wotif Group, a leading Australian online travel company, comprised of the Wotif.com, lastminute.com.au and travel.com.au brands in Australia, and Wotif.co.nz and lastminute.co.nz in New Zealand. Wotif.com launched in 2000, and listed on the Australian Securities Exchange in June 2006 as Wotif.com Holdings Limited, under the ASX code "WTF," prior to being acquired by Expedia.

        Venere.    The Venere website, www.venere.com, lists hotel properties in hundreds of locations around the world and provides hotel partners with geographically diverse sources of demand.

        Classic Vacations.    Classic Vacations offers individually tailored vacations primarily through a national network of third-party retail travel agents. Classic Vacations delivers a full line of premium vacation packages—air, hotels, car rentals, activities, cruises and private transportation—to create customized luxury vacations in Hawaii, the Caribbean, Mexico, Costa Rica, Europe, Australia, New Zealand, Fiji, Maldives, Dubai, Seychelles and Tahiti. Travel agents and travelers can preview the product offering through Expedia's websites, www.classicforagents.com and www.classicvacations.com.

        Expedia Local Expert.    The Expedia Local Expert network offers online and in-market concierge services, activities, experiences, attractions and ground transportation. With access to a rich portfolio of thousands of tours and adventures, LX can be found on more than 40 Expedia, Orbitz, Travelocity and Wotif websites, and operates more than 100 concierge and activity desks in major resort destinations.

        Expedia CruiseShipCenters.    Expedia CruiseShipCenters is a leading seller of cruises and vacations. The franchise company has over 200 retail locations across North America, a team of over 4,100 professionally-trained vacation consultants and an inventory of more than 200,000 staterooms available to book online or in store.

        CarRentals.com.    CarRentals.com is an online car rental marketing and retail firm offering a diverse selection of car rentals direct to consumers. Following Expedia's July 2014 acquisition of Auto Escape Group, one of Europe's leading online car rental reservation companies, the Auto Escape Group joined with the CarRentals.com brand. With CarRentals.com's international expansion, it is able to provide Expedia's customers more choices across the globe and help its supply partners expand their marketing reach.

  Growth Strategy

        Product Innovation.    Each of Expedia's leading brands was a pioneer in online travel and has been responsible for driving key innovations in the space over the past two decades. Each Expedia technology platform is operated by a dedicated technology team, which drives innovations that make researching and shopping for travel increasingly easier and help customers find and book the best possible travel options. In the past several years, Expedia made key investments in technology, including significant development of its technical platforms that makes it possible for them to deliver innovations at a faster pace. For example, Expedia launched new global platforms for Hotels.com and Brand Expedia, enabling them to significantly increase the innovation cycle, thereby improving conversion and driving faster growth rates for those brands. In 2013, Expedia signed an agreement to power the technology, supply, and customer service platforms for Travelocity-branded sites in the United States and Canada, enabling Expedia to leverage its investments in each of these key areas. The shift of Travelocity-branded sites to the Expedia technology platform was successfully completed over the course of 2014. In November 2014, Expedia completed the acquisition of Wotif Group and subsequently converted the Wotif.com site to the Expedia platform. In January 2015, Expedia acquired the Travelocity brand and other associated assets from Sabre. The strategic marketing and other related agreements previously entered into were terminated. In September 2015, Expedia completed the acquisition of Orbitz Worldwide, including all of its brands. In December 2015, Expedia completed the acquisition of HomeAway, including all of its brands. Expedia intends to continue leveraging these investments when launching additional points of sale in new countries, introducing new website features, adding supplier products and services including new business model offerings, as well as proprietary and user-generated content for travelers.

        Global Expansion.    The Expedia, Hotels.com, Egencia, EAN, and Hotwire brands operate both domestically and through international points of sale, including in Europe, Asia Pacific, Canada and Latin America. Expedia owns Venere, a European brand, which focuses on marketing hotel rooms in Southern Europe; Wotif Group, which has sites in Australia and New Zealand; and ebookers, which operates in a number of international countries. Egencia, Expedia's corporate travel business, operates in 65 countries around the world and continues to expand, including its 2012 acquisition of VIA Travel. The HomeAway portfolio has vacation rental sites all around the world. Expedia owns a majority share of trivago, a leading hotel metasearch company. Officially launched in 2005, trivago is one of the best known travel brands in Europe and North America. trivago continues to operate independently and rapidly grow revenue through global expansion, including aggressive expansion in new countries. In addition, Expedia has commercial agreements in place with Ctrip and eLong in China, as well as Decolar.com, Inc. in Latin America. In 2015, approximately 37% of Expedia's worldwide gross bookings excluding eLong and 44% of worldwide revenue were through international points of sale compared to just 21% for both worldwide gross bookings and revenue in 2005. Expedia has a goal of generating at least 65% of its revenue through businesses and points of sale outside of the United States.

        In expanding its global reach, Expedia leverages significant investments in technology, operations, brand building, supplier relationships and other initiatives that it has made since the launch of Expedia.com in 1996. Expedia's scale of operations enhances the value of technology innovations it introduces on behalf of its travelers and suppliers. Expedia believes that its size and scale affords the company the ability to negotiate competitive rates with its supply partners, provides breadth of choice and travel deals to its traveling customers through an expanding supply portfolio and creates opportunities for new value added offers for its customers such as its loyalty programs. The size of Expedia's worldwide traveler base makes its sites an increasingly appealing channel for travel suppliers to reach customers. In addition, the sheer size of Expedia's user base and search query volume allows it to test new technologies very quickly in order to determine which innovations are most likely to improve the travel research and booking process, and then roll those features out to its worldwide audience in order to drive improvements in conversion.

        New Channel Penetration.    Today, the majority of online travel bookings are generated through typical desktop and laptop computers. However, technological innovations and developments are creating new opportunities including travel bookings made through mobile devices. In the past few years, each of Expedia's brands made significant progress creating new mobile websites and mobile/tablet applications that are receiving strong reviews and solid download trends. Expedia believes mobile bookings via smartphones present an opportunity for incremental growth as they are often completed within one or two days of the travel or stay, which is a much shorter booking window than Expedia has historically experienced via more traditional online booking methods. During the last few years, customers' behaviors and preferences on tablet devices began to show differences from trends seen on smartphones. For example, the booking window on a smartphone typically is much shorter than the emerging trend on the tablet device and historical average on a desktop or laptop. In addition, Expedia is seeing increasing cross-device usage among its customers, who connect to its websites and apps across multiple devices and platforms throughout their travel planning process. Expedia also believes that in the future mobile is likely to represent an efficient marketing channel given the opportunity for direct traffic acquisition, increase in share of wallet and in repeat customers, particularly through mobile applications. During the year ended December 31, 2015, one in four Expedia, Inc. transactions were booked globally on a mobile device.

  Business Models

        Expedia makes travel products and services available both on a stand-alone and package basis, primarily through the following business models: the merchant model, the agency model and the advertising model. In addition, upon Expedia's acquisition of HomeAway on December 15, 2015, Expedia also earns revenue related to subscription-based vacation rental listing and other ancillary services provided to property owners and managers. Under the merchant model, Expedia facilitates the booking of hotel rooms, airline seats, car rentals and destination services from its travel suppliers and Expedia is the merchant of record for such bookings. The majority of Expedia's merchant transactions relate to hotel bookings. Under the agency model, Expedia facilitates travel bookings and acts as the agent in the transaction, passing reservations booked by the traveler to the relevant travel provider. Expedia receives commissions or ticketing fees from the travel supplier and/or traveler.

        Expedia continues to see closer integration of the agency hotel product with its core merchant product through its Expedia Traveler Preference (ETP) program by offering, for participating hotels, customers the choice of whether to pay Expedia in advance under its merchant program or pay at the hotel at the time of the stay. Growth in the ETP program has generally resulted in reduced negotiated economics to compensate for hotel supply partners absorbing expenses such as credit card fees and customer service costs, and as Expedia continues to expand the breadth and depth of its global hotel offering, it has made and expects to continue to make adjustments to its economics in various geographies, including changes based on local market conditions. Based on these dynamics, Expedia expects its revenue per room night to remain under pressure in the future.

        Through various of its Expedia-branded and other websites, travelers can dynamically assemble multiple component travel packages in a single transaction at a lower price as compared to booking each component separately. Packages assembled by travelers through the packaging model on these websites primarily include a merchant hotel component and an air or car component. Travelers select packages based on the total package price, without being provided component pricing. The use of the merchant travel components in packages enables Expedia to make certain travel products available at prices lower than those charged on an individual component basis by travel suppliers without impacting their other models. In addition, Expedia also offers third-party pre-assembled package offerings, primarily through its international points of sale, further broadening the scope of products and services to travelers. Expedia expects the package product to continue to be marketed primarily using the merchant model.

        Under the advertising model, Expedia offers travel and non-travel advertisers access to a potential source of incremental traffic and transactions through its various media and advertising offerings on trivago and its transaction-based websites.

        Expedia's HomeAway brand offers subscription-based vacation rental listing products and services to property owners or managers where property owners or managers purchase in advance online advertising services related to the listing of their properties for rent over a fixed term (typically one year), and on a transaction-basis where a commission is earned on traveler bookings completed on its websites. Going forward, Expedia expects to transition over time to more transaction-based service offerings, and it recently introduced a consumer booking fee.

  Relationships with Travel Partners

        Overview.    Expedia makes travel products and services available from a variety of hotel companies, large and small commercial airlines, car rental companies, cruise lines, destination service providers, and with the closing of the HomeAway acquisition, property owners and managers. Expedia seeks to build and maintain long-term, strategic relationships with travel suppliers and global distribution system (GDS) partners. An important component of the success of Expedia's business depends on its ability to maintain its existing relationships, as well as build new relationships, with travel suppliers and GDS partners.

        Travel Suppliers.    Expedia strives to deliver value to its travel supply partners through a wide range of innovative, targeted merchandising and promotional strategies designed to generate consumer demand and increase their revenue, while simultaneously reducing their overall marketing transaction and customer service costs. Expedia's strategic account managers and local hotel market managers work directly with travel suppliers to optimize the exposure of their travel products and brands through Expedia's points of sale, including participation in need-based, seasonal and event-driven promotions and experimentation within the new channels Expedia is building.

        Expedia has developed proprietary, supplier-oriented technology that streamlines the interaction between some of its websites and hotel central reservation systems, making it easier and more cost-effective for hotels to manage reservations made through Expedia's brands. Through this "direct connect" technology, hotels can upload information about available products and services and rates directly from their central reservation systems into Expedia's websites, as well as automatically confirm hotel reservations made by Expedia's travelers. In the absence of direct connect technology, both of these processes are generally completed via a proprietary extranet.

        In addition, HomeAway's vacation rental listing services includes a set of tools for property owners or managers, which enables them to manage an availability calendar, reservations, inquiries and the content of the listing, as well as provide various other services for property owners or managers to manage reservations or drive incremental sales volume.

        Distribution Partners.    GDSs, also referred to as computer reservation services, provide a centralized, comprehensive repository of travel suppliers' 'content'—such as availability and pricing of seats on various airline point-to-point flights, or 'segments'. The GDSs act as intermediaries between the travel suppliers and travel agencies, allowing agents to reserve and book flights, rooms or other travel products. Expedia's relationships with GDSs primarily relate to its air business. Expedia uses Sabre, Amadeus and Travelport as its GDS segment providers in order to ensure the widest possible supply of content for Expedia's travelers.

  Marketing and Promotions

        Expedia's marketing programs are intended to build and maintain the value of its various brands, drive traffic and ultimately bookings through its various brands and businesses, optimize ongoing traveler acquisition costs and strategically position its brands in relation to one another. Expedia's long-term success and profitability depends on its continued ability to maintain and increase the overall number of traveler transactions flowing through its brand and shared global platforms in a cost-effective manner, as well as its ability to attract repeat customers to its sites.

        Expedia's marketing channels primarily include online advertising, including search engine marketing and optimization, as well as meta-search, social media sites, offline advertising, loyalty programs, mobile apps and direct and/or personalized traveler communications on its websites as well as through direct e-mail communication with its travelers. Expedia's marketing programs and initiatives include promotional offers such as coupons as well as seasonal or periodic special offers from its travel suppliers based on its supplier relationships. Expedia's traveler loyalty programs include Hotels.com Rewards on Hotels.com global websites and Expedia® + rewards on over 25 Brand Expedia points of sale, as well as Orbitz Rewards on Orbitz.com. The cost of these loyalty programs is recorded as a reduction of revenue in Expedia's financial statements.

        Expedia also makes use of affiliate marketing. The Expedia.com, Hotels.com, Hotwire, Travelocity, HomeAway, Wotif, lastminute.com.au and Venere-branded websites receive bookings from consumers who have clicked-through to the respective websites through links posted on affiliate partner websites. Affiliate partners can also make travel products and services available on their own websites through a Brand Expedia, Hotels.com or HomeAway co-branded offering or a private label website. Expedia's EAN and Orbitz Partner Network businesses provides its affiliates with technology and access to a wide range of products and services. Expedia manages agreements with thousands of third-party affiliate partners, including a number of leading travel companies, pursuant to which it pays a commission for bookings originated from their websites.

  Operations and Technology

        Expedia provides 24-hour-a-day, seven-day-a-week traveler sales and support by telephone or via e-mail. For purposes of operational flexibility, Expedia uses a combination of outsourced and in-house call centers. Expedia's call centers are located throughout the world, including outsourced operations in the Philippines, El Salvador, Egypt and India. Expedia invested significantly in its call center technologies, with the goal of improving customer experience and increasing the efficiency of its call center agents, and has plans to continue reaping the benefits of these investments going forward.

        Expedia's systems infrastructure and web and database servers are housed in various locations, mainly in the United States, which have 24-hour monitoring and engineering support, as well as in the public cloud. These data centers have their own generators and multiple back-up systems. Significant amounts of Expedia's owned computer hardware for operating the websites are located at these facilities. For some critical systems, Expedia has both production and disaster-recovery facilities. Expedia's technology systems are subject to certain risks, which are described in "Risk Factors."

  Intellectual Property

        Expedia's intellectual property rights, including its patents, trademarks, copyright, domain names, trade dress, proprietary technology and trade secrets, are an important component of its business. For example, Expedia relies heavily upon its intellectual property and proprietary information in its content, brands, software code, proprietary technology, ratings indexes, informational databases, images, graphics and other components that make up its services. Expedia has acquired some of its intellectual property rights and proprietary information through acquisitions, as well as licenses and content agreements with third parties.

        Expedia protects its intellectual property and proprietary information by relying on its terms of use, confidentiality procedures and contractual provisions, as well as international, national, state and common law rights. In addition, Expedia enters into confidentiality and invention assignment agreements with employees and contractors, and license and confidentiality agreements with other third parties. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Expedia's trade secrets or its intellectual property and proprietary information without authorization which, if discovered, might require the uncertainty of legal action to correct. In addition, there can be no assurance that others will not independently and lawfully develop substantially similar properties.

        Expedia maintains its trademark portfolio by filing trademark applications with the appropriate international trademark offices, maintaining appropriate registrations, securing contractual trademark rights when appropriate, and relying on common law trademark rights when appropriate. Expedia also registers copyrights and domain names as it deems appropriate. Expedia protects its trademarks, copyrights and domain names with an enforcement program and use of intellectual property licenses. Trademark and intellectual property protection may not be available or may not be sought, sufficient or effective in every jurisdiction where Expedia operates. Contractual disputes or limitations may affect the use of trademarks and domain names governed by private contract.

        Expedia has considered, and will continue to consider, the appropriateness of filing for patents to protect future inventions, as circumstances may warrant. However, patents protect only specific inventions and there can be no assurance that others may not create new products or methods that achieve similar results without infringing upon patents owned by Expedia.

  Seasonality

        Expedia generally experiences seasonal fluctuations in the demand for its travel products and services. For example, traditional leisure travel bookings are generally the highest in the first three quarters as travelers plan and book their spring, summer and holiday travel. The number of bookings typically decreases in the fourth quarter. Because revenue for most of its travel products, including merchant and agency hotel, is recognized when the travel takes place rather than when it is booked, revenue typically lags bookings by several weeks or longer. The seasonal revenue impact is exacerbated with respect to income by the nature of Expedia's variable cost of revenue and direct sales and marketing costs, which it typically realizes in closer alignment to booking volumes, and the more stable nature of its fixed costs. Furthermore, operating profits for Expedia's primary advertising business, trivago, are experienced in the second half of the year as selling and marketing costs offset revenue in the first half of the year as Expedia aggressively markets during the busy booking period for summer travel. As a result, revenue and income are typically the lowest in the first quarter and highest in the third quarter. The continued growth of Expedia's international operations or a change in its product mix, including the assimilation, growth and shift to more of a transaction-based business model for the vacation rental listing business of HomeAway, may influence the typical trend of the seasonality in the future.

  Terms of Investment in Expedia

        We own an approximate 15.8% equity interest and 52.4% voting interest in Expedia (as of March 31, 2016). Historically, Liberty Interactive has been a party to a Stockholders Agreement with Diller, pursuant to which Diller held an irrevocable proxy over all the shares of EXPE and Expedia class B common stock owned by Liberty Interactive. In connection with the Split-Off, and the completion of the proxy arrangements, the Stockholders Agreement will be assigned to us and amended to provide for the assignment of Diller's proxy over these shares to our company through the Proxy Arrangement Termination Date. As a result, we will begin consolidating Expedia as of the completion of the Split-Off, as Splitco will then control a majority of the voting interest in Expedia for accounting purposes. Additionally, in conjunction with the application of acquisition accounting, we anticipate a full step up in basis of Expedia along with a gain between our historical basis and the fair value of our interest in Expedia. Liberty Interactive is also subject to a Governance Agreement with Expedia, which will be assigned to us in connection with the Split-Off and which will provide us following the Split-Off, with certain director nomination and other rights and imposes certain restrictions on the ownership of shares of Expedia class B common stock. We will maintain our rights under the Governance Agreement, as assigned and amended, and the Stockholders Agreement, as assigned, even upon termination of the proxy arrangements.

        For more information regarding the proxy arrangements, see "Certain Relationships and Related Party Transactions—Relationships Among Splitco, the Malone Group, Diller and Expedia—Proxy Arrangements."

Bodybuilding

        Bodybuilding is an Internet retailer of sports, fitness and dietary supplements and other health and wellness products. Bodybuilding markets approximately 550 globally recognized brands, including several brands exclusive to its retail channel. Through its website and mobile applications, Bodybuilding offers directly to its customers one of the largest varieties of supplements, vitamins, minerals, exercise products, frozen prepared meals, clothing and exercise equipment, with approximately 16,000 stock keeping units (SKUs), and delivers its products primarily through its fulfillment centers.

        Bodybuilding is one of the largest e-retailers in the nutritional and dietary-supplement industry, as ranked by Alexa.com. It also publishes a significant amount of online health and fitness content, offering complimentary fitness content, workout programs, video trainers, articles, recipes, health advice and motivational stories. Bodybuilding's online model also includes a combination of detailed product information and real-time user reviews to help its visitors select products designed to aid in achieving their health and fitness goals. Bodybuilding's website, which was launched in 1999, currently includes more than 30,000 pages of editorial content, 10,000 videos, 16,000 pages of store content and over 6.5 million forum threads comprising 125 million forum posts.

        Visitors to Bodybuilding's website typically include gym-goers, athletes, weightlifters and bodybuilders, as well as other individuals wanting to improve their mental and physical well-being through diet and exercise, including more than 30 million monthly unique visitors and 11 million members of BodySpace, an inclusive online fitness community that allows people of all health and fitness levels to track their progress and discuss goals, techniques, supplementation and achievements.

        Bodybuilding strives to provide everything necessary for individuals to be healthy and fit, as well as a platform for users to share their inspirational stories once they achieve their health and fitness goals. Providing customers with the information, motivation and supplements necessary to reach and maintain their health and fitness goals perpetuates website traffic, continued engagement and product purchases. Bodybuilding primarily generates revenue from the online sale of products, through Bodybuilding's website and mobile applications. In addition, a limited amount of revenue is generated through advertising.

        Bodybuilding is currently a wholly owned subsidiary of Liberty Interactive and, upon completion of the Split-Off, will be our wholly owned subsidiary.

  Industry

        According to the Nutrition Business Journal (NBJ), the global supplement industry was worth $108 billion in 2014, and is estimated to grow to $153 billion by 2020. The global demand for supplements can vary based on, among other factors, market demand, gross domestic product, product availability and lifestyle of consumers. The United States represents the largest regional consumption of supplements, representing 34% of the global market demand in 2014. The Sports Nutrition, Meal, Homeopathic, and Specialty Supplement product category of dietary supplements was the fastest growing supplement sector in 2014, worth $39 billion.

        The VMS industry in the United States is highly fragmented. According to the NBJ, no single industry participant accounted for more than 5% of total domestic VMS industry sales in 2014. Retailers of VMS products primarily include multi-level marketers, online specialty and mass retailers and brick-and-mortar stores, including, but not limited to, grocery stores, membership clubs and specialty and mass retailers. The NBJ anticipates that specialty retail will remain the major market driver for supplements through 2020, and the specialty retail channel is expected to add over $8 billion in new annual sales by that time. Additionally, the NBJ forecasts that online sales channel will achieve 13% compound annual growth from 2014 to 2020.

        Factors that affect the growth of the nutritional and dietary supplement industry include an aging U.S. population, rising healthcare costs and the increased use of preventive measures. In addition, the general population's increased focus on diet and nutrition, along with growing fitness and wellness program participation, serves as a positive trend for the nutritional and dietary supplement industry.

        In addition, worldwide readers continue to migrate from traditional print to digital media to consume content related to their professional and personal interests. The global supplement industry and general health and fitness markets are no exception to this trend, and consumers of health and fitness content and products are increasingly using the internet to research and purchase health and fitness supplements and other products.

        Bodybuilding's performance is affected by industry trends including, among others, demographic trends and health and lifestyle preferences, as well as other factors, such as competition, industry media coverage and governmental actions. For example, the dietary supplement industry is subject to potential regulatory activity and other legal matters that could affect the credibility of a given product or category of products. Consumer trends may be influenced by current economic conditions, and limited product innovation, and introductions in the VMS industry can dramatically affect purchasing patterns. Even though Bodybuilding's business model allows it to respond to changing industry trends by introducing new products and adjusting its product mix and offering sales incentives, such actions may not fully alleviate adverse trends.

  Competitive Strengths

        Bodybuilding believes it is well positioned to capitalize on favorable VMS industry dynamics and trends as a result of its competitive strengths described below:

  Extensive Product Selection, Including a Strong Assortment of Exclusive Brands

        Bodybuilding offers one of the largest online selections of dietary and nutritional supplements. It offers its consumers vast selection, ease of access, competitive prices, inspirational content, personalized and mobile shopping experiences and superior customer service to drive channel growth. Bodybuilding believes it has a complete and authoritative merchandise assortment and markets a broad product selection. Bodybuilding's merchandise assortment includes approximately 16,000 SKUs from a combination of over 550 nationally recognized brands, as well as its own private label brands.

Merchandise from Bodybuilding's exclusive brands accounted for approximately 19% of its revenue in 2015, and provides its customers the opportunity to purchase quality products at strong value.

  Digital Content and Community

        Bodybuilding has a diverse and broad range of online content that allows its customers to experience a full scale fitness environment. In addition, the Bodybuilding online fitness community, BodySpace, allows over 11 million members to connect, track and share health and fitness progress, achievements and experiences. Bodybuilding hosts 30 million monthly unique visitors that utilize its digital content, which helps customers to remain engaged, drives traffic and increases sales in the Bodybuilding online store.

  Competitive Pricing

        Bodybuilding strives to have low prices on the largest selection of sports nutrition products. Many of the products offered in Bodybuilding's industry require a minimum advertised price, which does not allow Bodybuilding to price below a certain threshold that is determined by the supplier. For the majority of Bodybuilding's other products, its strategy is to be price-competitive with its largest competitors. Bodybuilding utilizes third party technology to receive real time data on competitors' pricing and makes pricing adjustments accordingly. Bodybuilding's exclusive products are priced based on margin and category competitors to provide the best price and overall value to its customers.

  Fast Shipping and Methods of Fulfillment

        Bodybuilding's fulfillment centers target to complete and ship an order as quickly as possible, often in the same day it is received. In 2015, 58% of orders were shipped within the same day, and 98% of orders were shipped by the next day. In 2015, it was awarded the Elite Service Award by StellaService for fast shipping. In addition, the average order-to-delivery time for our domestic customers is less than 2.5 days, while many of our competitors offer 3-4 days from order to delivery. By operating its own facilities, Bodybuilding gains greater control over order timeliness, cost, accuracy and inventory levels.

  Value-Added Customer Service

        Bodybuilding offers one of the highest degrees of customer service among national competitors, and was recognized in 2015 by both Bizrate Insights and StellaService for its excellence in customer service. Bodybuilding has earned the Elite award for both outstanding email and phone support by StellaService, and has been rated in the Platinum Circle of Excellence by Bizrate Insights for the past six years. Bodybuilding's focus on value added customer service, aided by the deep product knowledge of its experienced customer service representatives, creates additional value for its customers. Bodybuilding does not require call quotas or time restrictions for its customer service representatives, which aides Bodybuilding in retaining its strong customer service team. This team helps Bodybuilding build trust with consumers, build its brand awareness, enhance its reputation and drive sales.

  Product Offerings

  Dietary Supplements: Sports Nutrition

        Bodybuilding's sports nutrition consumers look for products to help maintain or supplement a healthy lifestyle. These products are used in conjunction with cardiovascular conditioning, weight training and sports activities. Sports nutrition supplements include protein and weight gain powders, meal replacements, weight management, energy production, recovery enhancement and pre- and post-workout supplements. Bodybuilding's sports nutrition products are offered in many convenient forms, such as powders, tablets, capsules, soft gels and liquids. In 2015, these products generated approximately 83% of Bodybuilding's revenue, with protein, pre-workout and post-workout supplements representing 42%, 15% and 13% of revenue, respectively. Bodybuilding offers approximately 9,000 SKUs in sports nutrition.

  Dietary Supplements: Other

        Bodybuilding's Other category represents all other product classifications it stocks that do not fit within the Sports Nutrition category. These products include items such as multivitamins, herbs, minerals, botanicals, probiotics, apparel and accessories. Bodybuilding offers approximately 7,000 SKUs in its "Other" category.

  Brands, Suppliers and Availability of Raw Materials

        Bodybuilding resells many dietary supplement brands through its vendor supplier partnerships and its exclusive brands. Based on sales, Bodybuilding's top ten brands for the year ended December 31, 2015 include: BPI Sports, BSN, Cellucor, Dymatize, JYM, MusclePharm, MuscleTech, Optimum Nutrition, RSP Nutrition and Universal Nutrition. The JYM line is exclusive to Bodybuilding.

        Bodybuilding partners with a large number of suppliers; however, approximately 60% of inventory purchases are concentrated with its top eight suppliers. Bodybuilding's largest supplier is Optimum Nutrition, from which Bodybuilding purchased approximately 17% of its merchandise in fiscal year 2015. Bodybuilding considers numerous factors in selecting its suppliers, including, among others, quality, price, credit terms and product offerings. Bodybuilding does not typically enter into fixed-term supply agreements with its vendors. Bodybuilding strives to maintain sufficient inventory to enable it to meet customer demand and provide a high level of service to its customers.

  Seasonality

        Bodybuilding's business is slightly seasonal. The first quarter of a given calendar year, when consumers implement their New Year's resolutions related to health and fitness, accounts for the largest percentage of company sales by quarter. There are varying degrees of seasonality throughout the remainder of the year based on key promotional events such as, among others, Black Friday, Cyber Monday, Bodybuilding's annual Birthday Sale, and the Bodybuilding supplement awards.

  Intellectual Property

        Bodybuilding's intellectual property (including trademarks, service marks, trade dress, logos, copyrights, domain names, patents, trade secrets and proprietary technologies) is a critical part of its business. To protect its intellectual property, Bodybuilding relies on a combination of laws and regulations, as well as contractual restrictions. Bodybuilding pursues the registration of trademarks and service marks, including "Bodybuilding.com" and certain variations thereon, copyrights and domain names in the United States and certain foreign locations. Bodybuilding also relies on the protection of laws regarding unregistered copyrights for its proprietary software and certain other content it creates. Bodybuilding continues to evaluate the merits of applying for future copyright registrations. Bodybuilding also evaluates technology and inventions for patentability and may consider filing patent applications for future technology inventions, and relies on trade secret laws to protect its proprietary technology and other intellectual property. To further protect its intellectual property, Bodybuilding enters into confidentiality and assignment of inventions agreements with certain employees and contractors, as well as confidentiality agreements with other third parties, such as suppliers. Bodybuilding's private label formulations are propriety, protected by contractual confidentiality, and subject to statutory trade secret protection where applicable.

  Technology

        Bodybuilding leverages a combination of best-in-class third party and custom-built proprietary technology and operational platforms to deliver a unique and engaging experience for its customers and suppliers. With over 140 engineers in an engineering department organized into distinct operating groups, Bodybuilding has built a full set of technology solutions specific for the online supplementation market.

Regulatory Matters

  Internet Services

        Our online commerce businesses are subject, both directly and indirectly, to various laws and governmental regulations. Certain of these businesses engaged in the provision of goods and services over the Internet must comply with federal and state laws and regulations applicable to online communications and commerce. For example, the Children's Online Privacy Protection Act (COPPA) prohibits web sites from collecting personally identifiable information online from children under age 13 without parental consent and imposes a number of operational requirements. In 2012, the FTC adopted revised COPPA regulations amending certain definitions and modifying certain operational requirements regarding notice and parental consent, among other matters. Certain email activities are subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, commonly known as the CAN-SPAM Act. The CAN-SPAM Act regulates the sending of unsolicited commercial email by requiring the email sender, among other things, to comply with specific disclosure requirements and to provide an "opt-out" mechanism for recipients. Both of these laws include statutory penalties for non-compliance. The Digital Millennium Copyright Act limits, but does not eliminate, liability for listing or linking to third party websites that may include content that infringes on copyrights or other rights so long as our Internet businesses comply with the statutory requirements. Various states also have adopted laws regulating certain aspects of Internet communications. On February 24, 2016, the President signed legislation that permanently extends the moratorium on state and local taxes on Internet access and commerce.

        Goods sold over the Internet also must comply with traditional regulatory requirements, such as the Federal Trade Commission (FTC) requirements regarding truthful and accurate claims. Our online commerce businesses are subject to laws governing the collection, use, retention, security and transfer of personally-identifiable information about their users. In particular, the collection and use of personal information by companies has received increased regulatory scrutiny on a global basis. The enactment, interpretation and application of user data protection laws are in a state of flux, and the interpretation and application of such laws may vary from country to country. For example, on December 15, 2015, the European Commission, the European Parliament and the Council of the European Union (Council) reached agreement on new data laws that give customers additional rights and impose additional restrictions and penalties on companies for illegal collection and misuse of personal information. The European Parliament and the Council adopted the new laws in April 2016, with the laws to take effect two years later. Further, on October 6, 2015, the Court of Justice of the European Union invalidated the "Safe Harbor Framework," which had allowed companies to collect and process personal data in European Union nations for use in the U.S. European Union and U.S. authorities announced on February 2, 2016 that they had reached agreement on a new data transfer framework, called the EU-U.S. Privacy Shield, which was formally adopted by the European Commission on July 12, 2016. The European Union and the U.S. must implement the new framework, which may be subject to legal challenge. Finally, a European Union directive restricting the Internet tracking tools known as "cookies" has taken effect.

        In the U.S., the FTC has proposed a privacy policy framework, and legislation that would require organizations that suffer a breach of security related to personal information to notify owners of such information is pending in Congress. Many states have adopted laws requiring notification to users when there is a security breach affecting personal data, such as California's Information Practices Act. Complying with these different national and state privacy requirements may cause the Internet companies in which we have interests to incur substantial costs. In addition, such companies generally have and post on their websites privacy policies and practices regarding the collection, use and disclosure of user data. A failure to comply with such posted privacy policies or with the regulatory requirements of federal, state, or foreign privacy laws could result in proceedings or actions by governmental agencies or others (such as class action litigation) which could adversely affect our online commerce businesses. Technical violations of certain privacy laws can result in significant penalties, including statutory penalties. In 2012, the FCC amended its regulations under the Telephone Consumer Protection Act (TCPA), which could subject our Internet businesses to increased liability for certain telephonic communications with customers, including but not limited to text messages to mobile phones. Under the TCPA, plaintiffs may seek actual monetary loss or statutory damages of $500 per violation, whichever is greater, and courts may treble such damage awards for willful or knowing violations. Data collection, privacy and security are growing public concerns. If consumers were to decrease their use of our Internet businesses' websites to purchase products and services, the businesses could be harmed. Congress and individual states may consider additional online privacy legislation.

        Other Internet-related laws and regulations enacted in the future may cover issues such as defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The future adoption of such laws or regulations may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for the services and products of our online commerce businesses and increase their costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose these companies to substantial liability.

        On February 26, 2015, the FCC adopted rules in its open Internet proceeding that could restrict the ability of broadband providers to block or otherwise disadvantage our business. Among other things, the open Internet rules prohibit Internet service providers from: (1) blocking access to, or impairing or degrading, legal content, applications, services or non-harmful devices; and (2) favoring selected Internet traffic. On June 14, 2016, the United States Court of Appeals for the District of Columbia Circuit denied petitions for review filed by several broadband providers challenging the new open Internet rules.

        Proposed Changes in Regulation.    The regulation of Internet services, online sales and other forms of product marketing is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.

  Expedia

        Expedia must comply with laws and regulations relating to the travel industry and the provision of travel services, including registration in various states as "sellers of travel" and compliance with certain disclosure requirements and participation in state restitution funds. In addition, Expedia's businesses are subject to regulation by the U.S. Department of Transportation and must comply with various rules and regulations governing the provision of air transportation, including those relating to advertising and accessibility.

        As Expedia continues to expand the reach of its brands into the European, Asia-Pacific and other international markets, it is increasingly subject to laws and regulations applicable to travel agents or tour operators in those markets, including, in some countries, pricing display requirements, licensing and registration requirements, mandatory bonding and travel indemnity fund contributions, industry specific value-added tax regimes and laws regulating the provision of travel packages. For example, the European Economic Community Council Directive on Package Travel, Package Holidays and Package Tours imposes various obligations upon marketers of travel packages, such as disclosure obligations to consumers and liability to consumers for improper performance of the package, including supplier failure.

        Additionally, Expedia is subject to consumer protection, privacy and consumer data, labor, economic and trade sanction programs, tax, and anti-trust and competition laws and regulations around the world that are not specific to the travel industry. Some of these laws and regulations have not historically been applied in the context of online travel companies, so there can be uncertainty regarding how these requirements relate to Expedia's various business models.

  Bodybuilding

        The FDA is the regulatory agency with principal oversight authority for the products Bodybuilding offers, and the FTC regulates the advertising of those products. Bodybuilding's internal legal department reviews all aspects of its FDA and FTC regulatory processes for compliance with regulations. Bodybuilding has established processes to review the underlying safety and efficacy of its branded products, which include review of the ingredients' safety information, product formulation, product form, product labeling, the efficacy and claim support for the product and any marketing materials. All consumer communications that deal with product and health issues must be approved by Bodybuilding's legal team prior to being disseminated to the public. Bodybuilding also has standard procedures whereby all potential contract manufacturers are reviewed and approved before they can supply any of Bodybuilding's branded products. In addition, all potential new products are evaluated and approved prior to being accepted into the branded product lines.

        Bodybuilding's relationships with manufacturers require that all of its branded products not be adulterated or misbranded under any provisions of the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, including, but not limited to, compliance with applicable Current Good Manufacturing Practices. This means that ingredients in Bodybuilding's products must be tested for identity, purity, quality, strength and composition before being incorporated into branded products, and that Bodybuilding's final branded products must again be tested for identity, purity, quality, strength and composition prior to being released. All of these products require a certificate of analysis, which includes certification to 100% of label claims. Bodybuilding has established a standard quality control operating procedure that calls for on-site audits of its contract manufacturers' facilities and processes. Bodybuilding also requires that its manufacturers have certificates of analysis (such as for microbial testing and label testing). Third party vendors are also subject to a standard review, must comply with Bodybuilding's vendor partnership agreement and are required to carry adequate insurance policies to satisfy Bodybuilding's standards. Each new product proposed to be carried by Bodybuilding is reviewed by its legal department, which rejects those products that they believe may present undue risk or be unsafe.

Competition

  Expedia

        Expedia's brands compete in rapidly evolving and intensely competitive markets. Expedia believes international markets represent especially large opportunities for Expedia and those of its competitors that wish to expand their brands and businesses abroad to achieve global scale. Expedia also believes that it is one of only a few companies that are focused on building a truly global, travel marketplace.

        Expedia's competition, which is strong and increasing, includes online and offline travel companies that target leisure and corporate travelers, including travel agencies, tour operators, travel supplier direct websites and their call centers, consolidators and wholesalers of travel products and services, large online portals and search websites, certain travel meta-search websites, mobile travel applications and social media websites, as well as traditional consumer ecommerce and group buying websites. Expedia faces these competitors in local, regional, national and/or international markets. In some cases, competitors are offering favorable terms and improved interfaces to suppliers and travelers which make competition increasingly difficult. Expedia also faces competition for customer traffic on internet search engines and metasearch websites, which impacts its customer acquisition and marketing costs.

        Expedia believes that maintaining and enhancing its brands is a critical component of its effort to compete. Expedia differentiates its brands from its competitors primarily based on the multiple channels it uses to generate demand, quality and breadth of travel products, channel features and usability, price or promotional offers, traveler service and quality of travel planning content and advice, as well as offline brand efforts. The emphasis on one or more of these factors varies, depending on the brand or business and the related target demographic. Expedia's brands face increasing competition from travel supplier direct websites. In some cases, supplier direct channels offer advantages to travelers, such as long standing loyalty programs, complimentary services such as Wi-Fi, and better pricing. Expedia's websites feature travel products and services from numerous travel suppliers, and allow travelers to combine products and services from multiple providers in one transaction. Expedia faces competition from airlines, hotels, rental car companies, cruise operators and other travel service providers, whether working individually or collectively, some of which are suppliers to its websites. Expedia's business is generally sensitive to changes in the competitive landscape, including the emergence of new competitors or business models, and supplier consolidation.

  Bodybuilding

        Bodybuilding's performance is affected by competitive trends such as the entry of new competitors and competitors that have expanded their product selection to focus on sports nutrition. This includes many mass retailers as well as some of the largest online e-retailers. Additionally, changes in promotional strategies or expansion of product assortment by various competitors also impact competitive conditions. Bodybuilding believes the following are the principal competitive factors in its market:

  •
  pricing (including costs of shipping), selection and availability of products;

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  reliability and speed of delivery of products ordered online

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  the ability to offer relevant and engaging content;

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  the accessibility and ease of use of website and mobile applications; and

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  customer service and support.

Properties

        In connection with the Split-Off, a wholly owned subsidiary of Liberty Media will enter into a facilities sharing agreement with Splitco, pursuant to which Splitco will share office facilities with Liberty Media and Liberty Interactive located at 12300 Liberty Boulevard, Englewood, Colorado. See "Certain Relationships and Related Party Transactions—Relationships between Splitco and Liberty Interactive and/or Liberty Media—Facilities Sharing Agreement."

        Expedia leases approximately 2.9 million square feet of office space worldwide, pursuant to leases with expiration dates through December 2026. Expedia leases 510,000 square feet for its headquarters in Bellevue, Washington, pursuant to leases with expiration dates through October 2018. In addition,

Expedia also leases approximately 890,000 square feet of office space for its domestic operations in various other cities and locations pursuant to leases with expiration dates through December 2022. Expedia also leases approximately 1.5 million square feet of office space for its international operations in various cities and locations pursuant to leases with expiration dates through December 2026. In addition to its leased space, on April 30, 2015, Expedia acquired its future corporate headquarters for $229 million, consisting of multiple office and lab buildings located in Seattle, Washington. The build out of the headquarters is expected to be significant as Expedia converts lab facilities into office space.

        Bodybuilding operates order fulfillment centers in Midway, Florida, Shiremanstown, Pennsylvania, North Las Vegas, Nevada, New Berlin, Wisconsin and Dunstable, Bedfordshire, England, and technology development operations in Santa Ana, Costa Rica and Portland, Oregon. Bodybuilding owns its corporate headquarters, which is located in Boise, Idaho. Fulfillment centers are typically leased with standard lease terms of three to five years, with lease expiration dates varying between 2016 and 2020.

Employees

        Splitco (on a nonconsolidated basis) currently does not have any corporate employees. We anticipate that, subsequent to the Split-Off, Liberty Media will provide Splitco with certain transitional services pursuant to a services agreement, and that certain of Liberty Interactive and/or Liberty Media's corporate employees and executive officers will serve as corporate employees and executive officers of Splitco. See "Certain Relationships and Related Party Transactions—Relationships between Splitco and Liberty Interactive and/or Liberty Media—Services Agreement." As of December 31, 2015, Expedia had approximately 18,730 full and part-time employees. As of December 31, 2015, Bodybuilding had approximately 764 full time equivalent employees and 15 part-time employees. None of these employees are represented by a labor union or covered by a collective bargaining agreement. Splitco believes that these employee relations are good.

Legal Proceedings

        In the ordinary course of their respective business, each of Expedia and its subsidiaries and Bodybuilding are party to legal proceedings and claims involving property, personal injury, contract, alleged infringement of third-party intellectual property rights and other claims. There are no other material pending legal proceedings or claims to which we or our subsidiaries are party or of which any of our property is the subject. There may be claims or actions pending or threatened against us or our subsidiaries of which we are currently not aware and the ultimate disposition of which would have a material adverse effect on us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying combined financial statements for the three months ended March 31, 2016 and 2015 and for the years ended December 31, 2015, 2014 and 2013, and the notes thereto. References in this section to "our company," "our business," "us," "we" and words of similar effect refer to Splitco.

Overview

        Splitco is currently a wholly owned subsidiary of Liberty Interactive. Upon completion of the Split-Off, we will be an independent, publicly traded company, and Liberty Interactive will not retain any ownership interest in us. Splitco is a holding company, engaged primarily in (1) the global travel industry and (2) the online commerce industry through our ownership of interests in our subsidiaries. Upon completion of the Split-Off, our principal assets and businesses will consist of our investment in Expedia (described below) and our wholly owned subsidiary Bodybuilding.

        We own an approximate 15.8% equity interest and 52.4% voting interest in Expedia (as of March 31, 2016). Historically, Liberty Interactive has been a party to a Stockholders Agreement with Diller, pursuant to which Diller held an irrevocable proxy over all the shares of EXPE and Expedia class B common stock owned by Liberty Interactive. Liberty Interactive is also subject to a Governance Agreement with Expedia which provides for the right to appoint approximately 20% of the members of Expedia's board of directors, which is currently comprised of 13 members (3 of which were appointed by Liberty Interactive). Based on these arrangements it was determined that Splitco has significant influence with respect to Expedia and accordingly, accounts for its investment in Expedia as an equity method affiliate. In connection with the Split-Off, and the completion of the proxy arrangements, the Stockholders Agreement will be assigned to Splitco and amended to provide for the assignment of Diller's proxy over these shares to Splitco through the Proxy Arrangement Termination Date. As a result, Splitco will begin consolidating Expedia as of the completion of the Split-Off, as Splitco will then control a majority of the voting interest in Expedia for accounting purposes. In conjunction with application of acquisition accounting we anticipate a full step up in basis of Expedia along with a gain related to a difference between our historical basis and the fair value of our interest in Expedia.

        The Governance Agreement with Expedia, which will be assigned to Splitco in connection with the Split-Off and will provide rights related to certain director nominations, registration and other rights and imposes certain restrictions on the ownership of shares of Expedia class B common stock. The rights under the Governance Agreement, as assigned and amended, will be maintained even upon termination of the proxy arrangements and includes a preemptive right. Splitco will have preemptive rights that entitle it to purchase a number of Expedia Common Shares (excluding certain issuances related to options, warrants or convertible securities) so that Splitco will maintain the identical ownership interest in Expedia (subject to certain adjustments) that it had immediately prior to such issuance or proposed issuance (but not in excess of 20.01%). Any purchase by Splitco will be allocated between EXPE and Expedia class B common stock in the same proportion as the issuance or issuances giving rise to the preemptive right, except to the extent that Splitco opts to acquire shares of EXPE in lieu of shares of Expedia class B common stock.

        The financial information represents a combination of the historical financial information of Bodybuilding and Liberty Interactive's interest in Expedia. This financial information refers to the combination of the aforementioned subsidiary and investment as "Splitco," "the Company," "us," "we" and "our" here and in the notes to the combined financial statements.

Strategies and Challenges

  Executive Summary

        Bodybuilding is an Internet retailer of sports, fitness, dietary supplements, and other health and wellness products. It is also a large publisher of online health and fitness content, offering complimentary fitness content, workout programs, video trainers, articles, recipes, health advice and motivational stories. The online model also includes a combination of detailed product information and real-time user reviews to help its visitors achieve their health and fitness goals. Visitors include gym-goers, athletes, weightlifters and bodybuilders, and any individual wanting to improve their mental and physical well-being through diet and exercise. Bodybuilding launched its website in 1999 and now includes more than 30,000 pages of editorial content, 10,000 videos, 16,000 pages of store content and over 6.5 million forum threads. Its properties encompass more than 30 million monthly unique visitors and 11 million members of BodySpace, an inclusive fitness community within Bodybuilding that allows people of all health and fitness levels to track their progress and discuss goals, techniques, supplementation and achievements.

        Expedia is an online travel company, empowering business and leisure travelers with the tools and information they need to efficiently research, plan, book and experience travel. Expedia seeks to grow its business through a dynamic portfolio of travel brands, including its majority owned subsidiaries that feature a broad supply portfolio—including approximately 271,000 hotels in 200 countries, 475 airlines, packages, rental cars, cruises, as well as destination services and activities. Travel suppliers distribute and market products via its traditional desktop offerings, as well as through alternative distribution channels including mobile and social media, its private label business and its call centers in order to reach its extensive, global audience.

  Key Drivers of Revenue

        Bodybuilding primarily earns revenue from the sale of health and fitness supplements and accessories on its website and mobile properties, with a very limited amount of sales coming from advertising revenue. Bodybuilding markets approximately 550 globally recognized brands, including several brands exclusive to its retail channel. Through its website, Bodybuilding offers directly to its customers one of the largest varieties of supplements, vitamins and minerals with approximately 16,000 SKUs, and delivers its products primarily through its fulfillment centers. Bodybuilding is diligent about offering a broad spectrum of products to meet the needs of its customers but also develops, identifies and retains exclusive brands for its customers. Bodybuilding expects to drive revenue by continuing to sell supplements, increase advertising revenue on its properties, further leverage its fitness related content, and optimize its online and mobile properties for a better shopping and online customer experience. Bodybuilding's business is slightly seasonal; the first quarter of the year is its busiest, as people start to implement their New Year's resolutions towards health and fitness.

        Expedia revenue is primarily derived from the facilitation of the booking of hotel rooms, airline seats, car rentals and destination services from their travel suppliers, commissions or ticketing fees from travel suppliers and/or travelers and revenue from click-through fees charged to their travel partners for traveler leads sent to the travel partners' websites. Expedia also earns revenue from term-based paid subscriptions for vacation rental listings and other ancillary services provided to property owners and managers. Expedia expects to continue to grow revenue through technology and product innovation, global expansion and new channel penetration.

  Current Trends Affecting Our Business

        Bodybuilding competes primarily against other specialty and online retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations and mail order companies. Bodybuilding faces these competitors in both domestic and international markets. This market is sensitive to fitness trends, product and shipping prices, government regulation, foreign currency exchange rates and the introduction of new products. As sports nutrition products become more mainstream, the size of the total addressable market will continue to increase. This will positively impact Bodybuilding's opportunity to serve more customers, but also attracts competition to this market. In addition, mobile visitors to its website continue to make up a larger portion of our total traffic. The capacity to increase total traffic and the ability to provide the full value proposition to visitors on a mobile platform is challenging, and these visitors make purchases at a lower rate than traditional desktop visitors. Bodybuilding expects these trends to negatively impact its domestic and international sales and profitability in the near-term.

        Expedia faces strong and increasing competition from online and offline travel companies that target leisure and corporate travelers, including travel agencies, tour operators, travel supplier direct websites and their call centers, consolidators and wholesalers of travel products and services, large online portals and search websites, certain travel meta-search websites, mobile travel applications, social media websites, as well as traditional consumer eCommerce and group buying websites. Expedia faces these competitors in local, regional, national and/or international markets. In some cases, competitors are offering favorable terms and improved interfaces to suppliers and travelers which make competition increasingly difficult. Expedia also faces competition for customer traffic on Internet search engines and metasearch websites, which impacts their customer acquisition and marketing costs.

        Bodybuilding and Expedia must stay abreast of rapidly evolving technological developments and offerings to remain competitive and increase the utility of their products and services. As their operations grow in size and scope, they must continuously improve and upgrade their systems and infrastructure while maintaining or improving the reliability and integrity of their systems and infrastructure. These companies must be able to incorporate new technologies into their products and services in order to address the needs of their customers.

Results of Operations—Three Months Ended March 31, 2016 and 2015

Combined operating results:

	Three months ended March 31,
	2016	2015
	amounts in thousands
Revenue	$115,933	124,960
Cost of sales (exclusive of depreciation and amortization included below)	88,491	97,577

Gross profit	27,442	27,383
Operating expenses, excluding stock-based compensation
Operating expense	8,564	7,925
Selling, general and administrative	12,426	10,873

Adjusted OIBDA	6,452	8,585
Stock-based compensation	(1,237)	414
Depreciation and amortization	4,973	4,949

Operating income (loss)	$2,716	3,222

  Revenue

        Revenue decreased $9.0 million for the three months ended March 31, 2016 as compared to the corresponding period in the prior year. The decrease was primarily driven by a 4% decrease in store visitors and a 7% reduction in the average order value. Mobile sales, which characteristically have lower average order values, increased compared to the corresponding period in the prior year, contributed to this reduction along with increased mix shift of orders to domestic, changes to promotional strategies and reduced shipping prices paid by international customers. In addition, order volumes decreased by approximately 3% and the mix shifted from desktop visits to mobile visits compared to the corresponding period in the prior year. While mobile visits historically convert at lower rates than desktop visits, Bodybuilding did experience a 1.8% increase in the conversion of visitors, on both desktop and mobile platforms. Conversion is defined as the rate at which visitors to the Bodybuilding e-retail site become paying customers. The entire supplement space became more price sensitive as competition continued to increase. Bodybuilding evaluates promotions and reprices products continuously in order to present a compelling and competitive offering to customers. These price changes and Bodybuilding's ability to source products cost effectively impacted margins. Private label and exclusive offerings typically have higher margins and continue to make up a larger portion of total sales.

  Cost of sales

        Cost of sales decreased $9.1 million for the three months ended March 31, 2016 as compared to the corresponding period in the prior year. The decrease was mostly driven by a decrease in product sales, as discussed above, Bodybuilding's ability to source products cost effectively, an increased sales mix to private label and exclusive offerings, the termination of a third-party logistics arrangement in the Netherlands, and a reduction in shipping costs.

  Adjusted OIBDA

        We define Adjusted OIBDA as revenue less cost of sales, operating expenses and selling, general and administrative expense (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for operating income (loss), net earnings (loss), cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. See note 8 to the accompanying condensed combined financial statements for a reconciliation of Adjusted OIBDA to earnings (loss) before income taxes.

        Adjusted OIBDA decreased $2.1 million for the three months ended March 31, 2016 as compared to the corresponding period in the prior year. The decrease in Adjusted OIBDA was a result of decreased revenue as well as increased operating expenses and selling, general and administrative costs. The increase in operating expenses was primarily driven by additional software and content delivery expenses as well as engineering personnel expenses. The increase in selling, general and administrative costs was driven by additional product listing and display retargeting ad spend and legal and compliance fees. In addition, selling, general and administrative costs for the three months ended March 31, 2015 were driven down by legal claim settlements and a credit due to the release of the paid time-off accrual as a result of a corporate policy change.

  Operating Income (Loss)

        Operating income decreased $506 thousand for the three months ended March 31, 2016 as compared to the corresponding period in the prior year. The change in operating income was largely due to the fluctuations in Adjusted OIBDA as discussed above.

        We had a benefit from stock-based compensation of $1.2 million and expense of $414 thousand for the three months ended March 31, 2016 and 2015, respectively. The benefit in the current period is primarily due to a decrease in the per unit valuation of outstanding stock appreciation rights.

        Depreciation and amortization expense was relatively flat for the three months ended March 31, 2016 as compared to the corresponding period in the prior year.

Other Income and Expense:

        Components of Other income (expense) are presented in the table below.

	Three months ended March 31,
	2016	2015
	amounts in thousands
Other income (expense):
Interest expense	$(304)	(295)
Related party interest expense	—	(397)
Share of earnings (losses) of Expedia, Inc.	(23,757)	3,684
Other, net	(3,673)	1,104

	$(27,734)	4,096

  Interest expense

        Interest expense was relatively flat for the three months ended March 31, 2016 as compared to the corresponding prior year period.

  Related party interest expense

        Related party interest expense recognized during the three months ended March 31, 2015 related to a note with Liberty Interactive that was contributed to equity in the fourth quarter of 2015.

  Share of earnings (losses) of Expedia, Inc.

        Share of losses of Expedia were $23.8 million for the three months ended March 31, 2016 as compared to share of earnings of $3.7 million in the corresponding prior year period. The change in our share of Expedia's earnings (losses) is primarily due to a one time gain recognized by Expedia during the three months ended March 31, 2015 in connection with the acquisition of additional interest in one of its equity method investments.

        See note 3 in the accompanying notes to the quarterly condensed combined financial statements for additional discussion of the Company's investment in Expedia.

        The following is a discussion of Expedia's results of operations. In order to provide a better understanding of Expedia's operations, we have included a summarized presentation of Expedia's results of operations. Expedia is a separate publicly traded company and additional information about

Expedia can be obtained through its website and public filings. The amounts included in the table below represent Expedia's results for the three months ended March 31, 2016 and 2015.

	Three months ended March 31,
	2016	2015
	amounts in millions
Revenue	$1,904	1,373
Operating expenses, excluding stock-based compensation	(1,737)	(1,288)

Adjusted OIBDA	167	85
Depreciation and amortization	(195)	(99)
Stock-based compensation	(54)	(29)
Legal reserves, occupancy tax and other	(1)	(3)
Restructuring and related reorganization charges	(19)	(5)

Operating income (loss)	(102)	(51)
Other income (expense), net	(69)	83

Earnings (loss) before income taxes	(171)	32
Income tax benefit (expense)	49	1

Net earnings (loss)	$(122)	33

        Expedia had a net loss of approximately $122 million and net earnings of approximately $33 million for the three months ended March 31, 2016 and 2015, respectively.

        Expedia's revenue increased $531 million during the three months ended March 31, 2016 as compared to the corresponding period in 2015. The increase was primarily driven by the impact of acquisitions (which added 27% to the growth rate in total revenue for the three months ended March 31, 2016) and growth in the Core online travel agencies segment, including strong performance at Brand Expedia, Hotels.com and Expedia Affiliate Network, as well as growth at trivago, partially offset by a decrease in revenue due to the sale of eLong in May 2015.

        The increase in revenue (described above) and income tax benefit during the three months ended March 31, 2016 were offset by the impact of a $449 million increase in operating expenses (described below), a $152 million decrease in other income, a $96 million increase in depreciation and amortization and a $25 million increase in stock-based compensation.

        The increase in operating expenses was primarily driven by increased marketing expenses, personnel costs and customer operations expenses, higher data center costs and higher net credit card processing costs related to growth of its merchant bookings, as well as an increase in overall costs as a result of acquisitions. These increases were somewhat offset by a decrease in operating expenses as a result of the sale of eLong in May 2015. The decrease in other income is primarily due to a one time gain recorded in 2015 by Expedia (as discussed above) as well as the impact of foreign exchange rates. The increase in depreciation and amortization was primarily due to amortization of intangible assets related to new business acquisitions (including Orbitz and HomeAway) as well as increased depreciation and amortization of technology assets. The increase in stock-based compensation was largely due to additional equity based grants as well as expense related to restructuring and reorganization activities. The increase in income tax benefit is primarily due to earnings in foreign jurisdictions as well as the release of a valuation allowance for net operating losses during the three months ended March 31, 2016.

  Other, net

        Other, net primarily relates to gains (losses) on dilution of investment in Expedia. We had a loss on dilution of investment in Expedia of $3.6 million for the three months ended March 31, 2016 compared to a gain on dilution of investment of $1.4 million in the corresponding prior year period. The loss in the current period was due the result of stock option exercises at Expedia below Expedia Holdings' book basis per share.

  Income tax benefit (expense)

        We had an income tax benefit of $11.1 million and income tax expense of $1.6 million for the three months ended March 31, 2016 and 2015, respectively. The 2016 effective tax rate is greater than the U.S. statutory tax rate of 35% due to the impact of state and local taxes and the dividends received deduction on dividends from Expedia. Income tax expense was lower than the U.S. statutory tax rate of 35% in 2015 primarily due to a dividends received deduction on dividends from Expedia.

  Net earnings (losses)

        We had net losses of $13.9 million and net earnings of $5.6 million for the three months ended March 31, 2016 and 2015, respectively. The change in net earnings (losses) for the three months ended March 31, 2016 was largely due to our share of losses and loss on dilution of investment in Expedia as discussed above, as well as the result of the above described fluctuations in our revenue and expense.

Results of Operations—Years Ended December 31, 2015, 2014 and 2013

Combined operating results:

	Years ended December 31,
	2015	2014	2013
	amounts in thousands
Revenue	$464,415	454,733	420,990
Cost of sales (exclusive of depreciation and amortization included below)	351,590	353,822	328,246

Gross profit	112,825	100,911	92,744
Operating expenses, excluding stock-based compensation
Operating expense	31,912	29,268	26,584
Selling, general and administrative	47,817	40,820	35,665

Adjusted OIBDA	33,096	30,823	30,495
Stock-based compensation	1,882	1,679	1,722
Depreciation and amortization	20,938	19,307	19,368

Operating income (loss)	$10,276	9,837	9,405

  Revenue

        Revenue increased $9.7 million and $33.7 million for the years ended December 31, 2015 and 2014, respectively, as compared to the corresponding prior year periods.

        Overall the increase in revenue during 2015 was primarily due to an approximate 7% increase in order volume for the year ended December 31, 2015 as compared to the prior year. During 2015, Bodybuilding continued to see traffic to the e-retail site grow as unique visitors increased 17% from the prior year. Conversion of visitors was down 68 basis points primarily due to a shift in desktop visits to mobile visits, which historically convert at lower rates. Conversion is defined as the rate at which visitors to the Bodybuilding e-retail site become paying customers. Offsetting the order volume gain was a decrease in the average order value of approximately 4% from the prior year due to less international orders, increased mobile sales and reduced shipping prices paid by customers. The entire supplement space became more price sensitive as competition continued to increase. Bodybuilding evaluates promotions and reprices products continuously in order to present a compelling and competitive offering to customers. These changes to prices and Bodybuilding's ability to source products cost effectively impact margins. Private label and exclusive offerings typically have higher margins and continue to make up a larger portion of total sales. Additionally, during 2015 domestic net product sales grew 8% while international net product sales decreased approximately 24%. International demand was hurt by both competition and unfavorable exchange rates which increased overseas pricing as products are priced in USD and then translated into local currencies for the global customer.

        The overall 2014 increase in revenue was primarily due to a 5% increase in orders and a 1% increase in average order value. Bodybuilding had an increase in overall site traffic of approximately 15% but conversion was lower by 77 basis points. During 2014 domestic growth was 11% while international sales were down 10%. Bodybuilding experienced pricing pressure globally as exchange rates were unfavorable.

  Cost of Sales

        Cost of sales decreased $2.2 million and increased $25.6 million for the years ended December 31, 2015 and 2014, respectively, as compared to the corresponding prior year periods.

        The decrease in 2015 was a result of Bodybuilding's ability to source products cost effectively, an increased sales mix to private label, lower returns and a reduction in overall shipping costs. During late 2013 and 2014 Bodybuilding increased their distribution center footprint to allow them to be closer to the customer. This has allowed Bodybuilding to decrease shipping costs while allowing them to deliver products timely to the customer.

        The increase in cost of goods sold in 2014 was primarily related to an increase in product sales during the year ended December 31, 2014. Additionally, as discussed above the addition of new distribution centers increased overall cost of goods during the period as the distribution centers were staffed and initially trained to be able to function at acceptable levels.

  Adjusted OIBDA

        We define Adjusted OIBDA as revenue less cost of sales, operating expenses and selling, general and administrative expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. See note 11 to the accompanying combined financial statements for a reconciliation of Adjusted OIBDA to earnings (loss) from continuing operations before income taxes.

        Adjusted OIBDA increased $2.3 million and $0.3 million during the years ended December 31, 2015 and 2014, respectively, as compared to the corresponding prior year periods.

        The increase in Adjusted OIBDA during the year ended December 31, 2015 was a result of the increase in gross profits, discussed above (combined changes in revenue and cost of sales), partially offset by growth in operating expenses and selling, general and administrative costs. The increase in selling, general and administrative costs was driven by greater marketing efforts to grow site traffic, increased technology costs to sustain traffic growth and content and increased personnel costs during the period. Personnel costs were approximately $4.2 million higher due to increased headcount during 2015 and 2014 to support expected growth and due to changes related to merit and bonus program payments. During the period certain executives resigned and payments of severance and other retention costs of approximately $1.2 million were paid to secure necessary talent to manage the business. Additionally, with the opening of additional distribution centers in other parts of the United States the distribution center near Bodybuilding's headquarters was shut down and approximately $1 million in costs were incurred.

        The increase in Adjusted OIBDA during the year ended December 31, 2014 was driven by the increase in gross profits, discussed above (combined changes in revenue and cost of sales), mostly offset by increases in operating expenses and selling, general and administrative costs. The increase in costs were primarily the result of personnel costs and marketing costs related to the growth of the business.

  Operating Income (Loss)

        Operating income increased $439 thousand and $432 thousand for the years ended December 31, 2015 and 2014, respectively, as compared to the corresponding prior year periods. The change in operating income for both the years ended December 31, 2015 and 2014 was largely due to the fluctuations in Adjusted OIBDA as discussed above.

        Stock-based compensation expense was relatively flat for both the years ended December 31, 2015 and 2014 as compared to the corresponding prior year periods.

        Depreciation and amortization expense increased $1.6 million and was relatively flat for the years ended December 31, 2015 and 2014, respectively, as compared to the corresponding prior year periods. The increase in depreciation and amortization expense during the current year was primarily due to continued software costs capitalized in previous period depreciated during the current year.

Other Income and Expense:

        Components of Other Income (Expense) are presented in the table below.

	Years ended December 31,
	2015	2014	2013
	amounts in thousands
Other income (expense):
Interest expense	$(1,218)	(1,214)	(734)
Related party interest expense	(1,240)	(1,867)	(2,258)
Share of earnings (losses) of Expedia, Inc.	117,518	58,105	30,630
Gain (loss) on dilution of investment in affiliate	319,587	2,768	(921)
Other, net	(430)	(525)	12

	$434,217	57,267	(26,729)

  Interest expense

        Interest expense was relatively flat and increased $480 thousand for the years ended December 31, 2015 and 2014, respectively, as compared to the corresponding prior year periods. The increase in the year ended December 31, 2014 was primarily due to interest for a full year related to borrowings associated with the completion of construction of the Bodybuilding headquarters in 2013.

  Related party interest expense

        Related party interest decreased $627 thousand and $391 thousand for the years ended December 31, 2015 and 2014, respectively, as compared to the corresponding prior year periods. The decrease in both the years ended December 31, 2015 and 2014 was due to the payment of outstanding principal during each of the periods as well as the contribution of the note to equity in the fourth quarter of 2015.

  Share of earnings (losses) of Expedia, Inc.

        Share of earnings of Expedia increased $59.4 million and $27.5 million during the years ended December 31, 2015 and 2014, respectively, as compared to the corresponding prior year periods. The increase in Splitco's share of Expedia's earnings between December 31, 2015 and 2014 is primarily due to a significant gain Expedia recognized on the sale of a business during the year ended December 31, 2015.

        The following is a discussion of Expedia's results of operations. In order to provide a better understanding of Expedia's operations, we have included a summarized presentation of Expedia's results of operations. Expedia is a separate publicly traded company and additional information about Expedia can be obtained through its website and public filings. The amounts included in the table below represent Expedia's results for each of the years ended December 31, 2015, 2014 and 2013.

	Years ended December 31,
	2015	2014	2013
	amounts in millions
Revenue	$6,672	5,763	4,771
Operating expenses, excluding stock-based compensation	(5,613)	(4,748)	(3,904)

Adjusted OIBDA	1,059	1,015	867
Depreciation and amortization	(500)	(345)	(283)
Stock-based compensation	(178)	(85)	(130)
Legal reserves, occupancy tax and other	105	(42)	(78)
Restructuring and related reorganization charges	(72)	(25)	—
Acquisition-related and other	—	—	(10)

Operating income	414	518	366
Other income (expense), net	512	(53)	(66)

Earnings (loss) before income taxes	926	465	300
Income tax benefit (expense)	(203)	(92)	(84)

Net earnings	$723	373	216

        Expedia had net earnings of approximately $723 million, $373 million and $216 million for the years ended December 31, 2015, 2014 and 2013, respectively.

        Expedia's revenue increased $909 million and $992 million during the years ended December 31, 2015 and 2014, respectively, as compared to the corresponding prior years. During 2015, Expedia's revenue increased primarily due to growth in the Core online travel agencies segment, including strong performance at Brand Expedia, Hotels.com and Expedia Affiliate Network as well as growth at trivago, partially offset by a decrease in revenue due to the sale of eLong. In 2014, revenue increased primarily due to growth in hotel and advertising media revenue. Acquisitions added approximately 8% and 1% to the year-over-year growth rates in total revenue for 2015 and 2014, respectively.

        The increase in revenue (described above) and other gains (described below) during the year ended December 31, 2015 were partially offset by the impact of an $865 million increase in operating expenses (described below), a $155 million increase in depreciation and amortization, a $93 million increase in stock-based compensation, a $47 million increase in restructuring and related reorganization charges and a $111 million increase in income tax expense.

        The increase in operating expenses was primarily driven by increased marketing expenses and personnel costs, higher data center costs, and higher net credit card processing costs related to growth of its merchant bookings. The increase in depreciation and amortization expense was primarily due to amortization of intangible assets related to new business acquisitions as well as increased depreciation and amortization of technology assets. The increase in stock-based compensation was largely due to additional options granted during the current year as well as expense related to replacement awards issued in connection with acquisitions and the acceleration of certain replacement awards. Restructuring and related reorganization charges during 2015 were primarily related to employee severance and benefits in connection with the Orbitz integration. The increase in income tax expense is primarily due to the gain on the sale of eLong during 2015, and the release of liabilities related to uncertain tax positions in 2014.

        Expedia recognized a $105 million gain in legal reserves, occupancy tax and other during 2015 due to the receipt of a refund of prepaid pay-to-play payments from the State of Hawaii in connection with the general excise tax litigation and the recovery of costs related to occupancy tax litigation matters, which were partially offset by charges for changes in its reserve related to hotel occupancy and other taxes. The $512 million other income (expense), net was largely due to a pre-tax gain of $509 million during 2015 in connection with the sale of Expedia's ownership stake in eLong, Inc.

        The increase in revenue (described above) during 2014 was partially offset by the net impact of an $844 million increase in operating expenses, a $62 million increase in depreciation and amortization, a $45 million decrease in stock-based compensation, a $25 million increase in restructuring and related reorganization charges and an $8 million increase in income tax expense.

        The increase in operating expenses was primarily driven by increased marketing expenses and personnel costs, including commissions and incentives, higher net credit card processing costs and increases in customer operations expenses primarily due to an increase in transaction costs and volumes period over period. The increase in depreciation and amortization expense was primarily due to increased depreciation and amortization of technology assets and amortization of intangible assets related to new business acquisitions, partially offset by the completion of amortization related to certain intangible assets. Restructuring and related reorganization charges in 2014 primarily related to severance and related benefits as well as an Australian stamp duty tax related to business restructuring events.

        These increases were slightly offset by a $45 million decrease in stock-based compensation, a $36 million decrease in legal reserves, occupancy tax and other, a $10 million decrease in acquisition-related and other, and a $13 million decrease in other income (expense), net. The decrease in stock-based compensation was largely due to stock-based compensation recorded in 2013 in connection with the trivago acquisition. Expedia recognized a loss in legal reserves, occupancy tax and other during 2014 related to monies paid in advance of litigation in the San Francisco occupancy tax proceedings. The loss in 2013 relates to amounts paid or expected to be paid in advance of litigation primarily related to penalties and interest in connection with Hawaii's general excise tax litigation. The $10 million acquisition-related and other charge in 2013 related to the upfront consideration paid to settle a portion of an employee compensation plan of trivago.

  Gain (loss) on dilution of investment in Expedia, Inc.

        The significant gain in 2015 was due to an acquisition by Expedia that was executed partially through the issuance of EXPE. This diluted our ownership percentage and is treated like a sale at a price greater than our cost basis.

  Income taxes

        Our effective tax rate for the years ended December 31, 2015, 2014 and 2013 was 37%, 32% and 28%, respectively. The effective tax rate differed from the federal tax rate of 35% in each period due to the impact of state and local taxes, net of a federal benefit and the dividends received deduction on dividends from Expedia. The impact of state and local taxes was relatively flat on a percentage basis in each of the years. The dividends received deduction on a dollar basis increased slightly each year, while book income increased considerably over those periods, which resulted in the dividends received deduction having less impact on a percentage basis in each period.

  Net earnings (losses)

        We had net earnings of $281.5 million, $45.7 million and $26.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. The change in net earnings was the result of the above described fluctuations in our revenue, expenses and other income (expense) items including the significant gain on dilution of investment in Expedia in 2015.

Liquidity and Capital Resources

        The following are potential sources of liquidity: available cash balances, cash generated by the operating activities of our wholly owned subsidiary (to the extent such cash exceeds the working capital needs of the subsidiary and is not otherwise restricted), proceeds from asset sales, outstanding debt facilities, debt and equity issuances and dividend and interest receipts.

        As of March 31, 2016 and December 31, 2015, Bodybuilding had cash balances of $561 thousand and $2.2 million, respectively. In conjunction with the Split-Off, the Company intends to borrow $400 million under a new margin loan and distribute $300 million to Liberty Interactive. This will result in a corporate cash balance of approximately $100 million at the Split-Off date to cover corporate costs associated with the new public company structure. We may, however, determine to execute a larger or subsequent margin loan to cover any reimbursement obligations we may have to Expedia pursuant to the Reimbursement Agreement.

        Although we have an approximate 52.4% voting interest in Expedia as of March 31, 2016, Expedia is a separate public company with a significant non-controlling interest, as we only have a 15.8% economic interest in Expedia as of March 31, 2016. Accordingly, decision making with respect to using Expedia's cash balances must consider Expedia's minority holders. We do not have ready access to the cash that Expedia generates unless Expedia declares a dividend on its capital stock payable in cash, repurchases any or all of its outstanding shares of capital stock for cash (to the extent we were to participate in such repurchase) or otherwise distributes or makes payments to its stockholders, including us. Any potential distributions of cash from Expedia to us would generally be on a pro rata basis based on economic ownership interests.

	For the Three Months Ended March 31,		Years ended December 31,
	2016	2015	2015	2014	2013
			amounts in thousands
Cash flow information
Net cash provided (used) by operating activities	$15,379	18,234	37,698	38,224	25,720
Net cash provided (used) by investing activities	$(3,517)	(6,024)	(43,461)	(37,939)	(49,521)
Net cash provided (used) by financing activities	$(13,544)	(9,878)	6,375	(1,726)	24,328

        During the three months ended March 31, 2016, our primary uses of cash included net repayments of debt of $7.9 million and capital expenditures of $3.5 million. These uses of cash were funded by cash on hand and cash provided by operating activities.

        During the three months ended March 31, 2015, our primary uses of cash included capital expenditures of $6.0 million and net repayments of debt of $5.7 million. These uses of cash were funded by cash on hand and cash provided by operating activities.

        During the three months ended March 31, 2016 and 2015, Expedia paid dividends to Liberty Interactive aggregating approximately $6 million and $4 million, respectively.

        During the year ended December 31, 2015, our primary uses of cash included the acquisition of an outstanding noncontrolling interest in Bodybuilding of $33.3 million, investments in Expedia of $22.6 million and capital expenditures of $20.9 million. These uses of cash were funded by cash provided by a contribution from parent, operating activities and additional net borrowings of debt of $1.9 million.

        During the year ended December 31, 2014, our primary uses of cash included investments in Expedia of $20.4 million, capital expenditures of $17.5 million and the repayment of approximately $8.3 million. These uses of cash were funded by cash on hand, cash provided by operating activities, net borrowings and contributions from parent.

        During the year ended December 31, 2013, our primary uses of cash included investments in Expedia of $25.2 million and capital expenditures of $24.2 million. These uses of cash were funded by cash on hand, cash provided by operating activities, net borrowings and contributions from parent.

        The projected use of our cash will be continued investment in the Bodybuilding business and additional investments in new or existing businesses.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations, excluding uncertain tax positions as it is indeterminable when payments will be made, is summarized below.

	Payments due by period
	Total	Less than 1 year	2 - 3 years	4 - 5 years	After 5 years
	amounts in thousands
Combined contractual obligations
Long-term debt	$37,276	3,407	6,773	23,015	4,081
Interest payments(1)	$4,855	1,012	1,676	653	1,514
Lease obligations, including interest	$12,300	3,992	7,155	1,153	—

Total	$54,431	8,411	15,604	24,821	5,595

(1)
Assumed outstanding balance and interest rate were the same through the maturity of the note.

Critical Accounting Estimates and Policies

        The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates and accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported.

        Application of the Equity Method of Accounting for Investments in Affiliates.    For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received. Losses are limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company determines the difference between the purchase price of the investee and the underlying equity which results in an excess basis in the investment. This excess basis is allocated to the underlying assets and liabilities of the Company's investee through an acquisition accounting exercise and is allocated within memo accounts used for equity accounting purposes. Depending on the applicable underlying assets, these amounts are either amortized over the applicable useful lives or determined to be indefinite lived.

        Changes in the Company's proportionate share of the underlying equity of an equity method investee, which result from the issuance of additional equity securities by such equity investee, to investors other than the Company, are recognized in the statement of operations through the gain (loss) on dilution of investment in affiliate line item. We periodically evaluate our equity method investment to determine if decreases in fair value below our cost basis are other than temporary. If a decline in fair value is determined to be other than temporary, we are required to reflect such decline in our consolidated statement of operations. Other than temporary declines in fair value of our equity method investment would be included in share of earnings (losses) of affiliates in our combined statement of operations.

        The primary factors we consider in our determination of whether declines in fair value are other than temporary are the length of time that the fair value of the investment is below our carrying value; the severity of the decline; and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. Fair value of our publicly traded cost and equity investments is based on the market prices of the investments at the balance sheet date. We estimate the fair value of our non-public cost and equity investments using a variety of methodologies, including cash flow multiples, discounted cash flow, per subscriber values, or values of comparable public or private businesses. Impairments are calculated as the difference between our carrying value and our estimate of fair value. As our assessment of the fair value of our investments and any resulting impairment losses and the timing of when to recognize such charges requires a high degree of judgment and includes significant estimates and assumptions, actual results could differ materially from our estimates and assumptions.

        Our evaluation of the fair value of our investments and any resulting impairment charges are made as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in our combined statement of operations in the period in which they occur to the extent such decreases are deemed to be other than temporary. Subsequent increases in fair value will be recognized in our combined statement of operations only upon our ultimate disposition of the investment.

        Fair Value of Non-Financial Instruments.    Our non-financial instrument valuations are primarily comprised of our determination of the estimated fair value allocation of net tangible and identifiable intangible assets acquired in business combinations, our annual assessment of the recoverability of our goodwill and other nonamortizable intangibles, and our evaluation of the recoverability of our other long-lived assets upon certain triggering events.

        The Company periodically reviews the carrying value of its intangible assets with definite lives and other long-lived assets to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets or asset groups might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset group, or a significant decline in the observable market value of an asset group, among others. If such facts indicate a potential impairment, the recoverability of the asset group is assessed by determining whether the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset group over the remaining economic life of the asset group. If the carrying amount of the asset group is greater than the expected undiscounted cash flows to be generated by such asset group, including its ultimate disposition, an impairment adjustment is recognized.

        If the carrying value of our intangible or long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such writedown is included in impairment expense in our combined statement of operations. A high degree of judgment is required to estimate the fair value of our intangible and long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Due to the high degree of judgment involved in our estimation techniques, any value ultimately derived from our intangible or long-lived assets may differ from our estimate of fair value.

        The accounting guidance permits entities to first perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If the qualitative assessment supports that it is more likely than not that the carrying value of the Company's indefinite-lived intangible assets, other than goodwill, exceeds its fair value, then a quantitative assessment is performed. As of December 31, 2015, the Company had approximately $77.3 million of indefinite lived intangible assets.

        We perform our annual assessment of the recoverability of our goodwill in the fourth quarter each year. The Company utilizes a qualitative assessment for determining whether step one of the goodwill impairment analysis is necessary. The accounting guidance permits entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. In evaluating goodwill on a qualitative basis, the Company reviews the business performance of each reporting unit and evaluates other relevant factors as identified in the relevant accounting guidance to determine whether it is more likely than not that an indicated impairment exists for any of our reporting units. The Company considers whether there are any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environments and how these factors might impact company specific performance in future periods. As part of the analysis, the Company also considers fair value determinations for certain reporting units that have been made at various points throughout the current and prior year for other purposes. At December 31, 2015 it was determined that no indication of impairment existed.

        Revenue Recognition and Retail Related Adjustments.    Revenue from product sales is recognized when all the following criteria are met: a customer executes an order, the sales price and shipping charge has been determined, credit card authorization has occurred and collection is reasonably assured and it is probable that the product has been received by the customer, based on estimated delivery times. Shipping charges billed to customers are classified as revenue. The sales price of orders that have been shipped, but for which the Company estimates that the order has not yet been received by the customer, is recorded as deferred revenue and included in other current liabilities.

        An allowance for returned merchandise is provided as a percentage of sales based on historical experience. The total reduction in sales due to returns for the years ended December 31, 2015, 2014 and 2013 aggregated $5.1 million, $6.4 million and $10.7 million, respectively.

        In May 2014, the FASB issued new accounting guidance on revenue from contracts with customers. The new guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated guidance will replace most existing revenue recognition guidance in GAAP when it becomes effective and permits the use of either a retrospective or cumulative effect transition method. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company is currently evaluating the effect that the new standard may have on its revenue recognition and has not yet selected a transition method but does not believe the standard will significantly impact its financial statements and related disclosures.

        Income Taxes.    We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risk in the normal course of business due to our ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in stock prices and interest rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

        Our investment in Expedia is subject to market risk that is not directly reflected in our financial statements. At March 31, 2016, the fair value of Expedia was approximately $2,545 million. Had the market price been 10% lower, the fair value of Expedia would have been $255 million lower.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        [TO COME]

MANAGEMENT OF SPLITCO

Directors

        From the completion of the Split-Off until the Proxy Arrangement Termination Date, our board of directors will be comprised of seven members, five of whom are designated as Common Stock Directors (the Common Stock Directors) and are elected by the holders of our outstanding shares of Series A common stock and Series B common stock, and two of whom are designated as Series B Directors (the Series B Directors) and are elected by holders of our outstanding shares of Series B common stock. For more information on the Common Stock Directors and Series B Directors, see "Description of Splitco's Capital Stock—Other Provisions of Splitco's Charter and Bylaws—Board of Directors."

        The following sets forth certain information concerning the persons who are expected to serve as the initial Common Stock Directors and Series B Directors of Splitco immediately following the Split-Off, including their ages, directorships held and a description of their business experience, including, if applicable, current positions held with Liberty Interactive. No assurance can be given, however, as to whether these directors will continue to serve on the Splitco board following the expiration of their respective terms, as their re-election will be subject to the approval of Splitco's stockholders.

  Series B Directors

[ ]	[ ]
Age: [ ]	Professional Background: [ ]
Other Public Company Directorships: [ ]
Board Member Qualifications: [ ]
[ ]	[ ]
Age: [ ]	Professional Background: [ ]
Other Public Company Directorships: [ ]
Board Member Qualifications: [ ]

  Common Stock Directors

Name	Position and Experience
John C. Malone	Chairman of the Board and a director of Splitco.
Age: [75]
Professional Background: Mr. Malone has served as Chairman of the Board of Liberty Interactive, including its predecessors, since its inception in 1994 and served as Liberty Interactive's Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 until March 1999, when it was acquired by AT&T Corp., and as Chief Executive Officer of TCI from January 1994 to March 1997.

Other Public Company Directorships: Mr. Malone has served as (i) Chairman of the Board of Liberty Media (including its predecessor) since August 2011 and as a director since December 2010, (ii) Chairman of the Board of Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor) from August 2014 to June 2015, (iii) Chairman of the Board of Liberty Broadband since November 2014, (iv) Chairman of the Board of Liberty Global plc (LGP) since June 2013, having previously served as Chairman of the Board of Liberty Global, Inc. (LGI), LGP's predecessor, from June 2005 to June 2013, as a director of LGI's predecessor, Liberty Media International, Inc. (LMI), from March 2004 to June 2005 and (v) a director of UnitedGlobalCom, Inc., now a subsidiary of LGP, from January 2002 to June 2005. He has served as (i) a director of Discovery Communications, Inc. (Discovery) since September 2008 and served as a director of Discovery's predecessor Discovery Holding Company (DHC) from May 2005 to September 2008, and as Chairman of the Board from March 2005 to September 2008, (ii) a director of Expedia, Inc. since December 2012, having previously served as a director from August 2005 to November 2012, (iii) a director of Charter Communications, Inc. (Charter) since May 2013 and (iv) a director of Lions Gate Entertainment Corp. since March 2015. Previously, he served as (i) a director of Sirius XM Holdings, Inc. (Sirius XM) from April 2009 to May 2013, (ii) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (iii) a director of Live Nation Entertainment, Inc. (Live Nation) from January 2010 to February 2011, (iv) a director of DIRECTV and its predecessors from February 2008 to June 2010 and (v) a director of IAC/InterActive Corp from May 2006 to June 2010.

Board Membership Qualifications: Mr. Malone, as President of TCI, co-founded Liberty Interactive's former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

Name	Position and Experience
Christopher W. Shean	Chief Executive Officer and a director of Splitco.
Age: [50]
Professional Background: Mr. Shean has served as Senior Vice President of Liberty Media since May 2007, the Chief Financial Officer since November 2011 and the Controller from May 2007 to October 2011. Mr. Shean served as a Senior Vice President and Chief Financial Officer of Liberty TripAdvisor from July 2013 to January 2016. He also has served as a Vice President of Liberty Interactive from October 2000 to January 2002, a Senior Vice President since January 2002, the Controller from October 2000 to October 2011 and the Chief Financial Officer since November 2011. He has also served as a Senior Vice President and Chief Financial officer of Liberty Broadband since June 2014.

Other Public Company Directorships: Mr. Shean has served as a director of Expedia since December 2015 and as a director of FTD since December 2014. Mr. Shean previously served as a director of TripAdvisor from February 2013 to December 2015.

Board Member Qualifications: Mr. Shean has significant financial and operational experience gained through his service as Chief Financial Officer and other executive-level positions at Liberty Interactive and Liberty Media and as a former partner of KPMG. As a result of his extensive business and financial experience, Mr. Shean will provide valuable business, financial and risk management advice to our board of directors. Mr. Shean also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.
[ ]	[ ]
Age: [ ]	Professional Background: [ ]
Other Public Company Directorships: [ ]
Board Member Qualifications: [ ]
[ ]	[ ]
Age: [ ]	Professional Background: [ ]
Other Public Company Directorships: [ ]
Board Member Qualifications: [ ]
[ ]	[ ]
Age: [ ]	Professional Background: [ ]
Other Public Company Directorships: [ ]
Board Member Qualifications: [ ]

Executive Officers

        The following sets forth certain information concerning the persons (other than Mr. Shean, who is also expected to serve as a Common Stock Director of Splitco and is described above) who are existing officers of Liberty Interactive and who are expected to serve as Splitco's initial executive officers immediately following the Split-Off, including their ages, directorships held and a description of their business experience, including positions held with Liberty Interactive (including its predecessors). All of these executive officers also serve as officers at Liberty Interactive and provide such services pursuant to an existing services agreement between Liberty Interactive and Liberty Media. Notwithstanding the

multiple roles to be served by these persons at Splitco, Liberty Interactive and/or Liberty Media following the Split-Off, Splitco and Liberty Interactive believe the following persons are the most qualified and appropriate to serve in these multiple roles during the post-Split-Off transition period given such person's in-depth knowledge of and experience with the businesses of Splitco, Liberty Interactive and Liberty Media. No assurance can be given, however, as to whether or how long these officers will continue to serve at any of the companies.

Name	Positions
Wade Haufschild	Chief Financial Officer of Splitco.
Age: [40]	[ ]
Richard N. Baer	Chief Legal Officer of Splitco.
Age: [59]
Senior Vice President and General Counsel of Liberty Interactive and Liberty Media from January 2013 through December 2015 and Chief Legal Officer since January 2016. Senior Vice President and General Counsel of Liberty Broadband from June 2014 through December 2015 and Chief Legal Officer since January 2016. Senior Vice President and General Counsel of Liberty TripAdvisor from July 2013 through December 2015 and Chief Legal Officer since January 2016. Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler	Chief Tax Officer of Splitco.
Age: [56]
Senior Vice President of Liberty Media from May 2007 through December 2015 and Chief Tax Officer since January 2016. Senior Vice President of Liberty Interactive from April 2002 through December 2015 and Chief Tax Officer since January 2016. Senior Vice President of Liberty Broadband from June 2014 through December 2015 and Chief Tax Officer since January 2016. Senior Vice President of Liberty TripAdvisor from July 2013 through December 2015, Chief Tax Officer since January 2016 and a director since August 2014.

        Splitco's executive officers will serve in such capacities until the first annual meeting of its board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

Directors and Executive Officers

        There is no family relationship between any of Splitco's executive officers or directors, by blood, marriage or adoption.

        During the past ten years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Director Independence

        It will be Splitco's policy that a majority of the members of its board of directors will be independent of its management. Pursuant to the Transaction Agreement, three of the Common Stock Directors and one of the Series B Directors will be independent of Splitco's management. For a director to be deemed independent, Splitco's board of directors must affirmatively determine that the director has no direct or indirect material relationship with the company. To assist Splitco's board of directors in determining which of its directors will qualify as independent, the nominating and corporate governance committee of Splitco's board is expected to follow the Corporate Governance Rules of Nasdaq on the criteria for director independence.

        In accordance with these criteria, it is expected that the Splitco board of directors will determine that each of Messrs. [                ] and [                ] qualifies as an independent director of Splitco.

Board Composition

        The board of Splitco will be comprised of directors with a broad range of backgrounds and skill sets, including in [                ]. Detailed information on Splitco's policies with respect to board candidates will be available following the establishment of the board's nominating and corporate governance committee.

        Upon completion of the Split-Off, the Common Stock Directors of Splitco will serve for an initial one-year term and the Series B Directors will serve for an initial term ending upon the earlier of the Proxy Arrangement Termination Date and the second annual meeting of the stockholders of Splitco following the completion of the Split-Off. Following the Proxy Arrangement Termination Date, the members of Splitco's board of directors, other than those who may be elected by holders of any then-outstanding preferred stock, will be divided into three classes. See "Description of Splitco's Capital Stock—Other Provisions of Splitco's Charter and Bylaws—Board of Directors."

Committees of the Board

        It is expected that Splitco's board of directors will form the following committees: audit committee, compensation committee, nominating and corporate governance committee and executive committee, which will have comparable responsibilities to the corresponding committees of Liberty Interactive's board, as well as a Common Stock Director committee and a Series B Director committee, which will have the power and authority to take all such actions specified in Splitco's organizational documents as to be taken by the Common Stock Directors and Series B Directors, respectively (or respective committees thereof). It is currently contemplated that the members and chairmen of these committees (with the exception of the executive committee, Common Stock Director committee and Series B Director committee, each of which will not have a chairman) will be appointed prior to the completion of the Split-Off. In addition, it is currently contemplated that the "audit committee financial expert" for purposes of the Exchange Act and the rules and regulations of Nasdaq will be designated at such time.

Compensation Committee Interlocks and Insider Participation

        Splitco's board of directors does not currently have a compensation committee. It is expected that no member of Splitco's compensation committee (once formed) will be or will have been, during 2015, an officer or employee of Splitco or Liberty Interactive, or will have engaged in any related party transaction in which Splitco or Liberty Interactive was a participant. It is expected that no interlocking relationship will exist between the Splitco board and its compensation committee and the board of directors or compensation committee of any other company.

Pro Forma Security Ownership of Certain Beneficial Owners

        Prior to the Split-Off, all of the outstanding shares of our common stock will be owned by Liberty Interactive. The following table sets forth information, to the extent known by Liberty Interactive or ascertainable from public filings with respect to the estimated beneficial ownership of each person or entity (other than certain persons who will serve as directors or executive officers of Splitco, whose ownership information follows) who is expected to beneficially own more than five percent of the outstanding shares of any series of Splitco common stock, assuming that the redemption had occurred at 5:00 p.m., New York City time, on [          ], 2016. The percentage voting power is presented on an aggregate basis for all series of Splitco common stock.

        The security ownership information for Splitco common stock has been estimated based upon outstanding stock information for Liberty Ventures common stock as of [          ], 2016, and, in the case of percentage ownership information, has been estimated based upon [          ] shares of LEXEA and [          ] shares of LEXEB estimated to have been distributed in the Split-Off. However, because of the difficulty in determining in advance the precise effect of the redemption on outstanding option awards with respect to shares of LVNTA and LVNTB (see "The Split-Off and Redemption Proposal—Effect of the Split-Off on Outstanding Ventures Group Incentive Awards" for more information), for purposes of the following presentation, we have not included beneficial ownership information with respect to any new option awards with respect to shares of LEXEA and LEXEB that may be received by the persons for whom beneficial ownership information is presented below.

        So far as is known to Liberty Interactive, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership	Percent of Series (%)	Voting Power (%)
[ ]	[ ]	[ ]	[ ]	[ ]

Pro Forma Security Ownership of Management

        The following table sets forth information with respect to the estimated beneficial ownership by each person who is expected to serve as an executive officer or director of Splitco and all of such persons as a group of (1) shares of Splitco's Series A common stock and Series B common stock and (2) shares of EXPE, assuming that the redemption had occurred at 5:00 p.m., New York City time, on [          ], 2016. The percentage voting power is presented on an aggregate basis for all series of Splitco common stock.

        The security ownership information for Splitco common stock has been estimated based upon outstanding stock information for Liberty Ventures common stock as of [        ], 2016, and, in the case of percentage ownership information, has been estimated based upon [        ] shares of LEXEA and [        ] shares of LEXEB estimated to have been distributed in the Split-Off. In the case of percentage ownership information for Expedia Common Shares, the ownership information has been estimated based upon [            ] shares of EXPE and 12,799,999 shares of Expedia class B common stock, in each case, outstanding on [            ], 2016. None of our directors or named executive officers own shares of Expedia class B common stock.

        Shares of restricted stock that will be issued pursuant to the transitional plan are included in the outstanding share numbers provided throughout this proxy statement/prospectus. However, because of the difficulty in determining in advance the precise effect of the redemption on outstanding option awards with respect to shares of LVNTA and LVNTB for our directors and named executive officers (see "The Split-Off and Redemption Proposal—Effect of the Split-Off on Outstanding Ventures Group

Incentive Awards" for more information), for purposes of the following presentation, we have not included beneficial ownership information with respect to any new option awards with respect to shares of LEXEA and LEXEB that may be received by the directors or named executive officers for whom beneficial ownership information is presented below.

        For purposes of the following presentation, beneficial ownership of shares of Splitco Series B common stock, though convertible on a one-for-one basis into shares of Splitco Series A common stock, is reported as beneficial ownership of Series B common stock, and not as beneficial ownership of Series A common stock, but the voting power of the Series A common stock and Series B common stock has been aggregated.

        The number of shares indicated as owned by the following persons includes interests in shares that would have been held by the Liberty Media 401(k) plan as of [          ], 2016. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

        So far as is known to Liberty Interactive, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (%)	Voting Power (%)
(In thousands)
Christopher W. Shean	Series A	[ ]	[ ]	[ ]
Chief Executive Officer and Director	Series B	[ ]	[ ]	[ ]
	EXPE	[ ]	[ ]	[ ]
Wade Haufschild	Series A	[ ]	[ ]	[ ]
Chief Financial Officer	Series B	[ ]	[ ]	[ ]
	EXPE	[ ]	[ ]	[ ]
Richard N. Baer	Series A	[ ]	[ ]	[ ]
Chief Legal Officer	Series B	[ ]	[ ]	[ ]
	EXPE	[ ]	[ ]	[ ]
Albert E. Rosenthaler	Series A	[ ]	[ ]	[ ]
Chief Tax Officer	Series B	[ ]	[ ]	[ ]
	EXPE	[ ]	[ ]	[ ]
All directors and executive officers as a group ([ ] persons)	Series A	[ ]	[ ]	[ ]
	Series B	[ ]	[ ]	[ ]
	EXPE	[ ]	[ ]	[ ]

EXECUTIVE COMPENSATION

Executive Officers of Splitco

        The initial executive officers of Splitco will be comprised of the current officers of Liberty Interactive. Splitco is a newly formed company, and therefore has not paid any compensation to any of its executive officers. In September 2011, Liberty Interactive completed the split-off (the Split-Off) of its former subsidiary then-known as Liberty Media Corporation (currently known as Starz, Old LMC). In January 2013, Old LMC completed the spin-off of its former subsidiary Liberty Media (then-known as Liberty Spinco, Inc.) (the LMC Split-Off). In connection with the Split-Off, Liberty Interactive entered into a services agreement with Old LMC, which was assumed by Liberty Media in the LMC Split-Off, pursuant to which Liberty Interactive compensates Liberty Media for the portion of the salary and other cash compensation Liberty Media pays to its employees, including the named executive officers, that is allocable to Liberty Interactive for time spent by each such employee on matters related to that company. As noted elsewhere and described in more detail herein, in connection with the Split-Off, Splitco and Liberty Media will enter into a services agreement pursuant to which Splitco will pay Liberty Media an agreed-upon services fee in exchange for the performance of specified services by Liberty Media and its employees for Splitco, including the services of Splitco's executive officers. For more information regarding this agreement, please see "Certain Relationships and Related Party Transactions—Relationships Between Splitco and Liberty Interactive and/or Liberty Media—Services Agreement." Although, as noted above, Splitco has not paid any compensation to any of its executive officers, compensation has historically been paid to these officers for their service to each of Liberty Media and Liberty Interactive. Thus, for information concerning the compensation paid to the "named executive officers" of Splitco for their service to each of Liberty Media and Liberty Interactive for the year ended December 31, 2015 and certain related information, see Exhibit 99.1 to the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, which includes substantially the same information that is included in each of the "Executive Compensation" sections of the annual reports on Form 10-K/A filed by each of Liberty Media and Liberty Interactive with the SEC on April 29, 2016.

        The historical compensation information included in the section of Exhibit 99.1 entitled "Liberty Interactive Corporation" is not solely attributable to services performed with respect to our business and assets and no specific allocation of such compensation is determinable solely with respect to such services. Rather it reflects the full amount of compensation paid by Liberty Interactive to each applicable person during the applicable period.

        The amount and timing of any equity-based compensation to be paid to the Splitco executive officers following the Split-Off (other than awards issued pursuant to the transitional plan) will be determined by the compensation committee of the Splitco board of directors. Any equity incentive awards granted to executive officers of Splitco following the Split-Off will generally be granted pursuant to the Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan, which is described under "—Equity Incentive Plans" below.

Directors

        Splitco's nonemployee directors will receive cash compensation directly from Splitco in such amounts and at such times as the Splitco board of directors shall determine. The amount and timing of any equity-based compensation to be paid to the Splitco directors following the Split-Off (other than awards issued pursuant to the transitional plan) will be determined by the Splitco board of directors. Any equity incentive awards granted to nonemployee directors of Splitco following the Split-Off will generally be granted pursuant to the Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan, which is described under "—Equity Incentive Plans" below. For information concerning the compensation paid to the directors of Liberty Media and Liberty Interactive for the year ended

December 31, 2015 and certain related information, see Exhibit 99.1 to the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part.

Equity Incentive Plans

  Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan

        In connection with the Split-Off, Splitco will adopt the Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan (the incentive plan). The incentive plan is designed to provide additional remuneration to officers, employees, nonemployee directors and independent contractors for exceptional service and to encourage their investment in Splitco. Non-qualified stock options, SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing may be granted under the incentive plan (collectively, awards). The maximum number of shares of Splitco common stock with respect to which awards may be granted is [            ], subject to anti-dilution and other adjustment provisions of the incentive plan. With limited exceptions, under the incentive plan, no person may be granted in any calendar year awards covering more than [            ] shares of Splitco common stock, subject to anti-dilution and other adjustment provisions of the incentive plan. In addition, no person may receive payment for cash awards during any calendar year in excess of $[            ] and no nonemployee director may be granted during any calendar year awards having a value (as determined on the grant date of such award) in excess of $[            ]. Shares of Splitco common stock issuable pursuant to awards will be made available from either authorized but unissued shares or shares that have been issued but reacquired by Splitco. The incentive plan will be administered by the compensation committee with regard to all awards granted under the incentive plan (other than awards granted to the nonemployee directors), and the compensation committee will have full power and authority to determine the terms and conditions of such awards. The incentive plan will be administered by the full board of directors with regard to all awards granted under the incentive plan to nonemployee directors, and the full board of directors will have full power and authority to determine the terms and conditions of such awards.

  Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan

        At the time of the Split-Off, Splitco will also have awards outstanding under the transitional plan as described under "The Split-Off and Redemption Proposal—Effect of the Split-Off on Outstanding Liberty Ventures Incentive Awards."

Equity Compensation Plan Information

        At the time of the Split-Off, Splitco will have two equity compensation plans, each of which is listed below. The only plan under which awards will be outstanding immediately following the Split-Off is the transitional plan.

        The following table reflects the awards that would have been outstanding as of December 31, 2015 assuming that (i) the Split-Off had occurred on that date and (ii) the treatment of the outstanding

Liberty Ventures incentive awards described under "The Split-Off and Redemption Proposal—Effect of the Split-Off on Outstanding Liberty Ventures Awards."

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights		Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders: None
Equity compensation plans not approved by security holders:(1)
Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan				[ ]
Series A common stock	0		NA
Series B common stock	0		NA
Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan				0
Series A common stock	[ ]	$	[ ]
Series B common stock	[ ]	$	[ ]
Total

Series A common stock	[ ]

Series B common stock	[ ]

				[ ]

(1)
Each plan will be approved by Liberty Interactive in its capacity as the sole stockholder of Splitco prior to the Split-Off. Following the Split-Off, Splitco will seek stockholder approval of the incentive plan at its first annual meeting of stockholders.

(2)
Each plan permits grants of, or with respect to, shares of any series of Splitco common stock, subject to a single aggregate limit.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information concerning shares of Liberty Interactive common stock beneficially owned by each person or entity (excluding any of its directors and executive officers) known by Liberty Interactive to own more than five percent of the outstanding shares of any series of Liberty Interactive common stock. All of such information is based on publicly available filings.

        The security ownership information is given as of April 30, 2016 and, in the case of percentage ownership information, is based upon (1) 451,545,725 QVCA shares, (2) 29,361,638 QVCB shares, (3) 135,061,972 LVNTA shares and (4) 7,103,609 LVNTB shares, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all series of common stock.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
John C. Malone	QVCA	397,763	(1)	*	36.3
c/o Liberty Interactive Corporation	QVCB	27,655,931	(1)	94.2
12300 Liberty Boulevard	LVNTA	1,039,650	(1)	*
Englewood, CO 80112	LVNTB	6,701,962	(1)	94.3
Jackson Square Partners, LLC	QVCA	30,402,550	(2)	6.7	3.2
101 California Street, Suite 3750
San Francisco, CA 94111
The Vanguard Group	QVCA	20,443,327	(3)	4.5	3.0
100 Vanguard Blvd.	LVNTA	7,730,400	(3)	5.7
Malvern, PA 19355
Harris Associates L.P.	QVCA	24,617,121	(4)	5.5	2.6
111 S. Wacker Drive, Suite 4600
Chicago, IL 60606
FPR Partners LLC	QVCA	6,175,234	(5)	1.4	2.1
199 Fremont Street, Suite 2500	LVNTA	13,456,602	(5)	10.0
San Francisco, CA 94105-2261

*
Less than one percent

(1)
Information with respect to shares of Liberty Interactive common stock beneficially owned by Mr. Malone, Liberty Interactive's Chairman of the Board, is also set forth in "—Security Ownership of Management."

(2)
Based on Form 13F, dated May 13, 2016, filed by Jackson Square Partners, LLC (Jackson), which states that Jackson has sole investment discretion over 30,402,550 QVCA shares, sole voting power over 10,547,251 QVCA shares and shared voting power over 8,208,588 QVCA shares.

(3)
Based on Form 13F, dated May 13, 2016, filed by The Vanguard Group (Vanguard), which states that Vanguard has sole investment discretion over 19,951,562 QVCA shares and 7,623,013 LVNTA shares, shared investment discretion over 491,765 QVCA shares and 107,387 LVNTA shares, shared voting power over 62,378 QVCA shares and 12,926 LVNTA shares and sole voting power over 457,985 QVCA shares and 103,461 LVNTA shares.

(4)
Based on Form 13F, dated May 11, 2016, filed by Harris Associates L.P., which states that Harris Associates L.P. has sole investment discretion over 24,152,521 QVCA shares, sole voting power over 22,893,803 QVCA shares and shared voting power over 464,600 QVCA shares.

(5)
Based on Form 13F, dated May 13, 2016, and Amendment No. 3 to Schedule 13G, dated February 16, 2016, jointly filed by FPR Partners, LLC (FPR Partners), which state that FPR Partners has (i) sole investment discretion and sole voting power over 6,175,234 QVCA shares and (ii) sole investment discretion and sole voting power over 13,456,602 LVNTA shares.

Security Ownership of Management

        The following table sets forth information with respect to the ownership by each of the directors and named executive officers of Liberty Interactive and by all of its directors and named executive officers as a group of shares of each series of Liberty Interactive common stock. The security ownership information with respect to Liberty Interactive common stock is given as of April 30, 2016 and, in the case of percentage ownership information, is based upon (1) 451,545,725 QVCA shares, (2) 29,361,638 QVCB shares, (3) 135,061,972 LVNTA shares and (4) 7,103,609 LVNTB shares, in each case, outstanding on that date. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

        Shares of restricted stock that have been granted pursuant to Liberty Interactive's incentive plans are included in the outstanding share numbers, for purposes of the table below and throughout this report. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after April 30, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of QVCB or LVNTB, though convertible on a one-for-one basis into shares of QVCA or LVNTA, respectively, are reported as beneficial ownership of QVCB or LVNTB only, and not as beneficial ownership of QVCA or LVNTA, respectively. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of April 30, 2016. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
John C. Malone	QVCA	398	(1)(2)(3)	*	36.3
Chairman of the Board and	QVCB	27,656	(1)(4)(5)	94.2
Director	LVNTA	1,040	(1)(3)	*
	LVNTB	6,702	(1)(4)(5)	94.3
Gregory B. Maffei	QVCA	9,352	(2)(6)(7)(8)	2.0	1.5
President, Chief Executive Officer	QVCB	112	(7)	*
and Director	LVNTA	2,469	(2)(7)(8)	1.8
	LVNTB	127	(7)	1.8
Michael A. George	QVCA	3,101	(7)	*	*
Director; President and Chief	QVCB	—		—
Executive Officer, QVC, Inc.	LVNTA	773	(7)	*
	LVNTB	—		—
M. Ian G. Gilchrist	QVCA	9	(7)(9)	*	*
Director	QVCB	—		—
	LVNTA	2	(7)(9)	*
	LVNTB	—		—

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
Evan D. Malone	QVCA	50	(7)(9)	*	*
Director	QVCB	—		—
	LVNTA	13	(7)(9)	*
	LVNTB	—		—
David E. Rapley	QVCA	31	(7)(9)	*	*
Director	QVCB	—		—
	LVNTA	10	(7)(9)	*
	LVNTB	—		—
M. LaVoy Robison	QVCA	34	(7)	*	*
Director	QVCB	—		—
	LVNTA	11	(7)	*
	LVNTB	—		—
Larry E. Romrell	QVCA	51	(7)(9)	*	*
Director	QVCB	**		*
	LVNTA	15	(7)(9)	*
	LVNTB	**		*
Mark C. Vadon	QVCA	9,736	(7)(9)(10)(11)	2.2	*
Director	QVCB	—		—
	LVNTA	**	(9)	*
	LVNTB	—		—
Andrea L. Wong	QVCA	23	(9)	*	*
Director	QVCB	—		—
	LVNTA	6	(9)	*
	LVNTB	—		—
Richard N. Baer	QVCA	45	(9)	*	*
Chief Legal Officer	QVCB	—		—
	LVNTA	11	(9)	*
	LVNTB	—		—
Albert E. Rosenthaler	QVCA	367	(2)(7)	*	*
Chief Tax Officer	QVCB	—		—
	LVNTA	94	(2)(7)	*
	LVNTB	—		—
Christopher W. Shean	QVCA	393	(2)(7)	*	*
Chief Financial Officer	QVCB	—		—
	LVNTA	193	(2)(7)	*
	LVNTB	—		—
All directors and executive officers as a group (13 persons)	QVCA	23,590	(1)(2)(3)(6)(7)(8)(9)(10)(11)	5.1	38.8
	QVCB	27,769	(1)(4)(5)(7)	94.2
	LVNTA	4,639	(1)(2)(3)(7)(8)(9)	3.4
	LVNTB	6,829	(1)(4)(5)(7)	94.6

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes 376,260 QVCA shares, 852,358 QVCB shares, 132,072 LVNTA shares and 206,413 LVNTB shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

	QVCA	LVNTA
John C. Malone	1,666	—
Gregory B. Maffei	7,081	1,475
Albert E. Rosenthaler	14,401	3,312
Christopher W. Shean	10,481	2,208

Total	33,629	36,804

(3)
Includes (i) 13,938 QVCA shares and 683,578 LVNTA shares pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity and (ii) 196,000 LVNTA shares pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) in connection with a loan facility extended by Merrill Lynch.

(4)
Includes 458,946 QVCB shares and 111,140 LVNTB shares held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(5)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of TCI, TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife. In connection with the acquisition by AT&T of TCI, TCI assigned to Liberty Interactive's predecessor its rights under this call agreement. Liberty Interactive has since succeeded to these rights. As a result, Liberty Interactive has the right, under certain circumstances, to acquire QVCB and LVNTB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their QVCB and LVNTB shares, except for certain exempt transfers (such as transfers to related parties or public sales of up to an aggregate of 5% of their shares of QVCB or LVNTB after conversion to shares of QVCA or LVNTA) and except for transfers made in compliance with Liberty Interactive's call rights.

(6)
Includes 41,047 QVCA shares held by the Maffei Foundation, as to which shares Mr. Maffei has disclaimed beneficial ownership.

(7)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after April 30, 2016.

	QVCA	QVCB	LVNTA	LVNTB
Gregory B. Maffei	5,470,228	112,436	1,343,443	115,639
Michael A. George	2,169,843	—	611,820	—
M. Ian G. Gilchrist	5,843	—	823	—
Evan D. Malone	10,958	—	2,761	—
David E. Rapley	5,132	—	1,292	—
M. LaVoy Robison	20,252	—	4,915	—
Larry E. Romrell	16,090	—	4,053	—
Mark C. Vadon	864,737	—	—	—
Albert E. Rosenthaler	200,615	—	50,434	—
Christopher W. Shean	200,615	—	120,758	—

Total	8,964,313	112,436	2,140,299	115,639

(8)
Includes 1,948,442 QVCA shares and 480,574.89 LVNTA shares pledged to Morgan Stanley Private Bank, National Association in connection with a loan facility.

(9)
Includes restricted shares, none of which has vested, as follows:

	QVCA	QVCB	LVNTA	LVNTB
M. Ian G. Gilchrist	3,290	—	384	—
Evan D. Malone	4,724	—	1,555	—
David E. Rapley	3,290	—	1,171	—
Larry E. Romrell	1,857	—	787	—
Mark C. Vadon	3,464	—	938	—
Andrea L. Wong	4,724	—	1,555	—
Richard N. Baer	45,189	—	10,976	—

Total	43,783	—	17,366	—

(10)
Upon the completion of Liberty Interactive's acquisition of zulily, Liberty Interactive assumed Mr. Vadon's outstanding options to acquire 1,315,390 shares of zulily's Class B common stock and converted such options into 864,737 options to purchase QVCA shares.

(11)
Includes 5,440,442 QVCA shares held by Lake Tana LLC for which Mr. Vadon serves as manager and retains full investment and voting control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In connection with the Split-Off, Splitco expects that its board of directors will adopt a formal written policy for the review, approval or ratification of any transactions or arrangements involving related parties. All of Splitco's directors, executive officers and employees will be subject to the policy and will be asked to promptly report any such related party transaction. Splitco expects that the formal written policy will provide that, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed "related party transaction" (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by its board to address such actual or potential conflicts. Splitco expects that the formal written policy will also provide that no related party transaction may be effected by Splitco without the approval of the audit committee of its board or another independent body of its board designated to address such actual or potential conflicts. Splitco also expects that directors will be asked to recuse themselves from any discussion or decision by the board or a board committee that involves or affects their personal, business or professional interests.

Relationships Among Splitco, the Malone Group, Diller and Expedia

        Prior to the completion of the Split-Off, the relationship among Diller, Liberty Interactive and Expedia is governed by two agreements which were entered into in connection with the spin-off of TripAdvisor, Inc. from Expedia in December 2011 and each of which will be assigned to Splitco in connection with the Split-Off: an Amended and Restated Governance Agreement, dated as of December 20, 2011, among Expedia, Liberty Interactive and Diller (the Governance Agreement) and an Amended and Restated Stockholders Agreement, dated as of December 20, 2011, between Diller and Liberty Interactive (the Stockholders Agreement).

        The following summaries of the Governance Agreement, the Governance Agreement Assignment, the Stockholders Agreement and the Assigned Stockholders Agreement do not purport to be complete and are qualified in their entirety by reference to the Governance Agreement, the form of the Governance Agreement Assignment, the form of the Stockholders Agreement and the Stockholders Agreement Assignment, respectively, which are filed as exhibits to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

  The Governance Agreement, As Assigned

  Assignment

        In connection with the Split-Off, we will enter into an Assignment and Assumption of Governance Agreement (the Governance Agreement Assignment) with Liberty Interactive, Diller and Expedia to effect the assignment by Liberty Interactive and assumption by us of Liberty Interactive's rights, benefits and obligations under the Governance Agreement. Effective immediately prior to the Split-Off, we will be substituted for Liberty Interactive for all purposes under the Governance Agreement. We refer to the Governance Agreement, as it will be amended by the Governance Agreement Assignment, as the Assigned Governance Agreement.

  Representation of Splitco on the Expedia Board of Directors

        Under the terms of the Assigned Governance Agreement:

  •
  Splitco has the right to nominate up to such number of Expedia directors as is equal to 20% of the total number of Expedia directors (rounded up to the next whole number if the total number of directors is not an even multiple of 5) so long as Splitco beneficially owns at least 16,825,982 equity securities of Expedia (i.e., so long as Splitco's ownership percentage is at least equal to 15% of the total equity securities of Expedia);

  •
  Splitco has the right to nominate one director of Expedia so long as Splitco beneficially owns at least 11,217,321 equity securities of Expedia (i.e., so long as Splitco owns at least 5% of the total equity securities of Expedia); and

  •
  Expedia will use its reasonable best efforts to cause one of Splitco's designees to be a member of a committee of the board of directors of Expedia and, to the extent the person designated by Splitco would qualify as a member of the compensation committee of the board of directors of Expedia under applicable tax and securities laws and regulations, Expedia will seek to have that person appointed to the compensation committee of Expedia.

        Liberty Interactive's nominees serving on Expedia's board of directors at the time of the Split-Off will continue to serve on Expedia's board of directors as Splitco's initial nominees from and after the completion of the Split-Off until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation, or removal. Pursuant to the terms of the Assigned Governance Agreement, Expedia will cause each director that Splitco nominates to be included in the slate of nominees recommended by the board of directors of Expedia to the stockholders of Expedia for election as directors at each annual meeting of the stockholders of Expedia and will use all reasonable efforts to cause the election of each such director including soliciting proxies in favor of the election of such persons. Splitco has the right to designate a replacement director to the board of directors of Expedia in order to fill any vacancy of a director previously designated by Splitco. Splitco would have the right to transfer this ability to nominate candidates to the board of directors of Expedia, subject to the same ownership requirements as Splitco's current nomination rights, to its transferee in a Block Sale (as defined below), provided that the transferee's nominees are independent directors and are approved by Expedia's Nominating Committee (or equivalent committee of the board of directors of Expedia). In addition, as described below under "—Stockholders Agreement, As Assigned—Distribution Transactions," the spun-off or split-off company in a Distribution Transaction (as defined in "—The Stockholders Agreement, As Assigned—Distribution Transactions") will succeed to Splitco's rights under the Assigned Governance Agreement, including Splitco's right to nominate directors.

  Contingent Matters

        The Assigned Governance Agreement lists certain actions (which are referred to as Contingent Matters) that require the prior consent of Splitco and Diller before Expedia can take any such action. For so long as:

  •
  in the case of Splitco, Splitco owns at least 14,956,428 equity securities and at least 5% of the total equity securities of Expedia (the Splitco Condition); and

  •
  in the case of Diller, he owns at least 2,500,000 Expedia Common Shares (including options to purchase Expedia Common Shares, whether or not then exercisable), continues to serve as chairman of Expedia and has not become disabled (the Diller Condition, and together with the Splitco Condition, the Consent Conditions),

Expedia has agreed that, without the prior approval of Splitco and/or Diller (whichever (or both) satisfy certain ownership requirements), it will not engage in any transaction that would result in, or have the reasonable likelihood of resulting in, Splitco or Diller having to divest any part of their interests in Expedia or any other material assets, or that would render any such ownership illegal or would subject Diller or Splitco to any fines, penalties or material additional restrictions or limitations.

        In addition, for so long as the Consent Conditions apply, if Expedia (or any of its subsidiaries) incurs any indebtedness (other than a customary refinancing not to exceed the principal amount of the existing obligation being refinanced) after which Expedia's total debt ratio (as defined in the Assigned Governance Agreement) equals or exceeds 8:1, then for so long as the total debt ratio continues to equal or exceed 8:1, Expedia may not take any of the following actions without the prior approval of Splitco and/or Diller:

  •
  acquire or dispose of any assets, issue any debt or equity securities, repurchase any debt or equity securities, or incur indebtedness, if the aggregate value of such transaction or transactions (alone or in combination) during any six month period equals 10% or more of Expedia's market capitalization;

  •
  voluntarily commence any liquidation, dissolution or winding up of Expedia or any material subsidiary of Expedia;

  •
  make any material amendments to the certificate of incorporation or bylaws of Expedia;

  •
  engage in any line of business other than online and offline travel services and products and related businesses, or other businesses engaged in by Expedia as of the date of determination of the total debt ratio;

  •
  adopt any stockholder rights plan that would adversely affect Splitco or Diller, as applicable; or

  •
  grant additional consent rights to a stockholder of Expedia.

  Preemptive Rights

        In the event that Expedia issues or proposes to issue any shares of EXPE or Expedia class B common stock (with certain limited exceptions) including shares issued upon exercise, conversion or exchange of options, warrants and convertible securities, Splitco will have preemptive rights that entitle it to purchase a number of Expedia Common Shares so that Splitco will maintain the identical ownership interest in Expedia (subject to certain adjustments) that Splitco had immediately prior to such issuance or proposed issuance (but not in excess of (20.01%)). Any purchase by Splitco will be allocated between EXPE and Expedia class B common stock in the same proportion as the issuance or issuances giving rise to the preemptive right, except to the extent that Splitco opts to acquire shares of EXPE in lieu of shares of Expedia class B common stock.

  Registration Rights

        Splitco and Diller are entitled to customary, transferrable registration rights with respect to shares of EXPE owned by them. Splitco is entitled to four demand registration rights and Diller is entitled to three demand registration rights. Expedia will pay the costs associated with such registrations (other than underwriting discounts, fees and commissions). Expedia will not be required to register shares of EXPE if a stockholder could sell the shares in the quantities proposed to be sold at such time in one transaction under Rule 144 of the Securities Act or under another comparable exemption from registration.

        In connection with a transfer of Expedia securities to an unaffiliated third party, Splitco or Diller may assign any of its or his then-remaining demand registration rights to the third party transferee, if upon the transfer the transferee acquires beneficial ownership of more than 5% of the then outstanding equity securities of Expedia. If upon the transfer the transferee acquires beneficial ownership of equity securities of Expedia representing less than 5% of the then outstanding equity securities, but having at least $250 million in then-current market value, Splitco or Diller may assign one of its or his remaining demand registration rights, which the transferee may exercise only in connection with an offering of shares of EXPE with a market value of at least $100 million.

  Inapplicability of Anti-Takeover Provisions to Distribution Transaction or Block Sale

        Pursuant to the Assigned Governance Agreement, Expedia will not, in the case of a Distribution Transaction, implement any anti-takeover provision (including any shareholder rights plan) or, in the case of a Block Sale (as defined in "—The Stockholders Agreement, As Assigned—Block Sales"), Expedia will render inapplicable any such anti-takeover provision:

  •
  the purpose or reasonably evident effect of which is to restrict or limit Splitco's ability to engage in a Distribution Transaction or a Block Sale; or

  •
  the purpose or reasonably evident effect of which is to impose a material economic detriment on the company to which Expedia equity securities are transferred in connection with a qualifying Distribution Transaction (and whose shares are distributed to the public stockholders of Splitco) or that would impose a material economic detriment on the transferee in a Block Sale.

        In addition, the Expedia board of directors will approve the transfer of Expedia Common Shares in a Distribution Transaction or Block Sale (up to a 30% ownership level in the case of a Block Sale) for purposes of Section 203 of the Delaware General Corporation Law (the DGCL), which imposes restrictions on certain transactions with "interested stockholders" under the DGCL. In the case of a Block Sale, however, such approval for purposes of Section 203 of the DGCL will be subject to the imposition of contractual restrictions on the Block Sale transferee analogous to the provisions of Section 203 of the DGCL (as described below).

  Restrictions on Block Sale Transferee

        For three years following a Block Sale by Splitco, the transferee will be subject to, among other things, the following restrictions with regard to Expedia, unless the restrictions terminate early in the following circumstances:

  •
  an ownership cap set at 30% of the total equity securities of Expedia (which would apply to any "group" which the transferee or its affiliates is a member), subject to adjustment under certain circumstances;

  •
  specified "standstill" restrictions limiting the transferee's ability, at such time as any directors nominated by the transferee are serving on the Expedia board of directors, to, among other things, engage in proxy contests, propose transactions involving the company, form a "group" (as defined in the Exchange Act) or influence the management of Expedia. These restrictions, other than the prohibition on proxy contests, would terminate if the transferee relinquishes all rights to nominate directors under the Assigned Governance Agreement; and

  •
  contractual provisions analogous to the provisions of Section 203 of the DGCL that would prohibit the transferee from engaging in specified "business combination" transactions with Expedia without the prior approval of Expedia, acting through a committee of independent directors.

        The contractual provisions mirroring Section 203 of the DGCL would not apply to the transferee if upon the Block Sale it would not be an "interested stockholder" (as defined in Section 203 of the DGCL) of Expedia. However, if these contractual provisions become applicable at the time of the Block Sale, they will continue in effect for the term of the standstill restrictions even if the transferee would subsequently cease to be an "interested stockholder" (as defined in Section 203 of the DGCL) of Expedia. The standstill restrictions and 30% ownership cap, as well as the termination provisions, would apply to subsequent transferees of all or substantially all of the shares transferred in a prior Block Sale, but in any event would not extend past the third anniversary of the original Block Sale. The statutory provisions of Section 203 of the DGCL would apply with respect to unaffiliated subsequent transferees of the shares transferred in a prior Block Sale to the extent applicable.

        Prior to the expiration of the three year term, the standstill restrictions, including the cap on ownership described above, would terminate at the earlier of (i) Diller and his affiliates "actually owning" securities representing more than 50% of the total voting power of Expedia or (ii) the Block

Sale transferee and its affiliates beneficially owning (as defined in the Assigned Governance Agreement) securities representing less than 12% of the total voting power of Expedia and Diller beneficially owning (as defined in the Assigned Governance Agreement) securities representing more than 40% of the total voting power of Expedia. For this purpose, securities "actually owned" by Diller and his affiliates will include all securities of Expedia held by Diller and his "affiliates," plus those shares of class B common stock for which Diller and his "affiliates" have a right to "swap" shares of Common Stock (as discussed below) but for which the swap right has not been exercised, minus the securities Diller and his "affiliates" currently hold but would need to exchange for the class B common stock in such swap right.

        The above restrictions may be waived at any time by Expedia, acting through a committee of independent directors.

  Other Block Sale Provisions

        If Diller does not acquire from Splitco all shares of Expedia class B common stock proposed to be transferred in a Block Sale or in a transfer of all of the shares of Expedia class B common stock and shares of EXPE owned by Splitco through the exercise of his "swap" right or right of first refusal under the Assigned Stockholders Agreement (resulting in such Expedia class B common stock beneficially owned by Splitco being converted into, or exchanged for, shares of EXPE before the Block Sale), for a period of two years after the Block Sale, Diller will have the right from time to time to acquire from Expedia an equal number of shares of Expedia class B common stock held in treasury, either by purchase at fair market value, through an exchange of an equivalent number of shares of EXPE, or a combination thereof. Diller may exercise this right either alone or in conjunction with one or more third parties so long as Diller retains voting control over the Expedia class B common stock acquired. Prior to the expiration of the two year period following a Block Sale, Diller's right to acquire Expedia class B common stock from Expedia will be suspended immediately upon the entry by Expedia into a merger agreement providing for a merger that constitutes a change of control of Expedia, and will terminate irrevocably upon the consummation of an exchange or tender offer for securities representing a majority of the total voting power of Expedia or a merger that constitutes a change of control of Expedia.

  Certain Waivers

        During the term of the Assigned Stockholders Agreement, without Expedia's consent (to be exercised by a committee of independent directors), Diller will not waive Splitco's obligation under the Assigned Stockholders Agreement to convert or exchange shares of Expedia class B common stock to shares of EXPE in specified circumstances. This consent right is not applicable if Diller no longer has any rights under the Assigned Stockholders Agreement. In certain circumstances this consent right will survive a mutual termination of the Assigned Stockholders Agreement for a period of up to one year.

  Termination

        Generally, the Assigned Governance Agreement will terminate:

  •
  with respect to Splitco, at such time that Splitco beneficially owns equity securities representing less than 5% of the total equity securities of Expedia; and

  •
  with respect to Diller, at such time as Diller ceases to be the chairman of Expedia or becomes disabled.

        With respect to the provisions governing Contingent Matters, such provisions will terminate as to Diller and Splitco as set forth under "—Contingent Matters."

  The Stockholders Agreement, As Assigned

  Assignment

        In connection with the Split-Off, we will enter into an Assignment and Assumption of Stockholders Agreement (the Stockholders Agreement Assignment) with Liberty Interactive and Diller to effect the assignment by Liberty Interactive and assumption by us of Liberty Interactive's rights, benefits and obligations under the Stockholders Agreement. Effective immediately prior to the Split-Off, and subject to the Split-Off, we will be substituted for Liberty Interactive for all purposes under the Stockholders Agreement. We refer to the Stockholders Agreement, as it will be amended by the Stockholders Agreement Assignment, as the Assigned Stockholders Agreement.

  General

        Diller holds the Diller Proxy with respect to all securities of Expedia beneficially owned by Splitco on all matters submitted to a stockholder vote or by which the stockholders may act by written consent, except for Contingent Matters with respect to which Splitco has not consented, so long as Diller continues to own at least 2,500,000 shares of EXPE (including options). The Diller Proxy will generally remain in effect until the earlier of (i) Diller no longer serving as chairman of Expedia and (ii) Diller becoming disabled. Under certain limited circumstances, including a breach by Diller of certain provisions of the Assigned Stockholders Agreement, the Diller Proxy may terminate sooner. In addition, the Assigned Stockholders Agreement provides for the suspension of the Diller Proxy if Diller cannot vote due to mental or physical disability.

        Splitco and Diller will vote against any Contingent Matter with respect to Expedia if either Diller or Splitco does not approve the Contingent Matter (so long as either such party continues to have veto rights with respect to the Contingent Matter under the Assigned Governance Agreement). Diller will also vote all securities of Expedia over which he has voting control in favor of the Splitco designees to the board of directors of Expedia, and, subject to Diller's election as a director of Expedia, Splitco will use its reasonable best efforts to cause Diller to be elected and continue to serve as chairman of the board of directors of Expedia.

        In connection with the Split-Off, Diller will agree to assign the Diller Proxy to Splitco, as further described below in "—Diller Assignment."

  Restrictions on Transfers

        Until the later of (i) the date Diller no longer serves as chairman of Expedia and (ii) the date Diller no longer holds the Diller Proxy (or upon Diller becoming disabled, if that occurs first), and subject to the other provisions of the Assigned Stockholders Agreement, neither Splitco nor Diller can transfer shares of EXPE or Expedia class B common stock, other than:

  •
  transfers by Diller to pay taxes relating to the granting, vesting and/or exercise of stock options to purchase shares of EXPE;

  •
  transfers to each party's respective affiliates;

  •
  transfers of EXPE pursuant to certain hedging transactions effected by Splitco and meeting certain requirements;

  •
  pledges relating to financings, subject to certain conditions, and any related transfer of shares of EXPE in connection with the enforcement of such pledge; and

  •
  transfers of options or shares of EXPE in connection with "cashless exercises" of Diller's options to purchase shares of EXPE.

        The restrictions on transfer are subject to a number of exceptions (which exceptions, in the case of a transfer of shares of Expedia class B common stock, are generally subject to the right of first refusal described below):

  •
  either of Splitco or Diller may transfer shares of EXPE or Expedia class B common stock to an unaffiliated third party, subject, in the case of shares of Expedia class B common stock, to the tag-along rights described below and Expedia's consent in the event of a waiver of Splitco's obligation to convert or exchange shares of Expedia class B common stock to shares of EXPE in certain circumstances as described above under "—The Governance Agreement, As Assigned—Certain Waivers";

  •
  either of Splitco or Diller may transfer shares of EXPE so long as the transfer complies with the requirements of Rule 144 or Rule 145 under the Securities Act; and

  •
  Splitco may engage in a Distribution Transaction or Block Sale (as described below).

  Tag-Along Rights and Right of First Refusal

        Each of Diller and Splitco will be entitled to a right to "tag-along" (i.e. participate on a pro rata basis) on sales by the other of shares of Expedia class B common stock to any unaffiliated third party with limited exceptions. Diller will not have a tag-along right in connection with a Distribution Transaction by Splitco.

        Each of Diller and Splitco has a right of first refusal in the case of a proposed transfer by the other of shares of Expedia class B common stock to an unaffiliated third party, subject to specified exceptions, including transfers by Splitco pursuant to a Distribution Transaction.

  Transfers of Shares of Expedia Class B Common Stock

        If either Splitco or Diller proposes to transfer shares of Expedia class B common stock, the other will have the right to swap any shares of EXPE it or he owns for such shares of Expedia class B common stock proposed to be transferred (subject to the right of first refusal described above). To the extent that, after application of the swap right described in the prior sentence, there remain shares of Expedia class B common stock that the selling stockholder would otherwise transfer to an unaffiliated third party, such shares must first be converted or exchanged into shares of EXPE.

        As described above under "—The Governance Agreement, As Assigned—Certain Waivers," any waiver by Diller of Splitco's obligation in the Assigned Stockholders Agreement to convert shares of Expedia class B common stock to shares of EXPE before transfer to an unaffiliated third party will be subject to the consent of Expedia, exercisable through a committee of independent directors. This consent right is not applicable if Diller no longer has any rights under the Assigned Stockholders Agreement. The consent right will survive a mutual termination of the Assigned Stockholders Agreement for one year unless Diller's rights are terminated under the circumstances described below in "—Termination."

        This transfer restriction does not apply to, among other specified transfers, transfers among the parties and their affiliates and transfers by Splitco in a Distribution Transaction.

  Distribution Transactions

        Splitco will be permitted to spin-off or split-off to its public stockholders all, but not less than all, of its equity ownership in Expedia in a transaction meeting specified requirements (a Distribution Transaction) without first complying with the transfer restrictions described above, including Diller's tag-along right, right of first refusal, swap right and conversion requirement, and without being subject to the application of certain anti-takeover provisions, as described above under "—The Governance

Agreement, As Assigned—Inapplicability of Anti-takeover Provisions to Distribution Transaction or Block Sale." The spun-off or split-off company will be required to assume all of Splitco's obligations (including the Diller Proxy given to Diller) and will succeed to Splitco's rights under the Assigned Governance Agreement and Assigned Stockholders Agreement (including Splitco's right to nominate directors).

  Block Sales

        For so long as Splitco's equity ownership in Expedia does not exceed 30% of the total equity securities of Expedia and Diller continues to hold a proxy over Splitco's shares in Expedia, Splitco will be permitted to sell all, but not less than all, of such equity interest in Expedia to an unaffiliated third party (a Block Sale), without being subject to the application of certain anti-takeover provisions, as described above under "—The Governance Agreement, As Assigned—Inapplicability of Anti-Takeover Provisions to Distribution Transaction or Block Sale," subject to prior compliance with Diller's tag-along right, right of first refusal and swap right, as well as the requirement that Splitco convert shares of Expedia class B common stock to shares of EXPE or exchange them for shares of EXPE with Expedia before the Block Sale.

        Prior to any Block Sale, Splitco will be required to exchange and/or convert any shares of Expedia class B common stock proposed to be transferred in such Block Sale, to the extent Diller does not acquire such shares pursuant to exercise of his right of first refusal or swap right, for newly-issued shares of EXPE (subject to application of relevant securities laws).

  Termination

        Diller's and Splitco's rights and obligations under the Assigned Stockholders Agreement generally terminate at such time as, in the case of Diller, he no longer beneficially owns at least 1,000,000 shares of EXPE. Splitco's tag-along rights and obligations terminate at such time as Splitco ceases to beneficially own at least 5% of the outstanding shares of EXPE.

        In addition, Diller's rights under the Assigned Stockholders Agreement will terminate upon the later of (i) the date Diller ceases to serve as chairman of Expedia or becomes disabled and (ii) the date Diller no longer holds a proxy to vote the Expedia Common Shares owned by Splitco.

  Proxy Arrangements

        In connection with the Split-Off, Splitco, Diller, the Malone Group, and Liberty Interactive have entered into the Transaction Agreement (as defined below) and will enter into additional agreements in order to facilitate the assignment of the Diller Proxy from Diller to Splitco until the Proxy Arrangement Termination Date, including the Malone Proxy, the Diller Assignment and the Stockholders Agreement Amendment, each as described below, and Splitco, Liberty Interactive and Expedia have entered into the Reimbursement Agreement, as described below.

  Transaction Agreement

        On March 24, 2016, Splitco, Liberty Interactive, Diller and the Malone Group entered into the Transaction Agreement (the Transaction Agreement, including any amendments thereto) which sets forth various arrangements with respect to the Split-Off and the proxy arrangements with Diller. Unless the Transaction Agreement has been terminated prior to the completion of the Split-Off, Liberty Interactive will, and will cause Splitco to take all requisite action to, amend and restate the certificate of incorporation and bylaws of Splitco, prior to the completion of the Split-Off, to be substantially in the form of the certificate of incorporation and bylaws attached as Exhibits 3.1 and 3.2 to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, and the applicable parties to the Transaction Agreement will enter into the Diller Assignment, the Malone

Proxy, the Governance Agreement Assignment, the Stockholders Agreement Assignment, the Stockholders Agreement Amendment and certain other documents in connection with the Split-Off (collectively with the Transaction Agreement, the Proxy Arrangement Documents). In the event the Split-Off is not completed by December 31, 2016, any Proxy Arrangement Documents executed prior to such date shall be void and of no further force and effect, other than certain waivers granted in connection with entry into the Transaction Agreement.

        The Transaction Agreement provides that, immediately following the completion of the Split-Off, the Splitco board of directors will consist of seven members, with five individuals designated by Liberty Interactive to serve as Common Stock Directors and two individuals designated by Diller to serve as Series B Directors. Three of the Common Stock Directors and one Series B Director will be "independent" as to Splitco pursuant to Nasdaq rules and regulations. During the term of the Transaction Agreement, the Splitco board of directors will cause each proposed Common Stock Director and each proposed Series B Director designated in accordance with Splitco's bylaws to be nominated for election and included in the slate of nominees recommended by the Splitco board (or a committee of the Splitco board) for election at the applicable meeting of stockholders.

        The Transaction Agreement also provides that Liberty Interactive and Splitco (the Indemnifying Parties) will indemnify each of Diller and the Malone Group (the Indemnified Parties) from any losses incurred in connection with, arising out of or resulting from, whether prior to or after the completion of the Split-Off, any actions relating to the matters contemplated by the Malone Proxy, Diller Assignment, Transaction Agreement, Stockholders Agreement Amendment and certain provisions of our restated charter and bylaws (collectively, the Subject Instruments), or the exercise by any Indemnified Party of its rights under the Subject Instruments. Such indemnity does not cover any loss which (i)(x) results from such Indemnified Party's willful misconduct or gross negligence, including any willful breach of a representation or warranty in, or covenant in or pursuant to, a Subject Instrument to which it is a party or (y) results primarily from any breach, other than a willful breach, of any representation or warranty in, or covenant in or to be performed under, to a Subject Instrument to which it is a party, or (ii) is incurred in connection with, arising out of or resulting from actions based upon or relating to such Indemnified Party's actions in such Indemnified Party's capacity as a director or officer of Expedia, Splitco or Liberty Interactive, as applicable.

        The Transaction Agreement further provides that Liberty Interactive and Splitco will reimburse each of Diller and the Malone Group for their respective reasonable, documented costs, fees and expenses incurred in connection with the execution and delivery of the Proxy Arrangement Documents, regardless of whether the Split-Off is completed, subject to certain expense caps. All costs and expenses incurred in connection with the Proxy Arrangement Documents not covered by the indemnification and expense reimbursement provisions will be paid by the party incurring such cost or expense.

        Prior to the completion of the Split-Off, the Transaction Agreement will terminate upon the earliest to occur of (i) December 31, 2016, (ii) the delivery of a termination notice by Diller following Malone's death or disability, (iii) delivery of a notice from Liberty Interactive that it has determined to abandon the Split-Off or terminate the Transaction Agreement, and (iv) Diller's death, disability or his ceasing to be chairman of Expedia. Following the completion of the Split-Off, the Transaction Agreement and the proxy arrangements will terminate upon the first to occur of:

  i.
  the eighteen month anniversary of the completion of the Split-Off;

  ii.
  upon the termination of the Diller Proxy upon Diller's death or disability or his ceasing to be chairman of Expedia (or any successor by merger, consolidation or other business combination);

  iii.
  following the first anniversary of the completion of the Split-Off, the close of business on the tenth day following written notice from Diller to terminate the Diller Assignment or from Malone to terminate the Malone Proxy, in each case, for any reason;

  iv.
  a finding that any of the Subject Instruments is invalid or unenforceable in any respect (other than a de minimis respect) or preliminarily or permanently enjoining the exercise of the parties' respective rights under any Subject Instrument, subject to certain exceptions;

  v.
  delivery of written notice from Diller to terminate the Diller Assignment or the Malone Group to terminate the Malone Proxy (or, in limited circumstances, without the requirement for any such notice) upon Splitco's entry into a definitive agreement with respect to certain business combinations with a third party (including Expedia or Liberty Interactive), in which case the termination will occur immediately prior to the consummation of such business combination;

  vi.
  commencement by an independent party of certain exchange or tender offers with respect to our common stock, unless within ten business days following the commencement of such exchange or tender offer, Splitco has taken action reasonably sufficient to deter such independent party from consummating the exchange or tender offer, in which case the termination will not be deemed to have occurred until immediately prior to the consummation of such exchange or tender offer;

  vii.
  delivery of a termination notice by a non-breaching party following certain breaches by Diller, on the one hand, Splitco, Liberty Interactive or the Malone Group, on the other hand, of their respective representations, warranties or covenants contained in any related agreement to which he or it is a party, which breach remains uncured for five business days following the delivery of notice of such breach;

  viii.
  either Splitco registering or becoming required to register under the 40 Act or the occurrence of changes in Splitco's assets or capital structure, or changes in applicable law or interpretations thereof, such that assuming the termination of the Diller Assignment, Splitco would not be required to register as an investment company pursuant to the 40 Act (without giving effect to any cure or grace period or delay in the requirement to become registered under the 40 Act);

  ix.
  delivery of a notice from Diller following Malone's death or determination of his disability or his ceasing to be chairman of the Splitco board of directors;

  x.
  the date on which no shares of Splitco's Series B Common Stock remain outstanding;

  xi.
  any purported transfer or assignment of the proxy granted pursuant to the Malone Proxy without the prior consent of Malone or any purported transfer or assignment of the Diller Proxy (other than pursuant to the Diller Assignment) without the consent of Diller;

  xii.
  if and to the extent a court of competent jurisdiction makes a final determination that the assignment of the Diller Proxy pursuant to the Diller Assignment renders the Diller Proxy invalid; and

  xiii.
  delivery of a notice from Diller within ten business days following Splitco's failure to deliver certain notices with respect to an Expedia Board Voting Determination (as defined below).

        The date of termination of the Transaction Agreement, for any of the enumerated reasons, is referred to as the Proxy Arrangement Termination Date.

        The foregoing summary of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement, which is filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

  Amendment No. 1 to Stockholders Agreement

        Prior to the completion of the Split-Off and following the execution of the Stockholders Agreement Assignment (but subject to the Transaction Agreement then being in effect), Diller and Splitco will enter into Amendment No. 1 to the Stockholders Agreement (the Stockholders Agreement Amendment) which provides for certain agreements relating to the voting of Diller's and Splitco's Expedia Common Shares. From the completion of the Split-Off until the Proxy Arrangement Termination Date, certain provisions of the Assigned Stockholders Agreement will be amended to provide that each of Diller and Splitco will vote his or its Expedia Common Shares in favor of the Splitco Director nominees as selected by the board of directors of Splitco pursuant to Splitco's restated charter and bylaws. With respect to the election of directors to Expedia's board of directors, other than the Splitco directors, Splitco will vote its Expedia Common Shares as directed by the Splitco board of directors pursuant to the terms of Splitco's restated charter and bylaws (i.e., as determined by the Series B Directors). Subject to the election of Diller to Expedia's board of directors, Splitco will use its reasonable best efforts to cause Diller to be elected and continue to serve as chairman of the board of Expedia. The Stockholders Agreement Amendment further provides that with respect to any matter (other than the election of directors of Expedia) to be presented to Expedia's stockholders for approval, Splitco and Diller will meet and use their respective reasonable best efforts to agree on a common position for such matters prior to any Expedia stockholder meeting, and each of Diller and Splitco will vote their respective Expedia Common Shares if and as so agreed. If Splitco and Diller are unable to agree on such a common position, with respect to any matter other than a Specified Corporate Action (as defined below), Splitco and Diller may vote their respective Expedia Common Shares in its or his sole discretion. In the event the matter relates to a Specified Corporate Action, unless Splitco and Diller agree as to how their respective Expedia Common Shares will be voted, then, subject to limited exceptions (including with regard to business combinations as described below), Splitco and Diller will vote all of their respective Expedia Common Shares against the approval of such Specified Corporate Action. Specified Corporate Actions include (i) any recapitalization, reclassification or any other change in the existing capital structure of Expedia, or any voluntary liquidation, dissolution or winding up of Expedia, (ii) any business combination involving Expedia or its subsidiaries (other than solely among subsidiaries of Expedia), or any sale of all or substantially all of Expedia's assets, (iii) the creation of any new class or series of Expedia's capital stock or the issuance (other than pursuant to options, warrants or other rights outstanding at the completion of the Split-Off) of Expedia Common Shares, (iv) any amendment to Expedia's organizational documents and (v) any removal of a director from the Expedia board of directors, subject to certain exceptions. If Splitco and Diller do not agree on how to vote their Expedia Common Shares on a proposed business combination in which a third party (other than Splitco, a Diller affiliate or another person in which Diller has a financial interest) would acquire Expedia, any of its subsidiaries or substantially all of its assets, then, if Diller supports the transaction, Splitco will vote in favor of its approval unless at least 70% of the Splitco board of directors votes to withhold such approval. Following the Proxy Arrangement Termination Date, the foregoing provisions will cease to be effective, and the corresponding provisions of the Assigned Stockholders Agreement will revert to the form in effect immediately prior to the effectiveness of the Stockholders Agreement Amendment.

        The foregoing summary of the Stockholders Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the form of the Stockholders Agreement Amendment, which is filed as an exhibit to the Registration Statement on Form S-4 of which this Proxy statement/prospectus forms a part.

  Diller Assignment

        Prior to the completion of the Split-Off (and subject to the Transaction Agreement then being in effect), Diller and Splitco will enter into an Assignment Agreement (the Diller Assignment), which will become effective immediately following the completion of the Split-Off and pursuant to which Diller will irrevocably assign the Diller Proxy to Splitco until the Proxy Arrangement Termination Date. For so long as the Diller Assignment is in effect, Diller will not have the right to vote the Expedia Common Shares beneficially owned by Splitco. The Diller Assignment will terminate upon the Proxy Arrangement Termination Date, at which time the right to vote the Expedia Common Shares beneficially owned by Splitco will revert to Diller pursuant to the Diller Proxy until the Diller Proxy is terminated upon his death or disability or his ceasing to be chairman of Expedia (or any successor by merger, consolidation or other business combination).

        The foregoing summary of the Diller Assignment does not purport to be complete and is qualified in its entirety by reference to the form of the Diller Assignment, which is filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

  Malone Proxy

        Prior to the completion of the Split-Off (and subject to the Transaction Agreement then being in effect), Diller and the Malone Group will enter into a Proxy and Voting Agreement (the Malone Proxy), which will become effective immediately following the completion of the Split-Off. Pursuant to the Malone Proxy, the Malone Group will, subject to certain exceptions, grant Diller an irrevocable proxy until the Proxy Arrangement Termination Date to vote all shares of Splitco Series A common stock and Series B common stock beneficially owned upon the completion of the Split-Off or thereafter by the Malone Group or which any member otherwise has the power to vote (the Covered Shares). The Malone Proxy provides that Diller will have no right to vote the Covered Shares on any matter acted on by Splitco stockholders to approve any agreement or transaction (i) between Splitco or any of its affiliates, on the one hand, and Diller, IAC or any of their respective affiliates, on the other hand, or (ii) between Splitco or any of its affiliates, on the one hand, and Expedia or its subsidiaries, on the other hand. The Malone Proxy will be suspended during any period of Diller's disability (except that Malone will not remove or replace any Series B Directors during any such suspension).

        The Malone Proxy further provides that, on (i) any recapitalization, reclassification or other change in Splitco's capital structure or the voluntary commencement of any liquidation, dissolution or winding up of Splitco, (ii) any merger or other business combination involving Splitco or its subsidiaries or a sale of all or substantially all of Splitco's assets, (iii) the creation of any new class or series of Splitco's capital stock or the issuance of Splitco's capital stock, subject to limited exceptions, or (iv) any amendment to Splitco's organizational documents, Malone (on behalf of the Malone Group) and Diller will seek to agree on how the Covered Shares will be voted on such matter. If they reach an agreement, Diller will vote the Covered Shares as agreed, but in the event they do not agree on how the Covered Shares are to be voted on such matter, Diller will vote all Covered Shares against such proposal. With respect to the election of, removal of or the filling of any vacancy with respect to Series B Directors, Diller will vote all Covered Shares that are shares of Series B common stock in his sole discretion. With respect to the election of Common Stock Directors, Diller will vote all Covered Shares in favor of the slate of directors recommended by the Splitco board of directors (or a committee of the Splitco board). In the event there is any proposal requiring a separate class vote of the Series B common stock (other than the election of, removal of or filling of a vacancy with respect to Series B Directors), Diller will vote all shares of Series B common stock that are Covered Shares as instructed by Malone (on behalf of the Malone Group), subject to certain exceptions. In the event there is a proposal to remove a Common Stock Director from the board of directors, Diller will vote all Covered Shares as instructed by Malone (on behalf of the Malone Group).

        Subject to certain exceptions, until the Proxy Arrangement Termination Date, the Malone Group will not transfer any Covered Shares except to a transferee who takes such shares subject to the Malone Proxy and who is acceptable to Diller in his sole discretion. Diller will vote all Covered Shares subject to the Malone Proxy and attend all meetings of Splitco stockholders in person or by proxy for purposes of reaching a quorum.

        The Malone Proxy will terminate upon the Proxy Arrangement Termination Date, at which point the right to vote the Covered Shares will revert back to the Malone Group.

        The foregoing summary of the Malone Proxy does not purport to be complete and is qualified in its entirety by reference to the form of the Malone Proxy, which is filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

  Reimbursement Agreement

        On March 24, 2016, Splitco and Liberty Interactive entered into the Reimbursement Agreement with Expedia, pursuant to which Liberty Interactive and Splitco agreed to reimburse Expedia for certain costs and expenses resulting from the Split-Off and the proxy arrangements that may be incurred by Expedia with respect to the Expedia Credit Agreement, the 2018 Notes and the 2020 Notes. The reimbursement obligations of Liberty Interactive and Splitco are capped at $45 million, subject to certain limited exceptions, and conditioned on Expedia acting in all material respects consistent with its existing financial policies, which were previously provided to Liberty Interactive. Prior to the completion of the Split-Off, the Reimbursement Agreement will terminate upon the termination of the Transaction Agreement. Following the completion of the Split-Off, the Reimbursement Agreement will terminate upon the earliest to occur of (i) Diller's death, disability or in the event Diller ceases to be chairman of Expedia, (ii) failure of certain reimbursement triggers to occur prior to the sixtieth day following the completion of the Split-Off (as such period may be extended in certain limited circumstances), and (iii) the date as of which Splitco and Liberty Interactive have paid all amounts due to Expedia pursuant to the terms of the Reimbursement Agreement. The Reimbursement Agreement constitutes Expedia's sole and exclusive remedy with respect to any claim arising out of any potential change of control under any contract, debt instrument, agreement or other similar instrument resulting, directly or indirectly, from the Split-Off or the proxy arrangements.

Voting of Covered Shares of Splitco common stock pursuant to the Proxy Arrangements

        Pursuant to the Malone Proxy, following the completion of the Split-Off, the Malone Group will grant Diller an irrevocable proxy over the Covered Shares until the Proxy Arrangement Termination Date. The below table sets forth a summary of the voting arrangements with respect to the Covered Shares.

Matter Presented to Splitco Stockholders	Who votes the Covered Shares?	Voting Agreements with respect to the Covered Shares
Election of, removal of, or filling of vacancies with respect to Splitco Series B Directors	Diller	None. Diller may vote the shares of Series B common stock that are Covered Shares in his sole discretion.
Election of Splitco Common Stock Directors	Diller	Diller will vote all Covered Shares in favor of the slate of directors recommended by the Splitco board of directors (or a committee thereof).
Removal of Splitco Common Stock Directors	Diller	Diller will vote all Covered Shares as instructed by Malone (on behalf of the Malone Group).

Matter Presented to Splitco Stockholders	Who votes the Covered Shares?	Voting Agreements with respect to the Covered Shares
Any agreement or transaction (i) between Splitco or its affiliates, on the one hand, and Diller, IAC or any of their respective affiliates, on the other hand or (ii) between Splitco or any of its affiliates, on the one hand, and Expedia or its subsidiaries, on the other hand	The Malone Group	None. Malone (on behalf of the Malone Group) may vote the Covered Shares in his sole discretion.

(i) Any recapitalization, reclassification or other change in Splitco's capital structure or the voluntary commencement of any liquidation, dissolution or winding up of Splitco, (ii) any merger or business combination involving Splitco or its subsidiaries or a sale of all or substantially all of Splitco's assets, (iii) the creation of any new class or series of Splitco's capital stock or the issuance of Splitco's capital stock, subject to limited exceptions, or (iv) any amendment to Splitco's organizational documents	Diller
Malone (on behalf of the Malone Group) and Diller will seek to agree on how the Covered Shares will be voted on such matter. If they agree, Diller will vote the Covered Shares as agreed, but if they do not reach an agreement, Diller will vote the Covered Shares against such matter.

Any matter requiring a separate class vote of Splitco's shares of Series B common stock which would (i) result in a decrease in the voting power of the Series B common stock as compared to the Series A common stock or (ii) change any agreement or provision relating to the Series B Directors	Diller	Diller will vote all Covered Shares against such matter.
Any matter requiring a separate class vote of Splitco's shares of Series B common stock (other than as set forth above)	Diller	Diller will vote all Covered Shares as instructed by Malone (on behalf of the Malone Group).
All other matters	Diller	None. Diller may vote the Covered Shares in his sole discretion.

Voting of Splitco's Expedia Common Shares pursuant to the Proxy Arrangements

        Following the completion of the Split-Off, Splitco will be entitled to vote the Expedia Common Shares subject to the Diller Proxy (representing 52.4% of the outstanding voting power of the Expedia Common Shares) as a result of the assignment of the Diller Proxy to Splitco until the Proxy Arrangement Termination Date pursuant to the Diller Assignment. Following the assignment of the Diller Proxy to Splitco, based on publicly available information, other than the Expedia Common Shares that are subject to the terms of the Diller Proxy and the Diller Assignment of which Diller and Splitco will continue to share beneficial ownership, Diller is expected to beneficially own approximately

5,777,586 shares of EXPE, representing approximately 2.2% of the outstanding voting power of the Expedia Common Shares. Following the completion of the Split-Off, the voting of the Expedia Common Shares beneficially owned by Diller which Diller will be entitled to vote will be subject to certain terms contained in the Stockholders Agreement Amendment and the voting of the Expedia Common Shares beneficially owned by Splitco which Splitco will be entitled to vote, and as to which Splitco and Diller will continue to share beneficial ownership, will be subject to certain terms contained in Splitco's restated charter, its bylaws, the Stockholders Agreement Amendment, the Diller Assignment and the Transaction Agreement. The below table sets forth a summary of the voting arrangements following the completion of the Split-Off until the Proxy Arrangement Termination Date with respect to the Expedia Common Shares of which Diller and Splitco will share beneficial ownership. The Expedia Common Shares subject to the terms of the Diller Proxy and the Diller Assignment are referred to in the chart as Splitco's Expedia Common Shares and the remaining Expedia Common Shares of which Diller and Splitco share beneficial ownership are referred to in the chart as Diller's Expedia Common Shares.

Matter Presented to Expedia Stockholders	Who votes the Expedia Common Shares subject to the Diller Proxy?	Voting Agreements with respect to the Expedia Common Shares
Election of directors to the Expedia board	Splitco	Pursuant to Splitco's charter, Splitco will vote its Expedia Common Shares in accordance with an Expedia Board Voting Determination and a Splitco Director Determination.

Pursuant to the Stockholders Agreement Amendment, Diller and Splitco will vote their respective Expedia Common Shares in favor of the Splitco Director nominees selected pursuant to a Splitco Director Determination. Subject to the election of Diller to the Expedia board, Splitco will use its reasonable best efforts to cause Diller to be elected and continue to serve as chairman of Expedia.

Specified Corporate Actions, meaning (i) any recapitalization, reclassification or any other change in the existing capital structure of Expedia, or any voluntary liquidation, dissolution or winding up of Expedia, (ii) any business combination involving Expedia or its subsidiaries (other than solely among subsidiaries of Expedia), or any sale of all or substantially all of Expedia's assets, (iii) the creation of any new class or series of Expedia's capital stock or the issuance (other than pursuant to options, warrants or other rights outstanding at the completion of the Split-Off) of Expedia Common Shares, (iv) any amendment to Expedia's organizational documents and (v) any removal of a director from the Expedia board of directors, subject to certain exceptions	Splitco
Splitco and Diller will meet and use their respective reasonable best efforts to agree on how their respective Expedia Common Shares will be voted on such matter. If they agree, Diller and Splitco will vote their respective Expedia Common Shares as agreed, but if they do not reach an agreement, each will vote their respective Expedia Common Shares against such matter.
If Diller and Splitco do not agree how to vote their shares on a proposed business combination in which a third party (other than Splitco, a Diller affiliate or another person in which Diller has a financial interest) would acquire Expedia, any of its subsidiaries or substantially all of its assets, then, if Diller supports the transaction, Splitco will also support the transaction unless at least 70% of the Splitco board of directors votes to withhold such approval.

Matter Presented to Expedia Stockholders	Who votes the Expedia Common Shares subject to the Diller Proxy?	Voting Agreements with respect to the Expedia Common Shares
Any matter relating to a Contingent Matter pursuant to the Assigned Governance Agreement	Splitco	Pursuant to the Assigned Stockholders Agreement, Splitco and Diller will vote against such Contingent Matter unless Diller and Splitco have consented to such Contingent Matter pursuant to the terms of the Assigned Governance Agreement
All other matters	Splitco
Splitco and Diller will meet and use their respective reasonable best efforts to agree on how their respective Expedia Common Shares will be voted on such matter. If they agree, Diller and Splitco will vote their respective Expedia Common Shares as agreed, but if they do not reach an agreement, each will vote their respective Expedia Common Shares in their sole discretion.

Relationships Between Splitco and Liberty Interactive and/or Liberty Media

        Upon completion of the Split-Off, Liberty Interactive and Splitco will operate independently, and neither will have any ownership interest in the other. In order to govern certain of the ongoing relationships between Liberty Interactive and/or Liberty Media (or their respective subsidiaries), on the one hand, and Splitco, on the other hand, after the Split-Off and to provide mechanisms for an orderly transition, Liberty Interactive and/or Liberty Media (or their respective subsidiaries), on the one hand, and Splitco, on the other hand, are entering into certain agreements, the terms of which are summarized below.

        In addition to the agreements described below, Liberty Interactive and/or Liberty Media may enter into, from time to time, agreements and arrangements with Splitco and certain of its related entities, in connection with, and in the ordinary course of, its business.

  Reorganization Agreement

        Prior to the completion of the Split-Off, Splitco will enter into a reorganization agreement with Liberty Interactive (the reorganization agreement) to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between Splitco and Liberty Interactive with respect to and resulting from the Split-Off.

        The reorganization agreement will provide that, prior to the redemption date, Liberty Interactive will transfer to Splitco, or cause its other subsidiaries to transfer to Splitco, directly or indirectly, the Splitco Assets and Liabilities (other than the Margin Loan, which a subsidiary of Splitco will incur directly). The reorganization agreement will also provide for mutual indemnification obligations, which are designed to make Splitco financially responsible for substantially all of the liabilities that may exist relating to the businesses included in Splitco at the time of the Split-Off together with certain other specified liabilities, as well as for all liabilities incurred by Splitco after the Split-Off, and to make Liberty Interactive financially responsible for all potential liabilities of Splitco which are not related to Splitco's businesses, including, for example, any liabilities arising as a result of Splitco having been a subsidiary of Liberty Interactive, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, please see "—Tax Sharing Agreement" below.

        In addition, the reorganization agreement will provide for each of Splitco and Liberty Interactive to preserve the confidentiality of all confidential or proprietary information of the other party for five years following the Split-Off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

        The reorganization agreement may be terminated and the Split-Off may be abandoned, at any time prior to the redemption date, by and in the sole discretion of the Liberty Interactive board of directors. In such event, Liberty Interactive will have no liability to any person under the reorganization agreement or any obligation to effect the Split-Off.

        This summary is qualified by reference to the full text of the reorganization agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

  Tax Sharing Agreement

        Prior to the completion of the Split-Off, Splitco will enter into a tax sharing agreement with Liberty Interactive that governs Liberty Interactive's and Splitco's respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters.

        References in this summary (i) to the terms "tax" or "taxes" mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes, (ii) to the term "Tax-related losses" refer to losses arising from the failure of the Split-Off and related restructuring transactions to be tax-free, and (iii) to the term "compensatory equity interests" refer to options, stock appreciation rights, restricted stock, stock units or other rights with respect to Liberty Interactive stock or Splitco stock that are granted on or prior to the Split-Off date by Liberty Interactive, Splitco or any of their respective subsidiaries in connection with employee, independent contractor or director compensation or other employee benefits. In addition, references to the "Splitco group" mean, with respect to any tax year (or portion thereof) ending at or before the effective time of the Split-Off, Splitco and its subsidiaries at the effective time of the Split-Off, and with respect to any tax year (or portion thereof) beginning after the effective time of the Split-Off, Splitco and its subsidiaries during such tax year (or portion thereof); and references to the "Liberty Interactive group" mean, with respect to any tax year (or portion thereof), Liberty Interactive and its subsidiaries, other than any person that is a member of the Splitco group, during such tax year (or portion thereof).

        Splitco and certain of Liberty Interactive's eligible subsidiaries that will be contributed to Splitco currently join with Liberty Interactive in the filing of a consolidated return for U.S. federal income tax purposes and also join with Liberty Interactive in the filing of certain consolidated, combined, and unitary returns for state, local, and foreign tax purposes. However, generally for tax periods beginning after the Split-Off, Splitco and the members of the Splitco group will not join with Liberty Interactive in the filing of federal, state, local or foreign consolidated, combined or unitary tax returns.

        Under the tax sharing agreement, except as described below, (i) Liberty Interactive will be allocated all taxes attributable to the members of the Liberty Interactive group, and all taxes attributable to the members of the Splitco group for a pre-Split-Off period, that are reported on any consolidated, combined or unitary tax return that includes one or more members of the Liberty Interactive group and one or more members of the Splitco group, and (ii) each of Liberty Interactive and Splitco will be allocated all taxes attributable to the members of its respective group that are reported on any tax return (including any consolidated, combined or unitary tax return) that includes only the members of its respective group. Special rules apply, however, as follows:

  •
  Liberty Interactive will be allocated any taxes and Tax-related losses that result from the Split-Off and related restructuring transactions, except that Splitco will be allocated any such taxes or Tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by Splitco of any of its covenants relating to the Split-Off and related restructuring transactions as described below, or (ii) result from the application of Section 355(e) of the Code to the Split-Off as a result of the treatment of the Split-Off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest in the stock of Splitco; and

  •
  Liberty Interactive and Splitco will each be allocated 50 percent of any transfer taxes arising from the Split-Off and related restructuring transactions.

        Liberty Interactive will be responsible for preparing and filing all tax returns which include one or more members of the Liberty Interactive group and one or more members of the Splitco group. In addition to the foregoing, each of Liberty Interactive and Splitco will be responsible for preparing and filing any tax returns that include only members of its respective group. On any tax return that Splitco is responsible for filing, Splitco and the members of the Splitco group will be required to allocate tax items between any tax returns for which Splitco is responsible and any related tax return for which Liberty Interactive is responsible that are filed with respect to the same tax year in a manner that is consistent with the reporting of such tax items on the tax return prepared by Liberty Interactive. All tax returns will be required to be filed by the parties in a manner consistent with the tax opinion obtained in connection with the Split-Off. Further, under the tax sharing agreement, amended tax returns with respect to the Splitco group may only be filed by the party responsible for filing the original tax return and the consent of Liberty Interactive will be required with respect to the filing of any amended tax return by Splitco that is likely to increase the taxes or indemnity obligations of Liberty Interactive by more than a de minimis amount (unless Splitco otherwise agrees to pay such incremental taxes or obligations).

        To the extent permitted by applicable law, income tax deductions with respect to the issuance, exercise, vesting or settlement after the date of the Split-Off of any compensatory equity interests will be required to be claimed: (i) in the case of any active officer or employee, solely by the group that employs such person at the time of such issuance, exercise, vesting or settlement (as applicable), (ii) in the case of any former officer or employee, solely by the group that was the last to employ such person, and (iii) in the case of a director or former director (who is not an officer or employee or former officer or employee), solely by the Liberty Interactive group if such person was, at any time before or after the Split-Off, a director of any member of the Liberty Interactive group, and in any other case, solely by the Splitco group. For purposes of the foregoing, an officer or employee of Liberty Interactive or a member of its group during any tax year (or portion thereof) shall exclusively be considered to be employed by Liberty Interactive or the applicable member of its group during such tax year (or portion thereof). The party whose group is allocated the foregoing income tax deductions (the employing party) will be required to satisfy all applicable tax reporting obligations and satisfy all liabilities for taxes imposed in connection with such compensatory equity interests; however, if the corporation that is the issuer or the obligor under the applicable compensatory equity interest is a member of a different group than the employing party, such issuing corporation will be required to remit to the employing party the amount required to be withheld in respect of any withholding taxes upon settlement of such compensatory equity interest.

        Generally, each of Liberty Interactive and Splitco will be entitled to any refunds, credits, or offsets relating to taxes allocated to and paid by its respective group under the tax sharing agreement. If Splitco requests in writing that Liberty Interactive obtain a refund, credit or offset of taxes with respect to the carryback of any tax attribute of Splitco or the members of its group to a pre-Split-Off tax period, Liberty Interactive will be required to take reasonable measures to obtain a refund, credit or offset of taxes with respect to such carryback; however, Splitco will only be entitled to such refund, credit or offset of taxes attributable (on a last dollar basis) to such carryback, and such amount will be net of any out-of-pocket costs, expenses, or increase in taxes incurred by Liberty Interactive with respect to the receipt or accrual thereof.

        Each of Liberty Interactive and Splitco will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which it is responsible for preparing and filing, and the other company will have the right to participate, at its own cost and expense, in such tax proceedings to the extent such proceedings could result in a tax liability for which such other company may be liable under the tax sharing agreement. Notwithstanding the foregoing, Liberty Interactive and Splitco will have the authority to jointly control all proceedings, including tax proceedings, involving any taxes or Tax-related losses arising from the Split-Off or related restructuring transactions. The tax sharing agreement will further provide for the exchange of information for tax matters (and confidentiality protections related to such exchanged information), the retention of records that may affect the tax liabilities of the parties to the agreement, and cooperation between Liberty Interactive and Splitco with respect to tax matters.

        To the extent permitted by applicable tax law, Splitco and Liberty Interactive will treat any payments made under the tax sharing agreement as a capital contribution or distribution (as applicable) immediately prior to the Split-Off. However, if any indemnity payment causes, directly or indirectly, an increase in the taxable income of the recipient (or its group), the payor's payment obligation must be grossed up to take into account the taxes owed by the recipient (or its group). Payments that are not made within the time period prescribed by the tax sharing agreement will bear interest until they are made.

        Finally, each of Liberty Interactive and Splitco will be restricted by certain covenants related to the Split-Off and related restructuring transactions. These restrictive covenants will require that neither Liberty Interactive, Splitco nor any member of their respective groups take, or fail to take, any action following the Split-Off if such action, or failure to act:

  •
  would be inconsistent with or prohibit certain restructuring transactions related to the Split-Off from qualifying for tax-free treatment for U.S. federal income tax purposes to Liberty Interactive and its subsidiaries;

  •
  would be inconsistent with or prohibit the Split-Off from qualifying as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code to Liberty Interactive, its subsidiaries and holders of Liberty Ventures common stock (except with respect to the receipt of cash in lieu of fractional shares); or

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with the tax opinion delivered to Liberty Interactive relating to the qualification of the Split-Off as a transaction described under Sections 355 and 368(a)(1)(D) of the Code.

Further, each party will be restricted from taking any position for tax purposes that is inconsistent with the tax opinion obtained in connection with the Split-Off.

        The parties must indemnify each other for taxes and losses allocated to them under the tax sharing agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the tax sharing agreement.

        Notwithstanding the tax sharing agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods prior to the Split-Off in which Splitco (or its subsidiaries) have been included in Liberty Interactive's consolidated group or another company's consolidated group, Splitco (or its subsidiaries) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, Splitco would generally be entitled to be indemnified by Liberty Interactive for tax liabilities allocated to Liberty Interactive under the tax sharing agreement.

        This summary is qualified by reference to the full text of the tax sharing agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

  Services Agreement

        Liberty Interactive is currently a party to a services agreement with Liberty Media under which Liberty Media provides Liberty Interactive with certain specified services. Similarly, in connection with the Split-Off, Splitco will enter into a services agreement with Liberty Media (the services agreement), pursuant to which, following the Split-Off, Liberty Media will provide Splitco with specified services, including:

  •
  insurance administration and risk management services;

  •
  other services typically performed by Liberty Media's legal, investor relations, tax, accounting and internal audit departments; and

  •
  such other services as Liberty Media may obtain from its officers, employees and consultants in the management of its own operations that Splitco may from time to time request or require.

In addition, Liberty Media will provide to Splitco certain technical and information technology services, including management information systems, computer, data storage, network and telecommunications services.

        Splitco will pay Liberty Media an agreed-upon services fee under the services agreement. Splitco will also reimburse Liberty Media for direct out-of-pocket costs incurred by Liberty Media for third party services provided to Splitco. Liberty Media and Splitco will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. The fees payable to Liberty Media for the first year of the services agreement are not expected to exceed approximately $[            ] million.

        The services agreement will continue in effect until the close of business on the [            ] anniversary of the Split-Off, unless earlier terminated (1) by Splitco at any time on at least 30 days' prior written notice, (2) by Liberty Media upon written notice to Splitco following a change in control or certain bankruptcy or insolvency-related events affecting Splitco or (3) by Splitco, upon written notice to Liberty Media, following certain changes in control of Liberty Media or Liberty Media being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the services agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

  Facilities Sharing Agreement

        In connection with the Split-Off, Splitco will enter into a facilities sharing agreement (the facilities sharing agreement) with Liberty Media and Liberty Property Holdings, Inc. (LPH), a wholly-owned subsidiary of Liberty Media, pursuant to which, following the Split-Off, Splitco will share office facilities with Liberty Interactive and Liberty Media located at 12300 Liberty Boulevard, Englewood, Colorado. Splitco will pay a sharing fee for use of the office based on a comparable fair market rental rate and an estimate of the usage of the office facilities by or on behalf of Splitco. The facilities sharing agreement will continue in effect until the close of business on the [            ] anniversary of the Split-Off, unless earlier terminated (1) by Splitco at any time on at least 30 days' prior written notice, (2) by LPH upon written notice to Splitco following a default by Splitco of any of its material obligations under the facilities sharing agreement, which default remains unremedied for 30 days after written notice of such default is provided, (3) by Splitco upon written notice to LPH, following certain changes in control of Liberty Media or Liberty Media being the subject of certain bankruptcy or insolvency-related events or (4) by LPH upon written notice to Splitco, following certain changes in control of Splitco or Splitco being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the facilities sharing agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

  Aircraft Time Sharing Agreements

        Prior to the completion of the Split-Off, Splitco (Lessee) will enter into [three] aircraft time sharing agreements with Liberty Media or one or more of its wholly-owned subsidiaries for each of [three] aircraft owned by Liberty Media or in which a wholly owned subsidiary of Liberty Media owns a fractional interest. Each aircraft time sharing agreement will provide that Liberty Media or its subsidiaries will lease the aircraft to Lessee and provide or arrange for a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis. Lessee will pay Liberty Media or its subsidiaries an amount equal to 200% of the actual expenses for fuel for each flight conducted under each aircraft time sharing agreement (which we estimate will be a de minimis amount for the first year under the aircraft time sharing agreements). The aircraft time sharing agreements will continue in effect until the close of business on the first anniversary of the Split-Off, and then will be automatically renewed on a month-to-month basis, unless terminated earlier by either party upon at least 30 days' prior written notice.

        This summary is qualified by reference to the full text of the aircraft time sharing agreements, forms of which will be filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.

DESCRIPTION OF SPLITCO CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS

        If the Split-Off is approved and completed, holders of Liberty Ventures common stock will become stockholders of Splitco as a result of the Split-Off. As a holder of Liberty Ventures common stock your rights are defined and governed by Liberty Interactive's restated charter, Liberty Interactive's by-laws and Delaware law. The rights of holders of Splitco common stock will be defined and governed by the Splitco restated charter, the Splitco bylaws and Delaware law. The following is a description of (i) the terms of the Liberty Ventures stockholder rights under the Liberty Interactive restated charter and (ii) the terms of the Splitco stockholder rights under the Splitco restated charter, including a comparison between the terms of the two charters. In addition, following the description, we have summarized certain other terms of the organizational documents of Splitco.

        The following discussion of the terms of the Liberty Interactive restated charter and the Splitco restated charter is qualified by reference to the full text of those charters. The Splitco restated charter is filed as an exhibit to this proxy statement/prospectus. The Liberty Interactive restated charter has been filed with the Securities and Exchange Commission. Please see "Additional Information—Where You Can Find More Information" for more information regarding Liberty Interactive's filings.

Liberty Ventures Common Stock	Splitco Common Stock
Authorized Capital Stock

Liberty Interactive is authorized to issue up to 815 million shares of Ventures Group common stock, of which 400 million shares are designated as LVNTA common stock, 15 million shares are designated as LVNTB common stock, and 400 million shares are designated as Series C Liberty Ventures common stock (LVNTK). See Article IV, Section A.1. of the Liberty Interactive restated charter.
Splitco is authorized to issue up to [ ] shares of common stock, which will be divided into three series, of which [ ] shares are designated as Series A common stock, [ ] shares are designated as Series B common stock, and [ ] shares are designated as Series C common stock. See Article IV of the Splitco restated charter.
Dividends and Securities Distributions

Liberty Interactive is permitted to pay dividends on Ventures Group common stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the "Ventures Group Available Dividend Amount" (defined generally as a fraction of the excess of the total assets less the total liabilities of the Ventures Group over the aggregate par value, or any greater amount determined to be capital in respect of, all outstanding shares of Ventures Group common stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the Ventures Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year). If dividends are paid on any series of Ventures Group common stock, an equal per share dividend will be concurrently paid on the other series of Ventures Group common stock. See Article IV, Section A.2.(c) of the Liberty Interactive restated charter.

Subject to any preferential rights of any outstanding series of Splitco's preferred stock created by its board from time to time, the holders of Splitco common stock will be entitled to such dividends as may be declared from time to time by its board from funds available therefor. Except as otherwise described under "—Distributions," whenever a dividend is paid to the holders of one of Splitco's series of common stock, Splitco will also pay to the holders of the other series of its common stock an equal per share dividend. See Article IV, Section B.3. of the Splitco restated charter.

Splitco is permitted to make distributions of:

•

shares of Series C common stock to holders of all series of Splitco common stock, on an equal per share basis;

Liberty Ventures Common Stock	Splitco Common Stock

Liberty Interactive is permitted to make (i) share distributions of (A) Series A or Series C shares of Ventures Group common stock to holders of all series of Ventures Group common stock, on an equal per share basis; and (B) LVNTA common stock to holders of LVNTA common stock and, on an equal per share basis, shares of LVNTB common stock to holders of LVNTB common stock and, on an equal per share basis, shares of LVNTK common stock to holders of LVNTK common stock; and (ii) share distributions of (A) Series A or Series C shares of QVC Group common stock to holders of all series of Ventures Group common stock, on an equal per share basis, subject to certain limitations; and (B) Series A QVC Group common stock to holders of LVNTA common stock and, on an equal per share basis, shares of Series B QVC Group common stock to holders of LVNTB common stock and, on an equal per share basis, shares of Series C QVC Group common stock to holders of LVNTK common stock, in each case, subject to certain limitations; and (iii) share distributions of any other class or series of Liberty Interactive's securities or the securities of any other person to holders of all series of Ventures Group common stock, on an equal per share basis, subject to certain limitations. See Article IV, Section A.2.(d) of the Liberty Interactive restated charter.

•

shares of Series A common stock to holders to Series A common stock, on an equal per share basis, shares of Series B common stock to holders of Series B common stock, on an equal per share basis, and shares of Series C common stock to holders of Series C common stock, on a per share basis; and

•

any class or series of securities of Splitco or any other person, other than solely Splitco Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of Splitco's Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of each such series of common stock; or (3) a separate class or series of securities to the holders of one or more series of Splitco common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Splitco common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with the holders of shares of Series B common stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of common stock receiving securities of the class or series having lesser relative voting rights, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights and any related differences in designation, conversion and share distributions, as applicable, and provided further that, if different classes or series of securities are being distributed to holders of Splitco Series A common stock and Series C common stock, then such securities shall be distributed either as determined by Splitco's board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of Series A common stock and Series C common stock correspond, to the extent practicable, to the relative voting rights of each such series of Splitco common stock. See Article IV, Section B.4. of the Splitco restated charter.

Liberty Ventures Common Stock	Splitco Common Stock
Conversion at Option of Holder

Each share of LVNTB common stock is convertible, at the option of the holder, into one share of LVNTA common stock. Series A and Series C shares of Ventures Group common stock are not convertible at the option of the holder. See Article IV, Section A.2.(b)(i)(A) of the Liberty Interactive restated charter.
The conversion rights (and limitations thereon) applicable to the Splitco common stock are substantially similar to those applicable to the Liberty Ventures common stock. See Article IV, Section B.2. of the Splitco restated charter.
Conversion at Option of Issuer

Liberty Interactive can convert each share of Series A, Series B and Series C Ventures Group common stock into a number of shares of the corresponding series of QVC Group common stock at a ratio based on the relative trading prices of the LVNTA common stock (or another series of Ventures Group common stock subject to certain limitations) and the Series A QVC Group common stock (or another series of QVC Group common stock subject to certain limitations) over a specified 20-trading day period. See Article IV, Section A.2.(b)(ii) of the Liberty Interactive restated charter.	None.
Optional Redemption for Stock of a Subsidiary

Liberty Interactive may redeem outstanding shares of Ventures Group common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Ventures Group (and may or may not hold assets and liabilities attributed to the QVC Group), provided that its board of directors seeks and receives the approval to such redemption of holders of Ventures Group common stock, voting together as a separate class.	None.

If Liberty Interactive were to effect a redemption as described above with stock of a subsidiary that also holds assets and liabilities of the QVC Group, shares of QVC Group common stock would also be redeemed in exchange for shares of that subsidiary, and the entire redemption would be subject to the voting rights of the holders of Ventures Group common stock described above as well as the separate class vote of the holders of QVC Group common stock. See Article IV, Section A.2.(f)(i) of the Liberty Interactive restated charter.

Liberty Ventures Common Stock	Splitco Common Stock
Mandatory Dividend, Redemption and Conversion Rights on Disposition of Assets

If Liberty Interactive disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Ventures Group, it is required to choose one of the following four alternatives, unless its board obtains the approval of the holders of Ventures Group common stock to not take such action or the disposition qualifies under a specified exemption (in which case Liberty Interactive will not be required to take any of the following actions):	None.
• pay a dividend to holders of Ventures Group common stock out of the available net proceeds of such disposition; or

•

if there are legally sufficient assets and the "Ventures Group Available Dividend Amount" would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Ventures Group, redeem all outstanding shares of Ventures Group common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Ventures Group, redeem a portion of the outstanding shares of Ventures Group common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

• convert each outstanding share of each series of Ventures Group common stock into a number of shares of the corresponding series of QVC Group common stock at a specified premium; or

•

combine a conversion of a portion of the outstanding shares of Ventures Group common stock into a number of shares of the corresponding series of QVC Group common stock with either the payment of a dividend on or a redemption of shares of Ventures Group common stock, subject to certain limitations.

See Article IV, Section A.2.(f)(ii) of the Liberty Interactive restated charter.

Liberty Ventures Common Stock	Splitco Common Stock
Voting Rights

Holders of LVNTA common stock are entitled to one vote for each share of such stock held and holders of LVNTB common stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of its stockholders. Holders of LVNTK common stock are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of Liberty Interactive's charter), except as otherwise required by Delaware law. When so required, holders of LVNTK common stock will be entitled to 1/100th of a vote for each share of such stock held. See Article IV, Section A.2.(a)(i) and (ii) of the Liberty Interactive charter.

Holders of Ventures Group common stock will vote as one class with holders of QVC Group common stock on all matters that are submitted to a vote of its stockholders unless a separate class vote is required by the terms of Liberty Interactive's charter or the DGCL. In connection with certain dispositions of Ventures Group assets, Liberty Interactive's board may determine to seek approval of the holders of Ventures Group common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under Liberty Interactive's charter. See Article IV, Section A.2.(a)(iii) of the Liberty Interactive restated charter.

Liberty Interactive may not redeem outstanding shares of Ventures Group common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Ventures Group unless its board of directors seeks and receives the approval to such redemption of holders of Ventures Group common stock, voting together as a separate class, and, if such subsidiary also holds assets and liabilities of the QVC Group, the approval of holders of QVC Group common stock to the corresponding QVC Group common stock redemption, with each affected group voting as a separate class. See Article IV, Section A.2.(a)(v) of the Liberty Interactive restated charter.

The holders of Splitco Series A common stock will be entitled to one vote for each share held, and the holders of Splitco Series B common stock will be entitled to ten votes for each share held on all matters (other than the election or removal of Common Stock Directors prior to the Series B Director Termination Time) on which they are entitled to vote. With respect to any vote of stockholders on the election or removal of Common Stock Directors occurring prior to the Series B Director Termination Time, holders of Splitco Series A common stock will be entitled to one vote for each share held, and holders of Splitco Series B common stock are entitled to two votes for each share held. The holders of Splitco Series C common stock will not be entitled to any voting powers, except as required by the DGCL. When the vote or consent of holders of Splitco Series C common stock is required by Delaware law, the holders of Splitco Series C common stock will be entitled to 1/100th of a vote for each share held. Splitco's charter does not provide for cumulative voting in the election of directors. See Article IV, Section B.2.(1) of the Splitco restated charter.

The Splitco charter imposes supermajority voting requirements in connection with certain charter amendments and other extraordinary transactions which have not been approved by the Applicable Percentage of the directors then in office. When these requirements apply, the threshold vote required is 70% of the aggregate voting power of Splitco's outstanding voting securities, voting together as a single class. See Article IX of the Splitco restated charter.

Liberty Ventures Common Stock	Splitco Common Stock

Liberty Interactive's charter imposes supermajority voting requirements in connection with certain charter amendments and other extraordinary transactions which have not been approved by 75% of the directors then in office. When these requirements apply, the threshold vote required is 66 2/3% of the aggregate voting power of Liberty Interactive's outstanding voting securities, voting together as a single class. See Article IX of the Liberty Interactive restated charter.
Inter-Group Interest

From time to time, Liberty Interactive's board may determine to create an inter-group interest in the QVC Group in favor of the Ventures Group, or vice versa, subject to the terms of Liberty Interactive's charter.	None.

If the QVC Group has an inter-group interest in the Ventures Group at such time as any extraordinary action is taken with respect to the Ventures Group common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Ventures Group's assets), Liberty Interactive's board will consider what actions are required, or permitted, to be taken under Liberty Interactive's charter with respect to the QVC Group's inter-group interest in the Ventures Group. For example, in some instances, Liberty Interactive's board may determine that a portion of the aggregate consideration that is available for distribution to holders of Ventures Group common stock must be allocated to the QVC Group to compensate the QVC Group on a pro rata basis for its interest in the Ventures Group.

Similarly, if the Ventures Group has an inter-group interest in the QVC Group at such time as any extraordinary action is taken with respect to the QVC Group common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the QVC Group's assets), Liberty Interactive's board will consider what actions are required, or permitted, to be taken under Liberty Interactive's charter with respect to the Ventures Group's inter-group interest in the QVC Group.

Liberty Ventures Common Stock	Splitco Common Stock
All such board determinations are made in accordance with Liberty Interactive's charter and Delaware law.
Neither of the Ventures Group or QVC Group currently has any inter-group interest in the other.
Liquidation

Upon Liberty Interactive's liquidation, dissolution or winding up, holders of Ventures Group common stock will be entitled to receive in respect of such stock their proportionate interest in Liberty Interactive's assets, if any, remaining for distribution to holders of common stock (regardless of the group to which such assets are then attributed) in proportion to their respective number of liquidation units per share. See Article IV, Section A.2.(g) of the Liberty Interactive restated charter.

As of the date of this proxy statement/prospectus, each share of Ventures Group common stock is entitled to receive 1.26409 liquidation units.

Upon Splitco's liquidation, dissolution or winding up, after payment or provision for payment of its debts and liabilities and subject to the prior payment in full of any preferential amounts to which Splitco's preferred stock holders may be entitled, the holders of Series A common stock, Series B common stock and Series C common stock will share equally, on a share for share basis, in Splitco's assets remaining for distribution to the holders of its common stock. See Article IV, Section B.6. of the Splitco restated charter.

Other Provisions of Splitco's Charter and Bylaws

        The Splitco restated charter and bylaws will also contain the following terms. All Liberty Ventures stockholders are urged to read carefully the relevant provisions of the DGCL and the restated charter and bylaws, forms of which are filed as an exhibit to Splitco's registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

  Preferred Stock

        Our charter authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of the series, including:

  •
  the designation of the series;

  •
  the number of authorized shares of the series, which number our board may subsequently increase or decrease, but not below the number of such shares of such series preferred stock then outstanding;

  •
  the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

  •
  the rights of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

  •
  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of our board;

  •
  the voting rights, if any, of the holders of the series (provided that no class or series of preferred stock outstanding prior to the Series B Director Termination Time will be entitled to vote in the election or removal of directors of our company or elect or appoint any directors);

  •
  the terms and conditions, if any, for us to purchase or redeem the shares of the series; and

  •
  any other relative rights, preferences and limitations of the series.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded.

        Although we have no intention at the present time of doing so, our company could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

  Dividend Policy

        We presently intend to retain future earnings, if any, to finance the expansion of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit our payment of dividends.

  Protective Covenants

        Our charter provides that, until the Series B Director Termination Time, we will not (i) issue any shares of Series B common stock, other than upon exercise of certain securities convertible therefor outstanding immediately following the completion of the Split-Off, without the approval of a majority of the Series B Directors then in office (in addition to any other required stockholder approval), (ii) change the number of directors constituting the entire board of directors, including the relative number of Series B Directors and Common Stock Directors or (iii) authorize any merger or consolidation of our company with or into any other corporation or other entity in which the surviving entity is not a corporation organized under the laws of the State of Delaware.

  Board of Directors

        Prior to the Series B Director Termination Time, our charter provides that the number of directors will be fixed at seven, with two directors being Series B Directors (the Series B Directors) and five directors being Common Stock Directors (the Common Stock Directors). Our charter provides that, following the Series B Director Termination Time, subject to any rights of the holders of any series of preferred stock to elect additional directors, the number of our directors will not be less than three and the exact number will be fixed from time to time by a resolution of our board. Prior to the Series B Director Termination Time, the Series B Directors will be elected exclusively by the holders of our

Series B common stock and, upon completion of the Split-Off, the initial Series B Directors will serve until the earlier of (i) the termination of the Diller Assignment (the date and time of such termination, the Series B Director Termination Time) and (ii) the second annual meeting of our stockholders following the completion of the Split-Off. At the Series B Director Termination Time, the persons then serving as Series B Directors will cease to be directors of Splitco and the total authorized number of directorships of Splitco shall automatically be reduced by the total number of authorized Series B Director directorships. Prior to the Series B Director Termination Time, the Common Stock Directors will be elected by the holders of our Series A common stock and holders of our Series B common stock (with holders of our Series B common stock having two votes per share instead of ten votes per share in such election), and will serve for one year terms expiring at each annual meeting of stockholders. At the Series B Director Termination Time, the Common Stock Directors then in office will constitute the entire board of directors and will be divided into three classes. Each class will consist, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members, other than any directors who may be elected by holders of any then-outstanding preferred stock. The board of directors of Splitco will be authorized to assign those directors already in office to such classes upon the Series B Director Termination Time. The term of office of our Class I directors expires at the first annual meeting of our stockholders following the Series B Director Termination Time. The term of office of our Class II directors expires at the second annual meeting of our stockholders following the Series B Director Termination Time. The term of office of our Class III directors expires at the third annual meeting of our stockholders following the Series B Director Termination Time. Following the Series B Director Termination Time, at each annual meeting of our stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until the expiration of the term of such class and their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

        Except as otherwise required by law, on all matters other than an Expedia Board Voting Determination or a Splitco Director Determination, each director will have one vote on each matter considered by our board of directors. Prior to the Series B Director Termination Time, in connection with an election of persons (other than persons to be designated as Splitco directors pursuant to the Assigned Governance Agreement) to serve on the board of directors of Expedia, Splitco will vote the shares of EXPE and shares of Expedia class B common stock beneficially owned by Splitco only in accordance with a resolution approved by a majority of the votes cast at a meeting of the board of directors at which at least one Series B Director is present or set forth in a unanimous written consent at a time when there is at least one Series B Director then in office (an Expedia Board Voting Determination). At a meeting at which an Expedia Board Voting Determination is considered, each Common Stock Director will be entitled to cast one vote with respect to the Expedia Board Voting Determination and each Series B Director present at the meeting will be entitled to cast a number of votes with respect to such determination equal to (i) the total number of then-authorized Common Stock Directors, plus one, divided by (ii) the number of Series B Directors present at such meeting, rounded up to the next whole number of votes. The Expedia Board Voting Determination (i) shall be made not less than twenty four business days prior to the date set by Expedia for any annual or special meeting of stockholders of Expedia at which directors are to be elected (provided, that, in the event the proxy statement for the applicable Expedia stockholder meeting has not been filed with the SEC on or prior to the thirtieth business day prior to the date set by Expedia for such meeting, the Expedia Board Voting Determination shall be made as promptly as practical following the filing of such proxy statement with the SEC, and in any event not later than the close of business, New York City time, on the third business day after such proxy statement is filed with the SEC, (ii) may not be made by or delegated to a committee of our board of directors and (iii) may only be modified, amended or changed by (A) a resolution approved either (x) unanimously by directors constituting the entire board of directors or (y) in the event the holders of Series B common stock have taken action by written consent to fill any vacancy in the Series B Director directorships, which action has become effective, by a majority of the votes entitled to be cast with respect to an Expedia Board Voting Determination or (B) in a unanimous written consent of our board at a time when there is at least one Series B Director in office. After the Expedia Board Voting Determination is adopted, in the event any candidate for election to the board of directors of Expedia for whom Splitco's shares of EXPE and shares of Expedia class B common stock are to be voted does not stand for election for any reason, then all such shares of Expedia common stock will be voted in favor of the replacement nominee proposed by the person who nominated the person for whom such shares were to be originally voted. In connection with decisions relating to the selection of persons to stand for election as Splitco directors pursuant to the Assigned Governance Agreement or the voting of Expedia Common Shares beneficially owned by Splitco with respect to the election of such Splitco directors to the board of directors of Expedia (each, a Splitco Director Determination), Splitco will designate the persons to stand for election as Splitco directors and will vote its Expedia Common Shares only in accordance with a resolution (i) approved by a majority of the votes cast by directors of Splitco at a meeting or (ii) set forth in a unanimous written consent. At a meeting at which a Splitco Director Determination is considered, (i) each Common Stock Director will be entitled to cast three votes with respect to the Splitco Director Determination and (ii) each Series B Director will be entitled to cast one vote with respect to such determination. Splitco Director Determinations relating to the voting of Splitco's Expedia Common Shares with respect to the election of Splitco directors shall be made at the same meeting (or set forth in a unanimous written consent on the same date) as the Expedia Board Voting Determination. In the event, after the Splitco Director Determination is adopted, any candidate for election to the board of directors of Expedia for whom Splitco's shares of EXPE and shares of Expedia class B common stock are to be voted does not stand for election for any reason, then all such Expedia Common Shares will be voted in favor of the replacement nominee proposed by the board of directors of Splitco.

        Our charter provides that, prior to the Series B Director Determination Time, any or all Series B Directors may be removed from office, with or without cause, only by the affirmative vote (or written consent) of holders of at least a majority of the total voting power of our outstanding Series B common stock and any and all Common Stock Directors may be removed from office, with or without cause, only by the affirmative vote of holders of at least a majority of the voting power of our Series A common stock and Series B common stock (with holders of our Series B common stock having two votes per share instead of ten votes per share on such matter). Following the Series B Director Termination Time, subject to the rights of the holders of any series of our preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of our outstanding capital stock entitled to vote on such matter voting together as a single class.

        Our charter provides that, prior to the Series B Director Termination Time, vacancies in the Common Stock Director directorships on our board of directors resulting from death, resignation, removal, disqualification or other cause will be filled only by the affirmative vote of a majority of the Common Stock Directors then in office (or, if only one remains in office, the sole remaining Common Stock Director). Prior to the Series B Director Termination Time, vacancies in the Series B Director directorships on our board of directors resulting from (i) removal will be filled only by the affirmative vote of the holders of at least a majority of the total voting power of our outstanding Series B common stock and (ii) death, resignation, disqualification or other cause (excluding removal) will be filled either by (x) the affirmative vote of holders of at least a majority of the total voting power of our outstanding Series B common stock or (y) a majority of the Series B Directors then in office (or, if only one remains in office, the sole remaining Series B Director).

        From the completion of the Split-Off until the Series B Director Termination Time, in connection with each annual or special meeting of stockholders of Splitco at which Common Stock Directors or

Series B Directors are to be elected, the Common Stock Director Committee will have the right to propose the persons for nomination for election as Common Stock Directors and the Series B Director Committee will have the right to propose the persons for nomination for election as Series B Directors to the nominating and corporate governance committee of Splitco.

        Our charter provides that, following the Series B Director Termination Time, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting our board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of that series of our preferred stock.

        Following the Series B Director Termination Time, these provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

  Limitation on Liability and Indemnification

        To the fullest extent permitted by Delaware law, our directors are not liable to our company or any of its stockholders for monetary damages for breaches of fiduciary duties as a director. In addition, our company indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of our company or, at our request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. We will pay the expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification. See "Item 20. Indemnification of Directors and Officers."

  Corporate Opportunity

        Our charter acknowledges that Splitco may have overlapping directors and officers with other entities that compete with our businesses and that Splitco may engage in material business transactions with such entities. Splitco has renounced its rights to certain business opportunities and our charter provides that no director or officer of Splitco will breach their fiduciary duty and therefore be liable to Splitco or its stockholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity (including Liberty Interactive or Liberty Media) instead of Splitco, or does not refer or communicate information regarding such corporate opportunity to Splitco, unless (x) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of Splitco or as a director or officer of any of Splitco's subsidiaries, and (y) such opportunity relates to a line of business in which Splitco or any of its subsidiaries is then directly engaged.

  No Stockholder Action by Written Consent; Special Meetings

        Our charter provides that, except as provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual or special meeting of the stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders, provided that prior to the Series B Director Termination Time, holders of Series B common stock may take action by written consent with respect to the election, appointment or removal of any or all Series B Directors or the filling of any vacancy in a Series B Director directorship. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our Secretary (i) upon the written request of the holders of not less than 70% of the total voting power of the then outstanding shares of our Series A common stock, Series B common stock and, if applicable, our preferred stock, entitled to vote thereon or (ii) at the request of, if prior to the Series B Director Termination Time, at least 80% of the members of the entire board of directors, or, if following the Series B Director Termination Time, at least 75% of the members of the entire board of directors (such percentage of the entire board of directors, the Applicable Percentage).

  Advance Notice Procedures

        Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

        All nominations by stockholders or other business to be properly brought before a meeting of stockholders will be made pursuant to timely notice in proper written form to our company's Secretary. To be timely, a stockholder's notice will be given to our company's Secretary at Splitco's offices as follows:

  (1)
  with respect to an annual meeting of our stockholders that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice must be given no earlier than the close of business on the 90th day and no later than the close of business on the 60th day prior to the meeting date;

  (2)
  with respect to an annual meeting of our stockholders that is called for a date not within 30 days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice must be given no later than the close of business on the 10th day following the day on which Splitco first provides notice of or publicly announces the date of the current annual meeting, whichever occurs first; and

  (3)
  with respect to an election to be held at a special meeting of our stockholders, such notice must be given no earlier than the close of business on the 90th day prior to such special meeting and no later than the close of business on the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the proposed nominees.

        The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our company's Secretary at our offices not later than the close of business on the 10th day following the day on which we first made the relevant public announcement. For purposes of the first annual meeting of stockholders to be held in 2017, the first anniversary date will be deemed to be the anniversary of the date of the completion of the Split-Off. For purposes of nominations by stockholders prior to the Series B Director Termination Time, (i) only holders of our Series B common stock will be entitled to nominate persons for election to our board of directors as Series B Directors and (ii) only holders of our Series A common stock and Series B common stock shall be entitled to nominate persons for election to our board of directors as Common Stock Directors.

  Amendments

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 70% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of our charter or to add or insert any provision in our charter, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of our stockholders or (2) which has been approved by at least the Applicable Percentage of the members of our board then in office. Our charter further provides that the affirmative vote of the holders of at least 70% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the board of directors may adopt, amend or repeal the bylaws by the affirmative vote of not less than the Applicable Percentage of the members of our board then in office, provided, further, that prior to the Series B Director Termination Time, certain provisions of the bylaws may not be amended without the approval of a majority of the Series B Directors then in office at such time as there is at least one Series B Director in office.

  Supermajority Voting Provisions

        In addition to the supermajority voting provisions discussed under "—Amendments" above, our charter provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 70% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required for:

  •
  the merger or consolidation of our company with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the DGCL (pursuant to which an acquiror owning shares representing the voting percentage required to approve a merger may forego having a stockholder meeting to approve such transaction as long as certain conditions are met) and notwithstanding the exception to a vote of the stockholders for such merger set forth therein), provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of our stockholders (other than Section 251(h) of the DGCL), or (2) that at least the Applicable Percentage of the members of our board of directors then in office have approved;

  •
  the sale, lease or exchange of all, or substantially all, of our assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least the Applicable Percentage of the members of our board of directors then in office have approved;

  •
  our dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least the Applicable Percentage of the members of our board of directors then in office have approved such dissolution; or

  •
  until the Series B Director Termination Time, the sale, assignment, transfer or conveyance of all or any portion of our shares of Expedia class B common stock, provided, that a business combination in which a third party acquires control of us prior to the Series B Director

    Termination Time will not be deemed a sale, assignment, transfer or conveyance of the shares of Expedia class B common stock, subject to certain exceptions or so long as certain conditions are satisfied.

Section 203 of the Delaware General Corporation Law

        Section 203 of the DGCL imposes restrictions on certain transactions between a Delaware corporation and an "interested stockholder" (as defined in Section 203 of the DGCL) of such corporation. An "interested stockholder" for this purpose generally is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of the Delaware corporation. Section 203 of the DGCL imposes restrictions on certain business combinations between an interested stockholder including certain related persons and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that such stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors, (2) the interested stockholder acquired at least 85% of the voting power of the corporation in the transaction in which the stockholder became an interested stockholder (subject to certain exclusions), or (3) at or subsequent to such time, the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of 66 2/3% of the outstanding voting power of the shares not owned by the interested stockholder. Splitco is subject to Section 203 of the DGCL.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. will be the transfer agent and registrar for our common stock:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02121

ADDITIONAL INFORMATION

Legal Matters

        Legal matters relating to the validity of the securities to be issued in the Split-Off will be passed upon by Baker Botts L.L.P. Legal matters relating to the U.S. federal income tax consequences of the Split-Off will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

Experts

        The combined financial statements of Liberty Expedia Holdings, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been included herein and in the Registration Statement on Form S-4 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and Ernst & Young LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of such firms as experts in accounting and auditing.

        The consolidated financial statements of Expedia, Inc. at December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Independent Registered Public Accounting Firm

        Liberty Interactive expects that the audit committee of its board of directors will select KPMG LLP as Liberty Interactive's independent registered public accounting firm for the year ended December 31, 2016.

Stockholder Proposals

  Liberty Interactive

        Liberty Interactive currently expects that its annual meeting of stockholders for the calendar year 2016 will be held during the third quarter of 2016. In order to be eligible for inclusion in Liberty Interactive's proxy materials for the 2016 annual meeting, any stockholder proposal must have been submitted in writing to Liberty Interactive's Corporate Secretary and received at Liberty Interactive's executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on June 6, 2016 unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2016 annual meeting, any stockholder proposal must have been received at Liberty Interactive's executive offices at the foregoing address on or before the close of business on June 6, 2016 or such later date as may be determined and announced in connection with the actual scheduling of the annual meeting.

        All stockholder proposals for inclusion in Liberty Interactive's proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder (regardless of whether it is included in Liberty Interactive's proxy materials), Liberty Interactive's charter and bylaws and Delaware law.

  Splitco

        Splitco's first annual meeting of stockholders is currently expected to be held during the [      ] quarter of 201[7]. In order to be eligible for inclusion in Splitco's proxy materials for its first annual meeting, any stockholder proposal must have been submitted in writing to Splitco's Corporate Secretary

and received at Splitco's executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on [      ], 201[7], unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at Splitco's first annual meeting, any stockholder proposal must have been received at Splitco's executive offices at the foregoing address on or before the close of business on [      ], 201[7], or such later date as Splitco may determine and announce in connection with the actual scheduling of the annual meeting.

        All stockholder proposals for inclusion in Splitco's proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in Splitco's proxy materials), the Splitco restated charter and bylaws and Delaware law.

Where You Can Find More Information

        We have filed a Registration Statement on Form S-4 with the SEC under the Securities Act with respect to the shares of Splitco's common stock being distributed in the Split-Off as contemplated by this proxy statement/prospectus. This proxy statement/prospectus is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to Splitco and its common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this proxy statement/prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document.

        Liberty Interactive is, and Splitco will become, subject to the information and reporting requirements of the Exchange Act. In accordance with the Exchange Act, Liberty Interactive files, and Splitco will file, periodic reports, proxy statements and other information with the SEC. You may read and copy any document that Liberty Interactive or Splitco files with the SEC, including the Registration Statement on Form S-4, including its exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Splitco's website will be [http://www.libertyexpediaholdings.com], and it intends to make its periodic reports and other information filed with or furnished to the SEC available, free of charge, through its website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information contained on any website referenced in this proxy statement/prospectus is not incorporated by reference in this proxy statement/prospectus and does not constitute a party of this proxy statement/prospectus.

        You may request a copy of any of Splitco's filings with the SEC at no cost, by writing or telephoning the office of:

  Investor Relations
  Liberty Expedia Holdings, Inc.
  12300 Liberty Blvd.
  Englewood, Colorado 80112
  Telephone: (720) 875-[            ]

        Splitco intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed by, an independent public accounting firm.

        For additional information regarding Liberty Interactive and its subsidiaries, you may read and copy Liberty Interactive's periodic reports, proxy statements and other information publicly filed by

Liberty Interactive at the SEC's Public Reference Room or on the SEC's website, and you may contact Liberty Interactive at the contact information set forth therein.

        The SEC allows Liberty Interactive to "incorporate by reference" information into this document, which means that Liberty Interactive can disclose important information about itself to you by referring you to other documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Documents incorporated by reference herein will be made available to you, at no cost, upon your oral or written request to Liberty Interactive's Investor Relations office. Any statement, including financial statements, contained in Liberty Interactive's Annual Report on Form 10-K for the year ended December 31, 2015 (as amended) shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this proxy statement/prospectus or in any other later incorporated document modifies or supersedes that statement. Liberty Interactive incorporates by reference the documents listed below and any future filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the date on which the special meeting is held:

            (i)  Liberty Interactive's Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016, as amended by Amendment No. 1 thereto filed on April 29, 2016;

           (ii)  Liberty Interactive's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 9, 2016; and

           (ii)  Liberty Interactive's Current Reports on Form 8-K, filed on March 28, 2016, May 23, 2016, May 31, 2016, June 28, 2016, June 28, 2016, July 6, 2016 and July 11, 2016.

        You may request a copy of any of Liberty Interactive's filings with the SEC at no cost, by writing or telephoning the office of:

  Investor Relations
  Liberty Interactive Corporation
  12300 Liberty Blvd.
  Englewood, Colorado 80112
  Telephone: (720) 875-5408

        Before the Split-Off, if you have questions relating to the Split-Off, you should contact the office of Investor Relations of Liberty Interactive at the address and telephone number listed above.

        Pursuant to a services agreement to be entered into between Splitco and Liberty Media, Liberty Media will provide Splitco with investor relations assistance for a period following the Split-Off. Accordingly, if you have questions relating to Splitco following the Split-Off, you should contact the office of Investor Relations of Liberty Media at the following address and telephone number:

  Investor Relations
  Liberty Media Corporation
  12300 Liberty Blvd.
  Englewood, Colorado 80112
  Telephone: (877) 772-1518

        You should rely only on the information contained in this proxy statement/prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this proxy statement/prospectus.

        This proxy statement/prospectus includes information concerning Expedia, which is a public company and files reports and other information with the SEC in accordance with the requirements of the Securities Act and the Exchange Act. Information included in this proxy statement/prospectus concerning Expedia has been derived from the reports and other information filed by it with the SEC. Those reports and such other information filed by Expedia with the SEC are not incorporated by reference in this proxy statement/prospectus. You may read and copy any reports and other information filed by these companies as set forth above.

LIBERTY EXPEDIA HOLDINGS, INC.

Condensed Combined Balance Sheets

(unaudited)

	March 31, 2016	December 31, 2015
	(unaudited)
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$561	2,243
Accounts receivable	1,015	701
Inventory, net	52,159	53,194
Prepaid expenses	3,960	4,661
Other current assets	2,146	3,047
Total current assets	59,841	63,846
Investment in Expedia, Inc. (note 3)	893,625	927,057
Property and equipment, at cost	56,039	55,640
Accumulated depreciation	(27,599)	(26,012)
	28,440	29,628
Intangible assets not subject to amortization:
Goodwill	57,462	57,462
Tradenames	19,902	19,902
	77,364	77,364
Intangible assets subject to amortization, net	24,011	24,142
Other assets, net	3,515	3,556
Total assets	$1,086,796	1,125,593
Liabilities and Equity
Current liabilities:
Accounts payable	$24,590	22,505
Accrued liabilities	8,418	6,805
Accrued stock compensation	2,520	5,545
Current portion of long-term debt and capital lease obligations (note 4)	4,731	4,755
Deferred revenue	5,307	4,090
Total current liabilities	45,566	43,700
Long-term debt and capital lease obligations, net (note 4)	28,606	36,449
Deferred income tax liabilities	290,655	304,483
Income taxes payable	69,649	68,842
Total liabilities	434,476	453,474
Equity
Parent's investment	633,336	639,002
Accumulated other comprehensive earnings (loss), net of taxes	(32,900)	(32,661)
Retained earnings (accumulated deficit)	51,884	65,778
Total equity	652,320	672,119
Commitments and contingencies (note 7)
Total liabilities and equity	$1,086,796	1,125,593

See accompanying notes to condensed combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Condensed Combined Statements of Operations

(unaudited)

	Three months ended March 31,
	2016	2015
	amounts in thousands, except per share amounts
Total revenue, net	$115,933	124,960
Cost of retail sales (exclusive of depreciation shown separately below)	88,491	97,577
Gross profit	27,442	27,383
Operating costs and expenses:
Operating expense	8,564	7,925
Selling, general and administrative, including stock-based compensation expense (note 5)	11,189	11,287
Depreciation and amortization	4,973	4,949
	24,726	24,161
Operating income (loss)	2,716	3,222
Other income (expense):
Interest expense	(304)	(295)
Related party interest expense (note 6)	—	(397)
Share of earnings (losses) of Expedia, Inc. (note 3)	(23,757)	3,684
Other, net	(3,673)	1,104
	(27,734)	4,096
Earnings (loss) before income taxes	(25,018)	7,318
Income tax (expense) benefit	11,124	(1,581)
Net earnings (loss)	(13,894)	5,737
Less net earnings (loss) attributable to the noncontrolling interests	—	130
Net earnings (loss) attributable to Liberty Expedia Holdings shareholders	$(13,894)	5,607
Unaudited Pro Forma basic net earnings (loss) attributable to Series A and Series B Liberty Expedia Holdings, Inc. shareholders per common share (note 2)	$(0.20)	0.08

See accompanying notes to condensed combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Condensed Combined Statements of Comprehensive Earnings (Loss)

(unaudited)

	Three months ended March 31,
	2016	2015
	amounts in thousands
Net earnings (loss)	$(13,894)	5,737
Other comprehensive earnings (loss), net of taxes:
Share of other comprehensive earnings (loss) of Expedia, Inc.	(239)	(11,385)
Other comprehensive earnings (loss)	(239)	(11,385)
Comprehensive earnings (loss)	(14,133)	(5,648)
Less comprehensive earnings (loss) attributable to the noncontrolling interest	—	130
Comprehensive earnings (loss) attributable to Liberty Expedia Holdings, Inc. shareholders	$(14,133)	(5,778)

See accompanying notes to condensed combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Condensed Combined Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2016	2015
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(13,894)	5,737
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,973	4,949
Stock-based compensation	(1,237)	414
Cash payments for stock-based compensation	(1,925)	(83)
Noncash interest expense	49	27
Share of (earnings) losses of Expedia, Inc.	23,757	(3,684)
Cash receipts from returns on Expedia, Inc.	5,666	4,201
Deferred income tax expense (benefit)	(11,937)	344
Other noncash charges (credits), net	3,676	(1,104)
Changes in operating assets and liabilities
Current and other assets	2,274	(2,425)
Payables and other liabilities	3,977	9,858
Net cash provided (used) by operating activities	15,379	18,234
Cash flows from investing activities:
Capital expended for property and equipment	(3,517)	(6,024)
Net cash provided (used) by investing activities	(3,517)	(6,024)
Cash flows from financing activities:
Borrowings of debt	108,463	139,983
Repayments of debt	(116,341)	(145,660)
Contribution from (distribution to) parent, net	(5,666)	(4,201)
Net cash provided (used) by financing activities	(13,544)	(9,878)
Net increase (decrease) in cash and cash equivalents	(1,682)	2,332
Cash and cash equivalents at beginning of period	2,243	1,631
Cash and cash equivalents at end of period	$561	3,963

        Supplemental disclosure to the condensed combined statements of cash flows:

	Three months ended March 31,
	2016	2015
	amounts in thousands
Cash paid for interest	$277	665
Cash paid for taxes	1,751	1,151

See accompanying notes to condensed combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Condensed Combined Statement of Equity

Three months ended March 31, 2016

(unaudited)

	Parent's investment	Accumulated other comprehensive earnings (loss)	Retained Earnings (Accumulated deficit)	Total equity
	amounts in thousands
Balance at January 1, 2016	$639,002	(32,661)	65,778	672,119
Net earnings (loss)	—	—	(13,894)	(13,894)
Other comprehensive earnings (loss)	—	(239)	—	(239)
Contributions from (distributions to) parent, net	(5,666)	—	—	(5,666)
Balance at March 31, 2016	$633,336	(32,900)	51,884	652,320

See accompanying notes to condensed combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements

March 31, 2016

(unaudited)

(1) Basis of Presentation

        During November 2015, the board of directors of Liberty Interactive Corporation ("Liberty Interactive") authorized management to pursue a plan to distribute to holders of its Liberty Ventures Group ("Liberty Ventures") common stock, of a newly formed entity, Liberty Expedia Holdings, Inc. ("Expedia Holdings" or the "Company" as discussed below) ("Expedia Holdings Split-Off" or "Expedia Split-Off"). Expedia Holdings will be comprised of, among other things, Liberty Interactive's ownership interest in Expedia, Inc. ("Expedia"), as well as Liberty Interactive's wholly-owned subsidiary Bodybuilding.com, LLC ("Bodybuilding"). Bodybuilding became a wholly owned subsidiary of Liberty Interactive in October 2015 when Liberty Interactive purchased the remaining ownership interest in Bodybuilding. The Expedia Split-Off is intended to be tax-free to stockholders of Liberty Ventures. In the Expedia Split-Off, record holders of Liberty Interactive's Series A and Series B Liberty Ventures common stock will receive [            ] of a share of the corresponding series of Expedia Holdings common stock in exchange for [            ] of each share of Liberty Ventures common stock held by them as of the record date for the Expedia Holdings Split-Off, with cash in lieu of fractional shares.

        These financial statements represent a combination of the historical financial information of Bodybuilding and Liberty Interactive's interest in Expedia. These financial statements refer to the combination of the aforementioned subsidiary and investment as "Expedia Holdings," "the Company," "us," "we" and "our" in the notes to the condensed combined financial statements. The Expedia Split-Off will be accounted for at historical cost due to the pro rata nature of the distribution to holders of Liberty Ventures common stock. All significant intercompany accounts and transactions have been eliminated in the condensed combined financial statements.

        Expedia Holdings does not control the decision making process or business management practices of its affiliate. Accordingly, the Company relies on management of its affiliate to provide it with accurate financial information prepared in accordance with U.S. generally accepted accounting principles ("GAAP") that the Company uses in the application of the equity method. In addition, Expedia Holdings relies on audit reports that are provided by the affiliate's independent auditors on the financial statements of such affiliate. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliate that would have a material effect on Expedia Holdings' condensed combined financial statements.

        The accompanying (a) condensed combined balance sheet as of December 31, 2015, which has been derived from audited financial statements, and (b) the interim unaudited condensed combined financial statements have been prepared in accordance with GAAP for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for such periods have been included. The results of operations for any interim period are not necessarily indicative of results for the full year. These condensed combined financial statements should be read in conjunction with the combined financial statements and notes thereto for the year ended December 31, 2015.

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(1) Basis of Presentation (Continued)

        In May 2014, the Financial Accounting Standards Board ("FASB") issued new accounting guidance on revenue from contracts with customers. The new guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In March 2016, the FASB issued additional guidance which clarifies principal versus agent considerations, and in April 2016, the FASB issued further guidance which clarifies the identification of performance obligations and the implementation guidance for licensing. The updated guidance will replace most existing revenue recognition guidance in GAAP when it becomes effective and permits the use of either a full retrospective or modified retrospective transition method. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, and early adoption is permitted only for fiscal years beginning after December 15, 2016. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

        In February 2015, the FASB issued new accounting guidance which amends the consolidation guidance in Accounting Standards Codification Topic 810, Consolidation. The new guidance requires an entity to reconsider and re-document the basis for previous consolidation conclusions. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. The Company adopted this guidance during the first quarter of 2016. The adoption of this guidance did not change the conclusions reached for any previous consolidation analyses.

        In July 2015, the FASB issued new accounting guidance that changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value. The new principle applies to entities that measure inventory using a method other than last-in, first-out or the retail inventory method. The new standard is effective for the Company for fiscal years and interim periods beginning after December 15, 2016. The Company is currently evaluating the effect that the updated standard will have on its combined financial statements, but does not believe that the standard will significantly impact its financial statements and related disclosures.

        In February 2016, the FASB issued new guidance which revises the accounting for leases. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. The new guidance also simplifies the accounting for sale and leaseback transactions. The new standard, to be applied via a modified retrospective transition approach, is effective for the Company for fiscal years and interim periods beginning after December 15, 2018, with early adoption permitted. The Company has not yet determined the effect of the standard on its ongoing financial reporting.

        In March 2016, the FASB issued new guidance which simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The new standard is effective for the Company for fiscal years and interim periods beginning after December 15, 2016, with early adoption permitted. An entity that elects early adoption must apply all of the amendments in

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(1) Basis of Presentation (Continued)

the same period. The Company has not yet determined the effect of the standard on its ongoing financial reporting.

Split-Off of Expedia Holdings from Liberty Interactive

        Following the Expedia Split-Off, Liberty Interactive and Expedia Holdings will operate as separate, publicly traded companies, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the Expedia Split-Off, Liberty Interactive and Expedia Holdings will enter into certain agreements in order to govern certain of the ongoing relationships between the two companies after the Expedia Split-Off and to provide for an orderly transition. These agreements include a reorganization agreement, a services agreement, a facilities sharing agreement and a tax sharing agreement.

        The reorganization agreement will provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Expedia Split-Off, certain conditions to the Expedia Split-Off and provisions governing the relationship between Expedia Holdings and Liberty Interactive with respect to and resulting from the Expedia Split-Off. The tax sharing agreement will provide for the allocation and indemnification of tax liabilities and benefits between Liberty Interactive and Expedia Holdings and other agreements related to tax matters. Pursuant to the services agreement, Liberty Media will provide Expedia Holdings with general and administrative services including legal, tax, accounting, treasury and investor relations support. Under the facilities sharing agreement, Expedia Holdings will share office space with Liberty Interactive and Liberty Media and related amenities at their corporate headquarters. Expedia Holdings will reimburse Liberty Media for direct, out-of-pocket expenses incurred by Liberty Interactive in providing these services and for costs that will be negotiated semi-annually.

(2) Pro Forma Earnings (Loss) per Share (EPS)

        Unaudited pro forma earnings (loss) per common share for all periods presented is computed by dividing net earnings (loss) for the respective period by 71,071,584 common shares, which is the aggregate number of shares of Series A and Series B common stock that would have been issued upon completion of the Expedia Split-Off as if it had happened on March 31, 2016.

(3) Investment in Expedia, Inc.

        Expedia is an online travel company, empowering business and leisure travelers with the tools and information they need to efficiently research, plan, book and experience travel. Expedia seeks to grow its business through a dynamic portfolio of travel brands, including its majority owned subsidiaries that feature the world's broadest supply portfolio—including approximately 271,000 hotels in 200 countries, 475 airlines, packages, rental cars, cruises, as well as destination services and activities.

        Effective August 9, 2005, IAC/InterActiveCorp ("IAC") completed the spin-off of substantially all of its travel and travel-related businesses by way of the distribution of all outstanding shares of Expedia to IAC stockholders. Subsequent to the spin-off of Expedia from IAC, Liberty Interactive owned approximately 20% of the outstanding Expedia common stock and 52% of the voting interest in

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(3) Investment in Expedia, Inc. (Continued)

Expedia. As of March 31, 2016, the Company owns an approximate 15.8% equity interest and 52.4% voting interest in Expedia. Historically, Liberty Interactive has been a party to a Stockholders Agreement with Mr. Barry Diller, Chairman of the Board and Senior Executive Officer of Expedia, pursuant to which Mr. Diller held an irrevocable proxy over all the shares of Expedia common stock and Expedia class B common stock owned by Liberty Interactive. Liberty Interactive is also subject to a Governance Agreement with Expedia which provides for the right to appoint approximately 20% of the members of Expedia's board of directors, which is currently comprised of 13 members (three of which were appointed by Liberty Interactive). Based the Stockholders Agreement and the Governance Agreement, the Company determined that it does not control Expedia but instead has significant influence and accounts for its investment in Expedia as an equity method affiliate. In connection with the Expedia Holdings Split-Off, and the completion of the proxy arrangements and reimbursement agreement (to reimburse Expedia for certain costs and expenses resulting from the Split-Off and the proxy arrangements, capped at $45 million), the Stockholders Agreement will be assigned to Expedia Holdings and amended to provide for the assignment of Mr. Diller's proxy over these shares to Expedia Holdings through the proxy arrangement termination date. As a result, Expedia Holdings expects to begin consolidating Expedia as of the completion of the Split-Off, as Expedia Holdings will then control a majority of the voting interest in Expedia, for accounting purposes. In conjunction with the application of acquisition accounting, we anticipate a full step up in basis of Expedia along with a gain related to the difference between our historical basis and the fair value of our interest in Expedia.

        The Governance Agreement with Expedia, which will be assigned to Expedia Holdings in connection with the Split-Off, provides rights related to certain director nominations, registration and other rights and imposes certain restrictions on the ownership of shares of Expedia class B common stock. The rights under the Governance Agreement, as assigned and amended, will be maintained even upon termination of the proxy arrangements and includes a preemptive right. The Company will have preemptive rights that entitle it to purchase a number of shares of Expedia common stock (excluding certain issuances related to options, warrants or convertible securities) so that the Company will maintain the identical ownership interest in Expedia (subject to certain adjustments) that it had immediately prior to such issuance or proposed issuance (but not in excess of 20.01%). Any purchase by Expedia Holdings will be allocated between Expedia common stock and Expedia class B common stock in the same proportion as the issuance or issuances giving rise to the preemptive right, except to the extent that Expedia Holdings opts to acquire shares of Expedia common stock in lieu of shares of Expedia class B common stock.

        As of March 31, 2016, the carrying value of Expedia Holdings' ownership in Expedia was approximately $894 million. The market value of Expedia Holdings' ownership in Expedia as of March 31, 2016 was approximately $2,545 million.

        Expedia Holdings recognized a loss on dilution of investment in Expedia, Inc. of $3.6 million and a gain on dilution of investment of $1.4 million during the three months ended March 31, 2016 and 2015, respectively. In addition, Expedia paid dividends aggregating approximately $6 million and $4 million which were recorded as reductions to the investment during the three months ended March 31, 2016 and 2015, respectively.

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(3) Investment in Expedia, Inc. (Continued)

        During the three months ended March 31, 2016 and 2015, the Company recorded other comprehensive losses of $239 thousand and $11.4 million, respectively, of its share of Expedia's other comprehensive earnings (losses), net of income taxes. Expedia records gains and losses related to foreign currency translation adjustments in other comprehensive income (loss). The pre-tax portion of the Company's share of Expedia's other comprehensive earnings (losses) was losses of $385 thousand and $18.4 million for the three months ended March 31, 2016 and 2015, respectively.

        Upon acquisition and due to subsequent repurchases of Expedia stock by Expedia, the Company allocated excess basis between our carrying value of Expedia and their carrying value. The Company determined the initial applicable useful life of amortizable intangibles to be approximately four years. As a result of Expedia's 2015 acquisitions of Orbitz Worldwide, Inc. ("Orbitz") and HomeAway, Inc. ("HomeAway"), the Company determined the applicable useful life of amortizable intangibles to be approximately six years in connection with excess costs added subsequent to December 31, 2015. Amortization related to intangible assets with identifiable useful lives is included in the Company's share of earnings (losses) of Expedia, Inc. line item in the accompanying condensed combined statements of operations and aggregated $3.0 million and $3.3 million, net of related taxes, for the three months ended March 31, 2016 and 2015, respectively. At March 31, 2016, the excess basis allocated to amortizable intangibles, net of accumulated amortization, was $40.9 million and non-amortizable excess basis was $123.0 million.

Expedia, Inc.

        Summarized financial information for Expedia is as follows:

Expedia, Inc. Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
	amounts in millions
Current assets	$3,796	2,979
Property and equipment, net	1,174	1,064
Goodwill	8,026	7,993
Intangible assets, net	2,739	2,794
Other assets	655	674

Total assets	$16,390	15,504

Current liabilities	$6,958	5,926
Deferred income taxes	526	474
Long-term debt	3,209	3,201
Other liabilities	1,000	973
Equity	4,697	4,930

Total liabilities and equity	$16,390	15,504

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(3) Investment in Expedia, Inc. (Continued)

Expedia, Inc. Consolidated Statements of Operations

	Three months ended March 31,
	2016	2015
	amounts in millions
Revenue	$1,904	1,373
Cost of revenue	(403)	(322)

Gross profit	1,501	1,051
Selling, general and administrative expenses	(1,513)	(1,077)
Amortization	(90)	(25)

Operating income (loss)	(102)	(51)

Interest expense	(44)	(28)
Other income (expense), net	(25)	111
Income tax (expense) benefit	49	1

Net income (loss)	(122)	33
Net (income) loss attributable to noncontrolling interests	—	11

Net income (loss) attributable to Expedia, Inc. shareholders	$(122)	44

(4) Long-Term Debt and Capital Lease Obligations

        Outstanding debt and capital leases at March 31, 2016 and December 31, 2015 are summarized as follows:

	March 31, 2016	December 31, 2015
	amounts in thousands
Bodybuilding Secured Notes	$15,736	17,738
Revolving line of credit due 2020	13,997	19,538
Deferred loan costs	(91)	(102)
Capital lease obligations	3,695	4,030

Total obligations	33,337	41,204
Less portion classified as current	(4,731)	(4,755)

Total long-term debt and capital lease obligations	$28,606	36,449

Bodybuilding Notes

        As of March 31, 2016, Bodybuilding has various outstanding secured notes. Principal and interest payments on the secured notes are payable monthly based on the date of issuance. The secured notes are comprised of both fixed and variable rate notes with an interest rate of 4.14% on the fixed rate note and an interest rate of LIBOR plus 250 basis points on the variable rate notes. The maturity dates

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(4) Long-Term Debt and Capital Lease Obligations (Continued)

on the secured notes range from 2019 to 2022. The land and building purchased by Bodybuilding in March 2012 for its corporate headquarters are secured as collateral under the terms of the master term loan agreement for a portion of the outstanding secured notes. As of March 31, 2016, the total outstanding balance of the secured notes is $15.7 million.

Revolving Line of Credit

        As of March 31, 2016 Bodybuilding had a revolving line of credit (the "Revolver") through J.P. Morgan Chase Bank ("JPM") which is secured by Bodybuilding's inventory and accounts receivable. The maximum amount allowed under the Revolver is $50 million and the outstanding balance accrues interest at LIBOR plus 150 basis points, with a rate option balance that accrues interest at the CB Floating Rate less 125 basis points. The Revolver matures on January 20, 2020. As of March 31, 2016, the outstanding balance on the Revolver is $14.0 million subject to an interest rate of 1.94%.

Fair Value of Debt

        The Company estimates the fair value of its secured notes and term loan based on the current rate offered to the Company for debt of the same remaining maturities (level 3). The Company believes that the carrying amount of its Revolver and secured notes approximated fair value at March 31, 2016 and December 31, 2015.

Covenant Compliance

        As of March 31, 2016, the Company was in compliance with its debt covenants which consist of both financial and nonfinancial covenants.

(5) Stock-Based Compensation

Liberty Incentive Plan

        Liberty Interactive has granted to certain directors, officers, employees and consultants of Liberty Interactive and certain of its subsidiaries stock options to purchase shares of Liberty Ventures common stock and restricted stock units and restricted stock awards of Liberty Ventures common stock pursuant to applicable incentive plans in place at Liberty. Each holder of an outstanding option to purchase shares of Liberty Ventures common stock on the record date (an "original Ventures option award") who is a member of the Liberty Interactive board of directors or an officer of Liberty Interactive holding the position of Vice President or above will receive an option to purchase shares of the corresponding series of Company common stock (a "new Company option award") and an adjustment to the exercise price and number of shares subject to the original Ventures option award (as so adjusted, an "adjusted Ventures option award"). The exercise prices of and number of shares subject to the new Company option award and the related adjusted Ventures option award will be determined based on the exercise price and number of shares subject to the original Ventures option award, the distribution ratios being used in the Expedia Holdings Split-Off, the pre-Expedia Holdings Split-Off trading price of Liberty Ventures common stock (determined using the volume weighted average price of the applicable series of Liberty Ventures common stock over the three consecutive trading days

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(5) Stock-Based Compensation (Continued)

immediately preceding the Expedia Holdings Split-Off) and the relative post-Expedia Holdings Split-Off trading prices of Liberty Ventures common stock and Company common stock (determined using the volume weighted average price of the applicable series of common stock over the three consecutive trading days beginning on the first trading day following the Expedia Holdings Split-Off on which both the Liberty Ventures common stock and the Company common stock trade in the "regular way" (meaning once the common stock trades using a standard settlement cycle)), such that the pre-Expedia Holdings Split-Off value of the original Ventures option award is allocated between the new Company option award and the adjusted Ventures option award.

        Except as described above, all other terms of an adjusted Ventures option award and a new Company option award (including, for example, the vesting terms thereof) will in all material respects, be the same as those of the corresponding original Ventures option award. The terms of the adjusted Ventures option award will be determined and the new Company option award will be granted as soon as practicable following the determination of the pre- and post-Expedia Holdings Split-Off trading prices of Liberty Ventures and Company common stock, as applicable. Substantially all of Liberty Interactive's outstanding and exercisable options relate to employees of Liberty Interactive who will receive new Company option awards in the Split-Off. The compensation expense relating to employees of Liberty will continue to be recorded at Liberty Interactive. Liberty Interactive had outstanding approximately 3.6 million Liberty Ventures Series A and 1.7 million Liberty Ventures Series B options at March 31, 2016 with a weighted average exercise price of $23.42 and $38.08 per share, respectively. Approximately 2.8 million and 116 thousand of those options, respectively, were exercisable at March 31, 2016 with a weighted average exercise price of $19.44 and $42.33 per share, respectively.

        Included in selling, general and administrative expenses in the accompanying condensed combined statements of operations was a benefit from stock-based compensation of $1.2 million and stock-based compensation expense of $414 thousand for the three months ended March 31, 2016 and 2015, respectively, which relates to Bodybuilding as discussed below. The benefit recognized during the three months ended March 31, 2016 was primarily due to a change in the per unit valuation of outstanding stock appreciation rights.

Bodybuilding Stock Appreciation Rights Plans

        There were approximately 420 thousand stock appreciation rights ("SARs") granted during the three months ended March 31, 2016 under the Bodybuilding 2011 Stock Appreciation Rights Plan. The weighted average grant date fair value of the SARs granted during the three months ended March 31, 2016 was $13.05 per share. As of March 31, 2016, the total unrecognized compensation cost related to 624 thousand unvested Bodybuilding SARs was approximately $7.9 million and will be recognized over a weighted average period of approximately 3.5 years.

(6) Related Party Transactions

        As of March 31, 2015, Bodybuilding had an outstanding note with its parent company, Liberty Interactive Corporation (the "Liberty Note"), in the amount of $14.9 million. The Liberty Note required Bodybuilding to make interest only payments at a 10% interest rate on a quarterly basis with

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(6) Related Party Transactions (Continued)

the final payment due January 31, 2020. Bodybuilding voluntarily made principal payments on the outstanding debt of $1.0 million during the three months ended March 31, 2015. As part of a contribution agreement entered into by Liberty Interactive and Bodybuilding on October 26, 2015, the balance of the note and accrued interest which aggregated $13.0 million was considered contributed equity. During the three months ended March 31, 2015, Bodybuilding recognized $397 thousand in interest expense related to the Liberty Note.

        During the three months ended March 31, 2016 and 2015, the Company recorded $16 thousand and $282 thousand, respectively, in product sales that were made to the Bodybuilding retail store located in Boise, Idaho, which is owned by a family member of Bodybuilding's former Chief Executive Officer. The relationship with this retail store was terminated during the first quarter of 2016.

        The Company paid $8 thousand during the three months ended March 31, 2015 to Liberty Interactive for legal and tax expenses that Liberty Interactive remitted on behalf of the Company. There were no payments made to Liberty Interactive during the three months ended March 31, 2016.

(7) Commitments and Contingencies

Leases

        The Company leases certain warehouse and office space, equipment, furniture and computer software under both capital and noncancelable operating leases that expire at various dates through 2020. The Company is responsible, under all leases, for related building maintenance and property taxes. Total rental expense was $572 thousand and $661 thousand for the three months ended March 31, 2016 and 2015, respectively.

Litigation

        The Company is subject to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed combined financial statements.

Certain Risks and Concentrations

        The Company is subject to certain risks and concentrations including dependence on relationships with its vendors. The Company's largest vendors, that accounted for greater than 10% of purchases, aggregated 36% and 42% of total purchases for the three months ended March 31, 2016 and 2015, respectively.

Off-Balance Sheet Arrangements

        Expedia Holdings did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company's financial condition, results of operations, liquidity, capital expenditures or capital resources.

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(8) Segment Information

        Expedia Holdings identifies its reportable segments as (A) those combined companies that represent 10% or more of its combined annual revenue, annual Adjusted OIBDA or total assets and (B) those equity method affiliates whose share of earnings or losses represent 10% or more of Expedia Holding's annual pre-tax earnings (losses).

        Expedia Holdings evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue and Adjusted OIBDA. In addition, Expedia Holdings reviews nonfinancial measures such as unique visitors, customer acquisition and conversion rates.

        Expedia Holdings defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). Expedia Holdings believes this measure is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income (loss), net earnings (loss), cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Expedia Holdings generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the three months ended March 31, 2016, Expedia Holdings has identified the following combined company and equity method investment as its reportable segments:

  •
  Bodybuilding—a wholly-owned Internet retailer of sports, fitness and nutritional supplements. Bodybuilding also hosts the largest online health-and-fitness publication, offering free fitness content, workout programs, video trainers, recipes, health advice and motivational stories. Bodybuilding's revenue primarily consists of sales of health and wellness products.

  •
  Expedia—an equity method investment of the Company that provides travel and services to leisure and corporate travelers in the United States and abroad as well as various media and advertising offerings to travel and non-travel advertisers. Expedia's revenue primarily consists of sales of travel services.

        Expedia Holdings' operating segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also combined companies are the same as those described in the Company's summary of significant accounting policies in the Company's annual financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(8) Segment Information (Continued)

Performance Measures

	Three months ended March 31,
	2016		2015
	Revenue from external customers	Adjusted OIBDA	Revenue from external customers	Adjusted OIBDA
Bodybuilding	$115,933	6,452	124,960	8,585
Expedia	1,903,961	167,468	1,373,397	84,577
Corporate and Other	—	—	—	—

	2,019,894	173,920	1,498,357	93,162
Eliminate Expedia, Inc.	(1,903,961)	(167,468)	(1,373,397)	(84,577)

Combined Expedia Holdings	$115,933	6,452	124,960	8,585

Other Information

	March 31, 2016
	Total Assets	Investment in Expedia	Capital Expenditures
	amounts in thousands
Bodybuilding	$144,856	—	3,517
Expedia	16,390,044	—	167,578
Corporate and other	941,940	893,625	—

	17,476,840	893,625	171,095
Eliminate Expedia, Inc.	(16,390,044)	—	(167,578)

Combined Expedia Holdings	$1,086,796	893,625	3,517

LIBERTY EXPEDIA HOLDINGS, INC.

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2016

(unaudited)

(8) Segment Information (Continued)

        The following table provides a reconciliation of segment Adjusted OIBDA to earnings (loss) before income taxes:

	Three months ended March 31,
	2016	2015
	amounts in thousands
Combined segment Adjusted OIBDA	$6,452	8,585
Stock-based compensation	1,237	(414)
Depreciation and amortization	(4,973)	(4,949)
Interest expense	(304)	(295)
Related party interest expense	—	(397)
Share of earnings (loss) of Expedia, Inc.	(23,757)	3,684
Gain (loss) on dilution of Expedia, Inc.	(3,624)	1,446
Other, net	(49)	(342)

Earnings (loss) before income taxes	$(25,018)	7,318

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Interactive Corporation:

        We have audited the accompanying combined balance sheets of Liberty Expedia Holdings, Inc. (the Company) as of December 31, 2015 and 2014, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in three-year period ended December 31, 2015. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of Expedia, Inc., (a 15.7% percent owned investee company as of December 31, 2015). The Company's investment in Expedia, Inc. at December 31, 2015, and 2014, included $763,868,000 and $327,442,000, respectively, and its share of earnings of Expedia, Inc. included $140,670,000, $71,765,000 and $39,496,000 for the years 2015, 2014 and 2013, respectively, that we did not audit. The financial statements of Expedia, Inc. were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the portion of the amounts included for Expedia, Inc. referred to above, is based solely on the report of the other auditors.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the reports of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of Liberty Expedia Holdings, Inc. as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Denver, Colorado March 24, 2016

LIBERTY EXPEDIA HOLDINGS, INC.

Combined Balance Sheets

December 31, 2015 and 2014

	2015	2014
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$2,243	1,631
Accounts receivable	701	1,101
Inventory, net	53,194	48,961
Prepaid expenses	4,661	3,870
Other current assets	3,047	4,787

Total current assets	63,846	60,350

Investment in Expedia, Inc. (note 3)	927,057	513,814
Property and equipment	55,640	51,948
Accumulated depreciation	(26,012)	(20,331)

	29,628	31,617

Intangible assets not subject to amortization (note 4):
Goodwill	57,462	57,462
Tradename	19,902	19,902

	77,364	77,364

Intangible assets subject to amortization, net (note 4)	24,142	22,298
Other assets, net	3,556	343

Total assets	$1,125,593	705,786

Liabilities and Equity
Current liabilities:
Accounts payable	$22,505	25,823
Accrued liabilities	6,805	8,309
Related party notes payable (note 9)	—	4,000
Accrued stock compensation	5,545	4,948
Current portion of long-term debt and capital lease obligations (note 5 and 10)	4,755	23,569
Deferred revenue	4,090	3,625

Total current liabilities	43,700	70,274

Related party notes payable (note 9)	—	11,902
Long-term debt and capital lease obligations, net (note 5 and 10)	36,449	12,419
Deferred income tax liabilities (note 6)	304,483	156,150
Income taxes payable (note 6)	68,842	65,743

Total liabilities	453,474	316,488

Equity
Parent's investment	639,002	618,473
Accumulated other comprehensive earnings (loss), net of taxes	(32,661)	(16,136)
Retained earnings (accumulated deficit)	65,778	(215,101)

Total parent's investment	672,119	387,236
Noncontrolling interests in equity of combined company	—	2,062

Total equity	672,119	389,298
Commitments and contingencies (note 10)

Total liabilities and equity	$1,125,593	705,786

See accompanying notes to combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Combined Statements of Operations

Years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
	amounts in thousands, except per share amounts
Total revenue, net	$464,415	454,733	420,990
Cost of retail sales (exclusive of depreciation shown separately below)	351,590	353,822	328,246

Gross profit	112,825	100,911	92,744

Operating costs and expenses:
Operating expense	31,912	29,268	26,584
Selling, general and administrative	47,817	40,820	35,665
Stock-based compensation expense (note 7)	1,882	1,679	1,722
Depreciation and amortization	20,938	19,307	19,368

	102,549	91,074	83,339

Operating income (loss)	10,276	9,837	9,405
Other income (expense):
Interest expense	(1,218)	(1,214)	(734)
Related party interest expense (note 9)	(1,240)	(1,867)	(2,258)
Share of earnings (losses) of Expedia, Inc. (note 3)	117,518	58,105	30,630
Gain (loss) on dilution of investment in Expedia, Inc. (note 3)	319,587	2,768	(921)
Other, net	(430)	(525)	12

	434,217	57,267	26,729

Earnings (loss) from continuing operations before income taxes	444,493	67,104	36,134
Income tax (expense) benefit (note 6)	(162,952)	(21,369)	(10,099)

Net earnings (loss)	281,541	45,735	26,035
Less net earnings (loss) attributable to the noncontrolling interests	626	537	538

Net earnings (loss) attributable to Liberty Expedia Holdings shareholders	$280,915	45,198	25,497

Unaudited Pro Forma basic net earnings (loss) attributable to Series A and Series B Liberty Expedia Holdings, Inc. shareholders per common share (note 2)	$3.96	0.64	0.36

See accompanying notes to combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Combined Statements of Comprehensive Earnings (Loss)

Years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
	amounts in thousands
Net earnings (loss)	$281,541	45,735	26,035

Other comprehensive earnings (loss), net of taxes:
Share of other comprehensive earnings (loss) of Expedia, Inc.	(16,525)	(17,808)	1,951

Other comprehensive earnings (loss)	(16,525)	(17,808)	1,951

Comprehensive earnings (loss)	265,016	27,927	27,986
Less comprehensive earnings (loss) attributable to the noncontrolling interest	626	537	538

Comprehensive earnings (loss) attributable to Liberty Expedia Holdings, Inc. shareholders	$264,390	27,390	27,448

See accompanying notes to combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Combined Statements of Cash Flows

Years ended December 31, 2015, 2014 and 2013

	2015	2014	2013
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$281,541	45,735	26,035
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,938	19,307	19,368
Stock-based compensation	1,882	1,679	1,722
Cash payments for stock-based compensation	(1,129)	(148)	(1,040)
Noncash interest expense	166	34	2
Share of (earnings) losses of Expedia, Inc.	(117,518)	(58,105)	(30,630)
Cash receipts from returns on Expedia, Inc.	19,782	15,279	12,923
(Gain) loss on dilution of investment in affiliate	(319,587)	(2,768)	921
Deferred income tax expense (benefit)	158,461	19,216	4,921
Other noncash charges (credits), net	(2,629)	525	(10)
Changes in operating assets and liabilities
Current and other assets	(3,314)	6,361	(26,254)
Payables and other liabilities	(895)	(8,891)	17,762

Net cash provided (used) by operating activities	37,698	38,224	25,720

Cash flows from investing activities:
Capital expended for property and equipment	(20,886)	(17,535)	(24,248)
Investment in Expedia, Inc.	(22,575)	(20,404)	(25,273)

Net cash provided (used) by investing activities	(43,461)	(37,939)	(49,521)

Cash flows from financing activities:
Borrowings of debt	494,192	455,328	231,836
Repayments of debt	(492,609)	(462,179)	(219,858)
Contribution from (distribution to) parent, net	38,096	5,125	12,350
Purchase of noncontrolling interest	(33,268)	—	—
Other financing activities, net	(36)	—	—

Net cash provided (used) by financing activities	6,375	(1,726)	24,328

Net increase (decrease) in cash and cash equivalents	612	(1,441)	527
Cash and cash equivalents at beginning of period	1,631	3,072	2,545

Cash and cash equivalents at end of period	$2,243	1,631	3,072

        Supplemental disclosure to the combined statements of cash flows:

	Years ended December 31,
	2015	2014	2013
	amounts in thousands
Cash paid for interest	2,321	3,047	3,152
Cash paid for taxes	1,389	2,776	2,649
Non cash transactions:
Property and equipment acquired with capital lease obligations	—	6	6,858

See accompanying notes to combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC.

Combined Statement of Equity

Years ended December 31, 2015, 2014 and 2013

	Parent's investment	Accumulated other comprehensive earnings (loss)	Retained Earnings (Losses)	Noncontrolling interest in equity of Combined Company	Total equity
	(amounts in thousands)
Balance at January 1, 2013	$601,046	(279)	(285,832)	1,023	315,958
Net earnings (loss)			25,497	538	26,035
Other comprehensive earnings (loss)		1,951			1,951
Contributions from (distributions to) parent, net	12,350				12,350
Other	(48)		36	(36)	(48)

Balance at December 31, 2013	$613,348	1,672	(260,299)	1,525	356,246
Net earnings	—	—	45,198	537	45,735
Other comprehensive earnings (loss)	—	(17,808)	—		(17,808)
Contributions from (distributions to) parent, net	5,125	—	—	—	5,125

Balance at December 31, 2014	$618,473	(16,136)	(215,101)	2,062	389,298
Net earnings	—	—	280,915	626	281,541
Other comprehensive earnings (loss)	—	(16,525)	—		(16,525)
Contributions from (distributions to) parent, net	51,109	—	—	—	51,109
Acquisition of noncontrolling interest	(30,580)	—	—	(2,688)	(33,268)
Other	—	—	(36)	—	(36)

Balance at December 31, 2015	$639,002	(32,661)	65,778	—	672,119

See accompanying notes to combined financial statements.

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements

December 31, 2015, 2014 and 2013

(1) Basis of Presentation

        During November 2015, the board of directors of Liberty Interactive Corporation ("Liberty Interactive") authorized management to pursue a plan to spin-off to holders of its Liberty Ventures Group ("Liberty Ventures") common stock, of a newly formed entity, Liberty Expedia Holdings, Inc. ("Expedia Holdings Split-Off" or "Expedia Split-Off"). Expedia Holdings will be comprised of, among other things, Liberty Interactive's ownership interest in Expedia, Inc. ("Expedia"), as well as Liberty Interactive's subsidiary Bodybuilding.com., LLC ("Bodybuilding").

        The Expedia Split-Off is intended to be tax-free to stockholders of Liberty Ventures and the completion of the Expedia Split-Off will be subject to various conditions, including the receipt of an opinion of tax counsel.

        The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and represent a combination of the historical financial information of Bodybuilding and Liberty Interactive's interest in Expedia. These financial statements refer to the combination of the aforementioned subsidiary and investment as "Expedia Holdings," "the Company," "us," "we" and "our" in the notes to the combined financial statements. The Expedia Split-Off will be accounted for at historical cost due to the pro rata nature of the distribution to holders of Liberty Ventures common stock. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

        Expedia Holdings does not control the decision making process or business management practices of this affiliate. Accordingly, the Company relies on management of this affiliate to provide it with accurate financial information prepared in accordance with GAAP that the Company uses in the application of the equity method. In addition, Expedia Holdings relies on audit reports that are provided by the affiliate's independent auditors on the financial statements of such affiliate. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliate that would have a material effect on Expedia Holding's combined financial statements.

Description of Business

        Bodybuilding is an Internet retailer of sports, fitness, dietary supplements and other health and wellness products. It is also a large publisher of online health and fitness content, offering complimentary fitness content, workout programs, video trainers, articles, recipes, health advice and motivational stories. The online model also includes a combination of detailed product information and real-time user reviews to help its visitors achieve their health and fitness goals. Bodybuilding's customers include gym-goers, recreational athletes, bodybuilders and any individual seeking to improve their level of health and fitness. Bodybuilding strives to provide everything necessary to get fit, as well as a platform for users to share their inspirational story once they get there.

        Expedia provides travel products and services to leisure and corporate travelers in the United States and abroad as well as various media and advertising offerings to travel and non-travel advertisers. Expedia is accounted for using the equity method and more fully described in note 3.

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(1) Basis of Presentation (Continued)

Split-Off of Expedia Holdings from Liberty Interactive Corporation

        Following the Expedia Split-Off, Liberty Interactive and Expedia Holdings will operate as separate, publicly traded companies, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the Expedia Split-Off, Liberty Interactive and Expedia Holdings will enter into certain agreements in order to govern certain of the ongoing relationships between the two companies after the Expedia Split-Off and to provide for an orderly transition. These agreements include a reorganization agreement, a services agreement, a facilities sharing agreement and a tax sharing agreement.

        The reorganization agreement will provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Expedia Split-Off, certain conditions to the Expedia Split-Off and provisions governing the relationship between Expedia Holdings and Liberty Interactive with respect to and resulting from the Expedia Split-Off. The tax sharing agreement will provide for the allocation and indemnification of tax liabilities and benefits between Liberty Interactive and Expedia Holdings and other agreements related to tax matters. Pursuant to the services agreement, Liberty will provide Expedia Holdings with general and administrative services including legal, tax, accounting, treasury and investor relations support. Under the facilities sharing agreement, Expedia Holdings will share office space with Liberty and related amenities at Liberty's corporate headquarters. Expedia Holdings will reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for costs that will be negotiated semi-annually.

(2) Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash equivalents consist of highly liquid investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition. The Company maintains its cash and cash equivalents in various bank deposit accounts which, at times, may exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable and Allowance for Doubtful Accounts

        Receivables consist of amounts in transit from banks for customer credit card, debit card and electronic funds transfer transactions that are generally processed by the banks, and collected by the Company, within one to three days of authorization. Receivables also include advertising revenue that is due from vendors within 30 days. Based on the nature of these transactions, no allowance for doubtful accounts has been recorded as of December 31, 2015 and 2014.

Inventory

        Inventory, consisting entirely of finished goods, is stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

        In July 2015, the Financial Accounting Standards Board ("FASB") issued new accounting guidance that changes the measurement principle for inventory from the lower of cost or market to lower of cost

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(2) Summary of Significant Accounting Policies (Continued)

and net realizable value. The new principle applies to entities that measure inventory using a method other than last-in, first-out or the retail inventory method. The new standard is effective for the Company for fiscal years and interim periods beginning after December 15, 2016. The Company is currently evaluating the effect that the updated standard will have on its combined financial statements, but does not believe that the standard will significantly impact its combined financial statements and related disclosures.

Fair Value of Financial Instruments

        For assets and liabilities required to be reported at fair value, GAAP provides a hierarchy that prioritizes inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs, other than quoted market prices included within Level 1, are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

Investments

        For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received. Losses are limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or loss of affiliates also includes any other than temporary declines in fair value recognized during the period. Changes in the Company's proportionate share of the underlying equity of an equity method investee, which result from the issuance of additional equity securities by such equity investee, are recognized in the statement of operations through the gain (loss) on dilution of investment in affiliate line item. To the extent there is a difference between our ownership percentage in the underlying equity of an equity method investee and our carrying value, such difference is accounted for as if the equity method investee were a consolidated subsidiary.

        The Company continually reviews its equity investments to determine whether a decline in fair value below the carrying value is other than temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company's carrying value; the severity of the decline; and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be other than temporary, the carrying value of the investment is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment. The Company's assessment of the foregoing factors involves considerable management judgment and accordingly, actual results may differ materially from the Company's

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(2) Summary of Significant Accounting Policies (Continued)

estimates and judgments. Write-downs for equity method investments would be included in share of earnings (losses) of affiliates.

        Other investments in which the Company's ownership interest is less than 20%, unless the Company has the ability to exercise significant influence, are carried at cost. The cost balances will be evaluated using a qualitative assessment at each reporting period for impairment. Write-downs for cost investments would be included in the combined statements of operations as other than temporary declines in fair value. Bodybuilding had investments carried at cost in the amount of $2.6 million, which are included in other assets, net on the combined balance sheets as of December 31, 2015.

Property and Equipment

        Property and equipment consisted of the following:

	December 31, 2015			December 31, 2014
	Total	Owned	Under Capital Lease	Total	Owned	Under Capital Lease
	amounts in thousands
Land	$2,893	2,893	—	2,892	2,892	—
Building	14,438	14,317	121	14,437	14,316	121
Machinery and equipment	14,414	8,434	5,980	12,371	6,391	5,980
Computer software and equipment	23,877	23,119	758	21,934	21,176	758
Construction in progress	18	18	—	314	314	—

	55,640	48,781	6,859	51,948	45,089	6,859
Accumulated depreciation	(26,012)	(23,614)	(2,398)	(20,331)	(18,993)	(1,338)

	$29,628	25,167	4,461	31,617	26,096	5,521

        Property and equipment that is owned is recorded at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is computed using the straight-line method using estimated useful lives of 3 to 5 years for computer software and equipment, 7 years for machinery and equipment and 39 years for buildings. Depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $6.9 million, $7.0 million and $7.0 million, respectively. Included in depreciation expense for the years ended December 31, 2015, 2014 and 2013 was depreciation expense related to assets under capital lease obligations which aggregated $1.1 million, $1.1 million and $277 thousand, respectively. Repairs and maintenance costs are charged to expense when incurred.

Goodwill and Other Intangible Assets

        Goodwill and other intangible assets with indefinite useful lives (collectively, "indefinite lived intangible assets") are not amortized, but instead are tested for impairment at least annually. Our annual impairment assessment of our indefinite-lived intangible assets is performed during the fourth quarter of each year.

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(2) Summary of Significant Accounting Policies (Continued)

        The Company utilizes a qualitative assessment for determining whether step one of the goodwill impairment analysis is necessary. The accounting guidance permits entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. In evaluating goodwill on a qualitative basis the Company reviews the business performance and evaluates other relevant factors as identified in the relevant accounting guidance to determine whether it was more likely than not that an indicated impairment exists. The Company considers whether there are any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environments and how these factors might impact company specific performance in future periods.

        If a step one test is considered necessary based on the qualitative factors, the Company compares the estimated fair value of each reporting unit to its carrying value. Developing estimates of fair value requires significant judgments, including making assumptions about appropriate discount rates, perpetual growth rates, relevant comparable market multiples, public trading prices and the amount and timing of expected future cash flows. The cash flows employed in Expedia Holding's valuation analyses are based on management's best estimates considering current marketplace factors and risks as well as assumptions of growth rates in future years. There is no assurance that actual results in the future will approximate these forecasts. For those reporting units whose carrying value exceeds the fair value, a second test is required to measure the impairment loss (the "Step 2 Test"). In the Step 2 Test, the fair value (Level 3) of the reporting unit is allocated to all of the assets and liabilities of the reporting unit with any residual value being allocated to goodwill. Any excess of the carrying value of the goodwill over this allocated amount is recorded as an impairment charge.

        The accounting guidance also permits entities to first perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If the qualitative assessment supports that it is more likely than not that the carrying value of the Company's indefinite-lived intangible assets, other than goodwill, exceeds its fair value, then a quantitative assessment is performed. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. There were no impairment charges related to indefinite-lived intangible assets during the years ended December 31, 2015, 2014 or 2013.

Websites and Internal Use Software Development Costs

        Certain costs incurred during the application development stage related to the development of internal use software are capitalized and included in intangibles. Capitalization occurs when the preliminary project design state is completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as payroll and payroll-related costs for employees and contractors who are directly associated with, and who devote time to, the development effort. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use.

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(2) Summary of Significant Accounting Policies (Continued)

Impairment of Long-lived Assets

        Intangible assets with definite lives and other long-lived assets are carried at cost and are amortized on a straight-line basis over their estimated useful lives. The Company periodically reviews the carrying amounts of its property and equipment and its intangible assets (other than goodwill and indefinite-lived intangibles) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset group is greater than the expected undiscounted cash flows to be generated by such asset group, including its ultimate disposition, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such asset groups exceeds their fair value. The Company generally measures fair value by considering sale prices for similar asset groups or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of asset groups. Accordingly, actual results could vary significantly from such estimates. Asset groups to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell. There was no indication of impairment of long-lived assets during the years ended December 31, 2015, 2014 or 2013.

Noncontrolling Interest

        Noncontrolling interest relates to the equity ownership interest in Bodybuilding that the Company did not wholly own until October 2015. The Company reports noncontrolling interest of the combined company within equity in the balance sheet and the amount of combined net income attributable to the parent and to the noncontrolling interest is presented in the statements of operations. Also, changes in ownership interest in the combined company in which the Company maintains a controlling interest are recorded in equity.

Revenue Recognition

        Revenue from product sales is recognized when all the following criteria are met: a customer executes an order, the sales price and shipping charge has been determined, credit card authorization has occurred and collection is reasonably assured and it is probable that the product has been received by the customer, based on estimated delivery times. Shipping charges billed to customers are classified as revenue. The sales price of orders that have been shipped, but for which the Company estimates that the order has not yet been received by the customer, is recorded as deferred revenue and included in other current liabilities.

        An allowance for returned merchandise is provided as a percentage of sales based on historical experience. The total reduction in sales due to returns for the years ended December 31, 2015, 2014 and 2013 aggregated $5.1 million, $6.4 million and $10.7 million, respectively. Sales tax collected from customers on retail sales is recorded on a net basis and is not included in revenue.

        In May 2014, the FASB issued new accounting guidance on revenue from contracts with customers. The new guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated guidance will replace most existing revenue recognition guidance in GAAP when it becomes effective and permits the use of either a retrospective or cumulative effect transition method. This guidance is effective for fiscal years,

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(2) Summary of Significant Accounting Policies (Continued)

and interim periods within those fiscal years, beginning after December 15, 2017. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

Cost of Sales

        Cost of sales primarily includes actual product cost, product promotions and volume purchase discounts received from suppliers, shipping and handling costs and warehouse costs.

Vendor Rebates

        The Company enters into arrangements with certain vendors through which the Company receives rebates for volume purchases or sales made during the year. As the right of offset exists under these arrangements, most rebates receivable under these arrangements are recorded as a reduction in the vendors' accounts payable balances on the combined balance sheets and represent the estimated amounts due to the Company under the rebate provisions of such contracts. The corresponding rebate income is recorded as a reduction of cost of goods sold based on sales of the associated inventory.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense aggregated $9.4 million, $8.3 million and $7.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. Advertising costs are reflected in selling, general and administrative expense in our combined statements of operations.

Stock-Based Compensation

        As more fully described in note 7, the Company has granted to certain management and key employees stock appreciation rights ("SARs") that will be settled in cash. The Company measures the cost of employee services received in exchange for SARs based on the fair value of the SARs, which is measured at each reporting date.

        Stock-based compensation expense was $1.9 million, $1.7 million and $1.7 million for the years ended December 31, 2015, 2014 and 2013, respectively, included in selling, general and administrative expense in the accompanying combined statements of operations.

Income Taxes

        The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it is more likely than not such net deferred tax assets will not be realized. The effect on deferred tax assets

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(2) Summary of Significant Accounting Policies (Continued)

and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date.

        When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in interest expense in the accompanying combined statements of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in other income (expense) in the accompanying combined statements of operations.

        We recognize in our combined financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position.

        In November 2015, the FASB issued new accounting guidance to simplify the presentation of deferred income taxes. The new guidance requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet and permits the use of either a retrospective or prospective transition method. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early application permitted. The Company has early adopted this guidance using the retrospective transition method. This new guidance affected presentation, but did not affect the Company's combined financial position, results of operations or cash flows.

Certain Risks and Concentrations

        The Company is subject to certain risks and concentrations including dependence on relationships with its vendors. The Company's largest vendors, that accounted for greater than 10% of purchases, aggregated 30%, 21% and 33% of total purchases for the years ended December 31, 2015, 2014 and 2013, respectively.

Contingent Liabilities

        Periodically, we review the status of all significant outstanding matters to assess any potential financial exposure. When (i) it is probable that a liability has been incurred and (ii) the amount of the loss can be reasonably estimated, we record the estimated loss in our combined statements of operations. We provide disclosure in the notes to the combined financial statements for loss contingencies that do not meet both these conditions if there is a reasonable possibility that a loss may have been incurred that would be material to the financial statements. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. We base accruals made on the best information available at the time which can be highly subjective. The final outcome of these matters could vary significantly from the amounts included in the accompanying combined financial statements.

Comprehensive Earnings (Loss)

        Comprehensive earnings (loss) consists of net income (loss) and the Company's share of the comprehensive earnings (loss) of our equity method affiliate.

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(2) Summary of Significant Accounting Policies (Continued)

Pro Forma Earnings per Share (EPS)

        Unaudited pro forma earnings (loss) per common share for all periods presented is computed by dividing net earnings (loss) for the respective period by 71,026,789 common shares, which is the aggregate number of shares of Series A and Series B common stock that would have been issued if the Expedia Split-Off had occurred on December 31, 2015, assuming a 0.5 distribution ratio on Series A and Series B for every share of Series A or B Liberty Ventures common stock outstanding.

Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company considers (i) application of the equity method of accounting for Expedia, Inc., (ii) recoverability of software development costs and other intangible assets, (iii) estimates of retail-related adjustments and allowances to be its most significant estimates and (iv) accounting for income taxes.

(3) Investment in Expedia, Inc.

        Expedia is an online travel company, empowering business and leisure travelers with the tools and information they need to efficiently research, plan, book and experience travel. Expedia seeks to grow its business through a dynamic portfolio of travel brands, including its majority owned subsidiaries that feature the a broad supply portfolio—including approximately 271,000 hotels in 200 countries, 400 airlines, packages, rental cars, cruises, as well as destination services and activities.

        Effective August 9, 2005, IAC/InterActiveCorp ("IAC") completed the spin-off of substantially all of its travel and travel-related businesses by way of the distribution of all outstanding shares of Expedia to IAC stockholders. Subsequent to the spin-off of Expedia from IAC, Liberty Interactive owned approximately 20% of the outstanding Expedia common stock and 52% of the voting interest in Expedia. As of December 31, 2015, the Company owns an approximate 15.7% equity interest and 52.2% voting interest in Expedia. Historically, Liberty Interactive has been a party to a Stockholders Agreement with Mr. Barry Diller, Chairman of the Board and Senior Executive Officer of Expedia, pursuant to which Mr. Diller held an irrevocable proxy over all the shares of Expedia common stock and Expedia class B common stock owned by Liberty Interactive. Liberty Interactive is also subject to a Governance Agreement with Expedia which provides for the right to appoint approximately 20% of the members of Expedia's board of directors, which is currently comprised of 13 members (three of which were appointed by Liberty Interactive). Based on the Stockholders Agreement and the Governance Agreement, the Company determined that it does not control Expedia but instead has significant influence and accounts for its investment in Expedia as an equity method affiliate. In connection with the Expedia Holdings Split-Off, and the completion of the proxy arrangements, the Stockholders Agreement will be assigned to Expedia Holdings and amended to provide for the assignment of Mr. Diller's proxy over these shares to Expedia Holdings through the proxy arrangement termination date. As a result, Expedia Holdings expects to begin consolidating Expedia as of the completion of the Split-Off, as Expedia Holdings will then control a majority of the voting interest in Expedia, for accounting purposes. In conjunction with the application of acquisition accounting we anticipate a full

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(3) Investment in Expedia, Inc. (Continued)

step up in basis of Expedia along with a gain related to the difference between our historical basis and the fair value of our interest in Expedia.

        The Governance Agreement with Expedia, which will be assigned to Expedia Holdings in connection with the Split-Off, provides rights related to certain director nominations, registration and other rights and imposes certain restrictions on the ownership of shares of Expedia class B common stock. The rights under the Governance Agreement, as assigned and amended, will be maintained even upon termination of the proxy arrangements and includes a preemptive right. The Company will have preemptive rights that entitle it to purchase a number of shares of Expedia common stock (excluding certain issuances related to options, warrants or convertible securities) so that the Company will maintain the identical ownership interest in Expedia (subject to certain adjustments) that it had immediately prior to such issuance or proposed issuance (but not in excess of 20.01%). Any purchase by Expedia Holdings will be allocated between Expedia common stock and Expedia class B common stock in the same proportion as the issuance or issuances giving rise to the preemptive right, except to the extent that Expedia Holdings opts to acquire shares of Expedia common stock in lieu of shares of Expedia class B common stock.

        During March 2012, Liberty Interactive entered into a forward sales contract on 12 million shares of Expedia common stock at a per share forward price of $34.316. The forward contract was settled in October 2012 for cash proceeds of $412 million and the 12 million shares of Expedia common stock, previously held as collateral, were released to the counterparty.

        During April 2015, October 2014 and March 2013, Liberty Interactive exercised its pre-emptive rights under the Governance Agreement and purchased, directly from Expedia, an additional 265 thousand, 265 thousand and 468 thousand, respectively, for $22.6 million, $20.4 million and $25.3 million, respectively.

        During the year ended December 31, 2008, Liberty Interactive recorded a $119.0 million other-than-temporary impairment charge related to the investment in Expedia.

        As of December 31, 2015, the carrying value of Expedia Holdings' ownership in Expedia was approximately $927 million. The market value of Expedia Holdings' ownership in Expedia as of December 31, 2015 was approximately $2,934 million.

        Expedia Holdings recognized a gain on dilution of investment in affiliate of $319.6 million and $2.8 million during the years ended December 31, 2015 and 2014, respectively, and a loss of $921 thousand during the year ended December 31, 2013. The significant gain in 2015 is due to an acquisition by Expedia that was partially executed through the issuance of Expedia common stock. This diluted Expedia Holdings' ownership percentage at a price greater than our cost basis. In addition, Expedia paid dividends aggregating approximately $20 million, $15 million and $13 million which were recorded as reductions to the investment during the years ended December 31, 2015, 2014 and 2013, respectively.

        During the years ended December 31, 2015, 2014 and 2013, the Company recorded other comprehensive losses of $16.5 million and $17.8 million and earnings of $2.0 million, respectively, of its share of Expedia's other comprehensive earnings (losses), net of income taxes. Expedia records gains and losses related to foreign currency translation adjustments in other comprehensive income. The

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(3) Investment in Expedia, Inc. (Continued)

pre-tax portion of the Company's share of Expedia's other comprehensive earnings (losses) was losses of $26.7 million and $28.7 million and earnings of $3.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

        Upon acquisition and due to subsequent repurchases of Expedia stock (at that level), the Company allocated excess basis between our carrying value of Expedia and their carrying value. The Company determined the applicable useful life of amortizable intangibles to be approximately four years. Amortization related to intangible assets with identifiable useful lives is included in the Company's share of earnings (losses) from affiliates line item in the accompanying combined statements of operations and aggregated $14.4 million, $8.5 million and $5.5 million, net of related taxes, for the years ended December 31, 2015, 2014 and 2013, respectively. At December 31, 2015, the excess basis allocated to amortizable intangibles, net of accumulated amortization, was $44.6 million and non-amortizable excess basis was $118.6 million.

Expedia, Inc.

        Summarized financial information for Expedia is as follows:

Expedia, Inc. Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
	amounts in millions
Current assets	$2,979	2,924
Property and equipment, net	1,064	553
Goodwill	7,993	3,956
Intangible assets, net	2,794	1,290
Other assets	674	298

Total assets	$15,504	9.021

Current liabilities	$5,926	4,187
Deferred income taxes	474	453
Long-term debt	3,201	1,747
Other liabilities	973	740
Equity	4,930	1,894

Total liabilities and equity	$15,504	9,021

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(3) Investment in Expedia, Inc. (Continued)

Expedia, Inc. Consolidated Statements of Operations

	Years ended December 31,
	2015	2014	2013
	amounts in millions
Revenue	$6,672	5,763	4,771
Cost of revenue	(1,309)	(1,179)	(1,038)

Gross profit	5,363	4,584	3,733
Selling, general and administrative expenses	(4,785)	(3,986)	(3,295)
Amortization	(164)	(80)	(72)

Operating income	414	518	366

Interest expense	(126)	(98)	(87)
Gain on sale of business	509	—	—
Other income (expense), net	129	45	21
Income tax (expense) benefit	(203)	(92)	(84)

Net income (loss)	723	373	216
Net (income) loss attributable to noncontrolling interests	41	25	17

Net income (loss) attributable to Expedia, Inc. shareholders	$764	398	233

(4) Goodwill and Other Intangible Assets

Goodwill

        The Company had goodwill of $57.5 million at both December 31, 2015 and 2014. As of December 31, 2015 accumulated goodwill impairment losses for Bodybuilding were $17.0 million.

Intangible Assets Subject to Amortization

        Intangible assets subject to amortization are comprised of the following:

	December 31, 2015			December 31, 2014
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	amounts in thousands
Customer relationships	$—	—	—	16,577	(16,577)	—
Internally developed software	65,685	(44,600)	21,085	49,962	(30,738)	19,224
Other	2,628	(694)	1,934	444	(434)	10

	68,313	(45,294)	23,019	66,983	(47,749)	19,234
Construction in progress—Internally developed software	1,123	—	1,123	3,064	—	3,064
Total	$69,436	(45,294)	24,142	70,047	(47,749)	22,298

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(4) Goodwill and Other Intangible Assets (Continued)

        The Company's customer relationships were amortized straight-line over six years. The Company's internally developed software intangible assets are amortized straight-line over three to five years. The Company's other intangibles are amortized straight-line over five years. Intangible assets included in construction in progress—internally developed software are not amortized until they are capitalized to internally developed software.

        Amortization expense for intangible assets with finite useful lives was $14.1 million, $12.3 million and $12.4 million for the years ended December 31, 2015, 2014 and 2013, respectively. Based on its amortizable intangible assets as of December 31, 2015, the Company expects that amortization expense will be as follows for the next five years (amounts in thousands):

2016	$11,753
2017	8,123
2018	3,098
2019	26
2020	19

Total	$23,019

(5) Debt

        Outstanding debt at December 31, 2015 and 2014 is summarized as follows:

	December 31, 2015	December 31, 2014
	amounts in thousands
Bodybuilding Secured Notes	$17,738	8,700
Revolving line of credit due 2018	—	21,844
Revolving line of credit due 2020	19,538	—
Deferred loan costs	(102)	—

Total debt	$37,174	30,544
Less debt classified as current	(3,407)	(22,238)

Total long-term debt	$33,767	8,306

Bodybuilding Secured Notes

        As of December 31, 2015, Bodybuilding has various outstanding secured notes. Principal and interest payments on the secured notes are payable monthly based on the date of issuance. The secured notes are comprised of both fixed and variable rate notes with interest rates ranging from 2.49% to 4.14% on the fixed rate notes and an interest rate of LIBOR plus 250 basis points on the variable rate notes. The maturity dates on the secured notes range from 2016 to 2022.

        In March 2012, Bodybuilding purchased land and a building for its new Corporate Headquarters for a total price of $7.6 million, a portion of which was paid for with debt proceeds. In March 2013, Bodybuilding entered into a loan for $2.9 million as a construction loan to finance modifications on the

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(5) Debt (Continued)

new office building. In March 2014, Bodybuilding entered into a loan with US Bank for $3.1 million for construction renovations on its new corporate headquarters. The land and building serve as collateral under the terms of the master term loan agreement for both the March 2013 and 2014 notes. In January 2015, Bodybuilding entered into an agreement with J.P. Morgan Chase Bank for a $12.5 million secured note. As of December 31, 2015, the total outstanding balance of the secured notes is $17.7 million.

Revolving Line of Credit

        As of December 31, 2014 Bodybuilding had a revolving asset based facility through U.S. Bank which was secured by Bodybuilding's accounts receivable and inventory. The maximum amount allowed under the facility was $27.0 million (subject to borrowing base availability) and the outstanding balance accrued interest at the one-month LIBOR rate plus applicable LOC fee. On February 10, 2015, Bodybuilding entered into an agreement with J.P. Morgan Chase Bank ("JPM") for a revolving line of credit (the "Revolver") that is secured by Bodybuilding's inventory and accounts receivable, replacing the U.S. Bank revolving line of credit. The maximum amount allowed under the new Revolver is $50 million and the outstanding balance accrues interest at LIBOR plus 150 basis points, with a rate option balance that accrues interest at the CB Floating Rate less 125 basis points. The Revolver matures on January 20, 2020. As of December 31, 2015, the outstanding balance on the Revolver was $19.5 million subject to an interest rate of 1.81% on the first $15.0 million and an interest rate of 2.25% on the remaining balance. As a result of subjective acceleration terms within the previous revolver agreement the outstanding balance on the Revolver in the prior year is classified in the current portion of long-term debt and capital lease obligations in the Company's combined balance sheets as of December 31, 2014.

Five Year Maturities

        The annual principal maturities of the Company's debt, based on stated maturity dates, for each of the next five years is as follows (amounts in thousands):

2016	$3,407
2017	$3,382
2018	$3,391
2019	$3,306
2020	$19,709

Fair Value of Debt

        The Company estimates the fair value of its secured notes and term loan based on the current rate offered to the Company for debt of the same remaining maturities (level 3). The Company believes that the carrying amount of its Revolver and secured notes approximated fair value at December 31, 2015 and December 31, 2014.

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(5) Debt (Continued)

Covenant Compliance

        As of December 31, 2015, the Company was in compliance with its debt covenants which consist of both financial and non financial covenants.

(6) Income Taxes

        Expedia Holdings, as combined, was included in the federal combined income tax return of Liberty during the periods presented. The tax provision included in these financial statements has been prepared on a stand-alone basis, as if Expedia Holdings was not part of the consolidated Liberty group. Expedia is not included in the Liberty consolidated group tax return and is not expected to be included in the Expedia Holdings federal or state income tax returns upon completion of the Expedia Holdings Split-Off as Expedia Holdings owns less than 80% of Expedia. The $68.7 million and $65.8 million income taxes payable allocated to Expedia Holdings by Liberty as of December 31, 2015 and 2014, respectively, will be treated as an equity contribution upon completion of the Expedia Holdings Split-Off.

        Income tax benefit (expense) consists of:

	Years ended December 31,
	2015	2014	2013
	amounts in thousands
Current:
Federal	$(3,802)	(1,806)	(4,456)
State and local	(689)	(347)	(722)

	$(4,491)	(2,153)	(5,178)

Deferred:
Federal	$(139,212)	(16,873)	(4,747)
State and local	(19,249)	(2,343)	(174)

	(158,461)	(19,216)	(4,921)

Income tax benefit (expense)	$(162,952)	(21,369)	(10,099)

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(6) Income Taxes (Continued)

        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2015	2014	2013
	amounts in thousands
Computed expected tax benefit (expense)	$(155,572)	(23,486)	(12,646)
State and local income taxes, net of federal income taxes	(12,940)	(1,673)	(811)
Foreign taxes, net of foreign tax credit	926	—	—
Change in valuation allowance affecting tax expense	(926)	—	—
Change in state tax rate	—	—	305
Dividends received deduction	4,847	3,743	3,166
Federal tax credits	818	—	—
Other, net	(105)	47	(113)

Income tax benefit (expense)	$(162,952)	(21,369)	(10,099)

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2015	2014
	amounts in thousands
Deferred tax assets:
Net operating and capital loss	$926	—
Other accrued liabilities	2,235	2,431
Deferred revenue	104	100
Other	1,886	1,651

Deferred tax assets	5,151	4,182
Valuation allowance	(926)	—

Net deferred tax assets	4,225	4,182

Deferred tax liabilities:
Investments	292,261	143,806
Intangible assets	14,928	13,835
Other	1,519	2,691

Deferred tax liabilities	308,708	160,332

Net deferred tax liabilities	$304,483	156,150

        The Company's valuation allowance increased $926 thousand in 2015, which affected tax expense during the year ended December 31, 2015.

        At December 31, 2015, Expedia Holdings had a foreign net operating loss carryforward deferred tax asset for income tax purposes of $926 thousand. Because Expedia Holdings' ability to utilize these

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(6) Income Taxes (Continued)

foreign losses is dependent on it generating future taxable income in this foreign jurisdiction, Expedia Holdings does not believe that it is more likely than not it will utilize these foreign losses. As such, Expedia Holdings has recorded a valuation allowance of $926 thousand.

        As of December 31, 2015, the Company had not recorded tax reserves related to unrecognized tax benefits for uncertain tax positions.

        As of December 31, 2015, Liberty's tax years prior to 2012 are closed for federal income tax purposes, and the IRS has completed its examination of Liberty's 2012 and 2013 tax year. Liberty's tax loss carryforwards from its 2011 through 2014 tax years are still subject to adjustment. Liberty's 2014 and 2015 tax years are being examined currently as part of the IRS's Compliance Assurance Process program. As discussed earlier, because Expedia Holdings' ownership of Expedia is less than the required 80%, Expedia is not consolidated with Expedia Holdings for federal income tax purposes.

(7) Stock-Based Compensation

2009 Stock Appreciation Rights Plan

        Bodybuilding maintains the 2009 Stock Appreciation Rights Plan (the "2009 Plan"). Pursuant to the 2009 Plan, Bodybuilding's board of managers may grant Stock Appreciation Rights ("SARs") to officers and key employees. The 2009 Plan permits grants of up to 710 thousand units. Generally, the SARs vest over periods of three years and expire seven years from the date of issuance. As of December 31, 2015, there were no units available for grant under the 2009 Plan.

2011 Stock Appreciation Rights Plan

        Bodybuilding maintains the 2011 Stock Appreciation Rights Plan (the "2011 Plan"). Pursuant to the 2011 Plan, Bodybuilding's board of managers may grant SARs to officers and key employees. The 2011 Plan permits grants of up to 1.0 million units. Generally, the SARs vest over periods of three to four years and expire seven years from the date of issuance. As of December 31, 2015, there were 380 thousand additional units available for grant under the 2011 Plan.

        The SARs have been granted to certain management and key employees and all SARs granted to date are to be settled in cash. Bodybuilding has calculated the grant-date fair value and any subsequent remeasurement of each SAR award using the Black-Scholes Model (level 3). The SARs are classified as liabilities and the fair value of the outstanding SARs are remeasured each reporting period. Bodybuilding estimates the value of the underlying shares by performing a discounted cash flow analysis as well as a market analysis of similar ecommerce entities with publicly traded shares. Bodybuilding uses company specific historical data to estimate the expected term of the SAR, such as employee exercise and employee post-vesting departure behavior. Since Bodybuilding's shares are not publicly traded and its shares are not traded privately, expected volatility is estimated based on the average historical volatility of similar ecommerce entities with publicly traded shares.

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(7) Stock-Based Compensation (Continued)

        The weighted-average fair value of SARs granted was $13.86 and $11.22 for the years ended December 31, 2014 and 2013, respectively. There were no SARs granted in the year ended December 31, 2015. The following table summarizes certain assumptions used to estimate the fair value of Bodybuilding SARs granted:

	Years ended December 31,
	2014	2013
Risk-free interest rate	0% - 0.97%	0.35% - 1.71%
Expected life	3 years	3 years
Expected volatility	43%	45%
Expected dividend yield	none	none

        The following table summarizes the SAR activity during 2015 with respect to Bodybuilding:

	Number of shares (000's)	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value (in thousands)
Outstanding at January 1, 2015	937	$28.90
Granted	—	$—
Exercised	(208)	$24.33
Forfeited/Cancelled	(104)	$33.68

Outstanding at December 31, 2015	625	$29.63	4.8 years	$1,864

Exercisable at December 31, 2015	342	$26.88	4.1 years	$1,743

        As of December 31, 2015, the total unrecognized compensation cost related to unvested awards of Bodybuilding employees was approximately $4.1 million. Such amount will be recognized in the Company's combined statements of operations over a weighted average period of approximately 4.8 years.

        The total intrinsic value of SARs exercised during the years ended December 31, 2015, 2014 and 2013 was $1.9 million, $148 thousand and $1.0 million, respectively, which equals the total cash used to settle the exercised units.

Liberty Incentive Plan

        Liberty Interactive has granted to certain directors, officers, employees and consultants of Liberty Interactive stock options to purchase shares of Liberty Ventures common stock pursuant to applicable incentive plans in place at Liberty. Each holder of an outstanding option to purchase shares of Liberty Ventures common stock on the record date (an "original Ventures option award") who is a member of the Liberty Interactive board of directors or an officer of Liberty Interactive holding the position of Vice President or above will receive an option to purchase shares of the corresponding series of Company common stock (a "new Company option award") and an adjustment to the exercise price and number of shares subject to the original Ventures option award (as so adjusted, an "adjusted Ventures option award"). The exercise prices of and number of shares subject to the new Company option award

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(7) Stock-Based Compensation (Continued)

and the related adjusted Ventures option award will be determined based on the exercise price and number of shares subject to the original Ventures option award, the distribution ratios being used in the Expedia Holdings Split-Off, the pre-Expedia Holdings Split-Off trading price of Liberty Ventures common stock (determined using the volume weighted average price of the applicable series of Liberty Ventures common stock over the three-consecutive trading days immediately preceding the Expedia Holdings Split-Off) and the relative post-Expedia Holdings Split-Off trading prices of Liberty Ventures common stock and Company common stock (determined using the volume weighted average price of the applicable series of common stock over the three consecutive trading days beginning on the first trading day following the Expedia Holdings Split-Off on which both the Liberty Ventures common stock and the Company common stock trade in the "regular way" (meaning once the common stock trades using a standard settlement cycle)), such that the pre-Expedia Holdings Split-Off value of the original Ventures option award is allocated between the new Company option award and the adjusted Ventures option award.

        Except as described above, all other terms of an adjusted Ventures option award and a new Company option award (including, for example, the vesting terms thereof) will in all material respects, be the same as those of the corresponding original Ventures option award. The terms of the adjusted Ventures option award will be determined and the new Company option award will be granted as soon as practicable following the determination of the pre- and post-Expedia Holdings Split-Off trading prices of Liberty Ventures and Company common stock, as applicable. Substantially all of Liberty Interactive's outstanding and exercisable options relate to employees of Liberty Interactive who will receive new Company option awards in the Split-Off. The compensation expense relating to employees of Liberty will continue to be recorded at Liberty Interactive. Liberty Interactive had outstanding approximately 3.7 million Liberty Ventures Series A and 1.5 million Liberty Ventures Series B options at December 31, 2015 with a weighted average exercise price of $23.29 and $38.04 per share, respectively. Approximately 2.9 million and zero of those options, respectively, were exercisable at December 31, 2015 with a weighted average exercise price of $18.97 per share.

(8) Employee Benefit Plans

        On January 31, 2012, Bodybuilding began participating in the Liberty Interactive 401(k) Plan (the "401(k) Plan"). The plan covers substantially all employees and matches 100% of the first 6% of employee contributions. Bodybuilding's contributions to the 401(k) Plan aggregated $1.5 million, $1.2 million and $1.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.

(9) Related Party Transactions

        As of December 31, 2014, Bodybuilding had an outstanding note with its parent company, Liberty Interactive Corporation (the "Liberty Note"), in the amount of $15.8 million. The Liberty Note required Bodybuilding to make interest only payments at a 10% interest rate on a quarterly basis with the final payment due January 31, 2020. Bodybuilding voluntarily made principal payments on the outstanding debt of $3.0 million and $4.0 million during the years ended December 31, 2015 and 2014, respectively. As part of a contribution agreement entered into by Liberty Interactive and Bodybuilding on October 15, 2015, the balance of the note and accrued interest which aggregated $13.0 million was considered contributed equity. During the years ended December 31, 2015, 2014 and 2013,

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(9) Related Party Transactions (Continued)

Bodybuilding recognized $1.2 million, $1.9 million and $2.3 million, respectively, in interest expense related to the Liberty Note.

        The Company incurred rental expense in connection with the lease of the Florida warehouse in amounts which aggregated $324 thousand, $326 thousand and $319 thousand for the years ended December 31, 2015, 2014 and 2013, respectively. The Florida warehouse is partially owned by the former Chief Executive Officer of Bodybuilding.

        During the years ended December 31, 2015, 2014 and 2013, the Company recorded $766 thousand, $1.2 million and $1.2 million, respectively, in product sales that were made to the Bodybuilding retail store located in Boise, Idaho, which is owned by a family member of Bodybuilding's former Chief Executive Officer.

        The Company paid $551 thousand, $1.8 million and $3.1 million during the years ended December 31, 2015, 2014 and 2013, respectively, to Liberty Interactive for legal and tax expenses that Liberty Interactive remitted on behalf of the Company.

(10) Commitments and Contingencies

Leases

        The Company leases certain warehouse and office space, equipment, furniture and computer software under both capital and noncancelable operating leases that expire at various dates through 2020. The Company is responsible, under all leases, for related building maintenance and property taxes.

        At December 31, 2015, commitments under capital leases and noncancelable operating leases with initial terms in excess of one year were as follows:

	Capital leases	Operating leases
	amounts in thousands
Year ended December 31:
2016	$1,452	$2,540
2017	1,452	2,325
2018	1,313	2,065
2019	—	1,073
2020	—	80
Thereafter	—	—

Total minimum lease payments	$4,217	$8,083

Less amount representing interest (at rates ranging from 2.96% to 3.35%)	(187)

Present value of obligations under capital leases	4,030
Less current portion of obligations under capital leases	(1,348)

Obligations under capital leases, excluding current portion	$2,682

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(10) Commitments and Contingencies (Continued)

        It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount shown for 2015. Rental expense under operating leases aggregated $2.6 million, $2.1 million and $2.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Litigation

        The Company is subject to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

        In September, 2009, the US Marshall's Service executed a search warrant on behalf of the US Food and Drug Administration (the "FDA") at two Company locations. The search was related to an investigation into the Company's sale of dietary supplements that the FDA alleged were misbranded. The FDA provided the results of its investigation to the US Attorney ("Idaho District") for further action. In cooperation with the FDA, the Company conducted a voluntary recall of certain products. Legal expenses for the Company and certain officers and employees were expensed as incurred.

        On May 7, 2012, the Company signed a settlement with the US Attorney whereby it agreed to the entry of a plea of guilty to five misdemeanor counts of selling drugs misbranded by various manufacturers as dietary supplements. The Company also agreed to four years' probation and a fine payable as follows: $2 million in August 2012, $2 million in December 2013 and $3 million in June 2014. The Company paid $2 million in each of 2012 and 2013, and made the final payment of $3 million on June 30, 2014. Therefore, the Company no longer has a liability associated with the FDA settlement as of December 31, 2014. The Company recorded accretion on the obligation of $63 thousand and $204 thousand in 2014 and 2013, respectively.

Off-Balance Sheet Arrangements

        Expedia Holdings did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company's financial condition, results of operations, liquidity, capital expenditures or capital resources.

(11) Segment Information

        Expedia Holdings identifies its reportable segments as (A) those combined companies that represent 10% or more of its combined annual revenue, annual Adjusted OIBDA or total assets and (B) those equity method affiliates whose share of earnings or losses represent 10% or more of Expedia Holding's annual pre-tax earnings (losses).

        Expedia Holdings evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue and Adjusted OIBDA. In addition, Expedia Holdings reviews nonfinancial measures such as unique visitors, customer acquisition and conversion rates.

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(11) Segment Information (Continued)

        Expedia Holdings defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock-based compensation). Expedia Holdings believes this measure is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net earnings, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Expedia Holdings generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the year ended December 31, 2015, Expedia Holdings has identified the following combined company and equity method investment as its reportable segments:

  •
  Bodybuilding—a wholly-owned company of the Company that is an Internet retailer of sports, fitness and nutritional supplements. Bodybuilding also hosts the largest online health-and-fitness publication, offering free fitness content, workout programs, video trainers, recipes, health advice and motivational stories. Bodybuilding's revenue primarily consists of sales of health and wellness products.

  •
  Expedia—an equity method investment of the Company that provides travel and services to leisure and corporate travelers in the United States and abroad as well as various media and advertising offerings to travel and non-travel advertisers. Expedia's revenue primarily consists of sales of travel services.

        Expedia Holding's operating segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also combined companies are the same as those described in the Company's summary of significant accounting policies in the Company's annual financial statements.

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(11) Segment Information (Continued)

Performance Measures

	Years ended December 31,
	2015		2014		2013
	Revenue from external customers	Adjusted OIBDA	Revenue from external customers	Adjusted OIBDA	Revenue from external customers	Adjusted OIBDA
	amounts in thousands
Bodybuilding	$464,415	33,096	454,733	30,823	420,990	30,495
Expedia	6,672,317	1,059,514	5,763,485	1,015,376	4,771,259	867,456
Corporate and Other	—	—	—	—	—	—

	7,136,732	1,092,610	6,218,218	1,046,199	5,192,249	897,951
Eliminate equity method affiliate	(6,672,317)	(1,059,514)	(5,763,485)	(1,015,376)	(4,771,259)	(867,456)

Combined Expedia Holdings	$464,415	33,096	454,733	30,823	420,990	30,495

Other Information

	December 31, 2015			December 31, 2014
	Total Assets	Investment in Expedia	Capital Expenditures	Total Assets	Investment In Expedia	Capital Expenditures
	amounts in thousands
Bodybuilding	$150,221	—	20,886	191,972	—	17,535
Expedia	15,503,812	—	787,041	9,020,538	—	328,387
Corporate and other	975,372	927,057	—	513,814	513,814	—

	16,629,405	927,057	807,927	9,726,324	513,814	345,922
Eliminate equity method affiliate	(15,503,812)	—	(787,041)	(9,020,538)	—	(328,387)

Combined Expedia Holdings	$1,125,593	927,057	20,886	705,786	513,814	17,535

Revenue by Geographic Area

	Years ended December 31,
	2015	2014	2013
	amounts in thousands
United States	$400,961	371,618	329,147
Other countries	63,454	83,115	91,843

Combined Expedia Holdings	$464,415	454,733	420,990

LIBERTY EXPEDIA HOLDINGS, INC

Notes to Combined Financial Statements (Continued)

December 31, 2015, 2014 and 2013

(11) Segment Information (Continued)

Long-lived Assets by Geographic Area

	Years ended December 31,
	2015	2014
	amounts in thousands
United Sates	$27,566	31,364
Other countries	2,062	253

Combined Expedia Holdings	$29,628	31,617

        The following table provides a reconciliation of segment Adjusted OIBDA to earnings (loss) from continuing operations before income taxes:

	Years ended December 31,
	2015	2014	2013
	amounts in thousands
Combined segment Adjusted OIBDA	$33,096	30,823	30,495
Stock-based compensation	(1,882)	(1,679)	(1,722)
Depreciation and amortization	(20,938)	(19,307)	(19,368)
Interest expense	(1,218)	(1,214)	(734)
Related party interest expense	(1,240)	(1,867)	(2,258)
Share of earnings (loss) of affiliates, net	117,518	58,105	30,630
Gain (loss) on dilution of investment in affiliate	319,587	2,768	(921)
Other, net	(430)	(525)	12

Earnings (loss) before income taxes	$444,493	67,104	36,134

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        The following unaudited pro forma combined financial information and related notes present the historical financial statements of Splitco, Expedia, Orbitz and HomeAway as if the completion of the Expedia, Orbitz and HomeAway business combinations had previously occurred on the dates specified below. In addition, the unaudited pro forma condensed combined financial data reflects borrowings under a margin loan agreement with a portion of the proceeds being distributed to Liberty Interactive, the elimination of Splitco's equity method investment in Expedia, an equity contribution for the amount of taxes payable allocated to Splitco by Liberty Interactive, and other adjustments related to the Split-Off as detailed in the notes hereto.

Pro Forma Information

        The unaudited pro forma financial information reflects the estimated aggregate consideration of approximately $16.1 billion for the Expedia business combination, as calculated below (in thousands, except price per share amount):

Number of Expedia shares outstanding as of March 31, 2016	$149,778,853
Multiplied by price of Expedia common stock on March 31, 2016	107.82

$16,149,156

        The estimated transaction consideration has been determined based on the closing price of Expedia common stock on March 31, 2016. As the Split-Off results in Splitco obtaining control of Expedia without the issuance of consideration, pursuant to acquisition accounting rules, an estimate of such consideration has been made at estimated fair value. The final estimated transaction consideration will be based on the number of shares of Expedia common stock and the closing price as of the Split-Off date.

        The unaudited pro forma financial information related to the Expedia business combination was prepared using the acquisition method of accounting and is based on the assumption that the business combination of Expedia took place as of March 31, 2016 for purposes of the unaudited pro forma balance sheet and as of January 1, 2015 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and the three months ended March 31, 2016.

        In accordance with the acquisition method of accounting, the actual consolidated financial statements of Splitco will reflect the Expedia business combination only from and after the date of the completion of the acquisition. Splitco has not yet undertaken a detailed analysis of the fair value of Expedia's assets and liabilities and will not finalize the purchase price allocation related to the Expedia business combination until after the transaction is consummated. Accordingly, the unaudited pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Splitco's future results of operation and financial position.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the results of operations or financial position of Splitco would actually have been had the business combination occurred on the dates noted above, or to project the results of operations or financial position of Splitco for any future periods. The unaudited pro forma adjustments are based on available information and certain assumptions that Splitco management believes are reasonable. The unaudited pro forma adjustments are directly attributable to the business combination and are expected to have a continuing impact on the results of operations of Splitco. In the opinion of Splitco management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

        The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with the notes hereto.

Liberty Expedia Holdings, Inc.

Pro Forma Condensed Combined Balance Sheet

As of March 31, 2016

(unaudited)

	Historical Liberty Expedia Holdings, Inc.	Pro Forma Adjustment to Eliminate Equity Method Investment in Expedia		Historical Expedia	Pro Forma Adjustments for the Expedia Business Combination		Other Pro Forma Adjustments		Pro Forma
	amounts in thousands
Assets
Cash and cash equivalents	$561	—		2,063,329	—		100,000	(j)	2,163,890
Accounts receivable	1,015	—		1,363,321	—		—		1,364,336
Other current assets	58,265	—		369,482	—		—		427,747

	59,841	—		3,796,132	—		100,000		3,955,973

Investment in Expedia, Inc.	893,625	(893,625)	(a)	—	—		—		—
Goodwill	57,462	—		8,026,352	5,518,388	(b)	—		13,602,202
Indefinite-lived intangible assets	19,902	—		1,431,120	591,567	(c)	—		2,042,589
Definite-lived intangible assets	24,011	—		1,307,841	2,147,313	(d)	—		3,479,165
Other assets, net	31,955	—		1,828,599	—		—		1,860,554

Total Assets	$1,086,796	(893,625)		16,390,044	8,257,268		100,000		24,940,483

Liabilities and Equity
Accounts payable	$24,590	—		2,005,709	—		—		2,030,299
Deferred merchant bookings	—	—		3,616,584	(3,254,926)	(e)	—		361,658
Deferred revenue	5,307	—		293,030	(29,303)	(f)	—		269,034
Income taxes payable	—	—		53,023	—		—		53,023
Other current liabilities	15,669	—		989,614	—		—		1,005,283

	45,566	—		6,957,960	(3,284,229)		—		3,719,297

Debt	28,606	—		3,209,491	175,509	(g)	400,000	(j)	3,813,606
Income taxes payable	69,649	—		—	—		(69,649)	(k)	—
Deferred income tax liabilities	290,655	19,607		526,406	(85,959)	(h)	—		750,709
Other liabilities	—	—		328,994	—		—		328,994
Redeemable noncontrolling interests	—	—		669,984	—		—		669,984

Total liabilities	434,476	19,607		11,692,835	(3,194,679)		330,351		9,282,590

Combined equity (note ):
Class A common	—	—		22	(22)		67		67
Class B common	—	—		1	(1)		4		4
Treasury Stock	—	—		(4,241,931)	4,241,931		—		—
APIC	633,336	(2,598,374)		8,787,676	(6,242,367)		(230,422)	(j) (k)	349,849
AOCI, net of tax	(32,900)	33,458		(287,368)	287,368		—		558
Retained earnings (accumulated deficit)	51,884	1,651,684	(a)	373,300	(373,300)		—		1,703,568

Total combined Liberty Expedia Holdings equity	652,320	(913,232)		4,631,700	(2,086,391)		(230,351)		2,054,046

Noncontrolling interests in equity of combined company	—	—		65,509	13,538,337	(i)	—		13,603,846

Total equity	652,320	(913,232)		4,697,209	11,451,947		(230,351)		15,657,893

Total liabilities and equity	$1,086,796	(893,625)		16,390,044	8,257,268		100,000		24,940,483

See accompanying notes to unaudited pro forma condensed combined financial information

Liberty Expedia Holdings, Inc.
Pro Forma Condensed Combined Statement of Operations
For the Three Months ended March 31, 2016
(unaudited)

	Historical Liberty Expedia Holdings, Inc.	Pro Forma Adjustment to Eliminate Historical LEHI Equity Method Investment in Expedia	Historical Expedia	Pro Forma Adjustments for the Expedia Business Combination		Other Pro Forma Adjustments		Presentation Reclassifications		Pro Forma
	amounts in thousands
Product revenue	$115,933	—	—	—		—		—		115,933
Service revenue	—	—	1,903,961	(540,729)	(l)	—		—		1,363,232

Total revenue	115,933	—	1,903,961	(540,729)		—		—		1,479,165
Operating costs and expenses
Cost of goods sold	88,491	—	—	—		—		—		88,491
Cost of services, including stock-based compensation	—	—	402,841	—		—		—		402,841
Operating, including stock-based compensation	8,564	—	293,283	—		—		1,587	(q)	303,434
Selling, general and administrative, including stock-based compensation	12,426	—	1,188,416	—		—		(1,237)	(q)	1,199,605
Stock based compensation	(1,237)	—	—	—		—		1,237	(q)	—
Other operating expenses	—	—	31,777	—		—		—		31,777
Amortization of intangible assets	4,973	—	89,999	58,378	(m)	—		(1,587)	(q)	151,763

	113,217	—	2,006,316	58,378		—		—		2,177,911

Operating income	2,716	—	(102,355)	(599,106)		—		—		(698,745)
Other income (expense):
Interest expense	(304)	—	(43,960)	(7,744)	(n)	(2,200)	(n)	—		(54,208)
Dividend and interest income	—	—	3,567	—		—		—		3,567
Share of earnings (losses) of affiliates, net	(23,757)	23,757	—	—		—		—		—
Other, net	(3,673)	3,624	(28,195)	—		—		—		(28,244)

	(27,734)	27,381	(68,588)	(7,744)		(2,200)		—		(78,885)

Earnings (loss) from continuing operations before income taxes	(25,018)	27,381	(170,943)	(606,850)		(2,200)		—		(777,630)
Income tax benefit (expense)	11,124	—	49,139	—		—		—		60,263

Net earnings (loss)	(13,894)	27,381	(121,804)	(606,850)		(2,200)		—		(717,367)
Less net earnings attributable to the noncontrolling interests	—	—	57	(613,809)	(o)	—		—		(613,752)

Net earnings (loss) attributable to Liberty Expedia Holdings shareholders	$(13,894)	27,381	(121,861)	6,959		(2,200)		—		(103,615)

Basic earnings per common share attributable to Liberty Expedia Holdings shareholders	$(0.20)									(1.46)
Shares used in computing earnings per share	71,072									71,072

See accompanying notes to unaudited pro forma condensed combined financial information

Liberty Expedia Holdings, Inc.
Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(unaudited)

	Historical Liberty Expedia Holdings, Inc.	Pro Forma Adjustment to Eliminate Historical LEHI Equity Method Investment in Expedia	Historical Expedia	Pro Forma Adjustments for Expedia's Acquisition of Orbitz(1)	Pro Forma Adjustments for Expedia's Acquisition of HomeAway(2)	Pro Forma Adjustments for the Expedia Business Combination		Other Pro Forma Adjustments		Presentation Reclassifications		Pro Forma
	amounts in thousands
Product revenue	$464,415	—	—	—	—	—		—		—		464,415
Service revenue	—	—	6,672,317	656,534	478,482	(1,591,353)	(l)	—		—		6,215,981

Total revenue	464,415	—	6,672,317	656,534	478,482	(1,591,353)		—		—		6,680,396
Operating costs and expenses
Cost of goods sold	351,590	—	—	—	—	—		—		—		351,590
Cost of services, including stock-based compensation	—	—	1,309,559	184,198	74,498	—		—		—		1,568,255
Operating, including stock-based compensation	31,912	—	830,244	57,754	76,913	—		—		6,859	(q)	1,003,682
Selling, general and administrative, including stock-based compensation	47,817	—	3,954,999	314,428	275,155	—		—		1,882	(q)	4,594,281
Stock based compensation	1,882	—	—	—	—	—		—		(1,882)	(q)	—
Other operating expenses	—	—	(32,465)	(66,603)	—	—		—		—		(99,068)
Amortization of intangible assets	20,938	—	163,665	54,326	137,931	237,584	(m)	—		(6,859)	(q)	607,585

	454,139	—	6,226,002	544,103	564,498	237,584		—		—		8,026,326

Operating income	10,276	—	446,315	112,431	(86,015)	(1,828,937)		—		—		(1,345,930)
Other income (expense):
Interest expense	(1,218)	—	(126,195)	(11,246)	(39,445)	(30,975)	(n)	(8,800)	(n)	—		(217,879)
Interest expense—related party	(1,240)	—	—	—	—	—		1,240	(p)	—		—
Dividend and interest income	—	—	16,695	336	3,091	—		—		—		20,122
Share of earnings (losses) of affiliates, net (note )	117,518	(117,518)	—	—	—	—		—		—		—
Gain (loss) on dilution of investment in Expedia, Inc.	319,587	(319,587)	—	—	—	—		—		—		—
Gain on sale of business	—	—	508,810	—	—	—		—		—		508,810
Other, net	(430)	—	113,086	(3,407)	(806)	—		—		—		108,443

	434,217	(437,105)	512,396	(14,317)	(37,161)	(30,975)		(7,560)		—		419,495

Earnings (loss) from continuing operations before income taxes	444,493	(437,105)	958,711	98,114	(123,176)	(1,859,912)		(7,560)		—		(926,435)
Income tax benefit (expense)	(162,952)	—	(203,214)	(34,500)	37,365	—		—		—		(363,301)

Net earnings (loss)	281,541	(437,105)	755,497	63,614	(85,811)	(1,859,912)		(7,560)		—		(1,289,737)
Less net earnings attributable to the noncontrolling interests	626	—	(41,717)	(3,709)	(903)	(949,044)	(o)	—		—		(994,748)

Net earnings (loss) attributable to Liberty Expedia Holdings shareholders	$280,915	(437,105)	797,214	67,323	(84,908)	(910,868)		(7,560)		—		(294,989)

Basic earnings per common share attributable to Liberty Expedia Holdings shareholders	$3.96											(4.15)
Shares used in computing earnings per share	71,027											71,027
See accompanying notes to unaudited pro forma condensed combined financial information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined balance sheet as of March 31, 2016 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016 and for the year ended December 31, 2015 are based on (i) the historical results of operations of Liberty Expedia Holding, Inc. ("Splitco"); (ii) the historical results of operations of Expedia (which include the results of Orbitz subsequent to Expedia's September 17, 2015 acquisition of Orbitz and the results of HomeAway subsequent to Expedia's December 15, 2015 acquisition of HomeAway); (ii) the pro forma results of operations of Orbitz for the period January 1, 2015 through September 16, 2015 (which were used solely for the preparation of the pro forma combined condensed statement of operations for the year ended December 31, 2015); (iii) the pro forma results of operations of Home Away for the period January 1, 2015 through December 14, 2015 (which were used solely for the preparation of the pro forma combined condensed statement of operations for the year ended December 31, 2015); and (iv) other adjustments as detailed in note 3.

        Expedia's historical financial information is adjusted in the unaudited pro forma financial statements to give effect to unaudited pro forma adjustments that are (i) directly attributable to the business combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results.

        The unaudited pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

        Certain reclassifications were made to conform the presentation of Splitco and Expedia's financial statements.

(2) Estimated Expedia Consideration and Pro Forma Purchase Price Allocation

        The acquisition of Expedia pursuant to the Split-Off will be completed without the transfer of consideration. Rather, control will be obtained through completion of the proxy transactions. As required by acquisition accounting, an estimate of such consideration has been made at estimated fair value, which was determined using the closing price of Expedia common shares and the total number of outstanding shares on March 31, 2016. The final acquisition consideration may differ significantly from the amount determined as of March 31, 2016 due to changes in the price per share of Expedia common shares and the total number of outstanding shares at the time of the transaction. Additionally, no estimate for vested and unexercised share based awards has been included in the pro forma consideration. When the final purchase consideration is determined, such information will be included and amounts could be significant. Had the fair value of Expedia's common stock been 10% higher, total purchase consideration would have been greater by $1,600 million and the difference would primarily impact goodwill.

Notes to Unaudited Pro Forma Condensed Combined Financial Information (Continued)

(2) Estimated Expedia Consideration and Pro Forma Purchase Price Allocation (Continued)

        The following is a pro forma purchase price allocation as if the Expedia business combination had occurred on March 31, 2016 (amounts in thousands):

Current Assets	$3,796,132
Property & Equipment	1,174,324
Goodwill	13,544,740
Indefinite-Lived Intangible Assets	2,022,687
Definite-Lived Intangible Assets	3,455,154
Long term assets	634,983
Current liabilities	(3,673,731)
Long term debt	(3,385,000)
Deferred tax liabilities, net	(421,155)
Other long term liabilities	(998,978)

$16,149,156

        The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the Split-Off date and may change significantly from the amounts determined in the pro forma purchase price allocation.

(3) Pro Forma Adjustments

        The unaudited pro forma adjustments related to the Split-Off included in the unaudited pro forma condensed combined financial statements are as follows:

  (a)
  Eliminate Equity Method Investment in Expedia and Record Gain on Transaction

March 31, 2016
amounts in thousands, except share amount and price per share amount
Shares of Expedia held by Splitco	23,607,025
Multiplied by price of Expedia common stock	107.82

Fair value of Splitco's Investment in Expedia	$2,545,309
Eliminate historical Investment in Expedia	(893,625)

Total adjustment to pro forma retained earnings for pro forma gain on transaction	$1,651,684

Notes to Unaudited Pro Forma Condensed Combined Financial Information (Continued)

(3) Pro Forma Adjustments (Continued)

  (b)
  Goodwill

March 31, 2016
amounts in thousands
To eliminate the historical goodwill of Expedia	$(8,026,352)
To record pro forma goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Expedia acquisition	13,544,740

Total adjustment to Goodwill	$5,518,388

  (c)
  Indefinite-lived intangible assets

March 31, 2016
amounts in thousands
To eliminate the historical net book value of Expedia's Indefinite-lived intangible assets	$(1,431,120)
To record pro forma fair value of estimated Indefinite-lived intangible assets	2,022,687

Total adjustment to Indefinite-lived intangible assets	$591,567

        The pro forma fair value of Expedia's Indefinite-lived intangible assets was estimated based on the weighted average of indefinite-lived intangibles as a percentage of total purchase consideration for Expedia's 2013, 2014 and 2015 acquisitions. We believe such allocation is a reasonable estimate of fair value. The final allocation will be determined by independent appraisal and could be materially different.

  (d)
  Definite-Lived Intangible Assets

March 31, 2016
amounts in thousands
To eliminate the historical net book value of Expedia's Definite-lived intangible assets	$(1,307,841)
To record pro forma fair value of estimated Definite-lived intangible assets	3,455,154

Total adjustment to Definite-lived intangible assets	$2,147,313

        The pro forma fair value of Expedia's definite-lived intangible assets was estimated based on the weighted average of definite-lived intangibles as a percentage of total purchase consideration for Expedia's 2013, 2014 and 2015 acquisitions. We believe such allocation is a reasonable estimate of fair value. The final allocation will be determined by independent appraisal and could be materially different.

  (e)
  Deferred merchant bookings

        Expedia's travelers pay for merchant hotel transactions prior to departing on their trip, generally at the time of booking. Expedia records these payments in deferred merchant bookings until the stay

Notes to Unaudited Pro Forma Condensed Combined Financial Information (Continued)

(3) Pro Forma Adjustments (Continued)

occurs, at which time they record revenue. Due to the minimal performance obligation associated with delivering these services, we estimated approximately 90% of the deferred merchant payable should be written off.

  (f)
  Deferred revenue

        Payments for term-based paid subscriptions received in advance of services being rendered are recorded as deferred revenue. Due to a continuing performance obligation associated with delivering these services, we estimated approximately 10% of the deferred revenue balance should be written off.

  (g)
  Debt

        Expedia's debt was adjusted to its estimated fair value as of March 31, 2016. The amount was estimated based on the fair value disclosed in the Expedia financial statements included on Form 10-Q as of March 31, 2016.

  (h)
  Deferred income tax liabilities

        The adjustment to deferred income taxes was calculated by applying Expedia's average effective tax rate for 2013, 2014 and 2015, 23%, to the taxable pro forma adjustments, such as indefinite-lived intangible assets, definite-lived intangible assets, deferred merchant bookings, deferred revenue, and debt.

  (i)
  Noncontrolling interests in equity of combined company

March 31, 2016
amounts in thousands
Estimated consideration	$16,149,156
Noncontrolling ownership	84.2%

Total noncontrolling interest in equity of combined company	13,603,846
Eliminate historical Expedia noncontrolling interest	(65,509)

Total adjustment to noncontrolling interest	$13,538,337

  (j)
  Margin Loan and Distribution to Liberty Interactive

        In connection with the Split-Off, Splitco expects to borrow $400 million under a margin loan agreement. Approximately $300 million will be distributed from Splitco to Liberty Interactive.

  (k)
  Income taxes payable

        The income taxes payable allocated to Splitco by Liberty Interactive are expected to be contributed to Splitco upon completion of the Split-Off.

  (l)
  Service revenue

        The adjustment represents the reversal of deferred merchant bookings and deferred revenue balances based on the explanations in (e) and (f) above. For the year ended December 31, 2015, revenue reversal was based on 90% of deferred merchant bookings and 10% of deferred revenue

Notes to Unaudited Pro Forma Condensed Combined Financial Information (Continued)

(3) Pro Forma Adjustments (Continued)

balances as of December 31, 2014. For the three months ended March 31, 2016, revenue reversal was based on 25% of 90% of deferred merchant bookings and 25% of 10% of deferred revenue balances as of December 31, 2015.

  (m)
  Amortization of intangible assets

        The adjustment reverses Expedia's historical amortization of intangible assets and includes amortization of pro forma definite lived intangibles using the weighted average of the weighted average useful lives disclosed for Expedia's significant 2013, 2014 and 2015 acquisitions, 5.8 years.

  (n)
  Interest expense

        The adjustment for the Expedia business combination relates to the accretion of the premium resulting from adjusting Expedia's debt to its estimated fair value. The "other" adjustment relates to interest expense, based on current market rates, on the $400 million margin loan.

  (o)
  Net earnings attributable to the noncontrolling interests

        Adjustment reflects noncontrolling interest in Expedia based on noncontrolling ownership at March 31, 2016, 84.2%.

	March 31, 2016	December 31, 2015
	amounts in thousands
Expedia's pro forma net earnings (loss)	$(728,654)	(1,126,613)
Noncontrolling ownership	84.2%	84.2%

Total adjustment to net earnings attributable to noncontrolling interests	$(613,809)	(949,044)

  (p)
  Interest Expense—related party

        On October 26, 2015, Liberty Interactive and Bodybuilding entered into a contribution agreement, which resulted in the contribution of a related party note to equity. This adjustment reflects the elimination of interest on the note.

  (q)
  Presentation Reclassifications

        Adjustments represent reclassifications to conform Splitco's financial statement presentation to Expedia's financial statement presentation.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Expedia, Inc.

        We have audited the accompanying consolidated balance sheets of Expedia, Inc. (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Expedia, Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Expedia, Inc.'s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 10, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Seattle, Washington
February 10, 2016

Consolidated Financial Statements

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2015	2014	2013
	(In thousands, except for per share data)
Revenue	$6,672,317	$5,763,485	$4,771,259
Costs and expenses:
Cost of revenue(1)	1,309,559	1,179,081	1,038,034
Selling and marketing(1)	3,381,086	2,808,329	2,196,145
Technology and content(1)	830,244	686,154	577,820
General and administrative(1)	573,913	425,373	377,078
Amortization of intangible assets	163,665	79,615	71,731
Legal reserves, occupancy tax and other	(104,587)	41,539	77,919
Restructuring and related reorganization charges(1)	104,871	25,630	—
Acquisition-related and other(1)	—	—	66,472

Operating income	413,566	517,764	366,060
Other income (expense):
Interest income	16,695	27,288	24,779
Interest expense	(126,195)	(98,089)	(87,358)
Gain on sale of business	508,810	—	—
Other, net	113,086	17,678	(2,788)

Total other income (expense), net	512,396	(53,123)	(65,367)

Income before income taxes	925,962	464,641	300,693
Provision for income taxes	(203,214)	(91,691)	(84,335)

Net income	722,748	372,950	216,358
Net loss attributable to noncontrolling interests	41,717	25,147	16,492

Net income attributable to Expedia, Inc.	$764,465	$398,097	$232,850

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$5.87	$3.09	$1.73
Diluted	5.70	2.99	1.67
Shares used in computing earnings per share:
Basic	130,159	128,912	134,912
Diluted	134,018	133,168	139,593
Dividends declared per common share	$0.84	$0.66	$0.56

(1)
Includes stock-based compensation as follows:

Cost of revenue	$5,307	$3,921	$3,752
Selling and marketing	33,164	18,067	16,190
Technology and content	26,766	22,100	20,465
General and administrative	80,082	40,923	33,123
Restructuring and related reorganization charges	32,749	—	—
Acquisition-related and other	—	—	56,643

See notes to consolidated financial statements.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
	2015	2014	2013
	(In thousands)
Net income	$722,748	$372,950	$216,358
Other comprehensive income (loss), net of tax
Currency translation adjustments and other, net of taxes	(147,815)	(164,666)	23,506
Net reclassification of foreign currency translation adjustments into total other income (expenses), net	(43,183)	—	—
Unrealized gains (losses) on available for sale securities, net of taxes	(67)	(60)	(1,324)

Other comprehensive income (loss), net of tax	(191,065)	(164,726)	22,182

Comprehensive income	531,683	208,224	238,540
Less: Comprehensive income (loss) attributable to noncontrolling interests	(86,662)	(32,902)	(12,485)

Comprehensive income attributable to Expedia, Inc.	$618,345	$241,126	$251,025

See notes to consolidated financial statements.

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,676,299	$1,402,700
Restricted cash and cash equivalents	11,324	34,888
Short-term investments	33,739	355,780
Accounts receivable, net of allowance of $27,035 and $13,760	1,082,406	778,334
Deferred income taxes	—	169,269
Income taxes receivable	13,805	17,161
Prepaid expenses and other current assets	161,188	166,357

Total current assets	2,978,761	2,924,489
Property and equipment, net	1,064,259	553,126
Long-term investments and other assets	658,439	286,882
Deferred income taxes	15,458	10,053
Intangible assets, net	2,793,954	1,290,087
Goodwill	7,992,941	3,955,901

TOTAL ASSETS	$15,503,812	$9,020,538

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, merchant	$1,329,870	$1,188,483
Accounts payable, other	485,557	361,382
Deferred merchant bookings	2,337,037	1,761,258
Deferred revenue	235,809	62,206
Income taxes payable	68,019	59,661
Accrued expenses and other current liabilities	1,469,725	753,625

Total current liabilities	5,926,017	4,186,615
Long-term debt	3,201,277	1,746,787
Deferred income taxes	473,841	452,958
Other long-term liabilities	314,432	180,376
Commitments and contingencies
Redeemable noncontrolling interests	658,478	560,073
Stockholders' equity:
Common stock $.0001 par value	22	20
Authorized shares: 1,600,000
Shares issued: 220,383 and 196,802
Shares outstanding: 137,459 and 114,267
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	8,696,508	5,921,140
Treasury stock—Common stock, at cost	(4,054,909)	(3,998,120)
Shares: 82,924 and 82,535
Retained earnings	507,666	—
Accumulated other comprehensive income (loss)	(284,894)	(138,774)

Total Expedia, Inc. stockholders' equity	4,864,394	1,784,267
Non-redeemable noncontrolling interest	65,373	109,462

Total stockholders' equity	4,929,767	1,893,729

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,503,812	$9,020,538

See notes to consolidated financial statements.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(In thousands, except share data)

			Class B common stock						Accumulated other comprehensive income (loss)
	Common stock					Treasury stock
					Additional paid-in capital			Retained earnings (deficit)		Non-redeemable noncontrolling interest
	Shares	Amount	Shares	Amount		Shares	Amount				Total
Balance as of December 31, 2012	189,254,916	$19	12,799,999	$1	$5,675,075	66,725,321	$(2,952,790)	$(442,068)	$22	$109,129	2,389,388
Net income (excludes $7,130 of net loss attributable to redeemable noncontrolling interests)								232,850		(9,362)	223,488
Other comprehensive income, net of taxes									18,175	4,007	22,182
Proceeds from exercise of equity instruments and employee stock purchase plans	3,307,451	—			52,081						52,081
Tax benefits on equity awards					38,799						38,799
Treasury stock activity related to vesting of equity instruments						159,181	(7,993)				(7,993)
Common stock repurchases						9,259,400	(514,907)				(514,907)
Proceeds from issuance of treasury stock					15,258	(467,672)	10,015				25,273
Cash dividends					(75,760)						(75,760)
Adjustment to the fair value of redeemable noncontrolling interests					(26,614)						(26,614)
Changes in ownership of noncontrolling interests					6,928					9,747	16,675
Stock-based compensation expense					116,735						116,735
Other					(362)						(362)

Balance as of December 31, 2013	192,562,367	19	12,799,999	1	5,802,140	75,676,230	(3,465,675)	(209,218)	18,197	113,521	2,258,985
Net income (excludes $9,690 of net loss attributable to redeemable noncontrolling interest)								398,097		(15,457)	382,640
Other comprehensive income (loss), net of taxes									(156,971)	10,465	(146,506)
Proceeds from exercise of equity instruments and employee stock purchase plans	4,064,829	1			104,598						104,599
Tax benefits on equity awards					57,132						57,132
Issuance of common stock in connection with acquisition	175,040	—			—						—
Treasury stock activity related to vesting of equity instruments						9,689	(773)				(773)
Common stock repurchases						7,040,621	(537,088)				(537,088)
Proceeds from issuance of treasury stock					14,988	(264,608)	5,416				20,404
Cash dividends					(38,833)			(45,864)			(84,697)
Adjustment to the fair value of redeemable noncontrolling interests					(116,969)			(143,015)			(259,984)
Changes in ownership of noncontrolling interests					24,090					933	25,023
Stock-based compensation expense					69,620						69,620
Other					4,374	73,464	—				4,374

Balance as of December 31, 2014	196,802,236	$20	12,799,999	$1	$5,921,140	82,535,396	$(3,998,120)	$—	$(138,774)	$109,462	$1,893,729

See notes to consolidated financial statements.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Continued)

(In thousands, except share data)

			Class B common stock
	Common stock					Treasury stock			Accumulated other comprehensive income (loss)
					Additional paid-in capital			Retained earnings (deficit)		Non-redeemable noncontrolling interest
	Shares	Amount	Shares	Amount		Shares	Amount				Total
Net income (excludes $15,417 of net loss attributable to redeemable noncontrolling interest)								764,465		(26,300)	738,165
Other comprehensive income (loss), net of taxes									(146,120)	641	(145,479)
Proceeds from exercise of equity instruments and employee stock purchase plans	3,385,749	—			96,534						96,534
Withholding taxes for stock options					(85,033)						(85,033)
Tax benefits on equity awards					89,128						89,128
Issuance of common stock in connection with acquisitions	20,195,139	2			2,552,340						2,552,342
Treasury stock activity related to vesting of equity instruments						127,712	(15,763)				(15,763)
Common stock repurchases						525,504	(44,822)				(44,822)
Proceeds from issuance of treasury stock					18,779	(264,841)	3,796				22,575
Cash dividends					—			(108,778)			(108,778)
Adjustment to the fair value of redeemable noncontrolling interests					(40,558)			(148,021)			(188,579)
Sale of controlling interest in eLong					—					(92,550)	(92,550)
Acquisition of noncontrolling interest					—					64,115	64,115
Other changes in ownership of noncontrolling interests					(4,198)					10,005	5,807
Stock-based compensation expense					147,988						147,988
Other					388						388

Balance as of December 31, 2015	220,383,124	$22	12,799,999	$1	$8,696,508	82,923,771	$(4,054,909)	$507,666	$(284,894)	$65,373	$4,929,767

See notes to consolidated financial statements.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2015	2014	2013
	(In thousands)
Operating activities:
Net income	$722,748	$372,950	$216,358
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	336,680	265,817	211,744
Amortization of stock-based compensation	178,068	85,011	130,173
Amortization of intangible assets	163,665	79,615	71,731
Deferred income taxes	(21,635)	(79,031)	(772)
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	88,528	79,410	56,822
Realized (gain) loss on foreign currency forwards	(54,226)	5,481	(40,850)
Gain on sale of business	(508,810)	—	—
Noncontrolling interest basis adjustment	(77,400)	—	—
Other	15,865	8,966	10,576
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(198,262)	(157,957)	(127,327)
Prepaid expenses and other assets	97,701	(65,203)	(18,724)
Accounts payable, merchant	97,248	110,603	91,503
Accounts payable, other, accrued expenses and other current liabilities	194,458	271,454	(68,239)
Tax payable/receivable, net	39,776	39,971	(29,746)
Deferred merchant bookings	299,534	331,133	246,229
Deferred revenue	(5,893)	18,739	13,722

Net cash provided by operating activities from continuing operations	1,368,045	1,366,959	763,200

Investing activities:
Capital expenditures, including internal-use software and website development	(787,041)	(328,387)	(308,581)
Purchases of investments	(521,329)	(1,194,210)	(1,216,591)
Sales and maturities of investments	410,923	1,162,557	1,502,576
Acquisitions, net of cash acquired	(2,063,649)	(560,668)	(541,247)
Proceeds from sale of business, net of cash divested and disposal costs	523,882	—	—
Net settlement of foreign currency forwards	54,226	(5,481)	40,850
Other, net	11,728	1,932	(2,520)

Net cash used in investing activities from continuing operations	(2,371,260)	(924,257)	(525,513)

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	1,441,860	492,894	—
Purchases of treasury stock	(60,546)	(537,861)	(522,900)
Proceeds from issuance of treasury stock	22,575	20,404	25,273
Payment of dividends to stockholders	(108,527)	(84,697)	(75,760)
Proceeds from exercise of equity awards and employee stock purchase plan	97,716	108,121	56,836
Excess tax benefit on equity awards	90,855	58,156	39,606
Withholding taxes for stock option exercises	(85,033)	—	—
Other, net	5,299	(8,868)	(15,571)

Net cash provided by (used in) financing activities from continuing operations	1,404,199	48,149	(492,516)

Net cash provided by (used in) continuing operations	400,984	490,851	(254,829)
Net cash provided by discontinued operations	—	—	13,637
Effect of exchange rate changes on cash and cash equivalents	(127,385)	(109,184)	(30,936)

Net increase (decrease) in cash and cash equivalents	273,599	381,667	(272,128)
Cash and cash equivalents at beginning of year	1,402,700	1,021,033	1,293,161

Cash and cash equivalents at end of year	$1,676,299	$1,402,700	$1,021,033

Supplemental cash flow information
Cash paid for interest from continuing operations	$109,507	$87,555	$84,136
Income tax payments, net from continuing operations	96,834	70,339	73,439

See notes to consolidated financial statements.

Expedia, Inc.

Notes to Consolidated Financial Statements

NOTE 1—Organization and Basis of Presentation

  Description of Business

        Expedia, Inc. and its subsidiaries provide travel products and services to leisure and corporate travelers in the United States and abroad as well as various media and advertising offerings to travel and non-travel advertisers. These travel products and services are offered through a diversified portfolio of brands including: Expedia.com®, Hotels.com®, Hotwire.com™, Travelocity®, Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Egencia®, Expedia® CruiseShipCenters®, Venere Net SpA ("Venere"), trivago GmbH ("trivago"), CarRentals.com™, Wotif.com Holdings Limited ("Wotif Group"), Orbitz Worldwide, Inc. ("Orbitz") acquired in September 2015, HomeAway, Inc. acquired in December 2015, and eLong ™, Inc. ("eLong") through its sale on May 22, 2015. In addition, many of these brands have related international points of sale, including those as part of AirAsia-Expedia upon our acquisition of a controlling interest in March 2015. We refer to Expedia, Inc. and its subsidiaries collectively as "Expedia," the "Company," "us," "we" and "our" in these consolidated financial statements.

  Basis of Presentation

        The accompanying consolidated financial statements include Expedia, Inc., our wholly-owned subsidiaries, and entities we control, or in which we have a variable interest and are the primary beneficiary of expected cash profits or losses. We record our investments in entities that we do not control, but over which we have the ability to exercise significant influence, using the equity method. We have eliminated significant intercompany transactions and accounts.

        We believe that the assumptions underlying our consolidated financial statements are reasonable. However, these consolidated financial statements do not present our future financial position, the results of our future operations and cash flows.

  Seasonality

        We generally experience seasonal fluctuations in the demand for our travel products and services. For example, traditional leisure travel bookings are generally the highest in the first three quarters as travelers plan and book their spring, summer and holiday travel. The number of bookings typically decreases in the fourth quarter. Because revenue for most of our travel products, including merchant and agency hotel, is recognized when the travel takes place rather than when it is booked, revenue typically lags bookings by several weeks or longer. The seasonal revenue impact is exacerbated with respect to income by the nature of our variable cost of revenue and direct sales and marketing costs, which we typically realize in closer alignment to booking volumes, and the more stable nature of our fixed costs. Furthermore, operating profits for our primary advertising business, trivago, are experienced in the second half of the year as selling and marketing costs offset revenue in the first half of the year as we aggressively market during the busy booking period for summer travel. As a result, revenue and income are typically the lowest in the first quarter and highest in the third quarter. The continued growth of our international operations or a change in our product mix, including the assimilation, growth and shift to more of a transaction-based business model for the vacation rental listing business of HomeAway, may influence the typical trend of the seasonality in the future.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies

  Consolidation

        Our consolidated financial statements include the accounts of Expedia, Inc., our wholly-owned subsidiaries, and entities for which we control a majority of the entity's outstanding common stock. We record noncontrolling interest in our consolidated financial statements to recognize the minority ownership interest in our consolidated subsidiaries. Noncontrolling interest in the earnings and losses of consolidated subsidiaries represent the share of net income or loss allocated to members or partners in our consolidated entities, which includes the noncontrolling interest share of net income or loss from our redeemable and non-redeemable noncontrolling interest entities.

        We characterize our minority interest in AirAsia-Expedia as a non-redeemable noncontrolling interest and classify it as a component of stockholders' equity in our consolidated financial statements. Noncontrolling interests with shares redeemable at the option of the minority holders, such as trivago, have been included in redeemable noncontrolling interests. See "Redeemable Noncontrolling Interest" below for further information.

        We have eliminated significant intercompany transactions and accounts in our consolidated financial statements.

  Accounting Estimates

        We use estimates and assumptions in the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States ("GAAP"). Our estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our consolidated financial statements. These estimates and assumptions also affect the reported amount of net income or loss during any period. Our actual financial results could differ significantly from these estimates. The significant estimates underlying our consolidated financial statements include revenue recognition; recoverability of current and long-lived assets, intangible assets and goodwill; income and transactional taxes, such as potential settlements related to occupancy and excise taxes; loss contingencies; loyalty program liabilities; redeemable noncontrolling interests; acquisition purchase price allocations; stock-based compensation and accounting for derivative instruments.

  Reclassifications

        We have reclassified certain amounts related to our prior period results to conform to our current period presentation. We also included a reclassification on our consolidated balance sheet as of December 31, 2014 to correct the immaterial presentation of cash dividends as a reduction to retained earnings to the extent the Company maintained retained earnings instead of additional paid-in capital.

  Revenue Recognition

        We recognize revenue when it is earned and realizable based on the following criteria: persuasive evidence that an arrangement exists, services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

        We also evaluate the presentation of revenue on a gross versus a net basis. The consensus of the authoritative accounting literature is that the presentation of revenue as "the gross amount billed to a customer because it has earned revenue from the sale of goods or services or the net amount retained

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

(that is, the amount billed to a customer less the amount paid to a supplier) because it has earned a commission or fee" is a matter of judgment that depends on the relevant facts and circumstances. In making an evaluation of this issue, some of the factors that should be considered are: whether we are the primary obligor in the arrangement (strong indicator); whether we have general supply risk (before customer order is placed or upon customer return) (strong indicator); and whether we have latitude in establishing price. The guidance clearly indicates that the evaluations of these factors, which at times can be contradictory, are subject to significant judgment and subjectivity. If the conclusion drawn is that we perform as an agent or a broker without assuming the risks and rewards of ownership of goods, revenue should be reported on a net basis. For our primary transaction-based revenue models, discussed below, we have determined net presentation is appropriate for the majority of revenue transactions.

        We offer travel products and services on a stand-alone and package basis primarily through the following business models: the merchant model, the agency model and the advertising model. In addition, upon our acquisition of HomeAway on December 15, 2015, we also earn revenue related to vacation rental listing and other ancillary services provided to property owners and managers.

        Under the merchant model, we facilitate the booking of hotel rooms, airline seats, car rentals and destination services from our travel suppliers and we are the merchant of record for such bookings. The majority of our merchant transactions relate to hotel bookings.

        Under the agency model, we act as the agent in the transaction, passing reservations booked by the traveler to the relevant travel provider. We receive commissions or ticketing fees from the travel supplier and/or traveler. For certain agency airline, hotel and car transactions, we also receive fees from global distribution systems partners that control the computer systems through which these reservations are booked.

        Under the advertising model, we offer travel and non-travel advertisers access to a potential source of incremental traffic and transactions through our various media and advertising offerings on trivago and our transaction-based websites.

        Vacation rental listing revenue is primarily earned on a subscription basis where property owners or managers purchase in advance online advertising services related to the listing of their properties for rent over a fixed term (typically one year). Listing revenue is also generated on a commission basis, when traveler bookings are completed on our websites.

        Merchant Hotel.    Our travelers pay us for merchant hotel transactions prior to departing on their trip, generally when they book the reservation. We record the payment in deferred merchant bookings until the stay occurs, at which point we record the revenue. In certain nonrefundable, nonchangeable transactions where we have no significant post-delivery obligations, we record revenue when the traveler completes the transaction on our website, less a reserve for chargebacks and cancellations based on historical experience. Amounts received from customers are presented net of amounts paid to suppliers. In certain instances when a supplier invoices us for less than the cost we accrued, we generally recognize those amounts as revenue six months in arrears, net of an allowance, when we determine it is not probable that we will be required to pay the supplier, based on historical experience and contract terms. We generally contract in advance with lodging providers to obtain access to room allotments at wholesale rates. Certain contracts specifically identify the number of potential rooms and the negotiated rate of the rooms to which we may have access over the terms of the contracts, which

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

generally range from one to three years. Other contracts are not specific with respect to the number of rooms and the rates of the rooms to which we may have access over the terms of the contracts. In either case we may return unbooked hotel room allotments with no obligation to the lodging providers within a period specified in each contract. For hotel rooms that are cancelled by the traveler after the specified period of time, we charge the traveler a cancellation fee or penalty that approximates the amount a hotel may invoice us for the cancellation.

        Agency and Merchant Air.    We record revenue on air transactions when the traveler books the transaction, as we have no significant post-delivery obligations. We record a reserve for chargebacks and cancellations at the time of the transaction based on historical experience.

        Agency Hotel, Car and Cruise.    In addition to air tickets, our agency revenue comes from certain hotel transactions as well as cruise and car rental reservations. We generally record agency revenue from hotel, cruise and car reservations on an accrual basis when the travel occurs. We record an allowance for cancellations on this revenue based on historical experience.

        Packages.    Packages assembled by travelers through the packaging model on our websites generally include a merchant hotel component and some combination of an air, car or destination services component. The individual package components are recognized in accordance with our revenue recognition policies stated above.

        Advertising.    We record advertising revenue ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the advertising contract. We record revenue from click-through fees charged to our travel partners for traveler leads sent to the travel partners' websites. We record revenue from click-through fees after the traveler makes the click-through to the related travel partners' websites.

        Vacation Rental Listing and Other Ancillary Services.    Payments for term-based paid subscriptions received in advance of services being rendered are recorded as deferred revenue and recognized ratably on a straight-line basis over the listing period. Revenue for performance-based listings is calculated as a percentage of the traveler booking or a fixed fee-per-inquiry stated in the arrangement and recognized when the service has been performed or as the customers' refund privileges lapse, which is typically at check-in. Revenue from other ancillary vacation rental services or products are recorded either upon delivery or when we provide the service.

        Other.    We record revenue from all other sources either upon delivery or when we provide the service.

  Cash and Cash Equivalents

        Our cash and cash equivalents include cash and liquid financial instruments, including money market funds and time deposit investments, with maturities of three months or less when purchased.

  Short-term and Long-term Investments

        We determine the appropriate classification of our investments in marketable securities at the time of purchase and reevaluate such designation at each balance sheet date. Based on our intent and ability to hold certain assets until maturity, we may classify certain debt securities as held to maturity and

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

measure them at amortized cost. Investments classified as available for sale are recorded at fair value with unrealized holding gains and losses recorded, net of tax, as a component of accumulated other comprehensive income. Realized gains and losses from the sale of available for sale investments, if any, are determined on a specific identification basis. Investments with remaining maturities of less than one year are classified within short-term investments. All other investments with remaining maturities ranging from one year to five years are classified within long-term investments and other assets.

        We record investments using the equity method when we have the ability to exercise significant influence over the investee. Equity investments without readily determinable fair values for which we do not have the ability to exercise significant influence are accounted for using the cost method of accounting and classified within long-term investments and other assets. Under the cost method, investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, certain distributions, and additional investments. As of December 31, 2015 and 2014, we had $299 million and $12 million of cost method investments.

        We periodically evaluate the recoverability of investments and record a write-down to fair value if a decline in value is determined to be other-than-temporary.

  Accounts Receivable

        Accounts receivable are generally due within thirty days and are recorded net of an allowance for doubtful accounts. We consider accounts outstanding longer than the contractual payment terms as past due. We determine our allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, a specific customer's ability to pay its obligations to us, and the condition of the general economy and industry as a whole.

  Property and Equipment

        We record property and equipment at cost, net of accumulated depreciation and amortization. We also capitalize certain costs incurred related to the development of internal use software. We capitalize costs incurred during the application development stage related to the development of internal use software. We expense costs incurred related to the planning and post-implementation phases of development as incurred.

        We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is three to five years for computer equipment, capitalized software development and furniture and other equipment. We amortize leasehold improvement using the straight-line method, over the shorter of the estimated useful life of the improvement or the remaining term of the lease.

        We establish assets and liabilities for the present value of estimated future costs to return certain of our leased facilities to their original condition under the authoritative accounting guidance for asset retirement obligations. Such assets are depreciated over the lease period into operating expense, and the recorded liabilities are accreted to the future value of the estimated restoration costs.

  Business Combinations

        We assign the value of the consideration transferred to acquire a business to the tangible assets and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. Any excess purchase price over the fair value of the net tangible and intangible

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

assets acquired is allocated to goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer relationships and trade names, and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

        In September 2015, the Financial Accounting Standards Board ("FASB") issued an Accounting Standards Update ("ASU") that simplifies the accounting for measurement-period adjustments in a business combination. Under the ASU, an acquirer must recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The effect on earnings as a result of the change to the provisional amounts, calculated as if the accounting had been completed as of the acquisition date, must be recorded in the reporting period in which the adjustment amounts are determined rather than retrospectively. The guidance is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years with early adoption permitted for financial statements that have not been issued. We elected to early adopt the third quarter of 2015.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination as of the acquisition date. We assess goodwill and indefinite-lived intangible assets, neither of which is amortized, for impairment annually as of October 1, or more frequently, if events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we typically first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. If so, we perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit's goodwill over its implied fair value should such a circumstance arise. Periodically, we may choose to forgo the initial qualitative assessment and perform quantitative analysis to assist in our annual evaluation.

        We generally base our measurement of fair value of reporting units on a blended analysis of the present value of future discounted cash flows and market valuation approach. The discounted cash flows model indicates the fair value of the reporting units based on the present value of the cash flows that we expect the reporting units to generate in the future. Our significant estimates in the discounted cash flows model include: our weighted average cost of capital; long-term rate of growth and profitability of our business; and working capital effects. The market valuation approach indicates the fair value of the business based on a comparison of the Company to comparable publicly traded firms in similar lines of business. Our significant estimates in the market approach model include identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting units.

        We believe the weighted use of discounted cash flows and market approach is the best method for determining the fair value of our reporting units because these are the most common valuation

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

methodologies used within the travel and internet industries; and the blended use of both models compensates for the inherent risks associated with either model if used on a stand-alone basis.

        In addition to measuring the fair value of our reporting units as described above, we consider the combined carrying and fair values of our reporting units in relation to the Company's total fair value of equity plus debt as of the assessment date. Our equity value assumes our fully diluted market capitalization, using either the stock price on the valuation date or the average stock price over a range of dates around the valuation date, plus an estimated acquisition premium which is based on observable transactions of comparable companies. The debt value is based on the highest value expected to be paid to repurchase the debt, which can be fair value, principal or principal plus a premium depending on the terms of each debt instrument.

        In our evaluation of our indefinite-lived intangible assets, we typically first perform a qualitative assessment to determine whether the fair value of the indefinite-lived intangible asset is more likely than not impaired. If so, we perform a quantitative assessment and an impairment charge is recorded for the excess of the carrying value of indefinite-lived intangible assets over their fair value. We base our measurement of fair value of indefinite-lived intangible assets, which primarily consist of trade name and trademarks, using the relief-from-royalty method. This method assumes that the trade name and trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. As with goodwill, periodically, we may choose to forgo the initial qualitative assessment and perform quantitative analysis to assist in our annual evaluation of indefinite-lived intangible assets.

  Recoverability of Intangible Assets with Definite Lives and Other Long-Lived Assets

        Intangible assets with definite lives and other long-lived assets are carried at cost and are amortized on a straight-line basis over their estimated useful lives of less than one to twelve years. We review the carrying value of long-lived assets or asset groups, including property and equipment, to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. If such facts indicate a potential impairment, we would assess the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, we will estimate the fair value of the asset group using appropriate valuation methodologies which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset groups carrying amount and its estimated fair value.

        Assets held for sale, to the extent we have any, are reported at the lower of cost or fair value less costs to sell.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

  Redeemable Noncontrolling Interests

        We have noncontrolling interests in majority owned entities, which are carried at fair value as the noncontrolling interests contain certain rights, whereby we may acquire and the minority shareholders may sell to us the additional shares of the companies. Changes in fair value of the shares for which the minority holders may sell to us are recorded to the noncontrolling interest and as charges or credits to retained earnings (or additional paid-in capital in the absence of retained earnings). Fair value determinations require high levels of judgment ("Level 3" on the fair value hierarchy) and are based on various valuation techniques, including market comparables and discounted cash flow projections.

  Income Taxes

        We record income taxes under the liability method. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

        In November 2015, the FASB issued an ASU that simplified the presentation of deferred taxes by requiring all deferred tax assets and liabilities to be classified as noncurrent on the balance sheet. Under the previous practice, the requirement was to separate deferred taxes into current and noncurrent amounts on the balance sheet. The new standard does not affect the requirement to offset deferred tax assets and liabilities for each taxpaying component within a tax jurisdiction. We elected to early adopt for the current reporting period ending December 31, 2015 on a prospective basis. Other than the revised balance sheet presentation of deferred income tax assets and liabilities, the adoption of this standard did not have an effect on our consolidated financial statements.

        We account for uncertain tax positions based on a two-step process of evaluating recognition and measurement criteria. The first step assesses whether the tax position is more likely than not to be sustained upon examination by the tax authority, including resolution of any appeals or litigation, based on the technical merits of the position. If the tax position meets the more likely than not criteria, the portion of the tax benefit greater than 50% likely to be realized upon settlement with the tax authority is recognized in the financial statements.

  Presentation of Taxes in the Income Statement

        We present taxes that we collect from customers and remit to government authorities on a net basis in our consolidated statements of operations.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

  Discontinued Operations

        As of January 1, 2015, we adopted the ASU amending the requirements for reporting discontinued operations, which may include a component of an entity or a group of components of an entity. The amendment limits discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have, or will have, a major effect on an entity's operations and financial results and it also requires expanded disclosures surrounding discontinued operations. Upon adoption, the standard impacted how we assess and report discontinued operations, including our divestiture of eLong during the second quarter of 2015 as disclosed below in Note 4—Disposition of Business.

        On December 20, 2011, we completed the spin-off of TripAdvisor, which was accounted for as a discontinued operation. During 2013, we received an income tax refund of $14 million related to a tax benefit for extinguishment of debt, which was included within cash provided by discontinued operations in our consolidated statement of cash flows for the period.

  Derivative Instruments

        Derivative instruments are carried at fair value on our consolidated balance sheets. The fair values of the derivative financial instruments generally represent the estimated amounts we would expect to receive or pay upon termination of the contracts as of the reporting date.

        At December 31, 2015 and 2014, our derivative instruments primarily consisted of foreign currency forward contracts. We use foreign currency forward contracts to economically hedge certain merchant revenue exposures and in lieu of holding certain foreign currency cash for the purpose of economically hedging our foreign currency-denominated operating liabilities. Our goal in managing our foreign exchange risk is to reduce, to the extent practicable, our potential exposure to the changes that exchange rates might have on our earnings, cash flows and financial position. Our foreign currency forward contracts are typically short-term and, as they do not qualify for hedge accounting treatment, we classify the changes in their fair value in other, net. We do not hold or issue financial instruments for speculative or trading purposes.

        In June 2015, we issued Euro 650 million of registered senior unsecured notes that are due in June 2022 and bear interest at 2.5% (the "2.5% Notes"). The aggregate principal value of the 2.5% Notes is designated as a hedge of our net investment in certain Euro functional currency subsidiaries. The notes are measured at Euro to U.S. Dollar exchange rates at each balance sheet date and transaction gains or losses due to changes in rates are recorded in accumulated other comprehensive income (loss) ("OCI"). The Euro-denominated net assets of these subsidiaries are translated into U.S. Dollars at each balance sheet date, with effects of foreign currency changes also reported in accumulated OCI Since the notional amount of the recorded Euro-denominated debt is less than the notional amount of our net investment, we do not expect to incur any ineffectiveness on this hedge.

  Foreign Currency Translation and Transaction Gains and Losses

        Certain of our operations outside of the United States use the related local currency as their functional currency. We translate revenue and expense at average rates of exchange during the period. We translate assets and liabilities at the rates of exchange as of the consolidated balance sheet dates and include foreign currency translation gains and losses as a component of accumulated OCI. Due to the nature of our operations and our corporate structure, we also have subsidiaries that have significant

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

transactions in foreign currencies other than their functional currency. We record transaction gains and losses in our consolidated statements of operations related to the recurring remeasurement and settlement of such transactions.

        To the extent practicable, we attempt to minimize this exposure by maintaining natural hedges between our current assets and current liabilities of similarly denominated foreign currencies. Additionally, as discussed above, we use foreign currency forward contracts to economically hedge certain merchant revenue exposures and in lieu of holding certain foreign currency cash for the purpose of economically hedging our foreign currency-denominated operating liabilities.

  Debt Issuance Costs

        We defer costs we incur to issue debt and amortize these costs to interest expense over the term of the debt or, when the debt can be redeemed at the option of the holders, over the term of the redemption option.

  Marketing Promotions

        We periodically provide incentive offers to our customers to encourage booking of travel products and services. Generally, our incentive offers are as follows:

        Current Discount Offers.    These promotions include dollar off discounts to be applied against current purchases. We record the discounts as reduction in revenue at the date we record the corresponding revenue transaction.

        Inducement Offers.    These promotions include discounts granted at the time of a current purchase to be applied against a future qualifying purchase. We treat inducement offers as a reduction to revenue based on estimated future redemption rates. We allocate the discount amount at the time of the offer between the current purchase and the potential future purchase based on our expected relative value of the transactions. We estimate our redemption rates using our historical experience for similar inducement offers.

        Concession Offers.    These promotions include discounts to be applied against a future purchase to maintain customer satisfaction. Upon issuance, we record these concession offers as a reduction to revenue based on estimated future redemption rates. We estimate our redemption rates using our historical experience for concession offers.

        Loyalty and Points Based Offers.    We offer certain internally administered traveler loyalty programs to our customers, such as our Hotels.com Rewards® program, our Brand Expedia Expedia® + rewards program and our Orbitz rewards program. Hotels.com Rewards offers travelers one free night at any Hotels.com partner property after that traveler stays 10 nights, subject to certain restrictions. Expedia+ rewards enables participating travelers to earn points on all hotel, flight, package and activities made on over 20 Brand Expedia websites. Orbitz Rewards allows travelers to earn OrbucksSM , the currency of Orbitz Rewards, on flights, hotels and vacation packages and instantly redeem those Orbucks on future bookings at various hotels worldwide. As travelers accumulate points towards free travel products, we record a liability for the estimated future cost of redemptions. We determine the future redemption obligation based on factors that require significant judgment including: (i) the estimated cost of travel products to be redeemed, and (ii) an estimated redemption rate based on the overall

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

accumulation and usage of points towards free travel products, which is determined through current and historical trends as well as statistical modeling techniques. As of December 31, 2015 and 2014, we had a liability related to our loyalty programs of $364 million and $235 million included in accrued expenses and other current liabilities.

  Advertising Expense

        We incur advertising expense consisting of offline costs, including television and radio advertising, and online advertising expense to promote our brands. We expense the production costs associated with advertisements in the period in which the advertisement first takes place. We expense the costs of communicating the advertisement (e.g., television airtime) as incurred each time the advertisement is shown. For the years ended December 31, 2015, 2014 and 2013, our advertising expense was $2.1 billion, $1.6 billion and $1.2 billion. As of December 31, 2015 and 2014, we had $16 million and $24 million of prepaid marketing expenses included in prepaid expenses and other current assets.

  Stock-Based Compensation

        We measure and amortize the fair value of stock options and restricted stock units ("RSUs") as follows:

        Stock Options.    We measure the value of stock options issued or modified, including unvested options assumed in acquisitions, on the grant date (or modification or acquisition dates, if applicable) at fair value, using appropriate valuation techniques, including the Black-Scholes and Monte Carlo option pricing models. The valuation models incorporate various assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. We base our expected term assumptions on our historical experience and on the terms and conditions of the stock awards granted to employees. We amortize the fair value, net of estimated forfeitures, over the remaining vesting term on a straight-line basis. The majority of our stock options vest over four years.

        Restricted Stock Units.    RSUs are stock awards that are granted to employees entitling the holder to shares of common stock as the award vests, typically over a three or four-year period. We measure the value of RSUs at fair value based on the number of shares granted and the quoted price of our common stock at the date of grant. We amortize the fair value, net of estimated forfeitures, as stock-based compensation expense over the vesting term on a straight-line basis. We record RSUs that may be settled by the holder in cash, rather than shares, as a liability and we remeasure these instruments at fair value at the end of each reporting period. Upon settlement of these awards, our total compensation expense recorded over the vesting period of the awards will equal the settlement amount, which is based on our stock price on the settlement date. Performance-based RSUs vest upon achievement of certain company-based performance conditions. On the date of grant, we determine the fair value of the performance-based award based on the fair value of our common stock at that time and we assess whether it is probable that the performance targets will be achieved. If assessed as probable, we record compensation expense for these awards over the estimated performance period using the accelerated method. At each reporting period, we reassess the probability of achieving the performance targets and the performance period required to meet those targets. The estimation of whether the performance targets will be achieved and of the performance period required to achieve the targets requires judgment, and to the extent actual results or updated estimates differ from our

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

current estimates, the cumulative effect on current and prior periods of those changes will be recorded in the period estimates are revised, or the change in estimate will be applied prospectively depending on whether the change affects the estimate of total compensation cost to be recognized or merely affects the period over which compensation cost is to be recognized. The ultimate number of shares issued and the related compensation expense recognized will be based on a comparison of the final performance metrics to the specified targets.

        Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive these awards, and subsequent events are not indicative of the reasonableness of our original estimates of fair value. In determining the estimated forfeiture rates for stock-based awards, we periodically conduct an assessment of the actual number of equity awards that have been forfeited to date as well as those expected to be forfeited in the future. We consider many factors when estimating expected forfeitures, including the type of award, the employee class and historical experience. The estimate of stock awards that will ultimately be forfeited requires significant judgment and to the extent that actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period such estimates are revised.

  Earnings Per Share

        We compute basic earnings per share by taking net income attributable to Expedia, Inc. available to common stockholders divided by the weighted average number of common and Class B common shares outstanding during the period excluding restricted stock and stock held in escrow. Diluted earnings per share include the potential dilution that could occur from stock-based awards and other stock-based commitments using the treasury stock or the as if converted methods, as applicable. For additional information on how we compute earnings per share, see Note 14—Earnings Per Share.

  Fair Value Recognition, Measurement and Disclosure

        The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reported on our consolidated balance sheets approximate fair value as we maintain them with various high-quality financial institutions. The accounts receivable are short-term in nature and are generally settled shortly after the sale.

        We disclose the fair value of our financial instruments based on the fair value hierarchy using the following three categories:

  Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

  Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

  Level 3—Valuations based on unobservable inputs reflecting the Company's own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

  Certain Risks and Concentrations

        Our business is subject to certain risks and concentrations including dependence on relationships with travel suppliers, primarily airlines and hotels, dependence on third-party technology providers, exposure to risks associated with online commerce security and payment related fraud. We also rely on global distribution system partners and third-party service providers for certain fulfillment services.

        Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of cash and cash equivalents and corporate debt securities. We maintain some cash and cash equivalents balances with financial institutions that are in excess of Federal Deposit Insurance Corporation insurance limits. Our cash and cash equivalents are primarily composed of prime institutional money market funds as well as bank (both interest and non-interest bearing) account balances denominated in U.S. dollars, euros, Australian dollar, British pound sterling, Canadian dollar and Japanese yen.

  Contingent Liabilities

        We have a number of regulatory and legal matters outstanding, as discussed further in Note 17—Commitments and Contingencies. Periodically, we review the status of all significant outstanding matters to assess the potential financial exposure. When (i) it is probable that an asset has been impaired or a liability has been incurred and (ii) the amount of the loss can be reasonably estimated, we record the estimated loss in our consolidated statements of operations. We provide disclosure in the notes to the consolidated financial statements for loss contingencies that do not meet both of these conditions if there is a reasonable possibility that a loss may have been incurred that would be material to the financial statements. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. We base accruals made on the best information available at the time which can be highly subjective. The final outcome of these matters could vary significantly from the amounts included in the accompanying consolidated financial statements.

  Occupancy Tax

        Some states and localities impose a transient occupancy or accommodation tax on the use or occupancy of hotel accommodations. Generally, hotels collect taxes based on the room rate paid to the hotel and remit these taxes to the various tax authorities. When a customer books a room through one of our travel services, we collect a tax recovery charge from the customer which we pay to the hotel. We calculate the tax recovery charge by applying the occupancy tax rate supplied to us by the hotels to the amount that the hotel has agreed to receive for the rental of the room by the consumer. In all but a limited number of jurisdictions, we do not collect or remit occupancy taxes, nor do we pay occupancy taxes to the hotel operator on the portion of the customer payment we retain. Some jurisdictions have questioned our practice in this regard. While the applicable tax provisions vary among the jurisdictions, we generally believe that we are not required to collect and remit such occupancy taxes. We are engaged in discussions with tax authorities in various jurisdictions to resolve this issue. Some tax authorities have brought lawsuits or have levied assessments asserting that we are required to collect and remit occupancy tax. The ultimate resolution in all jurisdictions cannot be determined at this time. We have established a reserve for the potential settlement of issues related to hotel occupancy taxes

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 2—Significant Accounting Policies (Continued)

when determined to be probable and estimable. See Note 17—Commitments and Contingencies for further discussion.

  Recent Accounting Policies Not Yet Adopted

        In May 2014, the FASB issued an ASU amending revenue recognition guidance and requiring more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued an ASU deferring the effective date of the revenue standard so it would be effective for annual and interim reporting periods beginning after December 15, 2017, with early adoption prohibited before December 15, 2016. We are in the process of evaluating the impact of the adoption of this new guidance on our consolidated financial statements.

        In April 2015, the FASB issued an ASU that requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The guidance is effective for annual and interim reporting periods beginning after December 15, 2015, but early adoption is permitted. We anticipate adopting this new guidance on January 1, 2016 with no material impact on our consolidated financial statements.

        In April 2015, the FASB issued guidance to clarify the accounting for fees paid by a customer in a cloud computing arrangement. This standard clarifies whether a customer should account for a cloud computing arrangement as an acquisition of a software license or as a service arrangement by providing characteristics that a cloud computing arrangement must have in order to be accounted for as a software license acquisition. This guidance is effective for annual periods beginning after December 15, 2015, but early adoption is permitted. Upon adoption, an entity may apply the new guidance prospectively or retrospectively to all prior periods presented in the financial statements. We anticipate adopting this new guidance prospectively on January 1, 2016 with no material impact on our consolidated financial statements.

        In January 2016, the FASB issued new guidance related to accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. We are in the process of evaluating the impact of adopting this new guidance on our consolidated financial statements.

NOTE 3—Acquisitions and Other Investments

  2015 Acquisition and Other Investment Activity

        HomeAway Acquisition.    On December 15, 2015, we completed our acquisition of HomeAway, Inc., including all of its brands, for total purchase consideration of $3.6 billion primarily in cash and Expedia common stock. With Expedia's expertise in powering global transactional platforms and our industry-leading technology capabilities, we will partner with HomeAway to accelerate their shift from a classified marketplace to an online, transactional model to create even better experiences for HomeAway's global traveler audience and the owners and managers of its properties around the world.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 3—Acquisitions and Other Investments (Continued)

        Each outstanding share of common stock of HomeAway immediately prior to the acquisition was exchanged for $10.15 in cash and 0.2065 of a share of Expedia common stock, with cash paid in lieu of fractional shares. The preliminary aggregate purchase consideration for HomeAway is as follows (in thousands):

Fair value of shares of Expedia common stock issued to HomeAway stockholders and equity award holders	$2,515,755
Cash consideration paid to HomeAway stockholders and equity award holders	1,027,061
Replacement restricted stock units and stock options attributable to pre-acquisition service	19,513

Total purchase consideration	$3,562,329

        The fair value of common stock shares issued was based on the closing price of Expedia's common stock at December 14, 2015 and included the fair value of shares of Expedia common stock issued to (i) HomeAway stockholders based on approximately 97 million HomeAway shares outstanding as of December 14, 2015 and (ii) holders of equity awards vested as of December 14, 2015. Approximately 20 million shares of Expedia common stock were issued in connection with the acquisition of HomeAway. Purchase consideration also included $20 million for the portion of certain unvested employee options and restricted stock unit awards of HomeAway attributable to pre-combination service, which were replaced with Expedia awards in conjunction with the acquisition and measured at fair value on the acquisition date. The fair value for the portion of the awards attributable to post-combination service was $106 million, net of estimated forfeitures.

        Due to the limited amount of time since the acquisition of HomeAway, the purchase price allocation was based on a preliminary valuation of the assets acquired and liabilities assumed and is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed become available. The final allocation may include changes to the acquisition date fair value of intangible assets, goodwill, deferred taxes, deferred

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 3—Acquisitions and Other Investments (Continued)

revenue as well as operating assets and liabilities. The following summarizes the preliminary allocation of the purchase price for HomeAway, in thousands:

Cash	$900,281
Other current assets(1)	54,665
Long-term assets	81,564
Intangible assets with definite lives(2)	555,600
Intangible assets with indefinite lives(3)	196,900
Goodwill	2,602,712
Deferred revenue	(182,978)
Other current liabilities	(104,316)
Debt	(402,500)
Other long-term liabilities	(31,122)
Deferred tax liabilities, net	(108,477)

Total	$3,562,329

(1)
Gross accounts receivable was $25 million, of which $1 million was estimated to be uncollectible.

(2)
Acquired definite-lived intangible assets primarily consist of supplier relationships, customer relationships and developed technology assets with average lives ranging from less than one to twelve years and an estimated combined weighted average useful life of 5.73 years.

(3)
Acquired indefinite-lived intangible assets primarily consist of trade names and trademarks.

        The goodwill of $2.6 billion is primarily attributable to assembled workforce and operating synergies as it relates to the shift to a transaction model. The goodwill has been allocated to the new HomeAway reportable segment and is not expected to be deductible for tax purposes.

        We assumed approximately $403 million of 0.125% Convertible Senior Notes due 2019 (the "Convertible Notes") in connection with the HomeAway acquisition. However, following the consummation of the HomeAway acquisition, we subsequently delivered a notice to holders of the Convertible Notes, as required per the terms of the Convertible Notes indenture, to which each holder of the Convertible Notes had the right to (i) require the Company to repurchase its Convertible Notes for cash at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest or (ii) convert its Convertible Notes, at a specified conversion rate into HomeAway common stock (which, following consummation of the HomeAway acquisition, represented the right to receive the transaction consideration) or (iii) allow the Convertible Notes to remain outstanding for the remaining term. As a result, the majority of the Convertible Notes, or $377 million, were repurchased during the January 2016, and we have therefore determined the fair value of the Convertible Notes on the date of acquisition to be equal to the principal amount of the Convertible Notes.

        In connection with the issuance of the Convertible Notes, HomeAway also sold warrants (the "Warrants") to acquire approximately 7.7 million shares of HomeAway common stock. As a result of the merger, the Warrant holders had the right to terminate the Warrants at fair value as determined in

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 3—Acquisitions and Other Investments (Continued)

a commercially reasonable manner. A portion of such Warrants were settled on December 16, 2015 for $23 million in cash, with the $8 million remainder settled in January 2016.

        Both the Convertible Notes and the Warrants outstanding as of December 31, 2015 were included in accrued expenses and other current liabilities.

        HomeAway was consolidated into our financial statements starting on the acquisition date and we have recognized a related $20 million in revenue and $14 million in operating losses, including fees related to the acquisition that are not allocated to the segment, for 2015.

        In connection with the acquisition, HomeAway incurred fees paid to financial advisors totaling approximately $33 million, which were contingent upon closing and were excluded from both Expedia's consolidated statement of operations and the pre-combination financial statements of HomeAway.

        Orbitz Acquisition.    On September 17, 2015, we completed our acquisition of Orbitz Worldwide, Inc., including all of its brands, including Orbitz, ebookers, HotelClub, CheapTickets, Orbitz Partner Network and Orbitz for Business, for a total purchase consideration of $1.8 billion. The acquisition provides Expedia the opportunity to deliver a better customer experience to Orbitz' loyal customer base and to further enhance the marketing and distribution capabilities we offer to our global supply partners.

        The purchase consideration consisted primarily of $1.4 billion in cash, or $12 per share for all shares of Orbitz common stock outstanding as of the purchase date, as well as the settlement of $432 million of pre-existing Orbitz debt at the closing of the acquisition. Purchase consideration also included $17 million for the portion of certain unvested employee restricted stock unit awards of Orbitz attributable to pre-combination service, which were replaced with Expedia awards in conjunction with the acquisition and measured at fair value on the acquisition date. The fair value for the portion of the awards attributable to post-combination service was $49 million, net of estimated forfeitures, of which $34 million was recognized during 2015.

        The purchase price allocation was based on a preliminary valuation of the assets acquired and liabilities assumed and is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed become available. The final allocation may include changes to the acquisition date fair value of intangible assets, goodwill, deferred taxes, deferred revenue, accounts receivable, loyalty liabilities and other current liabilities as well as

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 3—Acquisitions and Other Investments (Continued)

other items. The following summarizes the preliminary allocation of the purchase price for Orbitz, in thousands:

Cash consideration for shares	$1,362,362
Settlement of Orbitz debt	432,231
Replacement restricted stock units attributable to pre-acquisition service	16,717
Other consideration	2,214

Total purchase consideration	$1,813,524

Cash	$194,515
Accounts receivable, net(1)	147,517
Other current assets	33,728
Long-term assets	115,163
Intangible assets with definite lives(2)	515,384
Intangible assets with indefinite lives(3)	166,800
Goodwill	1,443,521
Current liabilities	(635,209)
Other long-term liabilities	(54,627)
Deferred tax liabilities, net	(113,268)

Total	$1,813,524

(1)
Gross accounts receivable was $157 million, of which $9 million was estimated to be uncollectible.

(2)
Acquired definite-lived intangible assets primarily consist of customer relationship assets, developed technology assets and partner relationship assets with estimated useful lives ranging from less than one to ten years with a weighted average life of 6.03 years.

(3)
Acquired indefinite-lived intangible assets primarily consist of trade names and trademarks.

        The goodwill of $1.4 billion is primarily attributable to operating synergies. The goodwill has been allocated to the Core Online Travel Agencies ("Core OTA") segment and is not expected to be deductible for tax purposes. Orbitz was consolidated into our financial statements starting on the acquisition date and we have recognized a related $196 million in revenue and $163 million in operating losses, including restructuring charges of $92 million as well as fees related to the acquisition that are not allocated to the Core OTA segment, for 2015.

        In connection with the merger, Orbitz incurred fees paid to financial advisors totaling approximately $25 million, which were contingent upon closing and were excluded from both Expedia's consolidated statement of operations and the pre-combination financial statements of Orbitz. In addition, Orbitz offered certain employees a continuity incentive of approximately $30 million for continuing employment through the closing date and beyond. The first half of the incentives were contingent and paid upon the closing of the acquisition and related to service provided in the pre-acquisition period. The second half of the incentive is payable 180 days after the closing (or upon involuntary termination, if applicable) and is being expensed to restructuring and related reorganization charges over the applicable service period.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 3—Acquisitions and Other Investments (Continued)

        For information related to restructuring plans as a result of the merger, see Note 15—Restructuring and Related Reorganization Charges. For information related to claims, proceedings and inquiries related to hotel occupancy and other taxes for Orbitz, see Note 17—Commitments and Contingencies.

        Combined Pro forma Information (Unaudited).    Supplemental information on an unaudited combined pro forma basis, as if the HomeAway and Orbitz acquisitions had been consummated on January 1, 2014, is presented as follows, in thousands:

	Years Ended December 31,
	2015	2014
Revenue	$7,838,863	$7,110,688
Net income attributable to Expedia, Inc.	816,634	301,331

        The pro forma results are not necessarily indicative of our consolidated results of operations in future periods or the results that actually would have been realized had the companies operated on a combined basis during the periods presented. The pro forma results include adjustments primarily related to amortization of acquired intangibles, depreciation of fixed assets, certain accounting policy alignments as well as direct and incremental acquisition related costs reflected in the historical financial statements. The preliminary purchase price allocation was used to prepare the pro forma adjustments. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

        Other 2015 Acquisitions.    On March 10, 2015, we completed the acquisition of an additional 25% equity interest of AAE Travel Pte. Ltd., the joint venture formed between Expedia and AirAsia Berhad in 2011, for cash consideration of approximately $94 million. This investment increased our total ownership in the venture from 50% to 75% and resulted in the consolidation of the entity. In conjunction with the acquisition of the additional interest, we remeasured our previously held equity interest to fair value, excluding any acquisition premium, and recognized a gain of $77 million in other, net during the period. The fair value of the 25% noncontrolling interest, including an acquisition premium, was estimated to be $64 million at the time of the acquisition. Both fair values were determined based on various valuation techniques, including market comparables and discounted cash flow projections (Level 3 inputs).

        On January 23, 2015, we acquired the Travelocity brand and other associated assets from Sabre for $280 million in cash consideration. As a result of the asset acquisition, the strategic marketing and other related agreements entered into in 2013 were terminated. Under the terms of the strategic marketing agreement, Travelocity was compensated through a performance-based marketing fee related to bookings powered by Expedia made through Travelocity-branded websites in the United States and Canada. Revenue earned on the Travelocity websites was recorded as a component of Expedia's net revenue in accordance with our revenue recognition policies and the related marketing fee paid to Travelocity was recorded as selling and marketing expense. In conjunction with the acquisition, we did not acquire any cash or working capital assets or assume any liabilities.

        In addition, we completed three other acquisitions during 2015 for a total purchase price of $9 million.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 3—Acquisitions and Other Investments (Continued)

        The following summarizes the allocation of the purchase price for the 2015 acquisitions, excluding HomeAway and Orbitz, in thousands:

Goodwill	$196,431
Intangible assets with indefinite lives	163,400
Intangible assets with definite lives(1)	146,126
Net assets and non-controlling interests acquired(2)	(23,366)
Deferred tax liabilities	(7,910)

Total(3)	$474,681

(1)
Acquired definite-lived intangible assets primarily consist of customer relationship, reacquired right and supplier relationship assets and have estimated useful lives of between four and ten years with a weighted average life of 5.8 years.

(2)
Includes cash acquired of $41 million.

(3)
The total purchase price includes noncash consideration of $99 million related to an equity method investment, which is currently consolidated upon our acquisition of a controlling interest, as discussed above, with the remainder paid in cash during the period.

        The goodwill of $196 million is primarily attributable to operating synergies and $82 million is expected to be deductible for tax purposes with the remainder not expected to be deductible.

        Business combination accounting is preliminary and subject to revision while we accumulate all relevant information regarding the fair values of the net assets acquired. The results of operations of the other acquired companies have been included in our consolidated results from the transaction closing dates forward. Pro forma results of operations have not been presented as such pro forma financial information would not be materially different from historical results.

        Other Investments.    On March 10, 2015, we announced that Expedia and Decolar.com, Inc. ("Decolar"), the Latin American online travel company that operates the Decolar.com and Despegar.com branded websites, have expanded our partnership to include deeper cooperation on hotel supply and we have made a $270 million cost method investment in Decolar, which is included within long-term investments and other assets on our consolidated balance sheet.

        Acquisition-related Costs.    Other than costs mentioned above related to Orbitz and HomeAway that were contingent upon closing and those costs related to cost method investments, total acquisition-related costs incurred by Expedia in 2015, which included legal, finance, consulting and other professional fees, were expensed as incurred within general and administrative expenses and were approximately $47 million.

  2014 Acquisition Activity

        In November 2014, we acquired Wotif Group, an Australian-based online travel company. The total consideration received by Wotif Group shareholders of $703 million Australian dollars ("A$") or A$3.30 per share (approximately $612 million or $2.87 per share based on November 13, 2014 exchange

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 3—Acquisitions and Other Investments (Continued)

rates) was comprised of A$51 million special dividend distributed by the Wotif Group to its shareholders prior to the acquisition by Expedia, Inc. and A$652 million (or approximately $568 million) in cash from Expedia, Inc. The Wotif Group adds to our collection of travel's most trusted brands and enhances our supply in the Asia-Pacific region, while allowing Expedia to expose the Wotif Group to our world-class technology and its customers to our extensive global supply.

        The aggregate purchase price consideration of $568 million was allocated to the fair value of assets acquired and liabilities assumed as follows, in thousands:

Goodwill	$350,093
Intangible assets with indefinite lives	125,762
Intangible assets with definite lives(1)	138,292
Net liabilities(2)	(43,429)
Deferred tax liabilities	(2,908)

Total	$567,810

(1)
Acquired definite-lived intangible assets primarily consist of supplier contracts and customer relationships and have estimated useful lives of between less than one year and 10 years with a weighted average life of 7.8 years.

(2)
Includes cash acquired of $36 million.

        The goodwill of $350 million is primarily attributed to assembled workforce and operating synergies. The goodwill has been allocated to the Core OTA segment and is expected to be deductible for tax purposes. Acquisition-related costs were expensed as incurred within general and administrative expenses and were approximately $7 million.

        During 2014, we completed three other acquisitions, including a leading online car rental reservation company in Europe, for total consideration of $85 million, which included cash paid of $77 million and existing equity interest of $7 million. As a result of these acquisitions, we acquired net liabilities of $19 million, including cash of $48 million, as well as recorded deferred tax liabilities of $17 million, $70 million in goodwill and $51 million of intangible assets with definite lives with a weighted average amortization life of 6.1 years. In conjunction with our acquisition of a consolidating interest in one of the companies, we remeasured our previously held equity interest to fair value at the acquisition date and recognized a gain of $3 million in other, net during the period.

        The results of operations of the acquired companies, including the Wotif Group, have been included in our consolidated results from the transaction closing dates forward; the effect on consolidated revenue and operating income during 2014 was not significant. Pro forma results of operations have not been presented as such pro forma financial information would not be materially different from historical results.

  2013 Acquisition Activity

        During 2013, we completed the purchase of a 63% equity position (61.6% on a fully diluted basis) in trivago GmbH, a leading hotel metasearch company based in Germany. trivago was acquired due to the quality and strength of its product and brand and our belief that the company will continue to scale

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 3—Acquisitions and Other Investments (Continued)

as it expands globally. In conjunction with the acquisition, we paid € 434 million in cash, or approximately $564 million based on March 8, 2013 exchange rates, of which $554 million was paid to the shareholders of trivago and $10 million was used to settle a portion of an employee compensation plan. In addition, we agreed to issue 875,200 shares of Expedia, Inc. common stock to certain employee stockholders in five equal increments on or about each of the first through fifth anniversaries of the acquisition. The number of shares of Expedia common stock was calculated based on the aggregate value of €43 million using a thirty-day trailing average of closing trading prices and exchange rates prior to acquisition. During the first quarter of 2014 and 2015, we issued the first two increments of 175,040 shares of Expedia, Inc. common stock. Also in conjunction with the acquisition, we replaced certain employee stock-based awards of the acquiree, which related to pre-combination service, for an acquisition date fair value of $15 million.

        As a result of the acquisition, we expensed $66 million to acquisition-related and other on the consolidated statements of operations during 2013, which included approximately $57 million in stock-based compensation related to the issuance of the 875,200 shares of common stock as the issuance was determined separate from the business combination and was not contingent upon any future service or other certain event except the passage of time as well as approximately $10 million for the amount paid to settle a portion of the employee compensation plan of trivago, which was considered separate from the business combination. The stock-based compensation expense was measured using the closing price of Expedia, Inc. common stock as of the acquisition date multiplied by the number of shares to be issued. Acquisition-related costs were expensed as incurred and were not significant. The aggregate purchase price consideration was $570 million, which included the cash paid to shareholders of trivago of $554 million as well as $15 million for replaced employee stock-based awards of the acquiree. The purchase price was allocated to the fair value of assets acquired and liabilities assumed as follows, in thousands:

Goodwill	$633,436
Intangible assets with indefinite lives	220,416
Intangible assets with definite lives(1)	136,281
Net assets(2)	19,064
Deferred tax liabilities	(111,379)
Redeemable noncontrolling interest	(343,984)

Total	$553,834

(1)
Acquired definite-lived intangible assets primarily consist of technology, partner relationship and non-compete agreement assets and have estimated useful lives of between three and seven years with a weighted average life of 3.7 years.

(2)
Includes cash acquired of $13 million.

        The value of the replaced employee stock-based awards of the acquiree was included in the purchase price allocation with a corresponding offset to redeemable noncontrolling interest, because the replacement awards were issued in subsidiary stock.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 3—Acquisitions and Other Investments (Continued)

        The goodwill of $633 million is primarily attributed to assembled workforce, operating synergies and potential expansion into other global markets. The goodwill has been allocated to the trivago segment and is not expected to be deductible for tax purposes.

        The fair value of the 37% noncontrolling interest was estimated to be $344 million at the time of acquisition based on the fair value per share, excluding the control premium. The control premium was derived directly based on the additional consideration paid to certain shareholders in order to obtain control. The additional consideration was determined to be the best estimate to represent the control premium as it was a premium paid only to the controlling shareholders. In addition, the purchase agreement contains certain put/call rights whereby we may acquire and the minority shareholders of trivago may sell to us up to 50% and 100% of the minority shares of the company at fair value during two windows, the first of which opens in the first quarter of 2016 and the second opens in 2018. As the noncontrolling interest is redeemable at the option of the minority holders, we classified the balance as redeemable noncontrolling interest with future changes in the fair value above the initial basis recorded as charges or credits to retained earnings (or additional paid-in capital in absence of retained earnings). The put/call arrangement includes certain rollover provisions that, if triggered, would cause the minority shares to be treated as though they become mandatorily redeemable, and to be reclassified as a liability at the time such trigger becomes certain to occur. Our redeemable noncontrolling interest balance related to trivago was $654 million as of December 31, 2015, which represents our best estimate of fair value. The final redemption amount could materially differ from this estimate based on the final negotiations. For further information on redeemable noncontrolling interest, see Note 12—Redeemable Noncontrolling Interests.

        trivago's results of operations have been included in our consolidated results from the transaction closing date forward. Pro forma results of operations have not been presented as such pro forma financial information would not be materially different from historical results. During 2013, the acquisition accounted for approximately 4% of consolidated revenue for the year.

NOTE 4—Disposition of Business

        On May 22, 2015, we completed the sale of our 62.4% ownership stake in eLong, Inc., which was a separate reportable segment, for approximately $671 million (or $666 million net of costs to sell and other transaction expenses) to several purchasers, including Ctrip.com International, Ltd. Of the total sales price, approximately $67 million was remitted directly to escrow for estimated tax obligations, and is recorded in long-term investments and other assets on our consolidated balance sheet as of December 31, 2015 and represents a noncash item in our consolidated statement of cash flows. As a result of the sale, we recognized a pre-tax gain of $509 million ($395 million after tax) during 2015 included in gain on sale of business in our consolidated statement of operations.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 4—Disposition of Business (Continued)

        The following table presents the carrying amounts of our eLong business immediately preceding the disposition on May 22, 2015, in thousands:

Total current assets(1)	$350,196
Total long-term assets	137,709

Total assets divested	$487,905

Total current liabilities	$187,296
Total long-term liabilities	5,782

Total liabilities divested	$193,078

Components of accumulated other comprehensive income divested	45,259
Non-redeemable noncontrolling interest divested	92,550

Net carrying value divested	$157,018

(1)
Includes cash and cash equivalents of approximately $74 million.

        We evaluated the disposition of eLong and determined it did not meet the "major effect" criteria for classification as a discontinued operation largely due to how recently it began having material impacts to our quarterly consolidated operating and net income. However, we determined that the disposition does represent an individually significant component of our business. The following table presents certain amounts related to eLong in our consolidated results of operations through its disposal on May 22, 2015:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Operating loss(1)	$(85,536)	$(50,757)	$(28,857)
Income (loss) before taxes(2)	438,843	(40,535)	(17,031)
Income (loss) before taxes attributable to Expedia, Inc.(2)	465,400	(25,078)	(7,669)
Net income (loss) attributable to Expedia, Inc.(3)	349,183	(27,119)	(17,518)

(1)
Includes stock-based compensation and amortization of intangible assets of approximately $20 million, $17 million and $11 million for 2015, 2014 and 2013, which are included within Corporate & Eliminations in Note 19—Segment Information.

(2)
The year ended December 31, 2015 includes the pre-tax gain of $509 million related to the gain on sale.

(3)
The year ended December 31, 2015 includes the after-tax gain of $395 million related to the gain on sale.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 5—Fair Value Measurements (Continued)

        Financial assets measured at fair value on a recurring basis as of December 31, 2015 are classified using the fair value hierarchy in the table below:

	Total	Level 1	Level 2
	(In thousands)
Assets
Cash equivalents:
Money market funds	$218,340	$218,340	$—
Time deposits	29,126	—	29,126
Derivatives:
Foreign currency forward contracts	8,045	—	8,045
Investments:
Corporate debt securities	98,403	—	98,403

Total assets	$353,914	$218,340	$135,574

        Financial assets measured at fair value on a recurring basis as of December 31, 2014 are classified using the fair value hierarchy in the table below:

	Total	Level 1	Level 2
	(In thousands)
Assets
Cash equivalents:
Money market funds	$161,059	$161,059	$—
Time deposits	298,968	—	298,968
Restricted cash:
Time deposits	19,980	—	19,980
Derivatives:
Foreign currency forward contracts	9,176	—	9,176
Investments:
Time deposits	312,762	—	312,762
Corporate debt securities	142,575	—	142,575

Total assets	$944,520	$161,059	$783,461

        We classify our cash equivalents and investments within Level 1 and Level 2 as we value our cash equivalents and investments using quoted market prices or alternative pricing sources and models utilizing market observable inputs. Valuation of the foreign currency forward contracts is based on foreign currency exchange rates in active markets, a Level 2 input.

        As of December 31, 2015 and 2014, our cash and cash equivalents consisted primarily of prime institutional money market funds with maturities of three months or less, time deposits as well as bank account balances.

        We invest in investment grade corporate debt securities, all of which are classified as available for sale. As of December 31, 2015, we had $34 million of short-term and $65 million of long-term available for sale investments and the amortized cost basis of the investments approximated their fair value with both gross unrealized gains and gross unrealized losses of less than $1 million. As of December 31,

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 5—Fair Value Measurements (Continued)

2014, we had $43 million of short-term and $100 million of long-term available for sale investments and the amortized cost basis of the investments approximated their fair value with both gross unrealized gains and gross unrealized losses of less than $1 million.

        We also hold time deposit investments with financial institutions. Time deposits with original maturities of less than three months are classified as cash equivalents and those with remaining maturities of less than one year are classified within short-term investments.

        We use foreign currency forward contracts to economically hedge certain merchant revenue exposures and in lieu of holding certain foreign currency cash for the purpose of economically hedging our foreign currency-denominated operating liabilities. As of December 31, 2015, we were party to outstanding forward contracts hedging our liability exposures with a total net notional value of $1.9 billion. We had a net forward asset of $8 million and $9 million recorded in prepaid expenses and other current assets as of December 31, 2015 and 2014. We recorded $46 million, $10 million and $47 million in net gains (losses) from foreign currency forward contracts in 2015, 2014 and 2013.

NOTE 6—Property and Equipment, Net

        Our property and equipment consists of the following:

	December 31,
	2015	2014
	(In thousands)
Capitalized software development	$1,220,822	$1,041,924
Computer equipment	485,074	313,738
Furniture and other equipment	65,939	42,110
Buildings and leasehold improvements	199,604	135,372
Land	130,725	—

	2,102,164	1,533,144
Less: accumulated depreciation	(1,201,744)	(1,011,085)
Projects in progress	163,839	31,067

Property and equipment, net	$1,064,259	$553,126

        As of December 31, 2015 and 2014, our recorded capitalized software development costs, net of accumulated amortization, were $484 million and $386 million. For the years ended December 31, 2015, 2014 and 2013, we recorded amortization of capitalized software development costs of $230 million, $185 million and $139 million, most of which is included in technology and content expenses.

        On April 30, 2015, we acquired our future corporate headquarters for $229 million, consisting of multiple office and lab buildings located in Seattle, Washington. The acquired building assets are included in construction in process and will begin depreciating when the costs incurred related to the build out of the headquarters are complete and the building assets are ready for their intended use.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 7—Goodwill and Intangible Assets, Net

        The following table presents our goodwill and intangible assets as of December 31, 2015 and 2014:

	December 31,
	2015	2014
	(In thousands)
Goodwill	$7,992,941	$3,955,901
Intangible assets with indefinite lives	1,459,854	976,638
Intangible assets with definite lives, net	1,334,100	313,449

	$10,786,895	$5,245,988

        Impairment Assessments.    We perform our annual assessment of possible impairment of goodwill and indefinite-lived intangible assets as of October 1, or more frequently if events and circumstances indicate that impairment may have occurred. As of October 1, 2015 and 2014, we had no impairments to goodwill.

        Goodwill.    The following table presents the changes in goodwill by reportable segment:

	Core OTA	trivago	Egencia	HomeAway	eLong	Total
	(In thousands)
Balance as of January 1, 2014	$2,781,296	$633,436	$194,651	$—	$54,291	$3,663,674
Additions	402,752	1,045	—	—	14,611	418,408
Foreign exchange translation	(50,553)	(41,062)	(38,327)	—	3,761	(126,181)

Balance as of December 31, 2014	3,133,495	593,419	156,324	—	72,663	3,955,901
Additions	1,633,711	6,241	—	2,602,712	469	4,243,133
Deductions	—	—	—	—	(72,693)	(72,693)
Foreign exchange translation	(49,835)	(60,083)	(23,043)	—	(439)	(133,400)

Balance as of December 31, 2015	$4,717,371	$539,577	$133,281	$2,602,712	$—	$7,992,941

        In 2015 and 2014, the additions to goodwill relate primarily to our acquisitions as described in Note 3—Acquisitions and Other Investments.

        As of December 31, 2015 and 2014, accumulated goodwill impairment losses in total were $2.5 billion, which was associated with our Core OTA segment.

        Indefinite-lived Intangible Assets.    Our indefinite-lived intangible assets relate principally to trade names and trademarks acquired in various acquisitions.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 7—Goodwill and Intangible Assets, Net (Continued)

        Intangible Assets with Definite Lives.    The following table presents the components of our intangible assets with definite lives as of December 31, 2015 and 2014:

	December 31, 2015			December 31, 2014
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
	(In thousands)
Supplier relationships	$655,414	$(223,666)	$431,748	$357,022	$(200,257)	$156,765
Technology	490,584	(258,261)	232,323	257,045	(216,841)	40,204
Customer relationships	613,277	(73,248)	540,029	110,302	(29,225)	81,077
Domain names	115,102	(34,758)	80,344	51,592	(28,630)	22,962
Other	446,788	(397,132)	49,656	404,441	(392,000)	12,441

Total	$2,321,165	$(987,065)	$1,334,100	$1,180,402	$(866,953)	$313,449

        Amortization expense was $164 million, $80 million and $72 million for the years ended December 31, 2015, 2014 and 2013. The estimated future amortization expense related to intangible assets with definite lives as of December 31, 2015, assuming no subsequent impairment of the underlying assets, is as follows, in thousands:

2016	$317,909
2017	260,127
2018	247,729
2019	147,768
2020	113,183
2021 and thereafter	247,384

Total	$1,334,100

NOTE 8—Debt

        The following table sets forth our outstanding debt:

	December 31,
	2015	2014
	(In thousands)
7.456% senior notes due 2018	$500,000	$500,000
5.95% senior notes due 2020, net of discount	749,561	749,485
4.5% senior notes due 2024, net of discount	497,534	497,302
2.5% (€650 million) senior notes due 2022, net of discount	707,653	—
5.0% senior notes due 2026, net of discount	746,529	—

Long-term debt(1)	$3,201,277	$1,746,787

(1)
Excludes debt acquired in the HomeAway acquisition included within accrued expenses and other current liabilities as of December 31, 2015. For further information, see Note 3—Acquisitions and Other Investments.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 8—Debt (Continued)

Long-term Debt

        Our $500 million in registered senior unsecured notes outstanding at December 31, 2015 are due in August 2018 and bear interest at 7.456% (the "7.456% Notes"). Interest is payable semi-annually in February and August of each year. At any time Expedia may redeem the 7.456% Notes at a redemption price of 100% of the principal plus accrued interest, plus a "make-whole" premium, in whole or in part.

        Our $750 million in registered senior unsecured notes outstanding at December 31, 2015 are due in August 2020 and bear interest at 5.95% (the "5.95% Notes"). The 5.95% Notes were issued at 99.893% of par resulting in a discount, which is being amortized over their life. Interest is payable semi-annually in February and August of each year. We may redeem the 5.95% Notes at a redemption price of 100% of the principal plus accrued interest, plus a "make-whole" premium, in whole or in part.

        Our $500 million in registered senior unsecured notes outstanding at December 31, 2015 are due in August 2024 and bear interest at 4.5% (the "4.5% Notes"). The 4.5% Notes were issued at 99.444% of par resulting in a discount, which is being amortized over their life. Interest is payable semi-annually in February and August of each year, beginning February 15, 2015. We may redeem the 4.5% Notes at our option at any time in whole or from time to time in part. If we elect to redeem the 4.5% Notes prior to May 15, 2024, we may redeem them at a redemption price of 100% of the principal plus accrued interest, plus a "make-whole" premium. If we elect to redeem the 4.5% Notes on or after May 15, 2024, we may redeem them at a redemption price of 100% of the principal plus accrued interest.

        In June 2015, we issued Euro 650 million of registered senior unsecured notes that are due in June 2022 and bear interest at 2.5% (the "2.5% Notes"). The 2.5% Notes were issued at 99.525% of par resulting in a discount, which is being amortized over their life. Interest is payable annually in arrears in June of each year, beginning June 3, 2016. We may redeem the 2.5% Notes at our option, at whole or in part, at any time or from time to time. If we elect to redeem the 2.5% Notes prior to March 3, 2022, we may redeem them at a specified "make-whole" premium. If we elect to redeem the 2.5% Notes on or after March 3, 2022, we may redeem them at a redemption price of 100% of the principal plus accrued and unpaid interest. Subject to certain limited exceptions, all payments of interest and principal for the 2.5% Notes will be made in Euros.

        In December 2015, we privately placed $750 million of senior unsecured notes that are due in February 2026 and bear interest at 5.0% (the "5.0% Notes"). The 5.0% Notes were issued at 99.535% of par resulting in a discount, which is being amortized over their life. Interest is payable semi-annually in arrears in February and August of each year, beginning August 15, 2016. We may redeem the 5.0% Notes at our option at any time in whole or from time to time in part. If we elect to redeem the 5.0% Notes prior to November 12, 2025, we may redeem them at a redemption price of 100% of the principal plus accrued interest, plus a "make-whole" premium. If we elect to redeem the 5.0% Notes on or after November 12, 2025, we may redeem them at a redemption price of 100% of the principal plus accrued interest. We also entered into a registrations rights agreement under which we agreed to use commercially reasonable best efforts intend to file a registration statement to permit the exchange of the 5.0% Notes for registered notes having the same financial terms and covenants as the privately placed notes within 365 days of the issuance of the 5.0% Notes. If we fail to satisfy certain of its

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 8—Debt (Continued)

obligations under the registration rights agreement, we will be required to pay additional interest of 0.25% per annum to the holders of the 5.0% Notes until such registrations right default is cured.

        The 7.456%, 5.95%, 4.5%, 2.5% and 5.0% Notes (collectively the "Notes") are senior unsecured obligations issued by Expedia and guaranteed by certain domestic Expedia subsidiaries. The Notes rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations of Expedia and the guarantor subsidiaries. For further information, see Note 22—Guarantor and Non-Guarantor Supplemental Financial Information. In addition, the Notes include covenants that limit our ability to (i) create certain liens, (ii) enter into sale/leaseback transactions and (iii) merge or consolidate with or into another entity or transfer substantially all of our assets. Accrued interest related to the Notes was $52 million and $39 million as of December 31, 2015 and 2014. The 5.95%, 4.5%, 2.5% and 5.0% Notes are redeemable in whole or in part, at the option of the holders thereof, upon the occurrence of certain change of control triggering events at a purchase price in cash equal to 101% of the principal plus accrued and unpaid interest.

        The approximate fair value of 7.456% Notes was $555 million and $581 million as of December 31, 2015 and 2014. The approximate fair value of 5.95% Notes was $827 million and $840 million as of December 31, 2015 and 2014. The approximate fair value of 4.5% Notes was $487 million and $504 million as of December 31, 2015 and 2014. The approximate fair value of 2.5% Notes was Euro 644 million ($705 million) as of December 31, 2015. The approximate fair value of 5.0% Notes was $750 million as of December 31, 2015. These fair values were based on quoted market prices in less active markets (Level 2 inputs).

Credit Facility

        As of December 31, 2015, Expedia, Inc. maintained a $1 billion unsecured revolving credit facility with a group of lenders that had a September 2019 maturity date, which was unconditionally guaranteed by certain domestic Expedia subsidiaries that are the same as under the Notes. As of December 31, 2015 and 2014, we had no revolving credit facility borrowings outstanding. The amount of stand-by letters of credit ("LOCs") issued under the facility reduces the credit amount available. As of December 31, 2015 and 2014, there was $29 million and $15 million of outstanding stand-by LOCs issued under the facility. The facility contained various restrictive covenants, including a maximum permissible leverage ratio and a minimum permissible interest coverage ratio, and interest payable under the facility was based on the Company's credit ratings. As of December 31, 2015, the maximum permissible leverage ratio and the minimum interest coverage were both 3.25 to 1.00, the applicable interest rate on drawn amounts was LIBOR plus 150 basis points and the commitment fee on undrawn amounts was 20 basis points.

        In February 2016, we entered into an amendment to the revolving credit facility that, among other things, increased the aggregate commitments under the facility to $1.5 billion, extended the maturity date to February 2021, reduced the currently applicable interest rate on drawn amounts by 12.5 basis points to LIBOR plus 137.5 basis points and the commitment fee on undrawn amounts by 2.5 basis points to 17.5 basis points, increased the maximum permissible leverage ratio to 3.75 to 1.00 and reduced the minimum permissible interest coverage ratio to 3.00 to 1.00.

        In addition, one of our international subsidiaries maintains a Euro 50 million uncommitted credit facility, which is guaranteed by Expedia, Inc., that may be terminated at any time by the lender. As of December 31, 2015, we had Euro 20 million in borrowings outstanding included in accrued expenses

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 8—Debt (Continued)

and other current liabilities on the consolidated balance sheet. Another of our international subsidiaries maintains a $5.6 million uncommitted credit facility, which is guaranteed by Expedia, Inc., that may be terminated at any time by the lender. As of December 31, 2015, we had approximately $5 million in borrowings outstanding included in accrued expenses and other current liabilities on the consolidated balance sheet. As of December 31, 2014, we had no borrowings outstanding under either of these international credit facilities.

NOTE 9—Employee Benefit Plans

        Our U.S. employees are generally eligible to participate in a retirement and savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 50% of their pretax salary, but not more than statutory limits. We contribute fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's earnings. Our contribution vests with the employee after the employee completes two years of service. Participating employees have the option to invest in our common stock, but there is no requirement for participating employees to invest their contribution or our matching contribution in our common stock. We also have various defined contribution plans for our international employees. Our contributions to these benefit plans were $41 million, $36 million and $28 million for the years ended December 31, 2015, 2014 and 2013.

NOTE 10—Stock-Based Awards and Other Equity Instruments

        Pursuant to the Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan, we may grant restricted stock, restricted stock awards, RSUs, stock options and other stock-based awards to directors, officers, employees and consultants. As of December 31, 2015, we had approximately 10 million shares of common stock reserved for new stock-based awards under the 2005 Stock and Annual Incentive Plan. We issue new shares to satisfy the exercise or release of stock-based awards.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 10—Stock-Based Awards and Other Equity Instruments (Continued)

        The following table presents a summary of our stock option activity:

	Options	Weighted Average Exercise Price	Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Balance as of January 1, 2013	15,236	$25.24
Granted	4,016	65.29
Exercised	(2,730)	18.10
Cancelled	(1,095)	37.87

Balance as of December 31, 2013	15,427	36.03
Granted	4,113	78.70
Exercised	(3,804)	25.66
Cancelled	(1,301)	53.69

Balance as of December 31, 2014	14,435	49.33
Granted	7,572	94.13
Exercised	(4,201)	34.57
Cancelled	(751)	74.06

Balance as of December 31, 2015	17,055	71.77	4.9	$896,377

Exercisable as of December 31, 2015	4,880	42.32	3.2	400,120

Vested and expected to vest after December 31, 2015	15,980	70.70	4.9	856,574

        The aggregate intrinsic value of outstanding options shown in the stock option activity table above represents the total pretax intrinsic value at December 31, 2015, based on our closing stock price of $124.30 as of the last trading date in 2015. The total intrinsic value of stock options exercised was $314 million, $208 million and $117 million for the years ended December 31, 2015, 2014 and 2013. Included within options granted for 2015 are 2.7 million options awarded to our Chief Executive Officer with his entry into a new five-year employment agreement, of which 1.1 million options are subject to a stock price performance goal.

        During the three years ended December 31, 2015, 2014 and 2013, we awarded stock options as our primary form of stock-based compensation. The fair value of stock options granted during the years ended December 31, 2015, 2014 and 2013 were estimated at the date of grant using appropriate valuation techniques, including the Black-Scholes and Monte Carlo option-pricing models, assuming the following weighted average assumptions:

	2015	2014	2013
Risk-free interest rate	1.19%	1.13%	0.71%
Expected volatility	41.48%	42.97%	44.81%
Expected life (in years)	4.06	4.04	4.07
Dividend yield	0.78%	0.76%	0.80%
Weighted-average estimated fair value of options granted during the year	$30.56	$25.80	$21.96

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 10—Stock-Based Awards and Other Equity Instruments (Continued)

        The following table presents a summary of RSU activity:

	RSUs	Weighted Average Grant-Date Fair Value
	(In thousands)
Balance as of January 1, 2013	1,218	29.57
Granted	216	63.04
Vested	(480)	23.29
Cancelled	(522)	86.10

Balance as of December 31, 2013	432	50.64
Granted	108	80.94
Vested	(159)	45.90
Cancelled	(44)	55.52

Balance as of December 31, 2014	337	61.97
Granted	1,643	123.42
Vested	(493)	103.73
Cancelled	(91)	67.11

Balance as of December 31, 2015	1,396	119.20

        RSUs, which are stock awards that are granted to employees entitling the holder to shares of our common stock as the award vests, were our primary form of stock-based award prior to 2009. Our RSUs generally vest over three or four-years, but may accelerate in certain circumstances, including certain changes in control. During 2015, in connection with the acquisitions disclosed in Note 3—Acquisition and Other Investments, we replaced certain unvested employee RSUs of the acquiree with Expedia awards the amount of which is included within granted in the above table.

        The total market value of shares vested during the years ended December 31, 2015, 2014 and 2013 was $60 million, $12 million and $29 million.

        In 2015, 2014 and 2013, we recognized total stock-based compensation expense of $178 million, $85 million and $130 million. The total income tax benefit related to stock-based compensation expense was $45 million, $20 million and $17 million for 2015, 2014 and 2013.

        Cash received from stock-based award exercises for the years ended December 31, 2015 and 2014 was $89 million and $101 million. Our employees that held IAC vested stock options prior to the IAC/InterActiveCorp ("IAC") spin-off in August 2005 received vested stock options in both Expedia and IAC. In addition, our employees that held vested Expedia options prior to the TripAdvisor, Inc. ("TripAdvisor") spin-off on December 20, 2011 received vested stock options in both Expedia and TripAdvisor. As these IAC and TripAdvisor stock options are exercised, we receive a tax deduction. Total current income tax benefits during the years ended December 31, 2015 and 2014 associated with the exercise of IAC, TripAdvisor and Expedia stock-based awards held by our employees were $130 million and $69 million.

        During 2015, our Chairman and Senior Executive exercised options to purchase 1.9 million shares. 0.5 million shares were withheld and concurrently cancelled by the Company to cover the weighted

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 10—Stock-Based Awards and Other Equity Instruments (Continued)

average exercise price of $30.38 per share and 0.8 million shares were withheld and concurrently cancelled to cover tax obligations, with a net delivery of 0.6 million shares.

        As of December 31, 2015, there was approximately $345 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested stock-based awards, which is expected to be recognized in expense over a weighted-average period of 3.0 years.

Employee Stock Purchase Plan

        During 2013, we implemented our 2013 Employee Stock Purchase Plan ("ESPP"), which allows shares of our common stock to be purchased by eligible employees at three-month intervals at 85% of the fair market value of the stock on the last day of each three-month period. Eligible employees are allowed to contribute up to 10% of their base compensation. During 2015, 2014 and 2013, approximately 95,000, 102,000, and 69,000 shares were purchased under this plan for an average price of $93.30, $68.70 and $46.31 per share. As of December 31, 2015, we have reserved approximately 1.2 million shares of our common stock for issuance under the ESPP.

NOTE 11—Income Taxes

        The following table summarizes our U.S. and foreign income (loss) before income taxes:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
U.S.	$24,397	$176,820	$26,888
Foreign	901,565	287,821	273,805

Total	$925,962	$464,641	$300,693

  Provision for Income Taxes

        The following table summarizes our provision for income taxes:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Current income tax expense:
Federal	$154,050	$120,541	$38,209
State	1,440	6,645	(402)
Foreign	69,359	43,536	47,300

Current income tax expense	224,849	170,722	85,107
Deferred income tax (benefit) expense:
Federal	$(6,865)	$(47,390)	$12,371
State	2,156	(2,419)	445
Foreign	(16,926)	(29,222)	(13,588)

Deferred income tax (benefit) expense:	(21,635)	(79,031)	(772)

Income tax expense	$203,214	$91,691	$84,335

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 11—Income Taxes (Continued)

        We reduced our current income tax payable by $130 million, $69 million and $52 million for the years ended December 31, 2015, 2014 and 2013 for tax deductions attributable to stock-based compensation.

  Deferred Income Taxes

        As of December 31, 2015 and 2014, the significant components of our deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2015	2014
	(In thousands)
Deferred tax assets:
Provision for accrued expenses	$95,499	$85,778
Loyalty rewards reserve	132,980	84,373
Occupancy tax reserve	16,358	22,813
Net operating loss and tax credit carryforwards	202,220	49,091
Stock-based compensation	56,729	39,344
Fair value of debt adjustment	24,770	—
Other	28,766	21,637

Total deferred tax assets	557,322	303,036
Less valuation allowance	(122,850)	(50,748)

Net deferred tax assets	$434,472	$252,288

Deferred tax liabilities:
Prepaid merchant bookings and prepaid expenses	$(41,006)	$(61,737)
Intangible assets	(758,976)	(387,124)
Property and equipment	(87,308)	(70,497)
Other	(5,565)	(6,566)

Total deferred tax liabilities	$(892,855)	$(525,924)

Net deferred tax liability	$(458,383)	$(273,636)

        As of December 31, 2015, we had federal, state, and foreign net operating loss carryforwards ("NOLs") of approximately $186 million, $167 million and $541 million. The federal, state, and foreign NOL carryforwards increased from the amount recorded as of December 31, 2014 due primarily to the historic NOL carryforwards of Orbitz and HomeAway. If not utilized, the federal and state NOLs will expire at various times between 2019 and 2035. Foreign NOLs of $487 million may be carried forward indefinitely, and foreign NOLs of $54 million will expire at various times between 2017 and 2022.

        As of December 31, 2015, we had a valuation allowance of approximately $123 million related to certain NOL carryforwards for which it is more likely than not the tax benefit will not be realized. The valuation allowance increased by $72 million from the amount recorded as of December 31, 2014 due to valuation allowances recorded for historic state and foreign NOLs of Orbitz and HomeAway for which realization is not certain. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period change, or if

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 11—Income Taxes (Continued)

objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.

        We have not provided deferred income taxes on taxable temporary differences related to investments in certain foreign subsidiaries where the foreign subsidiary has or will invest undistributed earnings indefinitely outside of the United States. The total amount of such undistributed earnings was $1.5 billion as of December 31, 2015, which approximates the related taxable temporary difference. In the event we distribute such earnings in the form of dividends or otherwise, we may be subject to income taxes. Further, a sale of these subsidiaries may cause these temporary differences to become taxable. Due to complexities in tax laws, uncertainties related to the timing and source of any potential distribution of such earnings, and other important factors such as the amount of associated foreign tax credits, it is not practicable to estimate the amount of unrecognized deferred taxes on these taxable temporary differences.

  Reconciliation of U.S. Federal Statutory Income Tax Rate to Effective Income Tax Rate

        A reconciliation of amounts computed by applying the federal statutory income tax rate to income from continuing operations before income taxes to total income tax expense is as follows:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Income tax expense at the federal statutory rate of 35%	$324,087	$162,624	$105,243
Foreign tax rate differential	(162,784)	(81,371)	(87,729)
Unrecognized tax benefits and related interest	33,362	(1,625)	12,096
Change in valuation allowance	27,320	13,914	19,167
Pay-to-play penalties	(11,222)	1,322	14,404
Acquisition related costs	12,545	56	—
trivago acquisition stock-based compensation	—	—	19,825
Other, net	(20,094)	(3,229)	1,329

Income tax expense	$203,214	$91,691	$84,335

        Our effective tax rate in 2015, 2014 and 2013 was lower than the 35% federal statutory income tax rate due to earnings in foreign jurisdictions, primarily Switzerland, where the statutory income tax rate is lower.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 11—Income Taxes (Continued)

  Uncertain Tax Positions

        A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	2015	2014	2013
	(In thousands)
Balance, beginning of year	$110,561	$109,712	$102,305
Increases to tax positions related to the current year	33,880	28,416	21,899
Increases to tax positions related to prior years	26,219	4,469	5,064
Decreases to tax positions related to prior years	—	—	(3,732)
Reductions due to lapsed statute of limitations	(2,525)	(23,709)	(4,134)
Settlements during current year	(100)	—	(8,957)
Interest and penalties	3,142	(8,327)	(2,733)

Balance, end of year	$171,177	$110,561	$109,712

        As of December 31, 2015, we had $171 million of gross unrecognized tax benefits, $138 million of which, if recognized, would affect the effective tax rate. As of December 31, 2014, we had $111 million of gross unrecognized tax benefits, $86 million of which, if recognized, would affect the effective tax rate.

        We recognize interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2015 and 2014, total gross interest and penalties accrued was $10 million and $6 million, respectively. In connection with our unrecognized tax benefits, we recognized interest (benefit) expense in 2015, 2014 and 2013 of $3 million, $(8) million and $(3) million.

        The Company is routinely under audit by federal, state, local and foreign income tax authorities. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The IRS is currently examining Expedia's U.S. consolidated federal income tax returns for the periods ended December 31, 2009 through December 31, 2010, as well as HomeAway's pre-acquisition U.S. federal income tax returns for the periods ending December 31, 2011 through December 31, 2012. As of December 31, 2015, for the Expedia, Inc. and subsidiaries, statute of limitations for tax years 2009 through 2014 remain open to examination in the federal jurisdiction and most state jurisdictions. For the HomeAway and Orbitz groups, statutes of limitations for tax years 2001 through 2014 remain open to examination in the federal and most state jurisdictions due net operating loss carryforwards.

NOTE 12—Redeemable Noncontrolling Interests

        We have noncontrolling interests in majority owned entities, which are carried at fair value as the noncontrolling interests contain certain rights, whereby we may acquire and the minority shareholders

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 12—Redeemable Noncontrolling Interests (Continued)

may sell to us the additional shares of the companies. A reconciliation of redeemable noncontrolling interest for the years ended December 31, 2015, 2014 and 2013 is as follows:

	Year ended December 31,
	2015	2014	2013
Balance, beginning of the period	$560,073	$364,871	$13,473
Acquisition of redeemable noncontrolling interest	6,829	—	343,984
Purchase of subsidiary shares at fair value	—	—	(14,923)
Net loss attributable to noncontrolling interests	(15,417)	(9,690)	(7,130)
Fair value adjustments	188,579	259,984	26,614
Currency translation adjustments and other	(81,586)	(55,092)	2,853

Balance, end of period	$658,478	$560,073	$364,871

        For information on redeemable noncontrolling interest acquired during 2013, see Note 3—Acquisitions and Other Investments.

        The fair value of the redeemable noncontrolling interest was determined based on a blended analysis of the present value of future discounted cash flows and market value approach ("Level 3" on the fair value hierarchy). Our significant estimates in the discounted cash flow model include our weighted average cost of capital as well as long-term growth and profitability of the business. Our significant estimates in the market value approach include identifying similar companies with comparable business factors and assessing comparable revenue and operating multiples in estimating the fair value of the business.

NOTE 13—Stockholders' Equity

  Common Stock and Class B Common Stock

        Our authorized common stock consists of 1.6 billion shares of common stock with par value of $0.0001 per share, and 400 million shares of Class B common stock with par value of $0.0001 per share. Both classes of common stock qualify for and share equally in dividends, if declared by our Board of Directors, and generally vote together on all matters. Common stock is entitled to one vote per share and Class B common stock is entitled to 10 votes per share. Holders of common stock, voting as a single, separate class are entitled to elect 25% of the total number of directors. Class B common stockholders may, at any time, convert their shares into common stock, on a one for one share basis. Upon conversion, the Class B common stock is retired and is not available for reissue. In the event of liquidation, dissolution, distribution of assets or winding-up of Expedia, Inc., the holders of both classes of common stock have equal rights to receive all the assets of Expedia, Inc. after the rights of the holders of the preferred stock, if any, have been satisfied.

  Preferred Stock

        As of December 31, 2015 and 2014, we have no preferred stock outstanding.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 13—Stockholders' Equity (Continued)

  Share Repurchases

        During 2012, 2010, and 2006, our Board of Directors, or the Executive Committee, acting on behalf of the Board of Directors, authorized a repurchase of up to 20 million outstanding shares of our common stock during each of the respective years and during 2015 authorized a repurchase of up to 10 million shares of our common stock for a total of 70 million shares. Shares repurchased under the authorized programs were as follows:

	Year ended December 31,
	2015	2014	2013
Number of shares repurchased	0.5 million	7.0 million	9.3 million
Average price per share	$85.27	$76.26	$55.59
Total cost of repurchases (in millions)(1)	$45	$537	$515

(1)
Amount excludes transaction costs.

        As of December 31, 2015, 11.2 million shares remain authorized for repurchase under the 2012 and 2015 authorizations with no fixed termination date for the repurchases.

  Dividends on our Common Stock

        In 2015, 2014 and 2013, the Executive Committee, acting on behalf of the Board of Directors, declared and paid the following dividends:

	Declaration Date	Dividend Per Share	Record Date	Total Amount (in thousands)	Payment Date
Year ended December 31, 2015:
	February 4, 2015	$0.18	March 10, 2015	$22,895	March 26, 2015
	April 29, 2015	0.18	May 28, 2015	23,096	June 18, 2015
	July 29, 2015	0.24	August 27, 2015	31,182	September 17, 2015
	October 29, 2015	0.24	November 19, 2015	31,354	December 10, 2015
Year ended December 31, 2014:
	February 5, 2014	$0.15	March 10, 2014	$19,602	March 27, 2014
	April 30, 2014	0.15	May 30, 2014	19,231	June 19, 2014
	July 30, 2014	0.18	August 27, 2014	22,944	September 17, 2014
	October 27, 2014	0.18	November 20, 2014	22,920	December 11, 2014
Year ended December 31, 2013:
	February 5, 2013	$0.13	March 11, 2013	$17,983	March 28, 2013
	April 24, 2013	0.13	May 30, 2013	17,638	June 19, 2013
	July 24, 2013	0.15	August 28, 2013	20,459	September 18, 2013
	October 28, 2013	0.15	November 21, 2013	19,680	December 12, 2013

        In addition, in February 2016, the Executive Committee, acting on behalf of the Board of Directors, declared a quarterly cash dividend of $0.24 per share of outstanding common stock payable

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 13—Stockholders' Equity (Continued)

on March 30, 2016 to the stockholders of record as of the close of business on March 10, 2016. Future declarations of dividends are subject to final determination by our Board of Directors.

  Accumulated Other Comprehensive Income (Loss)

        The balance for each class of accumulated other comprehensive loss as of December 31, 2015 and 2014 is as follows:

	December 31,
	2015	2014
	(In thousands)
Foreign currency translation adjustments, net of tax(1)	$(284,767)	$(138,715)
Net unrealized gain (loss) on available for sale securities, net of tax	(127)	(59)

Accumulated other comprehensive loss	$(284,894)	$(138,774)

(1)
Foreign currency translation adjustments, net of tax, includes foreign currency transaction losses at December 31, 2015 of $1 million ($2 million before tax) associated with our 2.5% Notes. The 2.5% Notes are Euro-denominated debt designated as hedges of certain of our Euro-denominated net assets. See Note 2—Significant Accounting Policies for more information. The remaining balance in currency translation adjustments excludes income taxes as a result of our current intention to indefinitely reinvest the earnings of our international subsidiaries outside of the United States.

  Non-redeemable Noncontrolling Interests

        As of December 31, 2015, our ownership interest in AirAsia-Expedia was approximately 75%. As of December 31, 2014, our ownership interest in eLong was approximately 64%. Amounts paid in excess of the respective noncontrolling interest were recorded to additional paid-in capital. The following table shows the effects of the changes in noncontrolling interest on our equity for the respective periods, in thousands:

	2015	2014	2013
Net income attributable to Expedia, Inc.	$764,465	$398,097	$232,850
Transfers (to) from the noncontrolling interest due to:
Net increase (decrease) in Expedia, Inc.'s paid-in capital for newly issued eLong shares and other equity activity	(4,198)	24,090	6,928

Net transfers from noncontrolling interest	(4,198)	24,090	6,928

Change from net income attributable to Expedia, Inc. and transfers from noncontrolling interest	$760,267	$422,187	$239,778

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 14—Earnings Per Share

  Basic Earnings Per Share

        Basic earnings per share was calculated for the years ended December 31, 2015, 2014 and 2013 using the weighted average number of common and Class B common shares outstanding during the period excluding restricted stock and stock held in escrow.

  Diluted Earnings Per Share

        For the years ended December 31, 2015, 2014 and 2013, we computed diluted earnings per share using (i) the number of shares of common stock and Class B common stock used in the basic earnings per share calculation as indicated above (ii) if dilutive, the incremental common stock that we would issue upon the assumed exercise of stock options and stock warrants and the vesting of RSUs using the treasury stock method, and (iii) other stock-based commitments.

        The following table presents our basic and diluted earnings per share:

	Year Ended December 31,
	2015	2014	2013
	(In thousands, except per share data)
Net income attributable to Expedia, Inc.	$764,465	$398,097	$232,850
Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$5.87	$3.09	$1.73
Diluted	5.70	2.99	1.67
Weighted average number of shares outstanding:
Basic	130,159	128,912	134,912
Dilutive effect of:
Options to purchase common stock	3,685	4,149	4,495
Other dilutive securities	174	107	186

Diluted	134,018	133,168	139,593

        Outstanding stock awards that have been excluded from the calculations of diluted earnings per share attributable to common stockholders because their effect would have been antidilutive were approximately two million for 2015 and approximately four million for both 2014 and 2013.

        The earnings per share amounts are the same for common stock and Class B common stock because the holders of each class are legally entitled to equal per share distributions whether through dividends or in liquidation.

NOTE 15—Restructuring and Related Reorganization Charges

        In connection with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to acquisition integrations including Orbitz and the Wotif Group, we recognized $105 million in restructuring and related reorganization charges during 2015 as well as $26 million during the fourth quarter ended December 31, 2014. The 2015 charges were primarily related to employee severance and benefits related to the Orbitz integration and represent estimated severance amounts under pre-existing written plans and contracts Orbitz had with its

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 15—Restructuring and Related Reorganization Charges (Continued)

employees, as well as stock-compensation charges for acceleration of replacement awards pursuant to certain of these agreements. We expect to incur approximately $30 million to $40 million in 2016 related to these integrations.

        The following table summarizes the restructuring and related reorganization activity for 2014 and 2015:

	Employee Severance and Benefits	Stock-based Compensation	Other	Total
	(In thousands)
Accrued liability as of January 1, 2014	$—	$—	$—	$—
Charges	10,783	—	14,847	25,630
Payments	(572)	—	(540)	(1,112)
Non-cash items	(94)	—	(649)	(743)

Accrued liability as of December 31, 2014	10,117	—	13,658	23,775
Charges	66,255	32,749	5,867	104,871
Payments	(29,388)	—	(18,408)	(47,796)
Non-cash items	(1,095)	(32,749)	6	(33,838)

Accrued liability as of December 31, 2015	$45,889	$—	$1,123	$47,012

        The majority of the other activity in the above table relates to Australian stamp duty tax that was paid to certain Australian jurisdictions related to business restructuring events.

NOTE 16—Other Income (Expense)

  Other, net

        The following table presents the components of other, net:

	For the Year Ended December 31,
	2015	2014	2013
	(In thousands)
Foreign exchange rate gains (losses), net	$24,787	$6,069	$(473)
Noncontrolling investment basis adjustment	77,400	2,783	—
Equity gains (losses) in unconsolidated affiliates	(13)	2,743	2,909
Other	10,912	6,083	(5,224)

Total	$113,086	$17,678	$(2,788)

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 17—Commitments and Contingencies

  Letters of Credit, Purchase Obligations and Guarantees

        We have commitments and obligations that include purchase obligations, guarantees and LOCs, which could potentially require our payment in the event of demands by third parties or contingent events. The following table presents these commitments and obligations as of December 31, 2015:

		By Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(In thousands)
Purchase obligations	$244,848	$157,071	$82,043	$5,734	$—
Guarantees	192,155	179,348	12,807	—	—
Letters of credit	55,062	51,209	3,285	503	65

	$492,065	$387,628	$98,135	$6,237	$65

        Our purchase obligations represent the minimum obligations we have under agreements with certain of our vendors. These minimum obligations are less than our projected use for those periods. Payments may be more than the minimum obligations based on actual use.

        We have guarantees which consist primarily of bonds relating to tax assessments that we are contesting as well as bonds required by certain foreign countries' aviation authorities for the potential non-delivery, by us, of packaged travel sold in those countries. The authorities also require that a portion of the total amount of packaged travel sold be bonded. Our guarantees also include certain surety bonds related to various company performance obligations.

        Our LOCs consist of stand-by LOCs, underwritten by a group of lenders, which we primarily issue for certain regulatory purposes as well as to certain hotel properties to secure our payment for hotel room transactions. The contractual expiration dates of these LOCs are shown in the table above. There were no material claims made against any stand-by LOCs during the years ended December 31, 2015, 2014 and 2013.

        In addition, our redeemable noncontrolling interest in trivago contains certain put/call rights whereby we may acquire and the minority shareholders may sell to us the minority shares of the company. See Note 3—Acquisitions and Other Investments for further information.

  Lease Commitments

        We have contractual obligations in the form of operating leases for office space and related office equipment for which we record the related expense on a monthly basis. Certain leases contain periodic rent escalation adjustments and renewal options. Rent expense related to such leases is recorded on a straight-line basis. Operating lease obligations expire at various dates with the latest maturity in 2026. For the years ended December 31, 2015, 2014 and 2013, we recorded rental expense of $109 million, $96 million and $84 million.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 17—Commitments and Contingencies (Continued)

        The following table presents our estimated future minimum rental payments under operating leases with noncancelable lease terms that expire after December 31, 2015, in thousands:

Year ending December 31,
2016	$111,645
2017	101,878
2018	92,621
2019	65,842
2020	45,236
2021 and thereafter	109,075

$526,297

  Legal Proceedings

        In the ordinary course of business, we are a party to various lawsuits. Management does not expect these lawsuits to have a material impact on the liquidity, results of operations, or financial condition of Expedia. We also evaluate other potential contingent matters, including value-added tax, excise tax, sales tax, transient occupancy or accommodation tax and similar matters. In addition, we assumed liability for ongoing lawsuits involving Orbitz Worldwide, Inc. and its subsidiaries in connection with our acquisition of Orbitz on September 17, 2015, and for ongoing lawsuits involving HomeAway, Inc. and its subsidiaries in connection with our acquisition of HomeAway on December 15, 2015. We do not believe that the aggregate amount of liability that could be reasonably possible with respect to these matters would have a material adverse effect on our financial results; however, litigation is inherently uncertain and the actual losses incurred in the event that our legal proceedings were to result in unfavorable outcomes could have a material adverse effect on our business and financial performance.

        Litigation Relating to Occupancy Taxes.    Ninety-four lawsuits have been filed by cities, counties and states involving hotel occupancy and other taxes. Twenty-three lawsuits are currently active. These lawsuits are in various stages and we continue to defend against the claims made in them vigorously. With respect to the principal claims in these matters, we believe that the statutes or ordinances at issue do not apply to the services we provide and, therefore, that we do not owe the taxes that are claimed to be owed. We believe that the statutes or ordinances at issue generally impose occupancy and other taxes on entities that own, operate or control hotels (or similar businesses) or furnish or provide hotel rooms or similar accommodations. To date, thirty-nine of these lawsuits have been dismissed. Some of these dismissals have been without prejudice and, generally, allow the governmental entity or entities to seek administrative remedies prior to pursuing further litigation. Twenty five dismissals were based on a finding that we and the other defendants were not subject to the local hotel occupancy tax ordinance or that the local government lacked standing to pursue their claims. As a result of this litigation and other attempts by certain jurisdictions to levy such taxes, we have established a reserve for the potential settlement of issues related to hotel occupancy taxes, consistent with applicable accounting principles and in light of all current facts and circumstances, in the amount of $43 million and $62 million as of December 31, 2015 and 2014. Our settlement reserve is based on our best estimate of probable losses and the ultimate resolution of these contingencies may be greater or less than the liabilities recorded. An estimate for a reasonably possible loss or range of loss in excess of the amount reserved cannot be

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 17—Commitments and Contingencies (Continued)

made. Changes to the settlement reserve are included within legal reserves, occupancy tax and other in the consolidated statements of operations.

        Pay-to-Play.    Certain jurisdictions may assert that we are required to pay any assessed taxes prior to being allowed to contest or litigate the applicability of the ordinances. This prepayment of contested taxes is referred to as "pay-to-play." Payment of these amounts is not an admission that we believe we are subject to such taxes and, even when such payments are made, we continue to defend our position vigorously. If we prevail in the litigation, for which a pay-to-play payment was made, the jurisdiction collecting the payment will be required to repay such amounts and also may be required to pay interest.

        Hawaii (General Excise Tax).    On January 31, 2011, the online travel companies received final notices of assessment for general excise taxes for the tax years 2000 to 2011 on their services relating to non-commissioned hotel room reservations. The companies appealed these assessments to the Hawaii tax court. On January 11, 2013, the Hawaii tax court ruled that the online travel companies are obligated to remit past Hawaii general excise taxes with interest on both the amount paid to the online travel companies for their services and the amount paid to the hotel for the room; thus subjecting the hotel's charge for the room to double taxation because general excise taxes on the hotel room had already been paid for all of the years at issue. On March 15, 2013, the Hawaii tax court issued penalties against the online travel companies for their failure to file returns and pay general excise taxes. On August 12, 2013, the court further held that interest is due on such penalties. The case proceeded directly to the Hawaii Supreme Court for review and was not considered by the Hawaii Court of Appeals. On March 17, 2015, the Hawaii Supreme Court issued a decision on the pending appeal. The court affirmed in part and reversed in part the Hawaii tax court's decision. Specifically, the court ruled that while the online travel companies are obligated to remit past Hawaii general excise taxes with interest on the amount paid to them for their services, along with penalties, the online travel companies are not liable for general excise taxes, interest or penalties on the amount paid to the hotel for the room. The Department of Taxation dismissed without prejudice its common law claims for the recovery of general excise taxes.

        As a pre-condition to appealing the tax court rulings, the Expedia companies and Orbitz were required to "pay-to-play." The total amount that the Expedia companies paid in 2013 to appeal the tax court ruling was $171 million, comprised of $78 million in taxes, $41 million in penalties and $52 million in interest. In light of the Hawaii Supreme Court decision, the State agreed to refund the Expedia companies $132 million, which was subsequently paid to Expedia in September 2015. As a result, we recognized a gain in legal reserves, occupancy tax and other during 2015 related to this matter. Also in September 2015, Orbitz received a similar refund of $22 million from the State of Hawaii. The amount paid, net of refunds, by the Expedia companies and Orbitz to the State of Hawaii in satisfaction of past general excise taxes on their services was $44 million.

        In addition, the Department of Taxation has issued final assessments for general excise taxes against the Expedia companies, including Orbitz, for (i) non-commissioned hotel reservations for the tax year 2012 totaling $26 million, which includes $6 million for Orbitz, (ii) non-commissioned travel agency services relating to rental cars for the tax years 2000 through 2012 totaling $39 million, which includes $10 million for Orbitz and a duplicative assessment for Expedia and Hotels.com totaling $9.3 million and thus are overstated, and (iii) non-commissioned travel agency services relating to hotel reservations and car rental for the tax year 2013 totaling $34 million, which includes $5 million for

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 17—Commitments and Contingencies (Continued)

Orbitz. Similar assessments also have been issued against other online travel companies. These assessments are currently under review in tax court.

        The Department of Taxation has issued final assessments for general excise taxes against the Expedia companies, including Orbitz, dated December 23, 2015 for the time period 2000 to 2014 for hotel and car rental revenue for "agency model" transactions, and hotel and car rental revenue for "merchant model" transactions for 2014. These assessments total $12 million, including tax, interest and penalties.

        San Francisco.    During 2009, we were required to "pay-to-play" and paid $48 million in advance of litigation relating to occupancy tax proceedings with the city of San Francisco. The city of San Francisco subsequently issued additional assessments of tax, penalties and interest for the time period from the fourth quarter of 2007 through the fourth quarter of 2011 against the online travel companies, including against certain Expedia companies. The additional assessments, including the prepayment of such assessments, were contested by the Expedia companies on the basis that the court has already ruled that taxes are not due from the online travel companies and that binding precedent by the California Court of Appeals precludes the city's claim for taxes. On May 14, 2014, the court heard oral argument on the Expedia companies' contest of the prepayment requirement for the additional assessments and held that the Expedia companies were required to prepay in order to litigate the legality of the assessments. On May 26, 2014, the Expedia companies paid $25.5 million under protest in order to contest the additional assessments. The additional assessments were expensed during the second quarter of 2014. In addition, Orbitz in total has paid $4.6 million to the city of San Francisco to contest these assessments issued against it by the city. On August 6, 2014, the California Court of Appeals stayed this case pending review and decision by the California Supreme Court of the City of San Diego, California Litigation.

        Other Jurisdictions.    We are also in various stages of inquiry or audit with domestic and foreign tax authorities, some of which, including in the United Kingdom regarding the application of value added tax ("VAT") to our European Union related transactions as discussed below, impose a pay-to-play requirement to challenge an adverse inquiry or audit result in court.

        The ultimate resolution of these contingencies may be greater or less than the pay-to-play payments made and our estimates of additional assessments mentioned above.

        During 2015, we recorded a $24 million benefit, net of contingency fees, in legal reserves, occupancy tax and other for the recovery of costs related to occupancy tax litigation matters.

        Matters Relating to International VAT.    We are in various stages of inquiry or audit in multiple European Union jurisdictions, including in the United Kingdom, regarding the application of VAT to our European Union related transactions. While we believe we comply with applicable VAT laws, rules and regulations in the relevant jurisdictions, the tax authorities may determine that we owe additional taxes. In certain jurisdictions, including the United Kingdom, we may be required to "pay-to-play" any VAT assessment prior to contesting its validity. While we believe that we will be successful based on the merits of our positions with regard to the United Kingdom and other VAT audits in pay-to-play jurisdictions, it is nevertheless reasonably possible that we could be required to pay any assessed amounts in order to contest or litigate the applicability of any assessments and an estimate for a reasonably possible amount of any such payments cannot be made.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 17—Commitments and Contingencies (Continued)

        Matters Relating to Hotel Booking Practices.    On July 31, 2012, the United Kingdom Office of Fair Trading ("OFT") issued a Statement of Objections alleging that Expedia, Booking.com B.V. and InterContinental Hotels Group PLC ("IHG") have infringed European Union and United Kingdom competition law in relation to the online supply of hotel room accommodations. The Statement of Objections alleged that Expedia and Booking.com entered into separate agreements with IHG that restricted each online travel company's ability to discount the price of IHG hotel rooms. The parties proposed to address the OFT's concerns by offering commitments, and on January 31, 2014, the OFT announced that it had formally accepted the commitments offered by the parties, with no finding of fault or liability. The commitments were intended to be binding on the parties through January 31, 2016. On April 2, 2014, Skyscanner Limited filed an appeal challenging the OFT's January 31, 2014 decision to accept the parties' commitments. On September 26, 2014, the United Kingdom's Competition Appeal Tribunal ("CAT") granted Skyscanner Limited's appeal. This judgment required the Competition & Markets Authority ("CMA"), the United Kingdom's competition authority, to review the decision of its predecessor body, the OFT. The CMA did not appeal the CAT's decision and subsequently announced that it is considering next steps in the investigation in light of the CAT judgment and market developments, including developments relating to the investigations of other European competition authorities described below. On September 16, 2015, the CMA announced that it has closed its investigation without a finding of infringement on grounds of administrative priority and also that it is not opening a distinct new case into parity provisions in contracts between hotels and online travel companies, including Expedia.

        In addition, the Directorate General for Competition, Consumer Affairs and Repression of Fraud (the "DGCCRF"), a directorate of the French Ministry of Economy and Finance with authority over unfair trading practices, brought a lawsuit in France against Expedia entities objecting to certain parity clauses in contracts between Expedia entities and French hotels. In May 2015, the French court ruled that certain of the parity provisions in certain contracts that were the subject of the lawsuit were not in compliance with French commercial law, but imposed no fine and no injunction. The DGCCRF has appealed the decision. A number of competition authorities, such as those in Australia, Austria, Belgium, China, Czech Republic, Denmark, France, Germany, Greece, Hungary, Ireland, Italy, New Zealand, Poland, Sweden and Switzerland, have also inquired or initiated investigations into the travel industry and, in particular, in relation to parity provisions in contracts between hotels and online travel companies, including Expedia.

        While the ultimate outcomes of these lawsuits, inquiries or investigations are uncertain and our circumstances are distinguishable from those of other online travel agencies subject to similar lawsuits, inquiries or investigations, we note in this context that on April 21, 2015 the competition authorities in France, Italy and Sweden announced a proposed set of commitments offered by Booking.com to resolve the parity clause cases brought by these authorities against it. The German Federal Cartel Office ("FCO") also has required another online travel company, Hotel Reservation Service ("HRS"), to remove certain clauses from its contracts with hotels. HRS appealed this decision, which the Higher Regional Court Düsseldorf rejected on January 9, 2015. On December 23, 2015, the FCO announced that it had also required Booking.com to remove certain clauses from its contracts with German hotels. Booking.com announced that it will appeal this decision. In addition, with effect from August 1, 2015, Expedia waived certain rate, conditions and availability parity clauses in its agreements with its European hotel partners for a period of five years. While Expedia maintains that its parity clauses have always been lawful and in compliance with competition law, Expedia considers that this waiver is a

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 17—Commitments and Contingencies (Continued)

positive step towards facilitating the closure of the open investigations into such clauses on a harmonized pan-European basis. It is not certain what the outcome will be of the competition authorities' assessment of Expedia's announcement. Since Expedia's waivers were implemented, the competition authorities in Denmark, United Kingdom, Greece, Norway, Sweden, Poland and Ireland have announced either the closure of their investigation against Expedia or a decision not to open an investigation against Expedia, in each case having had regard to the changes implemented by Expedia. On November 6, 2015, the Swiss competition authority announced that it had issued a final decision finding certain parity terms existing in previous versions of agreements between Swiss hotels and each of Expedia, Booking.com and Hotel Reservation Service to be prohibited under Swiss law. The decision explicitly notes that Expedia's current contract terms with Swiss hotels are not subject to this prohibition. The Swiss competition authority imposed no fines or other sanctions against Expedia and did not find an abuse of a dominant market position by Expedia.

        On July 9, 2015, the French National Assembly adopted Article 133 of the Loi Macron ("Article 133") that seeks to define the nature of the relationship between online reservation platforms and French hotels. Article 133 became effective on August 8, 2015. Expedia considers that Article 133 was drafted ambiguously and can be interpreted in a way that violates both European Union and French legal principles. Therefore Expedia has initiated a complaint with the European Commission relating to Article 133. However, following the effective date, Expedia has been in contact with its hotel partners in France regarding the impact of Article 133.

NOTE 18—Related Party Transactions

        Mr. Diller, our Chairman of the Board of Directors and Senior Executive, through shares he owns beneficially as well as those subject to an irrevocable proxy granted by Liberty Interactive Corporation ("Liberty"), controlled approximately 54% of the combined voting power of the outstanding Expedia capital stock as of December 31, 2015. Mr. Diller effectively controls the outcome of all matters submitted to a vote or for the consent of our stockholders (other than with respect to the election by the holders of common stock of 25% of the members of our Board of Directors and matters as to which Delaware law requires a separate class vote). Upon Mr. Diller's permanent departure from Expedia, the irrevocable proxy would terminate and depending on the capitalization of Expedia at such time, Liberty could effectively control the voting power of our capital stock.

        In addition to serving as our Chairman and Senior Executive, Mr. Diller also serves as Chairman of the Board of Directors and Senior Executive at IAC. Mr. Kaufman, a member of our Board of Directors and Vice Chairman, currently serves as a member of the Board of Directors and Vice Chairman at IAC. Our certificate of incorporation provides that no officer or director of Expedia who is also an officer or director of IAC will be liable to Expedia or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to IAC instead of Expedia, or does not communicate information regarding a corporate opportunity to Expedia because the officer or director has directed the corporate opportunity to IAC, which could have the effect of increasing the risk of conflicts of interest between the companies.

        IAC/InterActiveCorp.    In connection with and following the IAC spin-off in August 2005, we entered into various commercial agreements with IAC, a related party due to common ownership. On August 20, 2008, IAC completed its plan to separate into five publicly traded companies. With this separation, our related party transactions with the newly constituted IAC have been immaterial and we expect this trend to continue on a go-forward basis.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 18—Related Party Transactions (Continued)

        In addition, in conjunction with the IAC spin-off, we entered into a joint ownership and cost sharing agreement with IAC, under which IAC transferred to us 50% ownership in an airplane, which is available for use by both companies. In February 2013, Expedia and IAC completed the purchase of an additional aircraft in which each company has a 50% ownership interest. We paid $25 million (50% of the total purchase price and refurbishment costs) for our interest. In August 2013, the airplane was placed in service and is being depreciated over 10 years. We share equally in fixed and nonrecurring costs for both planes; direct operating costs are pro-rated based on actual usage. As of December 31, 2015 and 2014, the net basis in our ownership interest in both planes was $34 million and $36 million recorded in long-term investments and other assets. In 2015, 2014 and 2013, operating and maintenance costs paid directly to the jointly-owned subsidiary for the airplanes were nominal.

        Liberty Interactive Corporation.    Based on information filed with the Securities and Exchange Commission, Liberty USA Holdings, LLC, a wholly owned subsidiary of Liberty, holds 10.8 million shares of Expedia, Inc. common stock and 12.8 million shares of Expedia, Inc. Class B common stock, which shares are subject to the irrevocable proxy described above. In addition, pursuant to an Amended and Restated Governance Agreement among Expedia, Liberty Interactive and Mr. Diller dated December 20, 2011 (the "Governance Agreement"), Liberty Interactive has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty are satisfied.

        During 2015, 2014 and 2013, we issued 264,841 shares, 264,608 shares and 467,672 shares of common stock from treasury stock to Liberty at a price per share of $85.24, $77.11 and $54.04 and an aggregate value of approximately $23 million, $20 million and $25 million pursuant to and in accordance with the preemptive rights as detailed by the Governance Agreement with Liberty.

NOTE 19—Segment Information

        Beginning in the first quarter of 2015, we had four reportable segments: Core OTA, trivago, Egencia and eLong through its disposal on May 22, 2015. The change from two reportable segments, Leisure and Egencia, resulted in our previously disclosed Leisure reportable segment being disaggregated into three segments as a result of the Company's focus on providing additional information to reflect the unique market opportunities and competitive dynamics inherent in our eLong and trivago businesses. The acquisition of HomeAway on December 15, 2015 resulted in the creation of an additional segment. Our Core OTA segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Orbitz.com, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, CarRentals.com, and Classic Vacations. Our trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its hotel metasearch websites. Our Egencia segment, which also includes Orbitz for Business, provides managed travel services to corporate customers worldwide. Our HomeAway segment operates an online marketplace for the vacation rental industry. Our eLong segment specialized in mobile and online travel services in China through its disposal on May 22, 2015.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 19—Segment Information (Continued)

        We determined our operating segments based on how our chief operating decision makers manage our business, make operating decisions and evaluate operating performance. Our primary operating metric is adjusted EBITDA. Adjusted EBITDA for our Core OTA and Egencia segments includes allocations of certain expenses, primarily cost of revenue and facilities, and our Core OTA segment includes the total costs of our global supply organizations as well as the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant hotel revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

        Our segment disclosure includes intersegment revenues, which primarily consist of advertising and media services provided by our trivago segment to our Core OTA segment. These intersegment transactions are recorded by each segment at amounts that approximate fair value as if the transactions were between third parties, and therefore, impact segment performance. However, the revenue and corresponding expense are eliminated in consolidation. The elimination of such intersegment transactions is included within Corporate and Eliminations in the table below.

        Corporate and Eliminations also includes unallocated corporate functions and expenses. In addition, we record amortization of intangible assets and any related impairment, as well as stock-based compensation expense, restructuring and related reorganization charges, legal reserves, occupancy tax and other, and other items excluded from segment operating performance in Corporate and Eliminations. Such amounts are detailed in our segment reconciliation below. Included with eLong's standalone financial statements for 2015 (through its disposal on May 22, 2015), 2014 and 2013 was approximately $20 million, $17 million and $11 million of stock-based compensation and intangible amortization.

        The following tables present our segment information for 2015, 2014 and 2013. As a significant portion of our property and equipment is not allocated to our operating segments and depreciation is

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 19—Segment Information (Continued)

not included in our segment measure, we do not report the assets by segment as it would not be meaningful. We do not regularly provide such information to our chief operating decision makers.

	Year ended December 31, 2015
	Core OTA	trivago	Egencia	HomeAway(1)	eLong(2)	Corporate & Eliminations	Total
	(In thousands)
Third-party revenue	$5,877,213	$333,024	$400,115	$20,222	$41,743	$—	$6,672,317
Intersegment revenue	—	214,632	—	—	—	(214,632)	—

Revenue	$5,877,213	$547,656	$400,115	$20,222	$41,743	$(214,632)	$6,672,317

Adjusted EBITDA	$1,600,042	$2,856	$68,116	$4,011	$(62,167)	$(509,747)	$1,103,111
Depreciation	(189,318)	(2,113)	(24,394)	(742)	(3,263)	(116,850)	(336,680)
Amortization of intangible assets	—	—	—	—	—	(163,665)	(163,665)
Stock-based compensation	—	—	—	—	—	(178,068)	(178,068)
Legal reserves, occupancy tax and other	—	—	—	—	—	104,587	104,587
Restructuring and related reorganization charges	—	—	—	—	—	(72,122)	(72,122)
Realized (gain) loss on revenue hedges	(43,597)	—	—	—	—	—	(43,597)

Operating income (loss)	$1,367,127	$743	$43,722	$3,269	$(65,430)	$(935,865)	413,566

Other income, net							512,396

Income before income taxes							925,962
Provision for income taxes							(203,214)

Net income							722,748
Net loss attributable to noncontrolling interests							41,717

Net income attributable to Expedia, Inc.							$764,465

(1)
Includes results since our acquisition of HomeAway on December 15, 2015.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 19—Segment Information (Continued)

(2)
Includes results through our disposal of eLong on May 22, 2015.

	Year ended December 31, 2014
	Core OTA	trivago	Egencia	eLong	Corporate & Eliminations	Total
	(In thousands)
Third-party revenue	$4,905,150	$280,555	$399,704	$178,076	$—	$5,763,485
Intersegment revenue	—	132,964	—	—	(132,964)	—

Revenue	$4,905,150	$413,519	$399,704	$178,076	$(132,964)	$5,763,485

Adjusted EBITDA	$1,387,386	$3,917	$60,933	$(26,660)	$(400,788)	$1,024,788
Depreciation	(139,509)	(1,360)	(20,032)	(6,710)	(98,206)	(265,817)
Amortization of intangible assets	—	—	—	—	(79,615)	(79,615)
Stock-based compensation	—	—	—	—	(85,011)	(85,011)
Legal reserves, occupancy tax and other	—	—	—	—	(41,539)	(41,539)
Restructuring and related reorganization charges	—	—	—	—	(25,630)	(25,630)
Realized (gain) loss on revenue hedges	(9,412)	—	—	—	—	(9,412)

Operating income (loss)	$1,238,465	$2,557	$40,901	$(33,370)	$(730,789)	517,764

Other expense, net						(53,123)

Income before income taxes						464,641
Provision for income taxes						(91,691)

Net income						372,950
Net loss attributable to noncontrolling interests						25,147

Net income attributable to Expedia, Inc.						$398,097

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 19—Segment Information (Continued)

	Year ended December 31, 2013
	Core OTA	trivago	Egencia	eLong	Corporate & Eliminations	Total
	(In thousands)
Third-party revenue	$4,069,284	$173,039	$364,923	$164,013	$—	$4,771,259
Intersegment revenue	—	42,755	—	—	(42,755)	—

Revenue	$4,069,284	$215,794	$364,923	$164,013	$(42,755)	$4,771,259

Adjusted EBITDA	$1,171,863	$18,450	$59,801	$(11,991)	$(359,400)	$878,723
Depreciation	(108,459)	(570)	(15,797)	(5,442)	(81,476)	(211,744)
Amortization of intangible assets	—	—	—	—	(71,731)	(71,731)
Stock-based compensation	—	—	—	—	(130,173)	(130,173)
Acquisition-related and other	—	—	—	—	(9,829)	(9,829)
Legal reserves, occupancy tax and other	—	—	—	—	(77,919)	(77,919)
Realized (gain) loss on revenue hedges	(11,267)	—	—	—	—	(11,267)

Operating income (loss)	$1,052,137	$17,880	$44,004	$(17,433)	$(730,528)	366,060

Other expense, net						(65,367)

Income before income taxes						300,693
Provision for income taxes						(84,335)

Net income						216,358
Net loss attributable to noncontrolling interests						16,492

Net income attributable to Expedia, Inc.						$232,850

  Geographic Information

        The following table presents revenue by geographic area, the United States and all other countries, based on the geographic location of our websites or points of sale for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Revenue
United States	$3,703,302	$3,046,520	$2,510,162
All other countries	2,969,015	2,716,965	2,261,097

	$6,672,317	$5,763,485	$4,771,259

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 19—Segment Information (Continued)

        The following table presents property and equipment, net for the United States and all other countries, as of December 31, 2015 and 2014:

	As of December 31,
	2015	2014
	(In thousands)
Property and equipment, net
United States	$944,208	$446,044
All other countries	120,051	107,082

	$1,064,259	$553,126

NOTE 20—Valuation and Qualifying Accounts

        The following table presents the changes in our valuation and qualifying accounts. Other reserves primarily include our accrual of the cost associated with purchases made on our website related to the use of fraudulent credit cards "charged-back" due to payment disputes and cancellation fees.

Description	Balance of Beginning of Period	Charges to Earnings	Charges to Other Accounts(1)	Deductions	Balance at End of Period
	(In thousands)
2015
Allowance for doubtful accounts	$13,760	$11,513	$10,309	$(8,547)	$27,035
Other reserves	25,258				29,959
2014
Allowance for doubtful accounts	$11,555	$11,176	$440	$(9,411)	$13,760
Other reserves	15,891				25,258
2013
Allowance for doubtful accounts	$10,771	$6,706	$3,410	$(9,332)	$11,555
Other reserves	11,195				15,891

(1)
Charges to other accounts primarily relates to amounts acquired through acquisitions and net translation adjustments.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 21—Quarterly Financial Information (Unaudited)

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In thousands, except per share data)
Year ended December 31, 2015
Revenue	$1,698,567	$1,937,753	$1,662,600	$1,373,397
Operating income (loss)(1)	29,477	344,998	90,092	(51,001)
Net income (loss) attributable to Expedia, Inc.	(12,538)	283,216	449,644	44,143
Basic earnings (loss) per share(2)	$(0.09)	$2.18	$3.49	$0.35
Diluted earnings (loss) per share(2)	(0.09)	2.12	3.38	0.34
Year ended December 31, 2014
Revenue	$1,355,978	$1,712,504	$1,494,632	$1,200,371
Operating income (loss)(1)	94,706	296,836	129,220	(2,998)
Net income (loss) attributable to Expedia, Inc.	65,969	257,059	89,373	(14,304)
Basic earnings (loss) per share(2)	0.52	$2.01	$0.69	$(0.11)
Diluted earnings (loss) per share(2)	0.50	1.94	0.67	(0.11)

(1)
During the fourth quarters of 2015 and 2014, we recognized $23 million and $26 million related to restructuring and related reorganization charges.

(2)
Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total computed for the year.

NOTE 22—Guarantor and Non-Guarantor Supplemental Financial Information

        Condensed consolidating financial information of Expedia, Inc. (the "Parent"), our subsidiaries that are guarantors of our debt facility and instruments (the "Guarantor Subsidiaries"), and our subsidiaries that are not guarantors of our debt facility and instruments (the "Non-Guarantor Subsidiaries") is shown below. The debt facility and instruments are guaranteed by certain of our wholly-owned domestic subsidiaries and rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The guarantees are full, unconditional, joint and several with the exception of certain customary automatic subsidiary release provisions. In this financial information, the Parent and Guarantor Subsidiaries account for investments in their wholly-owned subsidiaries using the equity method.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 22—Guarantor and Non-Guarantor Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries(1)	Eliminations	Consolidated
	(In thousands)
Revenue	$—	$5,194,549	$1,682,677	$(204,909)	$6,672,317
Costs and expenses:
Cost of revenue	—	1,009,785	308,463	(8,689)	1,309,559
Selling and marketing	—	2,347,919	1,230,059	(196,892)	3,381,086
Technology and content	—	584,560	245,495	189	830,244
General and administrative	—	373,162	200,268	483	573,913
Amortization of intangible assets	—	58,524	105,141	—	163,665
Legal reserves, occupancy tax and other	—	(104,587)	—	—	(104,587)
Restructuring and related reorganization charges	—	76,422	28,449	—	104,871
Intercompany (income) expense, net	—	742,010	(742,010)	—	—

Operating income	—	106,754	306,812	—	413,566
Other income (expense):
Equity in pre-tax earnings of consolidated subsidiaries	839,779	870,108	—	(1,709,887)	—
Gain on sale of business	—	—	508,810	—	508,810
Other, net	(119,451)	64,576	58,461	—	3,586

Total other income, net	720,328	934,684	567,271	(1,709,887)	512,396

Income before income taxes	720,328	1,041,438	874,083	(1,709,887)	925,962
Provision for income taxes	44,137	(194,251)	(53,100)	—	(203,214)

Net income	764,465	847,187	820,983	(1,709,887)	722,748
Net loss attributable to noncontrolling interests	—	—	41,717	—	41,717

Net income attributable to Expedia, Inc.	$764,465	$847,187	$862,700	$(1,709,887)	$764,465

Comprehensive income attributable to Expedia, Inc.	$763,202	$822,898	$742,132	$(1,709,887)	$618,345

(1)
Includes results through our disposal of eLong on May 22, 2015.

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 22—Guarantor and Non-Guarantor Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenue	$—	$4,500,723	$1,389,979	$(127,217)	$5,763,485
Costs and expenses:
Cost of revenue	—	898,647	274,788	5,646	1,179,081
Selling and marketing	—	1,913,719	1,027,798	(133,188)	2,808,329
Technology and content	—	472,762	213,159	233	686,154
General and administrative	—	243,793	181,228	352	425,373
Amortization of intangible assets	—	1,848	77,767	—	79,615
Legal reserves, occupancy tax and other	—	41,539	—	—	41,539
Restructuring and related reorganization charges	—	5,020	20,610	—	25,630
Intercompany (income) expense, net	—	666,675	(666,415)	(260)	—

Operating income	—	256,720	261,044	—	517,764
Other income (expense):
Equity in pre-tax earnings of consolidated subsidiaries	455,831	282,769	—	(738,600)	—
Other, net	(91,569)	34,223	4,223	—	(53,123)

Total other income (expense), net	364,262	316,992	4,223	(738,600)	(53,123)

Income before income taxes	364,262	573,712	265,267	(738,600)	464,641
Provision for income taxes	33,835	(110,929)	(14,597)	—	(91,691)

Net income	398,097	462,783	250,670	(738,600)	372,950
Net loss attributable to noncontrolling interests	—	—	25,147	—	25,147

Net income attributable to Expedia, Inc.	$398,097	$462,783	$275,817	$(738,600)	$398,097

Comprehensive income attributable to Expedia, Inc.	$398,097	$463,075	$118,554	$(738,600)	$241,126

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 22—Guarantor and Non-Guarantor Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2013

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenue	$—	$3,849,746	$970,087	$(48,574)	$4,771,259
Costs and expenses:
Cost of revenue	—	797,801	235,753	4,480	1,038,034
Selling and marketing	—	1,492,370	756,767	(52,992)	2,196,145
Technology and content	—	399,763	178,052	5	577,820
General and administrative	—	216,551	160,594	(67)	377,078
Amortization of intangible assets	—	3,042	68,689	—	71,731
Acquisition-related and other	—	—	66,472	—	66,472
Legal reserves, occupancy tax and other	—	77,919	—	—	77,919
Intercompany (income) expense, net	—	731,867	(731,867)	—	—

Operating income	—	130,433	235,627	—	366,060
Other income (expense):
Equity in pre-tax earnings of consolidated subsidiaries	285,456	234,869	—	(520,325)	—
Other, net	(83,006)	7,394	10,245	—	(65,367)

Total other income (expense), net	202,450	242,263	10,245	(520,325)	(65,367)

Income before income taxes	202,450	372,696	245,872	(520,325)	300,693
Provision for income taxes	30,400	(81,170)	(33,565)	—	(84,335)

Net income	232,850	291,526	212,307	(520,325)	216,358
Net loss attributable to noncontrolling interests	—	—	16,492	—	16,492

Net income attributable to Expedia, Inc.	$232,850	$291,526	$228,799	$(520,325)	$232,850

Comprehensive income attributable to Expedia, Inc.	$232,850	$290,857	$247,643	$(520,325)	$251,025

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 22—Guarantor and Non-Guarantor Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
ASSETS
Total current assets	$233,340	$2,261,450	$1,201,064	$(717,093)	$2,978,761
Investment in subsidiaries	8,420,890	3,106,719	—	(11,527,609)	—
Intangible assets, net	—	1,974,968	818,986	—	2,793,954
Goodwill	—	5,859,457	2,133,484	—	7,992,941
Other assets, net	15,670	1,381,837	354,482	(13,833)	1,738,156

TOTAL ASSETS	$8,669,900	$14,584,431	$4,508,016	$(12,258,535)	$15,503,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$538,856	$5,511,639	$592,615	$(717,093)	$5,926,017
Long-term debt	3,201,277	—	—	—	3,201,277
Other liabilities	—	620,685	181,421	(13,833)	788,273
Redeemable noncontrolling interests	—	—	658,478	—	658,478
Stockholders' equity	4,929,767	8,452,107	3,075,502	(11,527,609)	4,929,767

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,669,900	$14,584,431	$4,508,016	$(12,258,535)	$15,503,812

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 22—Guarantor and Non-Guarantor Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
ASSETS
Total current assets	$189,203	$3,938,831	$1,064,981	$(2,268,526)	$2,924,489
Investment in subsidiaries	4,689,302	1,338,089	—	(6,027,391)	—
Intangible assets, net	—	637,986	652,101	—	1,290,087
Goodwill	—	2,436,533	1,519,368	—	3,955,901
Other assets, net	7,082	583,782	259,197	—	850,061

TOTAL ASSETS	$4,885,587	$8,935,221	$3,495,647	$(8,295,917)	$9,020,538

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$1,245,071	$3,707,638	$1,502,432	$(2,268,526)	$4,186,615
Long-term debt	1,746,787	—	—	—	1,746,787
Other liabilities	—	516,365	116,969	—	633,334
Redeemable noncontrolling interests	—	—	560,073	—	560,073
Stockholders' equity	1,893,729	4,711,218	1,316,173	(6,027,391)	1,893,729

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,885,587	$8,935,221	$3,495,647	$(8,295,917)	$9,020,538

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 22—Guarantor and Non-Guarantor Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
	(In thousands)
Operating activities:
Net cash provided by operating activities	$—	$624,327	$743,718	$1,368,045

Investing activities:
Capital expenditures, including internal-use software and website development	—	(709,679)	(77,362)	(787,041)
Purchases of investments	—	(473,538)	(47,791)	(521,329)
Sales and maturities of investments	—	327,191	83,732	410,923
Acquisitions, net of cash acquired	(126,779)	(1,873,079)	(63,791)	(2,063,649)
Transfers (to) from related parties	126,779	(303,846)	177,067	—
Proceeds from sale of business, net of cash divested and disposal costs	—	—	523,882	523,882
Other, net	—	54,226	11,728	65,954

Net cash provided by (used in) investing activities	—	(2,978,725)	607,465	(2,371,260)

Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	1,441,860	—	—	1,441,860
Purchases of treasury stock	(60,546)	—	—	(60,546)
Proceeds from issuance of treasury stock	22,575	—	—	22,575
Payment of dividends to stockholders	(108,527)	—	—	(108,527)
Proceeds from exercise of equity awards and employee stock purchase plan	96,526	—	1,190	97,716
Withholding taxes for stock option exercises	(85,033)	—	—	(85,033)
Transfers (to) from related parties	(1,396,210)	2,350,385	(954,175)	—
Other, net	89,355	(11,998)	18,797	96,154

Net cash provided by (used in) financing activities	—	2,338,387	(934,188)	1,404,199

Effect of exchange rate changes on cash and cash equivalents	—	(86,269)	(41,116)	(127,385)

Net increase (decrease) in cash and cash equivalents	—	(102,280)	375,879	273,599
Cash and cash equivalents at beginning of year	—	943,976	458,724	1,402,700

Cash and cash equivalents at end of year	$—	$841,696	$834,603	$1,676,299

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 22—Guarantor and Non-Guarantor Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
	(In thousands)
Operating activities:
Net cash provided by operating activities from continuing operations	$—	$1,027,571	$339,388	$1,366,959

Investing activities:
Capital expenditures, including internal-use software and website development	—	(281,696)	(46,691)	(328,387)
Purchases of investments	—	(913,205)	(281,005)	(1,194,210)
Sales and maturities of investments	—	861,744	300,813	1,162,557
Acquisitions, net of cash acquired	—	—	(560,668)	(560,668)
Other, net	—	(2,805)	(744)	(3,549)

Net cash used in investing activities from continuing operations	—	(335,962)	(588,295)	(924,257)

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	492,894	—	—	492,894
Purchases of treasury stock	(537,861)	—	—	(537,861)
Proceeds from issuance of treasury stock	20,404			20,404
Payment of dividends to stockholders	(84,697)	—	—	(84,697)
Proceeds from exercise of equity awards and employee stock purchase plan	104,598	—	3,523	108,121
Transfers (to) from related parties	(53,494)	(287,394)	340,888	—
Other, net	58,156	(2,124)	(6,744)	49,288

Net cash provided by (used in) financing activities from continuing operations	—	(289,518)	337,667	48,149

Effect of exchange rate changes on cash and cash equivalents	—	(64,798)	(44,386)	(109,184)

Net increase in cash and cash equivalents	—	337,293	44,374	381,667
Cash and cash equivalents at beginning of year	—	606,683	414,350	1,021,033

Cash and cash equivalents at end of year	$—	$943,976	$458,724	$1,402,700

Expedia, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 22—Guarantor and Non-Guarantor Supplemental Financial Information (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2013

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
	(In thousands)
Operating activities:
Net cash provided by operating activities from continuing operations	$—	$305,174	$458,026	$763,200

Investing activities:
Capital expenditures, including internal-use software and website development	—	(243,428)	(65,153)	(308,581)
Purchases of investments	—	(932,011)	(284,580)	(1,216,591)
Sales and maturities of investments	—	1,193,948	308,628	1,502,576
Acquisitions, net of cash acquired	—	—	(541,247)	(541,247)
Other, net	—	40,850	(2,520)	38,330

Net cash provided by (used in) investing activities from continuing operations	—	59,359	(584,872)	(525,513)

Financing activities:
Purchases of treasury stock	(522,900)	—	—	(522,900)
Proceeds from issuance of treasury stock	25,273	—	—	25,273
Payment of dividends to stockholders	(75,760)	—	—	(75,760)
Proceeds from exercise of equity awards and employee stock purchase plan	52,134	—	4,702	56,836
Transfers (to) from related parties	482,975	(754,948)	271,973	—
Other, net	38,278	7,565	(21,808)	24,035

Net cash provided by (used in) financing activities from continuing operations	—	(747,383)	254,867	(492,516)

Net cash provided by (used in) continuing operations	—	(382,850)	128,021	(254,829)
Net cash provided by discontinued operations	—	13,637	—	13,637
Effect of exchange rate changes on cash and cash equivalents	—	(31,260)	324	(30,936)

Net increase (decrease) in cash and cash equivalents	—	(400,473)	128,345	(272,128)
Cash and cash equivalents at beginning of year	—	1,007,156	286,005	1,293,161

Cash and cash equivalents at end of year	$—	$606,683	$414,350	$1,021,033

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the Splitco charter will provide as follows:

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Splitco will not be liable to Splitco or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of Splitco existing at the time of such repeal or modification.

        2.     Indemnification.

          (a)    Right to Indemnification.    Splitco will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a proceeding) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Splitco or is or was serving at the request of Splitco as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the charter. Splitco will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Splitco.

          (b)    Prepayment of Expenses.    Splitco will pay the expenses (including attorney's fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Splitco, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action Splitco will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the charter, the bylaws of Splitco, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

          (e)    Other Indemnification.    Splitco's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 21.    Exhibits and Financial Statement Schedules

        (a)    Exhibits.    The following documents are filed as exhibits hereto.

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement by and between Liberty Interactive Corporation and the Registrant.*
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the Split-Off.**
3.2	Form of Bylaws of the Registrant to be in effect at the time of the Split-Off.**
4.1	Specimen Certificate for shares of Series A Common Stock, par value $0.01 per share, of the Registrant.*
4.2	Specimen Certificate for shares of Series B Common Stock, par value $0.01 per share, of the Registrant.*
5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters.*
10.1	Form of Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan.*
10.2	Form of Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan.*

Exhibit Number	Exhibit Description
10.3	Form of Tax Sharing Agreement by and between the Registrant and Liberty Interactive Corporation.*
10.4	Form of Services Agreement by and between the Registrant and Liberty Media Corporation.*
10.5	Form of Facilities Agreement by and among the Registrant, Liberty Media Corporation and Liberty Property Holdings, Inc.*
10.6	Form of Indemnification Agreement by and between the Registrant and its executive officers/directors.*
10.7	Amended and Restated Governance Agreement among Expedia, Inc., Liberty Interactive Corporation and Barry Diller, dated as of December 20, 2011, (incorporated by reference to Exhibit 10.1 to Expedia, Inc.'s Current Report on Form 8-K (File No. 000-51447), filed with the Securities and Exchange Commission (the SEC) on December 27, 2011).
10.8	Form of Assignment and Assumption of Governance Agreement, by and among Liberty Expedia Holdings, Inc., Liberty Interactive Corporation, Barry Driller and Expedia, Inc.**
10.9	Forms of Aircraft Time Sharing Agreements.*
10.10	Amended and Restated Stockholders Agreement between Liberty Interactive Corporation and Barry Diller, dated as of December 20, 2011 (incorporated by reference to Exhibit 10.11 to Expedia Inc.'s Annual Report on Form 10-K (File No. 000-51447), filed with the SEC on February 9, 2012).
10.11	Form of Assignment and Assumption of Stockholders Agreement, by and among Liberty Expedia Holdings, Inc., Liberty Interactive Corporation and Barry Diller.**
10.12	Form of Amendment No. 1 to Stockholders Agreement, by and between Liberty Expedia Holdings, Inc. and Barry Diller.**
10.13	Transaction Agreement, dated as of March 24, 2016, by and among Liberty Interactive Corporation, Liberty Expedia Holdings, Inc., Barry Diller, John C. Malone and Leslie Malone.**
10.14	Form of Proxy and Voting Agreement, by and among Barry Diller, John C. Malone and Leslie Malone.**
10.15	Form of Assignment Agreement, by and between Barry Diller and Liberty Expedia Holdings, Inc.**
21.1	List of Subsidiaries.*
23.1	Consent of KPMG LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)*
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)*
24.1	Power of Attorney**
99.1	Executive and Director Compensation, extracted from the annual reports on Form 10-K/A for the year ended December 31, 2016 of each of Liberty Media Corporation and Liberty Interactive Corporation, filed on April 29, 2016**
99.2	Form of Proxy Card*

*
To be filed by amendment

**
Previously filed

        (b)    Financial Statement Schedules.

        (b)(1)    Financial Statements

Included in this Registration Statement on Form S-4:

        (b)(2)    Financial Statement Schedules

        All schedules have been omitted because they are not applicable, not material or the required information is set forth in the financial statements or notes thereto.

Item 22.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (7)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (9)   That every prospectus (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (10) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 18, 2016.

LIBERTY EXPEDIA HOLDINGS, INC.
By:	/s/ CHRISTOPHER W. SHEAN
	Name:	Christopher W. Shean
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ CHRISTOPHER W. SHEAN Christopher W. Shean		President and Chief Executive Officer (Principal Executive Officer)	July 18, 2016
* Wade Haufschild		Chief Financial Officer (Principal Financial and Principal Accounting Officer)
* Richard N. Baer		Director
*By	/s/ CHRISTOPHER W. SHEAN Christopher W. Shean Attorney-in-fact		July 18, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement by and between Liberty Interactive Corporation and the Registrant.*
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the Split-Off.**
3.2	Form of Bylaws of the Registrant to be in effect at the time of the Split-Off.**
4.1	Specimen Certificate for shares of Series A Common Stock, par value $0.01 per share, of the Registrant.*
4.2	Specimen Certificate for shares of Series B Common Stock, par value $0.01 per share, of the Registrant.*
5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters.*
10.1	Form of Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan.*
10.2	Form of Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan.*
10.3	Form of Tax Sharing Agreement by and between the Registrant and Liberty Interactive Corporation.*
10.4	Form of Services Agreement by and between the Registrant and Liberty Media Corporation.*
10.5	Form of Facilities Agreement by and among the Registrant, Liberty Media Corporation and Liberty Property Holdings, Inc.*
10.6	Form of Indemnification Agreement by and between the Registrant and its executive officers/directors.*
10.7
Amended and Restated Governance Agreement among Expedia, Inc., Liberty Interactive Corporation and Barry Diller, dated as of December 20, 2011, (incorporated by reference to Exhibit 10.1 to Expedia, Inc.'s Current Report on Form 8-K (File No. 000-51447), filed with the Securities and Exchange Commission (the SEC) on December 27, 2011).
10.8	Form of Assignment and Assumption of Governance Agreement, by and among Liberty Expedia Holdings, Inc., Liberty Interactive Corporation, Barry Driller and Expedia, Inc.**
10.9	Forms of Aircraft Time Sharing Agreements.*
10.10
Amended and Restated Stockholders Agreement between Liberty Interactive Corporation and Barry Diller, dated as of December 20, 2011 (incorporated by reference to Exhibit 10.11 to Expedia Inc.'s Annual Report on Form 10-K (File No. 000-51447), filed with the SEC on February 9, 2012).
10.11	Form of Assignment and Assumption of Stockholders Agreement, by and among Liberty Expedia Holdings, Inc., Liberty Interactive Corporation and Barry Diller.**
10.12	Form of Amendment No. 1 to Stockholders Agreement, by and between Liberty Expedia Holdings, Inc. and Barry Diller.**
10.13	Transaction Agreement, dated as of March 24, 2016, by and among Liberty Interactive Corporation, Liberty Expedia Holdings, Inc., Barry Diller, John C. Malone and Leslie Malone.**

Exhibit Number	Exhibit Description
10.14	Form of Proxy and Voting Agreement, by and among Barry Diller, John C. Malone and Leslie Malone.**
10.15	Form of Assignment Agreement, by and between Barry Diller and Liberty Expedia Holdings, Inc.**
21.1	List of Subsidiaries.*
23.1	Consent of KPMG LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)*
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)*
24.1	Power of Attorney**
99.1
Executive and Director Compensation, extracted from the annual reports on Form 10-K/A for the year ended December 31, 2016 of each of Liberty Media Corporation and Liberty Interactive Corporation, filed on April 29, 2016**
99.2	Form of Proxy Card*

*
To be filed by amendment

**
Previously filed